     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999


                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          HALLWOOD ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          1311                         84-1489099
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)        Classification No.)             Identification No.)

                            3710 RAWLINS, SUITE 1500
                              DALLAS, TEXAS 75219
                                 (214) 528-5588
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             CATHLEEN OSBORN, ESQ.
                         HALLWOOD ENERGY PARTNERS, L.P.
                         4582 S. ULSTER STREET PARKWAY
                             DENVER, COLORADO 80237
                                 (303) 850-7373
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                 W. ALAN KAILER
                              JENKENS & GILCHRIST,
                           A PROFESSIONAL CORPORATION
                          1445 ROSS AVENUE, SUITE 3200
                              DALLAS, TEXAS 75202
                                 (214) 855-4500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the mergers described in the enclosed Joint Proxy Statement/Prospectus.

     If the securities being registered on this Form S-4 are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

                             ---------------------
                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                           PROPOSED         PROPOSED
                                                           MAXIMUM           MAXIMUM
     TITLE OF EACH CLASS OF             AMOUNT TO       OFFERING PRICE      AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED      BE REGISTERED(1)     PER UNIT(2)    OFFERING PRICE(2)  REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....   10,000,000 shares      $7.074         $70,740,000          $19,665.72
--------------------------------------------------------------------------------------------------------------
Preferred Stock, $0.01 par
  value..........................   2,290,370 shares       $9.337         $21,386,000           $5,945.31
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


(1) Based upon the estimated number of shares that may be issued in the transaction described herein.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the book value as of September 30, 1998 of all shares of Hallwood Energy Corporation common stock and preferred stock to be issued in the transaction described herein.


(3) Fee paid previously with preliminary proxy materials ($3,678.54 under file 000-19931, and offset payment of $14,746.67 under file 001-08921).


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           HALLWOOD
        HALLWOOD ENERGY                     ENERGY              HALLWOOD CONSOLIDATED RESOURCES
        PARTNERS, L.P.                    CORPORATION                     CORPORATION

                             CONSOLIDATION PROPOSED
                          YOUR VOTE IS VERY IMPORTANT

     We are asking you to approve a consolidation of Hallwood Energy Partners, L.P., Hallwood Consolidated Resources Corporation and the energy interests of The Hallwood Group Incorporated into the newly formed Hallwood Energy Corporation.

     As a result of the consolidation, public holders of Class A units of Energy Partners will receive 0.7417 of a share of common stock of Energy Corporation for each Class A unit they now hold and public holders of Class C units of Energy Partners will receive one share of redeemable preferred stock of Energy Corporation for each Class C unit they now hold. Public stockholders of Consolidated Resources will receive 1.5918 shares of common stock of Energy Corporation for each share of stock of Consolidated Resources they now hold. Hallwood Group will receive 0.7417 of a share of common stock of Energy Corporation for each Class A and Class B unit of Energy Partners that it now holds. Hallwood Group will also contribute its energy interests to Energy Corporation and in consideration will receive additional shares of common stock of Energy Corporation. The consolidation should be, in almost all cases, tax-free to stockholders of Consolidated Resources and unitholders of Energy Partners.

     After the consolidation, current public holders of Class A units of Energy Partners will own 56% of the Energy Corporation common stock, current public stockholders of Consolidated Resources will own 26% of the Energy Corporation common stock and Hallwood Group will own 18% of the Energy Corporation common stock.

     After the consolidation is complete, shares of Energy Corporation common stock will trade on NASDAQ under the symbol "HECO" and shares of Energy Corporation preferred stock will trade on NASDAQ under the symbol "HECOP." However, because this is the first public offering of Energy Corporation stock, there is no established trading market for either the common stock or the preferred stock.

     The consolidation cannot be completed unless you approve it. We are asking you to approve the consolidation at special meetings of unitholders and stockholders. By voting for the consolidation you will also be voting for the classified board of directors, the stockholder rights plan and the incentive plan of Energy Corporation, which are described in detail in this document. In addition, unitholders of Energy Partners are being asked to approve an amendment to Energy Partners' partnership agreement to allow for the consolidation.

     The boards of directors and the special committees of Consolidated Resources and of the general partner of Energy Partners have unanimously approved and recommend the approval of the consolidation. We believe the consolidation will create a more efficient and profitable energy company and will enhance the value of your investment.

     WHETHER OR NOT YOU PLAN TO ATTEND YOUR MEETING, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD. IF YOU FAIL TO RETURN YOUR PROXY CARD OR TO VOTE IN PERSON AT A MEETING, THE EFFECT WILL BE A VOTE AGAINST THE CONSOLIDATION.


     This document is first being mailed on May 4, 1999. It provides additional information about the proposed consolidation. Please read this entire document carefully.


     Hallwood Energy Partners, L.P.

     Hallwood Consolidated Resources Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
  The Parties...............................................    1
  The Consolidation.........................................    2
  Structure.................................................    3
  Recommendation of the Special Committee of the Board of
     Directors of Hallwood G.P. ............................    4
  Recommendation of the Special Committee of the Board of
     Directors of Consolidated Resources....................    4
  Opinions of Financial Advisors............................    4
  The Meetings..............................................    4
  Conditions to the Consolidation; Waiver; Termination of
     the Consolidation Agreement............................    5
  Conflicts of Interest.....................................    5
  Differences in Rights of Unitholders and Stockholders.....    6
  Summary Historical and Pro Forma Financial and Oil and Gas
     Data...................................................    7
  Summary Historical and Pro Forma Operating and Financial
     Data As of and For the Year Ended December 31, 1998....    8
  Selected Comparative Per Unit/Share Data..................    9
  Comparative Per Unit/Share Information....................    9
  Comparative Market Data...................................   10
RISK FACTORS................................................   11
  There are a number of risks associated with the
     consolidation..........................................   11
  There are a number of risks inherent in the oil and gas
     business...............................................   13
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............   16
GENERAL INFORMATION.........................................   17
  Voting Rights of Energy Partners Unitholders and
     Consolidated Resources Stockholders....................   17
  Proxies; Solicitation and Revocation of Proxies...........   17
  Abstentions; Broker Non-Votes.............................   18
THE CONSOLIDATION...........................................   19
  Background of the Consolidation...........................   19
  Recommendation of the Hallwood G.P. Special Committee and
     the Hallwood G.P. Board................................   22
  Opinion of Energy Partners' Financial Advisor.............   24
  Recommendation of the Consolidated Resources Special
     Committee and the Consolidated Resources Board.........   29
  Opinion of Consolidated Resources' Financial Advisor......   31
  Terms of the Consolidation; Conversion of Units or
     Shares.................................................   37
  Effective Time............................................   38
  The Consolidation Agreement...............................   39
  Exchange of Certificates..................................   41
  Fractional Shares.........................................   41
  Accounting Treatment......................................   41
  Consequences Under Federal Securities Laws; Resale of
     Energy Corporation Stock...............................   41
  Absence of Appraisal Rights...............................   42
  Interests of Certain Persons in the Mergers and the
     Consolidation..........................................   42
  Conflicts of Interest.....................................   42
  Management and Board of Directors After the
     Consolidation..........................................   43
  Amendment to the Energy Partners Partnership Agreement....   43
  Stock Options; Incentive Plan; Warrants...................   44
  Expenses of the Consolidation.............................   49
MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................   50
  The Energy Partners Merger................................   50
  The Consolidated Resources Merger.........................   51

                                                              PAGE
                                                              ----
  Effect of Asset Contribution on Energy Corporation........   51
  Treatment of Energy Corporation...........................   52
  Treatment of Energy Corporation Stockholders..............   52
  Reporting Obligations.....................................   52
SELECTED HISTORICAL FINANCIAL DATA..........................   54
ENERGY PARTNERS SELECTED FINANCIAL DATA.....................   55
CONSOLIDATED RESOURCES SELECTED FINANCIAL DATA..............   56
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION......   57
BUSINESS AND PROPERTIES.....................................   66
  Overview..................................................   66
  Properties................................................   66
  Oil and Gas Reserves......................................   68
  Volumes, Sales Prices and Oil and Gas Production
     Expense................................................   70
  Development, Exploration and Acquisition Capital
     Expenditures...........................................   71
  Productive Oil and Gas Wells..............................   71
  Oil and Gas Acreage.......................................   71
  Drilling Activity.........................................   72
MANAGEMENT..................................................   73
  Directors and Officers....................................   73
  Director Compensation.....................................   75
EXECUTIVE COMPENSATION......................................   76
  Compensation of Executive Officers........................   76
  Option Grants and Exercises in Last Fiscal Year...........   77
  Long-Term Incentive Plan..................................   80
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT............................................   82
DESCRIPTION OF ENERGY CORPORATION'S CAPITAL STOCK...........   85
  Description of Common Stock...............................   85
  Description of Preferred Stock............................   85
  Limitation of Liability and Indemnification...............   87
COMPARISON OF UNITHOLDER AND STOCKHOLDER RIGHTS.............   88
  Management................................................   88
  Amendments................................................   89
  Liquidation Rights........................................   90
  Limitations of Liability of Management....................   90
  Indemnification...........................................   91
  Derivative Actions........................................   91
  Inspection of Books and Records...........................   91
  Distributions and Dividends...............................   92
  Changes of Control........................................   92
  Transferability...........................................   93
  Appraisal Rights..........................................   93
  Fiduciary Duties..........................................   93

                                                              PAGE
                                                              ----
ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OF THE
  ORGANIZATIONAL DOCUMENTS OF ENERGY CORPORATION............   95
  Classified Board of Directors.............................   95
  Number of Directors; Removal; Filling Vacancies...........   95
  Advance Notice Provisions for Director Nominations and
     Stockholder Proposals..................................   96
  Preferred Shares..........................................   96
  Amendment of the Energy Corporation Certificate of
     Incorporation..........................................   96
  Business Combinations Under Delaware Law..................   97
  Stockholders' Rights Plan.................................   97
WHERE YOU CAN GET INFORMATION...............................   99
STOCKHOLDER PROPOSALS.......................................   99
OTHER MATTERS...............................................  100
LEGAL MATTERS...............................................  100
EXPERTS.....................................................  100
GLOSSARY OF OIL AND GAS TERMS...............................  101

APPENDIX A   MERGER AND ASSET CONTRIBUTION AGREEMENT
APPENDIX B   OPINION OF KIRKPATRICK ENERGY ASSOCIATES
APPENDIX C   OPINION OF DAIN RAUSCHER WESSELS
APPENDIX D   REPORT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.
APPENDIX E   THIRD AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF
             LIMITED PARTNERSHIP OF HALLWOOD ENERGY PARTNERS, L.P.
APPENDIX F   1999 LONG TERM INCENTIVE PLAN FOR HALLWOOD ENERGY CORPORATION
APPENDIX G   HALLWOOD ENERGY PARTNERS, L.P., FORM 10-K FOR THE FISCAL YEAR ENDED
             DECEMBER 31, 1998
APPENDIX H   HALLWOOD CONSOLIDATED RESOURCES CORPORATION, FORM 10-K FOR THE
             FISCAL YEAR ENDED DECEMBER 31, 1998

                 QUESTIONS AND ANSWERS ABOUT THE CONSOLIDATION

1.  Q: WHY IS THE CONSOLIDATION BEING PROPOSED?

    A: The boards of directors and the special committees of Consolidated Resources and of the general partner of Energy Partners have each determined that the consolidation is likely to benefit the security holders of Consolidated Resources and Energy Partners in several ways. The combined entity will be larger, with a greater number of stockholders and greater equity capitalization than either Energy Partners or Consolidated Resources. Furthermore, Hallwood Group and the general partner of Energy Partners have agreed to relinquish their indirect interests in acquisitions and drilling conducted by, and fees paid by, Energy Partners. This will simplify the structure of the entities and reduce ongoing expenses. The consolidation will also eliminate the cross-ownership between Energy Partners and Consolidated Resources.

    For these reasons, we believe that investors, especially institutional investors, are more likely to invest in the combined entity. This should result in greater liquidity for existing investors. For the same reasons, we believe that the combined entity will be better able than either Energy Partners or Consolidated Resources to attract new investors and, therefore, to obtain financing to pursue additional drilling and acquisition projects. Finally, the combined entity will eliminate duplicative record keeping and reporting.

    We also believe that the consolidation will provide investors increased opportunity for growth of their investment because, unlike Energy Partners, which pays quarterly distributions on its Class A and Class C units, Energy Corporation does not intend to pay dividends on its common shares, and will, therefore, have greater cash available for drilling and acquisitions than the total cash available to Energy Partners and Consolidated Resources.

2.  Q: WHAT WILL I RECEIVE IN THE CONSOLIDATION?

    A: Class A units in Energy Partners will be converted into 0.7417 of a share of Energy Corporation common stock. For example, if you own 100 Class A units, you will receive 74 shares of Energy Corporation common stock.

    Class C units in Energy Partners will be converted into one share of Energy Corporation redeemable preferred stock. For example, if you own 100 Class C units, you will receive 100 shares of preferred stock. Stock in Consolidated Resources will be converted into 1.5918 shares of Energy Corporation common stock. For example, if you own 100 shares of stock in Consolidated Resources, you will receive 159 shares of Energy Corporation common stock.

    After the consolidation, current public holders of Class A units of Energy Partners will own 56% of the Energy Corporation common stock, current public stockholders of Consolidated Resources will own 26% of the Energy Corporation common stock and Hallwood Group will own 18% of the Energy Corporation common stock.

    Energy Corporation will not issue fractional shares of common or preferred stock. Instead, the number of shares you receive will be rounded up or down to the nearest whole share. Half shares will be rounded up to the next whole share.

3.  Q: WHAT VOTE IS REQUIRED TO APPROVE MY MERGER?

    A: In order to approve your merger, the holders of the majority of each class of units of Energy Partners or shares of Consolidated Resources common stock must vote in favor of your merger.

    Individuals that are officers or directors of Energy Partners and/or Energy Corporation hold 100 Class A units and 106 Class C units of Energy Partners and 369 shares of Consolidated Resources common stock. These individuals have indicated that they intend to vote their units and shares in favor of the consolidation.

4.  Q: WHAT DO I NEED TO DO NOW?

    A: Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your units of Energy Partners or shares of Consolidated Resources stock may be represented at the appropriate meeting. Both of the meetings will be held on Tuesday, May 25, 1999.

5. Q: IF MY UNITS OR SHARES ARE HELD BY MY BROKER, WILL MY BROKER VOTE MY UNITS OR SHARES FOR ME?

    A: Your broker may vote your units or shares on the consolidation only if you instruct your broker how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your units or shares. If you do not tell your broker how to vote, your units or shares will not be voted on the consolidation. Your failure to vote will have the same effect as a vote against the consolidation. If you hold your shares or units in a brokerage account, you cannot vote in person at your meeting.

6.  Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

    A: Yes. You may change your vote at any time before your proxy is voted at your meeting. You may do this by sending a written notice stating that you would like to revoke your proxy or by completing and submitting a new proxy card. You may also attend your meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you hold your shares or units in a brokerage account and you have instructed your broker to vote, you must follow your broker's instructions regarding how to change your vote.

7.  Q: SHOULD I SEND IN MY CERTIFICATES NOW?

    A: No. After the consolidation is completed, you will receive written instructions for exchanging units of Energy Partners and shares in Consolidated Resources for Energy Corporation stock.

8.  Q: I'VE LOST MY CERTIFICATE. WHAT SHOULD I DO?

    A: After the close of the consolidation, you will receive a letter of transmittal with complete instructions.

9. Q: I'M STILL HOLDING A CERTIFICATE FOR A PREDECESSOR ENTITY OF CONSOLIDATED RESOURCES OR ENERGY PARTNERS. CAN I SEND IN MY OLD CERTIFICATE?
    A: Yes. All adjustments for exchanges or splits will be made prior to the issuance of your Energy Corporation share certificate. You will also receive any unpaid Energy Partners distributions, without interest, at that time.

10. Q: WHAT WILL HAPPEN IF I DO NOT EXCHANGE MY ENERGY PARTNERS UNIT CERTIFICATES OR CONSOLIDATED RESOURCES SHARE CERTIFICATES FOR AN ENERGY CORPORATION SHARE CERTIFICATE?

    A: Once the consolidation is complete, Energy Partners and Consolidated Resources will no longer trade in any market, and your units or shares will be converted into the right to receive shares of Energy Corporation. If you do not return your old certificate(s) in exchange for an Energy Corporation certificate, your shares of Energy Corporation will eventually be abandoned after a period of 5-7 years in compliance with the regulations of your state of residence which provide that ownership of your shares will become the property of your state.

11. Q: WHAT ARE THE TAX CONSEQUENCES OF THE CONSOLIDATION?

    A: If you own units in Energy Partners, the exchange of your units for stock of Energy Corporation should be treated as a transfer of your interest to Energy Corporation and should, in almost all cases, be tax-free to you. In those infrequent cases where your share of Energy Partners' liabilities exceeds your basis in your units, you will recognize gain to the extent of that excess. This gain should be treated, for the most part, as capital gain. Additional information will be included in the final Schedule K-1, which we anticipate mailing before March 2000. After the consolidation, you will be a stockholder rather than a limited partner, so you will no longer receive the pass-through tax treatment accorded to partners and you will no longer receive a Schedule K-1.

    If you own shares of stock of Consolidated Resources you should not recognize any gain or loss as a result of the consolidation.

12. Q: HOW DO I DETERMINE A COST BASIS FOR MY SHARES OR UNITS?

    A: Consolidated Resources: If you received your shares of Consolidated Resources in the 1992 conversion of Hallwood Consolidated Partners, L.P., you will need to obtain a copy of your 1992 Substitute Schedule K-1. This form was probably filed in 1993 with your 1992 federal income tax return. For most individuals, your adjusted tax basis is equal to the amount reported in column
(d) of Line J, Analysis of Partner's

Capital Account, less the 1992 cash distributions reported on Line 20 of the Schedule K-1. If you need another copy of your K-1, please call the investor relations department at (303) 850-7373. If you acquired your shares by gift or inheritance, you are not "at risk," or you are not an individual taxpayer, please consult your personal tax advisor.

    If you purchased your shares on the open market after June 1992, your cost basis will be the original purchase price paid for your shares.

    Energy Partners: Your basis is calculated by adjusting your beginning basis by the cumulative change for all years which you held your investment. If you purchased units on the open market, your beginning basis is the total purchase price including commissions. If you obtained your units in a tax-free exchange, your beginning basis is equal to the adjusted basis in the prior partnership property at the time of exchange. The cumulative change is calculated by adding all income, gains and excess depletion amounts and subtracting all deductions, losses and cash distributions. If you acquired your units by gift or inheritance, you are not "at risk," or you are not an individual taxpayer, please consult your personal tax advisor. Additional information will be included in the final Schedule K-1, which we anticipate mailing before March 2000.

13. Q: WHEN DO YOU EXPECT THE CONSOLIDATION TO OCCUR?


    A: If the consolidation is approved by the unitholders of Energy Partners and the stockholders of Consolidated Resources, the consolidation will occur as soon as possible after approval. We expect this to occur by May 25, 1999.


14. Q: HOW DOES ENERGY PARTNERS INTEND TO VOTE ITS SHARES OF CONSOLIDATED RESOURCES COMMON STOCK? HOW DOES CONSOLIDATED RESOURCES INTEND TO VOTE ITS UNITS OF ENERGY PARTNERS? HOW DOES HALLWOOD GROUP INTEND TO VOTE ITS UNITS OF ENERGY PARTNERS?

    A: Energy Partners has indicated that it will vote its shares, other than those that are restricted by contracts, in favor of the Consolidated Resources merger. Consolidated Resources has indicated that it will vote its Class A and Class C units of Energy Partners in favor of the Energy Partners merger. Hallwood Group has indicated that it will vote its Class A, Class B and Class C units of Energy Partners in favor of the Energy Partners merger.

15. Q: WHAT HAPPENS IF YOU DO NOT RECEIVE A MAJORITY VOTE BY SEPTEMBER 30, 1999?

    A: Neither Energy Partners nor Consolidated Resources has decided yet. They will consider their alternatives at that time.

16. Q: WILL I HAVE APPRAISAL RIGHTS IN THE CONSOLIDATION?

    A: No. You will have no right to dissent from your merger and receive an appraised value for your units of Energy Partners or shares of Consolidated Resources common stock. If you do not wish to own Energy Corporation stock after the consolidation, you must sell either your units of Energy Partners or your shares of Consolidated Resources common stock before your merger is completed or sell your shares of Energy Corporation common stock or preferred stock after the consolidation is completed.

17. Q: WHEN WILL SHARES OF ENERGY CORPORATION BEGIN TRADING?

    A: We anticipate that the Energy Corporation shares will begin trading on NASDAQ on the day after the consolidation is completed.

18. Q: WHAT IS THE DIVIDEND POLICY OF ENERGY CORPORATION GOING TO BE?

    A: Energy Corporation has no current plans to pay cash dividends on its common stock. The preferred stock is entitled to an annual cumulative dividend of $1.00 per share.

19. Q: WHAT ARE THE TERMS OF THE PREFERRED STOCK TO BE ISSUED BY ENERGY CORPORATION TO THE CURRENT HOLDERS OF ENERGY PARTNERS CLASS C UNITS? WILL THERE BE A DIVIDEND?

    A: The preferred stock of Energy Corporation is entitled to a cumulative annual dividend of $1.00 per share. Dividends will be paid on the preferred stock when, as and if declared by the board of directors of Energy Corporation. The shares will have no liquidation preference beyond accumulated and unpaid dividends, and may be redeemed at the price of $10.00 per share, plus accrued but unpaid dividends, at the option of Energy Corporation, at any time after December 31, 2003. The holders of the preferred stock will vote with the holders of the common stock in the election of directors and will vote as a separate class on all other matters on which stockholders vote. The preferred stock is not convertible.

20. Q: HOW CAN I TELL HOW MANY ENERGY PARTNERS UNITS OR SHARES OF CONSOLIDATED RESOURCES I OWN?

    A: The number of units or shares that you own is given on your proxy card.

21. Q: WHAT IS THE DIFFERENCE BETWEEN THE CLASS A AND CLASS C UNITS OF ENERGY PARTNERS?

    A: The Class C units were issued as a unit dividend by Energy Partners in January 1996 and trade separately from the original Energy Partners units. The original units were redesignated as Class A units to distinguish them from the Class C units. In the past, the Class A units have received an annual distribution of $.52 per unit, and the Class C units have received an annual preferred cumulative distribution of $1.00 per unit.

22. Q: DOES ENERGY CORPORATION PLAN TO REDEEM THE PREFERRED STOCK?

    A: In connection with the consolidation, Energy Corporation has represented that it has no present plan or intention to redeem the preferred stock.

23. Q: CAN I PURCHASE ADDITIONAL SHARES OF ENERGY CORPORATION STOCK THROUGH THE COMPANY TO ROUND UP MY POSITION?

    A: Energy Corporation does not have a plan for direct purchases. You will need to contact your broker to purchase additional shares.

24. Q: HOW DO I SELL MY SHARES OF ENERGY CORPORATION?

    A: If you hold your own certificate, you are a registered stockholder or unitholder and you will receive a letter of transmittal after the close of the consolidation. You will need to complete the letter of transmittal and return your old Consolidated Resources or Energy Partners certificates for exchange. Once you receive your new certificate for shares of Energy Corporation, you can sell your shares of Energy Corporation through any brokerage firm.

    If your shares or units are held in a brokerage account, you will need to contact your broker to sell your Energy Corporation shares.

25. Q: AFTER THE CONSOLIDATION, I'LL HAVE A VERY SMALL NUMBER OF SHARES OF ENERGY CORPORATION. WILL ENERGY CORPORATION BE MAKING AN ODD LOT TENDER OFFER TO BUY BACK MY SHARES?

    A: At this time Energy Corporation has no plan to offer an odd lot buy back plan.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire document and the other documents to which we have referred you. For ease of reference, a glossary of oil and gas terms used in this document is included under "Glossary of Oil and Gas Terms."

THE PARTIES

Energy Corporation           is a Delaware corporation formed to complete the
                             consolidation and to carry on the businesses of the combined entity after the consolidation. Until the consolidation is completed, Energy Corporation will have no substantial assets or operations and will not have engaged in any activities other than in connection with the consolidation.

Consolidated Resources       is a publicly traded Delaware corporation engaged
                             in the exploration for and development,
                             acquisition, production and sale of oil and gas in the continental United States.

Energy Partners              is a publicly traded Delaware limited partnership
                             engaged in the exploration for and development, acquisition, production and sale of oil and gas in the continental United States.

HEPGP is a limited partnership of which Hallwood Group is the limited partner and Hallwood G.P., a wholly owned subsidiary of Hallwood Group, is the general partner. HEPGP is the general partner of Energy Partners. HEPGP indirectly participates in oil and gas exploration, development, acquisition and production in its capacity as general partner of Energy Partners. HEPGP also holds interests in a number of oil and gas properties directly.

Hallwood G.P.                is a wholly owned subsidiary of Hallwood Group and
                             is the general partner of HEPGP.

Hallwood Group               is a publicly traded Delaware holding corporation
                             with interests in energy, real estate, textile products and hotel operations and which owns all of the equity of Hallwood G.P. Hallwood Group owns
                             5.1% of the Class A units, all of the Class B units and 1.8% of the Class C units of Energy Partners.

     Energy Partners holds 45.7% of Consolidated Resources' common stock and Consolidated Resources holds 19.5% of Energy Partners' Class A units and 5.3% of Energy Partners' Class C units. In addition, Energy Partners owns interests in all of the same properties owned by Consolidated Resources. Approximately 6.5% of the estimated reserve value of Energy Partners is in properties in which Consolidated Resources does not have an interest. Energy Partners has an interest in all of the properties owned by HEPGP.

     The principal operating offices of each of Energy Corporation, Energy Partners, Consolidated Resources and HEPGP are located at 4582 S. Ulster Street Parkway, Suite 1700, Denver, Colorado 80237. The telephone number is (303) 850-7373. The principal office of Hallwood Group is 3710 Rawlins, Suite 1500, Dallas, Texas 75219. The telephone number is (214) 528-5588.


     For more information on the consolidation, you may call our solicitation agent, The Herman Group, toll-free at (877) 731-5210.

THE CONSOLIDATION (See Page 19)


  General.

     If the unitholders of Energy Partners and stockholders of Consolidated Resources approve the consolidation, Energy Partners and Consolidated Resources will be merged with wholly owned subsidiaries of Energy Corporation. Energy Corporation will be the parent entity in the consolidation.

  Stock Options and Warrants.

     In the consolidation, currently outstanding options held by directors, officers and employees of Energy Partners and Consolidated Resources will be canceled and the holder of each option will receive an amount in cash equal to the difference between the exercise price of the option and the average market value of the units or stock into which the option is exercisable for the 30 calendar days prior to the closing of the consolidation. In addition, the Prudential Insurance Company of America holds a warrant to purchase 98,599 shares of Consolidated Resources common stock. Upon completion of the consolidation, Prudential has the right to receive a new warrant, which will allow Prudential to receive shares of Energy Corporation common stock or cash equal to the value of the shares covered by the new warrant.

STRUCTURE

     The diagrams below show the structure of Hallwood Group, Energy Partners and Consolidated Resources before the consolidation and the structure of Energy Corporation after the consolidation.

     STRUCTURE BEFORE THE CONSOLIDATION
-------------------------------------
                                    [CHART]

RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF HALLWOOD G.P. (See Page 22)


     The special committee of the board of directors of Hallwood G.P., consisting solely of outside directors, has unanimously recommended that the board of directors approve the Energy Partners merger. Following this recommendation, the board of directors has determined that the terms of the proposed consolidation are fair to and in the best interests of Energy Partners' unitholders and unanimously recommends that its unitholders vote "for" the consolidation. For a complete discussion of the reasons the special committee and the board of directors determined to recommend the Energy Partners merger, see "The Consolidation -- Recommendation of the Hallwood G.P. Special Committee and the Hallwood G.P. Board."


RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF CONSOLIDATED RESOURCES (See Page 29)


     The special committee of the board of directors of Consolidated Resources, consisting solely of outside directors, has unanimously recommended that the board of directors approve the Consolidated Resources merger. Following this recommendation, the board of directors has determined that the terms of the proposed consolidation are fair to and in the best interests of Consolidated Resources' stockholders and unanimously recommends that its stockholders vote "for" the consolidation. For a complete discussion of the reasons the special committee and the board of directors determined to recommend the Consolidated Resources merger, see "The Consolidation -- Recommendation of the Consolidated Resources Special Committee and the Consolidated Resources Board."


OPINIONS OF FINANCIAL ADVISORS (See Pages 24 and 31)


     Kirkpatrick Energy Associates has given its opinion to the special committee of the board of directors of Hallwood G.P. that, based upon the assumptions and analyses contained in its letter dated December 15, 1998, and as of that date, the consideration to be received by Class A and Class C unitholders of Energy Partners, other than Consolidated Resources and Hallwood Group, is fair to its unitholders from a financial point of view.

     At the December 15, 1998 meeting of the Consolidated Resources special committee, Dain Rauscher Wessels delivered its oral opinion, which it subsequently confirmed in writing by letter dated December 15, 1998, that, after allowing for the factors and assumptions stated in its opinion and as of that date, the merger consideration to be received by the public stockholders of Consolidated Resources in the consolidation is fair to its stockholders from a financial point of view.

     These opinions are attached as Appendices B and C. We encourage you to read these opinions.

THE MEETINGS

Date, Time and Place        Both of the meetings will be held on Tuesday, May
                            25, 1999 at the offices of Hallwood Group, 3710
                            Rawlins, Suite 1500, Dallas, Texas 75219. The Energy
                            Partners meeting will be held at 10:00 a.m. and the Consolidated Resources meeting will be held at 11:00 a.m.

Matters to be Considered    At your meeting, you will be asked to consider and
                            vote upon proposals to approve the consolidation.
                            Approval of the consolidation will also constitute approval of Energy Corporation's stockholder rights plan, its staggered board of directors and its newly adopted incentive plan described in this document.
                            In addition, unitholders of Energy Partners will be asked to approve an amendment to the Energy
                            Partners' partnership agreement to allow for the consolidation.

Record Date                 April 14, 1999.

Vote Required for Energy
  Partners and Consolidated
  Resources                  The vote of the holders of a majority of each class
                             of the outstanding units of Energy Partners and each class of capital stock of Consolidated
                             Resources entitled to vote at each meeting is required to approve the consolidation. Significant cross-ownership exists between Hallwood Group,
                             Energy Partners and Consolidated Resources. All of these parties will vote their shares and units in favor of the consolidation, other than those bound by contractual restrictions.

                             The vote of the holders of a majority of each class of outstanding units of Energy Partners entitled to vote at its meeting is required to approve the amendment to the Energy Partners' partnership agreement. See "General Information -- Voting Rights of Energy Partners unitholders and Consolidated Resources stockholders."

CONDITIONS TO THE CONSOLIDATION; WAIVER; TERMINATION OF THE CONSOLIDATION AGREEMENT (See Page 40)

     Completion of the consolidation is dependent upon the fulfillment of a number of conditions, including the following material conditions:

     - the approval of the consolidation by the required holders of the Class A and Class C units of Energy Partners and of the stock of Consolidated Resources;

     - the approval by NASDAQ of the listing of the Energy Corporation common stock and preferred stock to be issued in the consolidation; and

     - the completion of both mergers and the contribution of assets by HEPGP at the same time.

     The consolidation agreement permits the parties to waive any of these conditions to the consolidation that are in favor of that party. If the parties elect to waive any of these material conditions to one of the mergers, they will amend or supplement this document as appropriate and recirculate it to the affected unitholders or stockholders, if the waiver occurs prior to approval of the applicable merger by the unitholders or stockholders. If any of these material conditions to one of the mergers is waived after the parties receive unitholder or stockholder approval, the unitholders or stockholders of a party adversely affected by the waiver will be asked to reapprove that merger.

     The consolidation agreement may be terminated by one or more parties at any time prior to the effective time if specific events occur.

CONFLICTS OF INTEREST (See Page 42)

     In considering your board's recommendation that you vote for the consolidation, you should be aware that the determination of the boards of Hallwood G.P. and Consolidated Resources to participate in the consolidation may have been affected by conflicts of interest. In particular:

     - Hallwood Group is the sole stockholder of Hallwood G.P., which is the general partner of HEPGP, which in turn is the general partner of Energy Partners;

     - Hallwood Group holds 5.1% of the Class A units, 100% of the Class B units and 1.8% of the Class C units;

     - Hallwood Group will be contributing assets and some of its liabilities to Energy Corporation through HEPGP;

     - Energy Partners owns 45.7% of the stock of Consolidated Resources and Consolidated Resources owns 19.5% of the Class A units and 5.3% of the Class C units of Energy Partners; and

     - Messrs. Gumbiner, Troup and Guzzetti are directors of each of Hallwood G.P. and Consolidated Resources and are also directors or officers of Hallwood Group, which means that they have fiduciary duties to more than one party to the consolidation and that these duties may conflict.

     The special committees of the boards of Hallwood G.P. and of Consolidated Resources were aware of these interests and considered them in approving the consolidation.


DIFFERENCES IN RIGHTS OF UNITHOLDERS AND STOCKHOLDERS (See Page 88)


     The rights of Energy Partners unitholders and Consolidated Resources stockholders differ from the rights of Energy Corporation stockholders in a number of ways. Energy Partners is a limited partnership formed under the laws of Delaware, and both Consolidated Resources and Energy Corporation are corporations formed under the laws of Delaware. Furthermore, Energy Corporation's charter and bylaws contain provisions that are not included in the organizational documents of either or both of Energy Partners and Consolidated Resources. For a complete discussion of the material differences in rights and limitations that will exist with respect to Energy Corporation stockholders, see "Comparison of Unitholder and Stockholder Rights."

                        SUMMARY HISTORICAL AND PRO FORMA
                         FINANCIAL AND OIL AND GAS DATA

     The following tables set forth summary historical operating and financial data for Energy Partners, Consolidated Resources and the contributed assets and assumed liabilities of HEPGP that are being exchanged for Energy Corporation common stock in the consolidation. The historical financial data for the year ended December 31, 1998 for Energy Partners and Consolidated Resources have been derived from the audited financial statements and the notes relating to them included in each entity's Annual Report on Form 10-K for the year ended December 31, 1998, which accompany this document and shall be considered to be a part of this document. The historical financial data for Energy Partners and Consolidated Resources are qualified in their entirety by, and should be read together with, the Consolidated Financial Statements and notes of the entity contained in each entity's Annual Report on Form 10-K for the year ended December 31, 1998, which accompany this document. The summary historical financial data for Energy Partners and Consolidated Resources should also be read together with the selected financial data on page 54. The historical financial data for the year ended December 31, 1998, for HEPGP have been derived from the unaudited financial statements of HEPGP for this period. Some financial data for HEPGP is not available.

     The pro forma operating and financial data of Energy Corporation set forth below is qualified in its entirety by, and should be read together with, the unaudited pro forma financial statements of Energy Corporation on page 57. The pro forma financial information does not necessarily indicate what the actual financial position and results of operations of Energy Corporation would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations of Energy Corporation.

     The summary historical reserve data have been estimated by Hallwood Petroleum, Inc.'s in-house engineers. Approximately 80% of these reserves have been reviewed by Williamson Petroleum Consultants, Inc., independent petroleum engineers.

         SUMMARY HISTORICAL AND PRO FORMA OPERATING AND FINANCIAL DATA
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998
               (IN THOUSANDS, EXCEPT PER UNIT AND PER SHARE DATA)

                                                                  HISTORICAL
                                              ---------------------------------------------------    PRO FORMA
                                              CONTRIBUTED ASSETS                                    -----------
                                              AND LIABILITIES OF                     CONSOLIDATED     ENERGY
                                                    HEPGP          ENERGY PARTNERS    RESOURCES     CORPORATION
                                              ------------------   ---------------   ------------   -----------
INCOME STATEMENT DATA:
Revenues:
  Oil and gas operations....................        $  427            $ 39,107         $ 29,534      $ 62,229
  Pipeline and other........................           283               4,070            2,696         6,300
  Interest..................................            --                 409              180           521
                                                    ------            --------         --------      --------
                                                       710              43,586           32,410        69,050
                                                    ------            --------         --------      --------
Expenses:
  Oil and gas operations....................           181              12,673           11,642        22,203
  General and administrative................           515               5,045            4,451         7,970
  Depreciation, depletion and
    amortization............................           141              15,720           11,463        24,034
  Impairment of oil and gas properties......            --              14,000           19,600        33,600
  Litigation................................            --               1,382            1,087         2,209
                                                    ------            --------         --------      --------
                                                       837              48,820           48,243        90,016
                                                    ------            --------         --------      --------
    Operating loss..........................          (127)             (5,234)         (15,833)      (20,966)
                                                    ------            --------         --------      --------
  Interest and other expense................            --               2,797            4,160         6,534
  Equity in loss of HCRC,...................            --               4,888               --            --
  Minority interest in net income of
    affiliates..............................            --                 976               --           976
                                                    ------            --------         --------      --------
                                                        --               8,661            4,160         7,510
                                                    ------            --------         --------      --------
  Income tax expense........................            --                  --              286           687
                                                    ------            --------         --------      --------
  Net loss..................................        $ (127)           $(13,895)        $(20,279)     $(29,163)
                                                    ======            ========         ========      ========
  Net loss per share/Class A and Class B
    Unit -- basic...........................           N/A            $  (1.86)        $  (7.38)     $  (3.16)
                                                    ======            ========         ========      ========
  Net loss per share/Class A and Class B
    Unit -- diluted.........................           N/A            $  (1.86)        $  (7.38)     $  (3.16)
                                                    ======            ========         ========      ========
CASH FLOW DATA:
Net cash provided by (used in) operating
  activities................................                          $ 26,277         $  6,130
Net cash used in investing activities.......                           (38,919)         (34,666)
Net cash provided by (used in) financing
  activities................................                            17,894           24,595
OTHER FINANCIAL DATA:
Distributions per Class A Unit..............                          $    .52
Distributions per Class C Unit..............                              1.00
Preferred stock dividends per share.........                                                         $   1.00
Ratio of Earnings to Fixed Charges and Class
  C Distributions/Preferred Stock
  Dividends.................................                                (1)                            (2)
BALANCE SHEET DATA:
Total Assets................................                          $139,091         $101,167      $204,675
Long-term debt..............................                            40,381           44,774        84,131
Stockholders' equity/Partners' capital......                            62,632           29,589        70,860
OIL AND GAS DATA:
Net Proved Reserves (Mmcfe).................         2,040             121,861          111,205       213,143
Net Proved Developed Reserves (Mmcfe).......         1,971             112,377          102,755       196,981
Standardized Measure of Discounted Cash
  Flows (in thousands)(3)...................        $1,300            $101,000         $ 84,000      $169,000
Production Volumes (Mmcfe)..................           253              18,759           14,851        30,562

---------------

(1) Energy Partners had a loss during this period. Interest expense was $2,782,000.

(2) Energy Corporation has a pro forma loss during this period. Pro forma interest expense is $6,410,000.

(3) The discounted future net cash flows for Energy Partners are calculated with no consideration given to future income taxes because Energy Partners is not a tax paying entity.

                    SELECTED COMPARATIVE PER UNIT/SHARE DATA

     The following table sets forth selected historical per unit or per share data for Energy Partners and Consolidated Resources and selected unaudited pro forma per share data for Energy Corporation giving effect to the consolidation using the purchase method of accounting.

     The pro forma operating and financial data of Energy Corporation set forth below is qualified in its entirety by, and should be read together with, the unaudited pro forma financial information of Energy Corporation included elsewhere in this document. The unaudited pro forma financial information does not necessarily indicate what the actual financial position and results of operations of Energy Corporation would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations of Energy Corporation. The book value per Class A and Class B unit/common share is computed by dividing the Class A and Class B partners' capital/common stock equity by the weighted average Class A and Class B units/common shares outstanding during the period.

COMPARATIVE PER UNIT/SHARE INFORMATION

                                                                 AS OF AND FOR THE YEAR ENDED
                                                                      DECEMBER 31, 1998
                                                         --------------------------------------------
                                                                   HISTORICAL              PRO FORMA
                                                         ------------------------------   -----------
                                                                           CONSOLIDATED     ENERGY
                                                         ENERGY PARTNERS    RESOURCES     CORPORATION
                                                         ---------------   ------------   -----------
Basic net loss per Class A and Class B unit/common
  share................................................      $(1.86)          $(7.38)       $(3.16)
Diluted net loss per Class A and Class B unit/common
  share................................................       (1.86)           (7.38)        (3.16)
Cash distributions per Class A unit/common share.......         .52               --            --
Book value per Class A and Class B unit/common share...        4.15            10.77          7.09

                            COMPARATIVE MARKET DATA

     Class A units of Energy Partners are traded on the American Stock Exchange under the symbol "HEP." The Class C units of Energy Partners are traded on the American Stock Exchange under the symbol "HEPC." The Class B units of Energy Partners are not publicly traded. Consolidated Resources' common stock is traded on NASDAQ under the symbol "HCRC."


     The following table sets forth the quarterly high and low reported sales prices of Energy Partners' Class A units and Class C units and Consolidated Resources' common stock, as well as the quarterly distributions declared per unit with respect to the Class A units and the Class C units, for the periods indicated below.


     Consolidated Resources did not pay a dividend during the periods shown. During the third quarter of 1997, the stockholders of Consolidated Resources approved a three-for-one split of its common stock. The stock split was effected by issuing, as a stock dividend, two additional shares of common stock for each share outstanding. All information has been adjusted to give effect to the stock dividend.

     On December 14, 1998, the last full trading day prior to the public announcement of the consolidation, the closing price of the Class A units was $3 7/8, the closing price of the Class C units was $6 1/2 and the closing price of the Consolidated Resources common stock was $10 5/8.


                                                                                         CONSOLIDATED
                                    ENERGY PARTNERS              ENERGY PARTNERS           RESOURCES
                                     CLASS A UNITS                CLASS C UNITS             COMMON
                               --------------------------   --------------------------       STOCK
                                            DISTRIBUTIONS                DISTRIBUTIONS   -------------
                               HIGH   LOW     PER UNIT      HIGH   LOW     PER UNIT      HIGH     LOW
                               ----   ---   -------------   ----   ---   -------------   -----    ----
1997
  First Quarter..............  $10 3/4 $8 1/16     $.13     $10    $ 8 5/8     $.25       $30 1/16 $22 3/4
  Second Quarter.............    9     7 1/8      .13         9 3/8   8 3/4      .25       25      15
  Third Quarter..............    8 15/16  6 15/16      .13   10 1/2   8 7/8      .25       30 1/2  20
  Fourth Quarter.............   10 1/4  7 1/2      .13       14 7/8  10       .25          26      21 1/4
1998
  First Quarter..............    8 5/8  6 3/8      .13       11      9 1/8      .25        21 9/16  14 1/4
  Second Quarter.............    7     6         .13          9 13/16   8 3/8      .25     16 15/16  14 3/8
  Third Quarter..............    7     4 11/16      .13       8 1/2   6 3/4      .25       17 3/8  12
  Fourth Quarter.............    5 7/8  3        .13          7 15/16   5 7/8      .25     15       9 1/2
1999
  First Quarter..............    4 3/8  3        .13          8 1/2   6 3/16      .25      18      10
  Second Quarter (through
     April 28, 1999).........    4     3 1/2        0         8      7 3/16        0       11       8 5/8

                                  RISK FACTORS

     In addition to the other information presented in this document, you should carefully consider the following risk factors in deciding how to vote on your merger.

THERE ARE A NUMBER OF RISKS ASSOCIATED WITH THE CONSOLIDATION

  The anti-takeover provisions in Energy Corporation's organizational documents may have the effect of discouraging a change in ownership or management.

     Some of the provisions of Delaware law and of Energy Corporation's certificate of incorporation may discourage a third party from making an acquisition proposal for Energy Corporation, and may inhibit a change of control of Energy Corporation under circumstances that could give you an opportunity to realize a premium over then-prevailing market prices. Furthermore, your ability to change the management of Energy Corporation could be substantially impeded by these provisions. For a more complete discussion of these risks, see "Anti-Takeover Provisions of Delaware Law and of the Organizational Documents of Energy Corporation."

  The uncertainty of reserve information and future net revenue estimates makes it difficult to predict what Energy Corporation's reserves or future net revenues will be.

     The consideration to be issued in the consolidation was determined to a large extent by reference to the estimates of proved reserves of each of the entities. There are numerous uncertainties inherent in estimating oil and gas reserves and their values. Reserve estimates are imprecise and are expected to change as additional information becomes available. For a more complete discussion of these uncertainties, see "Business and Properties -- Oil and Gas Reserves."

  The valuations used placed greater emphasis on discounted cash flows than on the value of publicly traded securities and may not accurately reflect the value of the contributions of each entity to Energy Corporation.

     A primary element of valuation of each entity was an assessment by the special committees of Consolidated Resources and the general partner of Energy Partners of the value of the underlying assets of each entity. Greater weight was given by the special committees to estimates of discounted future net cash flows than to the value of the publicly traded securities of Energy Partners and Consolidated Resources. If this were not the case, the exchange ratios negotiated by the parties for each entity might have been different.

  The interests of HEPGP have been valued on a different basis than the interests of Energy Partners and Consolidated Resources and may not accurately reflect HEPGP's contribution to Energy Corporation.

     The assets contributed by HEPGP have been valued on a different basis than the assets of Energy Partners and Consolidated Resources. If this were not the case, Hallwood Group would have received fewer shares of Energy Corporation common stock in the consolidation. HEPGP will receive 1,312,411 shares of common stock of Energy Corporation based upon:

     - the contribution of its oil and gas assets and its general partner interest in Energy Partners;

     - the value assigned to the contractual rights being given up by HEPGP to receive a greater share of revenues from Energy Partners than the amount of expenses allocated to HEPGP;

     - the rights being relinquished by Hallwood Group to receive compensation for some types of services and reimbursement of actual expenses from Energy Partners and Consolidated Resources; and

     - the right being relinquished by Hallwood Group to vote the Class B units of Energy Partners as a separate class on all matters.

  Conflicts of interest may have affected the boards' approval of the terms of the consolidation.

     The determinations by the boards of directors of Hallwood G.P. and Consolidated Resources to participate in the consolidation may have been affected by potential conflicts of interest. If these conflicts did not exist it is possible that the consolidation would not have been approved or would have been approved on a basis that would be more favorable to the unitholders of Energy Partners, the stockholders of Consolidated Resources or both.

  There may be some tax risks to Energy Partners' unitholders.

     Your receipt of stock in Energy Corporation as a result of the consolidation should, in almost all cases, be nontaxable to you for federal income tax purposes. A small percentage of unitholders of Energy Partners, however, will recognize gain to the extent that their allocable share of Energy Partners' liabilities, plus any liabilities to which their Energy Partners interest is subject or that otherwise are assumed by Energy Corporation, exceeds their adjusted basis in their Energy Partners interest. No rulings have been, or will be, requested from the IRS with respect to the consolidation. We can give no assurance that the IRS or the courts would agree with these conclusions.

     Energy Partners presently is taxed as a limited partnership and, as such, does not generally pay federal income tax at the partnership level. Rather, its items of income, gain, loss and deduction flow through to its unitholders. Unitholders will receive Energy Corporation common stock and preferred stock in the consolidation. Because Energy Corporation is a corporation, its income will be taxed at the corporate level and, to the extent distributions are made to its stockholders, such distributions will be taxable to the stockholders to the extent of Energy Corporation's accumulated and current earnings and profits. As a result of the consolidation, the former unitholders who become Energy Corporation stockholders will no longer receive the pass-through tax treatment accorded to partners.

  Redemption of the preferred stock may limit its future value.

     Unlike the Class C units, the Energy Corporation preferred stock is redeemable at Energy Corporation's option after December 31, 2003, at $10.00 per share, plus accrued but unpaid dividends. Although the value of a share of preferred stock might increase if the value of the assets of Energy Corporation increases significantly in the future, the redemption option would place a ceiling of $10.00 per share on the future value of the preferred stock.

  Energy Corporation will be highly leveraged after the consolidation, which may affect the future financial health of Energy Corporation.

     After the consolidation, Energy Corporation will have approximately $100 million of debt, including the current portion of long-term debt of approximately $15 million. This level of debt will have several important effects on its future operations, including:

     - a substantial portion of its cash flow from operations must be dedicated to the payment of interest on its debt and will not be available for other purposes;

     - covenants contained in its credit facilities will require it to meet a number of financial tests;

     - other restrictions may limit its ability to borrow additional funds or to dispose of assets and may affect its flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities; and

     - its ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

THERE ARE A NUMBER OF RISKS INHERENT IN THE OIL AND GAS BUSINESS

  Energy Corporation's success might be adversely affected by the volatility of oil and gas prices.

     Energy Corporation's revenues, profitability, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, will be substantially dependent upon prevailing prices of oil and gas. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond Energy Corporation's control.

     It is impossible to predict future oil and gas price movements with certainty. Declines in oil and gas prices may materially adversely affect Energy Corporation's financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower oil and gas prices also may reduce the amount of oil and gas that Energy Corporation can produce economically.

 Oil and gas price hedging and financial hedging arrangements may expose Energy Corporation to financial loss in some circumstances.

     In order to reduce their exposure to short-term fluctuations in the prices of oil and gas, Energy Partners and Consolidated Resources periodically have entered into hedging arrangements. The hedging arrangements apply to only a portion of their production and provide only partial price protection against declines in oil and gas prices. These hedging arrangements will remain in place following the consolidation and may expose Energy Corporation to risk of financial loss in some circumstances, including instances where production is less than expected or where the other party to any hedging arrangement fails to perform. In addition, the hedging arrangements may limit the benefit to Energy Corporation of increases in the prices of oil or gas. No determinations have been made regarding hedging arrangements to be entered into by Energy Corporation. These determinations will be made after the consolidation by the board of directors of Energy Corporation. Total quantities of oil and gas covered by hedging arrangements was as follows:

                                      ENERGY PARTNERS                   CONSOLIDATED RESOURCES
                             ----------------------------------   ----------------------------------
                                                     PERCENTAGE                           PERCENTAGE
                                                         OF                                   OF
PERIOD                       OIL (BBL)   GAS (MCF)   PRODUCTION   OIL (BBL)   GAS (MCF)   PRODUCTION
------                       ---------   ---------   ----------   ---------   ---------   ----------
Year ended December 31,
  1996.....................   300,000    5,479,000       39%       219,000    2,429,000       28%
Year ended December 31,
  1997.....................   346,000    5,386,000       46%       262,000    2,413,000       33%
Year ended December 31,
  1998.....................   175,000    7,101,000       43%        82,000    3,545,000       27%

     Similarly, in order to reduce their exposure to short-term fluctuations in interest rates and to provide a measure of predictability for a portion of their interest payments under their debt facilities, Energy Partners and Consolidated Resources entered into contracts to hedge their interest payments on a portion of their variable rate debt. As of December 31, 1998, Energy Partners had hedged $15 million of its variable rate debt for 1998 and between $4 million and $30 million of its variable rate debt for 1999 through 2004. As of December 31, 1998, Consolidated Resources had hedged $10 million of its variable rate debt for 1998 and between $2 million and $15 million of its variable rate debt for 1999 through 2004. These hedges provide only partial protection against increases in interest rates. These hedging arrangements will remain in place following the consolidation and may expose Energy Corporation to risk of financial loss in some circumstances, including instances where the other party to any hedging arrangement fails to perform. In addition, the hedging arrangements may limit the benefit to Energy

Corporation of declines in interest rates. Energy Corporation intends to continue to enter into hedging arrangements with respect to a portion of its debt obligations.

 Significant capital needs may require that Energy Corporation obtain additional financing which may not be available on attractive terms.

     Due to their plans for active development, exploration and acquisition programs, Energy Partners and Consolidated Resources have experienced, and Energy Corporation expects to experience, substantial capital needs. As a result, additional financing may be required in the future to fund Energy Corporation's growth and developmental and exploratory drilling. We cannot assure you as to the availability or terms of any such additional financing that may be required or whether financing will continue to be available under existing or new credit facilities. In the event sufficient capital resources are not available to Energy Corporation, its drilling and other activities may be curtailed.

 Energy Corporation may find it difficult to continually replace and expand its reserves in the future.

     In general, the volume of production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent Energy Corporation acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of Energy Corporation will decline as reserves are produced. Energy Corporation's future oil and gas production is, therefore, highly dependent upon its ability to economically find, develop or acquire additional reserves in commercial quantities. The business of exploring for, developing or acquiring reserves is capital-intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Energy Corporation's ability to make the necessary capital investments to maintain or expand its asset base of oil and gas reserves would be impaired. In addition, we cannot assure you that Energy Corporation's future exploration, development and acquisition activities will result in additional proved reserves or that Energy Corporation will be able to drill productive wells at acceptable costs. Furthermore, although Energy Corporation's revenues could increase if prevailing prices for oil or gas increase significantly, Energy Corporation's finding and development costs could also increase.

  Energy Corporation's reserves are concentrated in a few wells.

     We estimate that Energy Corporation will receive approximately 17% of its total estimated 1999 production from Energy Partners' and Consolidated Resources' interests in two wells located in the Scott/ West Ridge area of the Gulf Coast region, the A. L. Boudreaux #1 and the G. S. Boudreaux Estate #1. Any interruption in the production from these wells could materially adversely affect the operations of Energy Corporation.

  There are numerous risks relating to drilling activities.

     Energy Corporation's success will be materially dependent upon the continued success of its drilling program. Oil and gas drilling involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including, unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements, and shortages or delays in the availability of drilling rigs and the delivery of equipment. Energy Corporation's future drilling activities may not be successful and, if drilling activities are unsuccessful, such failure will have an adverse effect on Energy Corporation's future results of operations and financial condition. Although Energy Corporation has identified numerous drilling prospects, we cannot assure you that those prospects will be drilled or that oil or gas will be produced from any such identified prospects or any other prospects.

 Risks relating to the acquisition of oil and gas properties may affect Energy Corporation's future success.

     The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, Energy Corporation will perform a review of the subject properties. This usually includes on-site inspections and the review of reports filed with various regulatory entities. Such a review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of these problems. We cannot assure you that any acquisition of property interests by Energy Corporation will be successful and, if an acquisition is unsuccessful, that the failure will not have an adverse effect on Energy Corporation's future results of operations and financial condition.

 There are a number of hazards relating to well operations, and Energy Corporation is not fully insured against all of them.

     The oil and gas business involves numerous operating hazards, such as well blowouts, craterings, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas, and other environmental hazards and risks. Any of these could result in substantial losses to Energy Corporation. Energy Corporation does not maintain business interruption insurance. In addition, Energy Corporation cannot predict with certainty the circumstances under which an insurer might deny coverage or under which the amount of coverage might be insufficient. If an event not fully covered by insurance occurs, it could have a material adverse effect on Energy Corporation's financial condition and results of operations.

  Energy Corporation is subject to substantial environmental risks.

     The development, production, handling, storage, transportation and disposal of oil and gas, by-products and other substances and materials produced or used in connection with oil and gas operations are regulated by federal, state and local laws and regulations primarily relating to protection of human health and the environment. The discharge of oil, gas or pollutants into the air, soil or water may give rise to significant liabilities on the part of Energy Corporation to the government and third parties and may result in the assessment of administrative, civil and criminal penalties or require Energy Corporation to incur substantial costs of remediation. In addition, Energy Corporation may be liable for environmental damages caused by previous owners of property purchased or leased by Energy Corporation. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of Energy Corporation's properties. Energy Corporation believes that after the consolidation it will be in substantial compliance with applicable regulations, although we cannot assure you that this is or will remain the case. We cannot assure you that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect Energy Corporation's financial condition and results of operations.

  Energy Corporation will encounter competition from larger, more established oil and gas companies.

     Energy Corporation will encounter competition from other oil and gas companies in all areas of its operation, including the acquisition of exploratory prospects and proven properties. Energy Corporation's competitors will include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than Energy Corporation's and, in many instances, have been engaged in the oil and gas business for a much longer time than Energy Corporation. Those companies may be able to pay more for exploratory prospects and productive oil and gas properties, and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects, than Energy Corporation's financial or human resources permit. Energy Corporation's ability to explore for oil and gas prospects and to acquire additional properties in the future will depend upon its ability to conduct its operations, to evaluate and select suitable properties and to complete transactions in highly competitive environments.

  The year 2000 problem poses risks.

     The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some normal business activities or operations. This risk exists both as to the information technology systems such as computers, programs and related systems and non-information technology systems such as embedded technology on a silicon chip, as well as to the systems of third parties. Such failures could materially and adversely affect Energy Partners', Consolidated Resources' or Energy Corporation's results of operations, cash flow and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third party suppliers, vendors and transporters, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on results of operations, cash flow or financial condition. Although it is currently not possible to determine the consequences of Year 2000 failures, the current assessment is that Energy Partners', Consolidated Resources' and Energy Corporation's areas of greatest potential risk are in connection with the transporting and marketing of the oil and gas production. Energy Partners and Consolidated Resources are contacting the various purchasers and pipelines with which they regularly do business to determine their state of readiness for the Year 2000. Although the purchasers and pipelines will not guaranty their state of readiness, the responses received to date have indicated no material problems. Energy Corporation believes that in a worst case scenario, the failure of its purchasers and transporters to conduct business in a normal fashion could have a material adverse effect on cash flow for a period of six to nine months. The evaluation of third party readiness will be followed by the development of contingency plans.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Some statements contained in this document regarding future financial performance and results and other statements that are not historical facts are "forward-looking statements." The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward- looking statements. Such statements and Energy Corporation's results may be affected by numerous risks, uncertainties and assumptions, including but not limited to:

     - changes in general economic conditions in the United States;

     - changes in law and regulations to which Energy Corporation is subject;

     - the cost and effects of legal and administrative claims and proceedings against Energy Corporation or its subsidiaries or which may be brought against Energy Corporation or its subsidiaries;

     - conditions in the capital markets utilized by Energy Corporation to access capital to finance operations;

     - Energy Corporation's ability to develop expanded markets and product offerings as well as maintain existing markets;

     - energy prices;

     - competition from other pipelines and alternate fuels;

     - the ability of Energy Corporation to sustain its past practice of growth through acquisitions;

     - the general level of natural gas and petroleum product demand and weather conditions, among other things; and

     - the general uncertainty inherent in the Year 2000 problem resulting in part from the Year 2000 readiness of third parties and the interconnection of computer systems.

                              GENERAL INFORMATION

VOTING RIGHTS OF ENERGY PARTNERS UNITHOLDERS AND CONSOLIDATED RESOURCES STOCKHOLDERS

     The board of directors of Hallwood G.P. and the board of directors of Consolidated Resources have each fixed April 14, 1999 as the record date for the determination of unitholders and stockholders entitled to notice of and to vote at the meetings. Only unitholders and stockholders of record at the close of business on the record date will be entitled to vote at the meetings.

     At the close of business on the record date, there were outstanding 10,011,567 Class A units, 143,773 Class B units, and 2,464,044 Class C units of Energy Partners, each of which is entitled to one vote on each matter properly submitted to a vote at the Energy Partners meeting. At the close of business on the record date, there were outstanding 3,007,852 shares of Consolidated Resources common stock, each of which is entitled to one vote on each matter properly submitted to a vote at the Consolidated Resources meeting. The presence at the meetings, in person or by proxy, of holders of a majority of units or shares of stock will constitute a quorum. A quorum is necessary for a meeting to be valid.

     In order to approve the consolidation agreement on behalf of Energy Partners, a majority of each class of the outstanding units entitled to vote, with the Class A, Class B and Class C units each voting as a separate class, must approve it. The same vote is required to approve the amendment to the Energy Partners' partnership agreement. In order to approve the consolidation agreement on behalf of Consolidated Resources, a majority of the outstanding Consolidated Resources common stock entitled to vote must approve it.

     Hallwood Group owns approximately 5.1% of the outstanding Class A units, 100% of the outstanding Class B units and 1.8% of the outstanding Class C units of Energy Partners. Consolidated Resources also owns 19.5% of the Class A units and 5.3% of the Class C units of Energy Partners. Hallwood Group and Consolidated Resources both will vote all of their units in favor of the consolidation. As a result, an additional 2,544,109 Class A units, representing 25.4% of the outstanding Class A units, and an additional 1,058,330 Class C units, representing 43.0% of the outstanding Class C units, must vote for the consolidation in order for it to be approved for Energy Partners.

     Energy Partners owns 45.7% of the stock of Consolidated Resources and will vote 919,011 of its shares in favor of the consolidation. The remaining 455,454 shares of Consolidated Resources held by Energy Partners are restricted by a contract that requires that they be voted in the same proportion that all other outstanding shares, including the 919,011 shares held by Energy Partners, of Consolidated Resources are voted or withheld from voting. As a result, the holders of 387,138 shares of common stock of Consolidated Resources held by public shareholders, representing 23.7% of the outstanding common stock held by public shareholders, must vote in favor of the consolidation to approve the consolidation for Consolidated Resources.

PROXIES; SOLICITATION AND REVOCATION OF PROXIES

     Energy Partners units and Consolidated Resources common stock represented by properly executed and unrevoked proxies will be voted at the appropriate meeting according to the directions you give in your proxy.

     YOU SHOULD NOT SEND ANY CERTIFICATES FOR YOUR STOCK OR UNITS WITH YOUR PROXY CARDS.

     If you return, but do not make any direction in, a properly executed and unrevoked proxy, your Energy Partners units or Consolidated Resources common stock represented by that proxy will be voted "FOR" the adoption of the consolidation agreement.

     The proxy card for Energy Partners will allow you to give directions for the voting of both Class A and Class C units. If you own both classes of units and give direction for voting only one class, your proxy will be voted in the same manner for both classes. If you return, but do not make any direction in, your proxy, your Energy Partners units will be voted "FOR" the adoption of the Energy Partners merger.

     You may revoke a proxy at any time before its exercise. You may revoke your proxy by filing with the Secretary of Hallwood G.P., with respect to Energy Partners, or with the Secretary of Consolidated Resources, as the case may be, a written revocation or a signed proxy bearing a later date. Any written notice revoking a proxy for either the Energy Partners meeting or the Consolidated Resources meeting should be sent to Energy Partners or Consolidated Resources at 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado, 80237,
Attention: Corporate Secretary. You may also hand deliver your proxy to the Secretary at or before the taking of the vote at your meeting. You may attend your meeting, and vote in person, whether or not you have previously given a proxy. If you hold your shares or units in a brokerage account and have instructed your broker how to vote, you must follow your broker's instructions regarding how to change your vote. If you hold your shares or units in a brokerage account, you cannot vote in person at your meeting.

     Energy Partners and Consolidated Resources will each bear their own costs of soliciting proxies from Energy Partners unitholders and Consolidated Resources stockholders. In addition to soliciting proxies by mail, directors, officers and employees of Energy Partners and Consolidated Resources may solicit proxies by telephone, in person or otherwise, each without receiving additional compensation for their solicitation efforts. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Energy Partners units or shares of Consolidated Resources common stock held of record by such persons, and arrangements may be made for reimbursement of reasonable out-of-pocket expenses incurred by them in connection with the solicitation. In addition, Energy Partners and Consolidated Resources have retained The Herman Group, an outside solicitation firm, which will receive a fee of approximately $10,000 plus variable amounts based upon the number of solicitation calls made.

ABSTENTIONS; BROKER NON-VOTES

     Energy Partners units or shares of Consolidated Resources common stock represented at the meetings but not voted for or against a proposal, such as abstentions or "broker non-votes," will be counted in determining a quorum. A "broker non-vote" refers to units or shares represented at the meetings in person or by proxy by a broker or nominee where the broker or nominee does not vote the shares because it (1) has not received voting instructions on a particular matter from the beneficial owners or person entitled to vote and (2) does not have discretionary voting power on the matter. If your Energy Partners units or shares of Consolidated Resources common stock are held in your name and you either fail to return your proxy card or to vote in person at a meeting, the effect will be a vote against your merger. If your Energy Partners units or shares of Consolidated Resources common stock are held in brokerage account and you fail to instruct your broker how to vote your Energy Partners units or shares of Consolidated Resources common stock, the effect will be a vote against your merger.

                               THE CONSOLIDATION

     The following summary highlights some of the important aspects of the consolidation and is not intended to be complete. The consolidation agreement is attached to this document as Appendix A and is incorporated in this document by reference. For more detailed information, we urge you to read the consolidation agreement carefully.

BACKGROUND OF THE CONSOLIDATION

     From time to time prior to 1998, members of management of Hallwood Group, Energy Partners, Hallwood G.P. and Consolidated Resources had discussed a combination of their energy businesses. However, until 1998, no formal action was ever taken. During May and June 1998, the members of the board of directors of Hallwood Group discussed their belief that the trading prices of the Energy Partners units and the Consolidated Resources common stock did not fully reflect the underlying asset values of Energy Partners and Consolidated Resources. The board members of Hallwood Group believed that at least part of the reason for this situation was the complicated structure of Energy Partners and Consolidated Resources and their relatively small sizes. The board members of Hallwood Group also discussed their views that an entity that combined the assets and operations of Energy Partners, Consolidated Resources and the energy interests of Hallwood Group could take better advantage of opportunities in the industry and could operate more efficiently than the entities could separately. In May and June, 1998, the board members of Hallwood Group had discussions with Prudential Securities Incorporated to seek its assistance in developing a proposal to consolidate Energy Partners, Consolidated Resources, and the energy interests of Hallwood Group. The board of Hallwood Group officially retained Prudential Securities as financial advisor to Hallwood Group on June 26, 1998.

     Representatives of Prudential Securities met with management personnel of Energy Partners and Consolidated Resources and with management of Hallwood Group during the months of May and June 1998. On June 22, 1998, Hallwood Group delivered to the Hallwood G.P. board and to the Consolidated Resources board a letter proposing that a consolidation of Energy Partners, Consolidated Resources, Hallwood G.P. and the energy interests of Hallwood Group would be in the best interests of each of the entities and their security holders. The letter requested that the members of the two boards of directors and their advisors meet to discuss the specifics of such a consolidation. On June 25 and June 26, 1998, the Hallwood G.P. board and the Consolidated Resources board met and authorized the special committee of each of the boards of directors, consisting solely of the directors that are not affiliated with Hallwood Group, to consider and respond to Hallwood Group's proposal. The special committees did not receive any other proposals and did not solicit any other parties to make proposals or consider an alternative transaction due to Hallwood Group's ultimate control of both Energy Partners and Consolidated Resources. Hallwood Group owns 100% of the Class B units of Energy Partners, which have the right to vote as a separate class on all matters. Therefore, Hallwood Group's ownership of the Class B units enables Hallwood Group to prevent any merger transaction involving Energy Partners of which Hallwood Group does not approve. In addition, Energy Partners owns 45.7% of Consolidated Resources. This ownership effectively prevents Consolidated Resources from participating in any transaction of which Energy Partners, and ultimately Hallwood Group, does not approve.

     On June 29, 1998, the Hallwood G.P. special committee met by telephone and, among other matters, selected Rex Sebastian to serve as its chairman. In addition, the special committee selected Donohoe, Jameson & Carroll, P.C., to serve as its special counsel. Further, the special committee discussed the relative merits of seven firms as potential financial advisors to the special committee in evaluating a proposal. During the period from July 1 through July 10, members of the special committee and its special counsel interviewed several of the firms that expressed interest in the engagement. On July 10, 1998, the special committee met by telephone to discuss the results of the interviews and other considerations in selection of a financial advisor. After further discussions, the special committee unanimously selected Kirkpatrick Energy Associates, Inc. as its financial advisor. The special committee did not instruct Kirkpatrick Energy Associates to solicit alternative parties, or to solicit any other type of transaction.

     Each of the special committees met and requested Hallwood Group to submit a specific proposal for the consolidation. On July 14, 1998, Hallwood Group sent to each of the special committees a written proposal that the consolidation be effected in a manner that would result in the Class A unitholders of Energy Partners, other than Consolidated Resources and Hallwood Group, receiving 55%, the stockholders of Consolidated Resources, other than Energy Partners, receiving 25% and Hallwood Group receiving 20% of the common shares of the consolidated entity and that the Class C unitholders of Energy Partners, other than Consolidated Resources, would receive a new class of redeemable preferred shares of the consolidated entity.

     On July 21, 1998, the Consolidated Resources special committee held a telephonic meeting during which it unanimously selected Vinson & Elkins L.L.P. to serve as its special counsel. In addition, the Consolidated Resources special committee reviewed proposals from six financial advisors regarding representation of Consolidated Resources in the transaction. On July 24, 1998, the Consolidated Resources special committee held a telephonic meeting with representatives of four financial advisors regarding representation of Consolidated Resources in the transaction. After separately interviewing each of the four candidates, the Consolidated Resources special committee unanimously selected Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, to serve as its financial advisor with respect to the transaction. The special committee did not instruct Dain Rauscher Wessels to solicit alternative parties, or to solicit another type of transaction.

     On July 27, 1998, prior to the meeting of the special committees with the working group, as described below, the Hallwood G.P. special committee met with its financial advisor and special counsel to discuss the proposal and the background information that had been received to date from Hallwood Petroleum, Inc. and Prudential Securities. In addition, following the meeting of the entire working group, the Hallwood G.P. special committee resumed its meeting with its advisors. The members of the Hallwood G.P. special committee and their advisors discussed the methodologies and analyses that would be necessary in order to fully evaluate the proposal. The advisors explained the necessity for a complete financial analysis of each of the three entities that are participating in the consolidation. The advisors then summarized the three analyses that would be conducted, as follows:

     - a discounted net asset value analysis, in which Kirkpatrick Energy Associates would assess the present value of cash flows and other assets and liabilities of the three entities;

     - a comparable acquisitions analysis, in which Kirkpatrick Energy Associates would analyze the reserves and resulting valuation of the three entities in comparison to reserves of other publicly-held companies that have been valued by the market in recent acquisitions; and

     - a comparable companies trading analysis, in which financial data of the three entities is compared to financial data of other publicly-held companies and the values that the stock of the other companies have in the market in order to value the three entities.

     On July 27, 1998, representatives of Hallwood Group, Hallwood Petroleum, Inc., the members of each of the special committees and their financial and legal advisors met to discuss further the reasons for the consolidation and the bases upon which Hallwood Group proposed the specific terms of the consolidation. Prudential Securities also provided an overview of the potential benefits of the transaction to all parties.

     On July 28, 1998, the Consolidated Resources special committee held a telephonic meeting with its financial and legal advisors and Prudential Securities and a representative of the independent petroleum engineers, Williamson Petroleum Consultants, hired by Hallwood Group to review the internally generated reserve reports of Hallwood Group, Energy Partners and Consolidated Resources.

     On August 13, 1998, the financial and legal advisors to the special committees met with management of Energy Partners and Consolidated Resources to discuss the current financial and operating conditions of each of Energy Partners, Consolidated Resources and the energy interests of HEPGP.

     On August 25, 1998, the Consolidated Resources special committee held a telephonic meeting with its financial and legal advisors during which its financial advisor discussed the benefits of the transaction to the stockholders of Consolidated Resources, including, but not limited to, those discussed by Prudential Securities. After discussion, the members of the Consolidated Resources special committee unanimously agreed that the transaction would provide multiple benefits to the Consolidated Resources stockholders and should be pursued. The financial advisor then discussed the due diligence completed to date with the Consolidated Resources special committee followed by extensive discussion by the Consolidated Resources special committee.

     On August 26, 1998, the Hallwood G.P. special committee met with its financial advisor and special counsel. At that meeting, Kirkpatrick Energy Associates discussed the material it had reviewed and the procedures it was using, and presented the results of its analysis to date. The advisors discussed the components of the analysis, including assessment of the contractual arrangements and cross-ownership among the three entities and the entities' ongoing drilling programs. The special committee held extensive discussions regarding the proposal and the analysis to date.

     On September 21, 1998, the Consolidated Resources special committee held a telephonic meeting with its financial and legal advisors during which the group discussed the structure of the proposed transaction. The members of the special committee then discussed a number of other aspects of the proposed transaction with its legal advisors and Dain Rauscher Wessels.

     On September 28, 1998, the Hallwood G.P. special committee met with its financial advisor and special counsel prior to the meeting of the entire working group discussed below. At that meeting, the Hallwood G.P. special committee discussed issues regarding the valuation of Energy Partners and Consolidated Resources, cross-ownership among the entities and appropriate methodologies for conducting the analysis. Kirkpatrick Energy Associates discussed the procedures it had conducted, and presented the results of its analysis to date. The presentation included a discussion of the methodology for addressing cross-ownership among the entities and valuation of the various assets and liabilities of the entities.

     On September 28, 1998, the Consolidated Resources special committee, the Hallwood G.P. special committee and Hallwood Group held a meeting at which representatives of Dain Rauscher Wessels discussed the methodologies that they were using with respect to the valuation of the consolidated company that should be attributed to Consolidated Resources stockholders. Representatives of the Hallwood G.P. special committee indicated that they were not prepared at that time to discuss the percentage of value of the consolidated company that should be attributed to Energy Partners. It was agreed that the discussions should continue.

     Throughout October 1998, numerous meetings and discussions were held by and among various representatives of Hallwood Group, the Hallwood G.P. special committee, the Consolidated Resources special committee, their financial and legal advisors and representatives of Hallwood Petroleum to discuss components of the value and the analysis used by the advisors.

     On November 3, 1998, the Consolidated Resources special committee held a telephonic meeting with its financial and legal advisors during which its financial advisor analyzed the proposed transaction as amended. The members of the special committee then considered various alternatives available to Consolidated Resources, and compared such alternatives to the proposed transaction as amended. The legal advisors to the special committee then presented an update to the committee with respect to the various pending litigation matters that could affect the various energy interests of Hallwood Group or Consolidated Resources and Energy Partners.

     On November 3, 1998, the Hallwood G.P. special committee met with its financial advisor and special counsel. At that meeting, the special committee discussed issues regarding the complexities of the partnership arrangement of Energy Partners and cross-ownership among the entities, treatment of the various contractual arrangements among the entities and treatment of various balance sheet items in the consolidation. Kirkpatrick Energy Associates discussed the procedures it had conducted and presented the results of its analysis to date. The Hallwood G.P. special committee then discussed the assumptions and methodologies being used and the appropriate approach to valuation of the entities. The Hallwood G.P. special committee directed Kirkpatrick Energy Associates to continue its discussions with the other advisors as to the analyses conducted by the advisors and its analysis of the consolidation.

     On December 15, 1998, the Consolidated Resources special committee held a telephonic meeting with its financial and legal advisors during which Dain Rauscher Wessels orally advised the special committee that it would be prepared to render an opinion concerning the proposed allocation of stock of the combined entity: 56% to Energy Partners, 26% to Consolidated Resources, and 18% to Hallwood Group. After discussing various alternatives available to Consolidated Resources, the Consolidated Resources special committee voted to recommend the transaction at the proposed allocation of 56%, 26% and 18%, and to recommend that the Energy Partners units held by Consolidated Resources be voted for the Energy Partners merger and for the amendment to the Energy Partners partnership agreement.

     On December 15, 1998, the Hallwood G.P. special committee met by telephone, with its financial advisor and special counsel, to discuss further the proposed transaction. At that meeting, Kirkpatrick Energy Associates summarized the assumptions and results of its analyses, as well as the data on which the analyses were based. The financial advisor presented the threshold minimums that each of the three methodologies would indicate and threshold minimum summary value for the Class A units. Kirkpatrick Energy Associates advised the special committee that it would be prepared to render its opinion that the proposed transaction would be fair, from a financial point of view, to the unitholders of Energy Partners, other than Consolidated Resources and Hallwood Group, if, as a result of the transaction, the Class A unitholders received Energy Corporation common stock representing at least 56% of the stock outstanding immediately following the transaction and the Class C unitholders received one share of Energy Corporation's redeemable preferred stock for each Class C unit. After further discussion regarding the merits of the proposal and the potential benefits for unitholders, the Hallwood G.P. special committee unanimously voted to recommend approval of the transaction and to recommend that the Consolidated Resources common stock held by Energy Partners be voted for the Consolidated Resources merger.

     On March 9, 1999, the consolidation agreement was amended to (1) change how existing options of Energy Partners and Consolidated Resources would be treated in the consolidation and (2) change the earliest date on which the Energy Corporation preferred stock could be redeemed. The existing options of Energy Partners and Consolidated Resources will be canceled and the holders of each option will receive an amount in cash equal to the difference between the exercise price of the option and the average market value of the units or stock for which the option is exercisable for the 30 calendar days prior to the closing of the consolidation. Prior to the amendment of the consolidation agreement the existing options were to be replaced by new options of Energy Corporation. The change was made to give Energy Corporation an unallocated option pool large enough to provide for sufficient employee incentives going forward. The earliest date on which the Energy Corporation preferred stock could be redeemed was previously December 31, 2001. The change in the consolidation agreement moved this date to December 31, 2003, to allow holders of the preferred stock to retain their preferred position for a longer period of time, if Energy Corporation makes a determination in the future to redeem the preferred stock.

RECOMMENDATION OF THE HALLWOOD G.P. SPECIAL COMMITTEE AND THE HALLWOOD G.P.
BOARD

     The Hallwood G.P. special committee and the Hallwood G.P. board believe that the consolidation is in the best interests of Energy Partner's unitholders and have unanimously approved the consolidation agreement and the transactions contemplated by it, including the amendment to the Energy Partners partnership agreement. THE HALLWOOD G.P. SPECIAL COMMITTEE AND THE HALLWOOD G.P. BOARD UNANIMOUSLY RECOMMEND THAT UNITHOLDERS VOTE "FOR" ADOPTION AND APPROVAL OF THE CONSOLIDATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT AND "FOR" ADOPTION AND APPROVAL OF THE AMENDMENT TO THE ENERGY PARTNERS PARTNERSHIP AGREEMENT.

     In arriving at the decision to approve and recommend the terms of the consolidation agreement, the Hallwood G.P. special committee and the Hallwood G.P. board considered a number of factors, including, but not limited to, the following:

     - the Hallwood G.P. special committee's and the Hallwood G.P. board's understanding of:

      - the strategic options available to Energy Partners to maximize value for the unitholders and the conclusion that the consolidation represents the best strategic option available;

      - the likelihood of future consolidation in the oil and gas exploration and production industry and the conclusion that the consolidation affords the holders of units the opportunity to own the equity of a larger public company that would be better positioned in light of trends in the industry; and

      - the restrictions placed on Energy Partners' ability to take advantage of a number of business opportunities due to its present size and level of leverage that are a negative factor if the consolidation were not approved.

     - the Hallwood G.P. special committee's and the Hallwood G.P. board's consideration of Energy Partners' strengths and weaknesses as an independent company and the conclusion that its ability to pursue its strategic plan would be enhanced by the consolidation;

     - the Hallwood G.P. special committee's and the Hallwood G.P. board's conclusion that the consolidation would create a company with a larger equity capitalization and simplified ownership structure that would, therefore, more easily attract the interest of institutional investors and financial analysts, create more liquidity for the unitholders of Energy Partners and have better access to the capital markets than the entities would separately;

     - the Hallwood G.P. special committee's and the Hallwood G.P. board's consideration of the business, operations, assets, financial positions and prospects of Consolidated Resources, Energy Partners and the various energy interests of HEPGP, including the shared ownership of oil and gas properties, the shared management and the common operations of the companies and potential synergies, a factor that supports a conclusion that the consolidation would be in the best interests of the unitholders;

     - the Hallwood G.P. special committee's and the Hallwood G.P. board's consideration of, and discussions with, senior executives of Hallwood G.P. regarding the terms of the consolidation agreement and other factors that management believed would assist the Hallwood G.P. special committee and Hallwood G.P. board in arriving at a fair value for Energy Partners' interests;

     - the Hallwood G.P. special committee's and the Hallwood G.P. board's analysis of the complexities of the limited partnership structure of Energy Partners, a negative factor if the consolidation were not approved, and the relative liquidity and marketability of units of Energy Partners compared to the expected liquidity and marketability of shares of Energy Corporation's common stock and preferred stock;

     - the Hallwood G.P. special committee's and the Hallwood G.P. board's analysis of the complexities to financial analysts and potential and current unitholders of the cross ownership of the securities and energy assets of Energy Partners and Consolidated Resources, which makes it more difficult for securities analysts to analyze Energy Partners and for investors to assess the opportunities and risks of an investment in Energy Partners, compared to the simpler ownership structure of Energy Corporation following the consolidation; and

     - the Hallwood G.P. special committee's and the Hallwood G.P. board's receipt of Kirkpatrick Energy Associates opinion that, as of December 15, 1998, the merger consideration was fair, from a financial point of view, to the public unitholders.

     The above discussion of the information and factors considered by the Hallwood G.P. Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the consolidation, the Hallwood G.P. board did not find it practical to and did not attempt to rank or assign relative weights to the above factors. The Hallwood G.P. board relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. In addition, the Hallwood G.P. board did not undertake as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above, including asking questions of Energy Partners' management and legal and financial advisors, and reached a general consensus that the consolidation was in the best interests of Energy Partners and its unitholders. In addition, individual members of the Hallwood G.P. board may have given different weights to different factors.

     Some of the members of the Hallwood G.P. board have interests in the Energy Partners merger that are different from, or in addition to, yours. In addition, the executive officers and directors of Hallwood G.P. and Hallwood Petroleum, Inc. will become executive officers and directors of Energy Corporation.

OPINION OF ENERGY PARTNERS' FINANCIAL ADVISOR

     On July 15, 1998, the Hallwood G.P. special committee engaged Kirkpatrick Energy Associates to act as financial advisor in connection with the consolidation. The Hallwood G.P. special committee instructed Kirkpatrick Energy Associates, in its role as financial advisor, to evaluate the fairness, from a financial perspective, to Class A unitholders of Energy Partners of the percentage of Energy Corporation common stock to be received by such unitholders in the consolidation (the "exchange percentage"). The Hallwood G.P. special committee also instructed Kirkpatrick Energy Associates, in its role as financial advisor, to evaluate the fairness, from a financial perspective, to Class C unitholders of Energy Partners, of the exchange rate of the Energy Corporation preferred stock. In connection with these evaluations, the Hallwood G.P. special committee authorized Kirkpatrick Energy Associates to conduct such investigations as Kirkpatrick Energy Associates deemed appropriate.

     On December 15, 1998 Kirkpatrick Energy Associates delivered its opinion to the Hallwood G.P. special committee to the effect that, as of that date and based upon matters stated in the opinion, from a financial point of view, the exchange percentage to be received by Energy Partners' Class A unitholders, other than Consolidated Resources and Hallwood Group, in the consolidation was fair to the unitholders and that, from a financial point of view, the exchange of one share of Energy Corporation preferred stock for one Class C unit of Energy Partners was fair to such unitholders. A copy of Kirkpatrick Energy Associate's opinion is attached as Appendix B to this document. The summary of the opinion set forth below is qualified in its entirety by Appendix B, which is incorporated in this document by reference. Unitholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and procedures followed by Kirkpatrick Energy Associates.

     No limitations were imposed by the Hallwood G.P. special committee upon Kirkpatrick Energy Associates with respect to the investigations made or the procedures followed by Kirkpatrick Energy Associates in rendering its opinion, and Energy Partners and the members of its management cooperated with Kirkpatrick Energy Associates in connection with its investigation. The consideration to be received pursuant to the consolidation was determined by negotiations on behalf of Energy Partners, Consolidated Resources and HEPGP and was not determined by Kirkpatrick Energy Associates. In giving its opinion, Kirkpatrick Energy Associates did not render any opinion as to the value of Energy Partners, Consolidated Resources, HEPGP or Energy Corporation and its opinion does not constitute a recommendation to any unitholders as to how the unitholders should vote with respect to the consolidation.

     Kirkpatrick Energy Associates was not requested to opine as to, and its opinion does not address, Energy Partners' underlying business decision to proceed with or effect the consolidation. Kirkpatrick Energy Associates also expressed no opinion as to the prices at which shares of Energy Corporation common stock will actually trade following consummation of the consolidation and Kirkpatrick Energy Associate's opinion should not be viewed as providing any assurance that the market value of the shares of

Energy Corporation common stock to be held by Class A unitholders after the consolidation will be greater than market value of the Class A units owned by such unitholders at any time prior to announcement of the consolidation. Additionally, Kirkpatrick Energy Associates expressed no opinion as to the prices at which shares of Energy Corporation preferred stock actually will trade following the completion of the consolidation and Kirkpatrick Energy Associate's opinion should not be viewed as providing any assurance that the market value of the shares of Energy Corporation preferred stock to be held by Class C unitholders after the consolidation will be in excess of the market value of the Class C units owned by such unitholders at any time prior to announcement or consummation of the consolidation.

     In arriving at its opinion, Kirkpatrick Energy Associates, among other things:

     - reviewed publicly available business and financial information relating to Energy Partners and Consolidated Resources and the related unaudited financial information for Energy Partners, Consolidated Resources and HEPGP;

     - reviewed oil and gas reserve reports for Energy Partners, Consolidated Resources and HEPGP as prepared by management of Energy Partners, Consolidated Resources and HEPGP and reviewed by Williamson Petroleum Consultants, Inc., independent petroleum engineers, as of July 1, 1998, as well as, oil and gas reserve reports for the Arcadia acquisition, for Energy Partners, Consolidated Resources, and HEPGP as prepared by management of Energy Partners, Consolidated Resources, and HEPGP as of September 17, 1998;

     - reviewed internal financial information and other data provided to Kirkpatrick Energy Associates by Energy Partners, Consolidated Resources and HEPGP relating to the business and prospects of Energy Partners, Consolidated Resources and HEPGP, including financial projections prepared by the management of Energy Partners, Consolidated Resources and HEPGP;

     - conducted discussions with members of the senior management of Energy Partners, Consolidated Resources and HEPGP;

     - reviewed publicly available financial and securities market data pertaining to publicly held companies in the oil and gas industry;

     - reviewed the financial terms, to the extent publicly available, of acquisition transactions involving other companies that Kirkpatrick Energy Associates considered relevant;

     - conducted discussions with representatives of the independent certified public accountants for Energy Partners, Consolidated Resources and HEPGP;

     - reviewed the reported prices and trading activity for the Class A and Class C units of Energy Partners and shares of Consolidated Resources common stock;

     - reviewed the results of operations of Energy Partners, Consolidated Resources and HEPGP and compared them with those of relevant companies;

     - reviewed drafts of the consolidation agreement and a draft of the
       Schedule 14A and related proxy statement dated December 11, 1998; and

     - conducted such other financial studies, analyses and investigations, and considered such other information as Kirkpatrick Energy Associates considered necessary and appropriate.

     In reaching its opinion and conducting its analysis, Kirkpatrick Energy Associates did not assume any responsibility for independent verification of any of the information discussed above and relied upon it being complete and accurate in all material respects. Kirkpatrick Energy Associates was not requested to, and did not make, an independent evaluation or appraisal of any assets or liabilities, contingent or otherwise, of Energy Partners, Consolidated Resources and HEPGP or any of their subsidiaries, nor was Kirkpatrick Energy Associates furnished with any such evaluation or appraisal. Kirkpatrick Energy Associates also assumed that all of the information, including the projections provided to Kirkpatrick Energy Associates by management of Energy Partners, Consolidated Resources and HEPGP was prepared in good faith, based upon reasonable estimates and reflects the best judgment of the management of Energy Partners, Consolidated Resources, and HEPGP as to the future financial performance of Energy Partners, Consolidated Resources and HEPGP based upon the historical performance and estimates and assumptions that were reasonable at the time made. In addition, Kirkpatrick Energy Associates was not asked to and did not express any opinion as to the after-tax consequences of the consolidation to the Class A and Class C unitholders. Kirkpatrick Energy Associate's opinion is based on economic, monetary and market conditions existing on the date of the opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description.

  Class A Units

     In arriving at its opinion with respect to the Class A units, Kirkpatrick Energy Associates used three separate analyses for Energy Partners, Consolidated Resources and HEPGP, consisting of:

     - discounted net asset value analysis;

     - comparable acquisitions analysis; and

     - comparable companies trading analysis.

     Net Asset Value Analysis. Kirkpatrick Energy Associates performed a net asset value analysis to determine if, based on the orderly liquidation value of Energy Partners, Consolidated Resources and the energy interests of Hallwood Group, the consolidation was fair, from a financial point of view to Energy Partners' public unitholders. Kirkpatrick Energy Associates performed the analysis using the present value of the future cash flows of the proved reserves as of July 1, 1998, as supplemented on September 17, 1998, based on reserve, production, and production cost estimates, all as provided to Kirkpatrick Energy Associates by Energy Partners, Consolidated Resources and HEPGP. In addition, representatives of Kirkpatrick Energy Associates met with representatives of management of Energy Partners, Consolidated Resources and HEPGP to discuss current and projected operations for Energy Partners, Consolidated Resources and HEPGP. In developing its net asset value analysis, Kirkpatrick Energy Associates took the free cash flow, defined as net income plus non-cash expenses less required capital expenditures, that Energy Partners, Consolidated Resources and HEPGP were expected to generate throughout the life of the reserves, as presented to Kirkpatrick Energy Associates in the reserve reports provided by Energy Partners, Consolidated Resources and HEPGP, and discounted the cash flows to a present value using a 10% discount rate, based on Kirkpatrick Energy Associate's analysis of the weighted average costs of capital for comparable companies and the accepted industry practice of using a 10% discount rate. Kirkpatrick Energy Associates also discounted proved non-producing and proved undeveloped reserves by 25% and 50%, respectively.

     Kirkpatrick Energy Associates also analyzed an acquisition that occurred after the July 1, 1998 reserve report and calculated a value based on management's base case economics, presented to Kirkpatrick Energy Associates by Energy Partners, Consolidated Resources and HEPGP. Kirkpatrick Energy Associates then added net working capital, estimated book value of other assets, the value of Energy Partners' stock investment in Consolidated Resources and the book value of other noncurrent assets, and subtracted the long-term liabilities of Energy Partners and the value of units owned by Consolidated Resources and Hallwood Group. In addition, Kirkpatrick Energy Associates took into consideration the fact that, by virtue of its general partner interest and sole ownership of the Class B units, Hallwood Group is able to exercise a level of control in excess of its economic interest. Based on this analysis, Kirkpatrick Energy Associates calculated a threshold minimum of 56%. Based upon a proposed allocation of 56% to Energy Partners, this analysis would support a finding of fairness.

     Comparable Acquisition Analysis. Kirkpatrick Energy Associates used a comparable acquisition analysis to value Energy Partners and Consolidated Resources and to derive a value for the energy interests of Hallwood Group and then to determine if, based on these valuations, the consolidation was fair, from a financial point of view, to Energy Partners' public unitholders. In calculating the value of the oil and gas reserves of Energy Partners, Consolidated Resources and HEPGP, Kirkpatrick Energy Associates examined publicly available comparable oil and gas reserve acquisition transactions that occurred during 1997 and through July of 1998 in the mid-continent, Rocky Mountains, Gulf Coast, and West Texas regions of the United States as reported in Energy Capital Quarterly. Energy Capital Quarterly, which is compiled and published by Kirkpatrick Energy Associates, tracks merger and acquisition activity for the oil and gas industry. Twenty two such transactions occurred during the period with a mean purchase price of $4.58 per barrel of oil equivalent reserves. Kirkpatrick Energy Associates applied this multiple per equivalent barrel of oil to proved reserves of Energy Partners, Consolidated Resources and HEPGP as provided to Kirkpatrick Energy Associates by Energy Partners, Consolidated Resources and HEPGP. Kirkpatrick Energy Associates then adjusted the equity value ranges to account for some types of assets and liabilities of Energy Partners, Consolidated Resources and HEPGP that were included as part of the analysis. In addition, Kirkpatrick Energy Associates took into consideration the fact that, by virtue of its general partner interest and sole ownership of the Class B units, Hallwood Group is able to exercise a level of control in excess of its economic interest. Based on this analysis, Kirkpatrick Energy Associates calculated a threshold minimum of 56%. Based upon a proposed allocation of 56% to Energy Partners, this analysis would support a finding of fairness.

     No company used in the comparable acquisition analysis was identical to Energy Partners, Consolidated Resources, and HEPGP. Accordingly, an analysis of the results of the above is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors, such as total consideration paid in relation to a company's reserves, total oil and gas reserves, reserve life index and location of reserves acquired, that could affect the acquisition value of such companies.

     Comparable Companies Trading Analysis. Kirkpatrick Energy Associates used a comparable companies trading analysis to value Energy Partners and Consolidated Resources and then to determine if, based on these valuations, the consolidation was fair, from a financial point of view, to Energy Partners' public unitholders. Under this method, Kirkpatrick Energy Associates examined five companies Kirkpatrick Energy Associates believed to be comparable based on various financial and operational parameters. The comparable companies included were:

     - Abraxas Petroleum Corporation;

     - Costilla Energy, Inc.;

     - Cross Timbers Oil Company;

     - KCS Energy, Inc.; and

     - Swift Energy Company.

With respect to the comparable companies, Kirkpatrick Energy Associates analyzed, among other things, current market value multiples relative to proved reserves, operating cash flows, and the present value of cash flows as determined pursuant to the standards established by the SEC for discounting the present value of proved reserves. Kirkpatrick Energy Associates then established market valuations for Energy Partners, Consolidated Resources and HEPGP by applying the corresponding multiples of the comparable companies to establish hypothetical relative values. Kirkpatrick Energy Associates then averaged these implied relative market values. In addition, Kirkpatrick Energy Associates took into consideration the fact that by virtue of its general partner interest and sole ownership of the Class B units, Hallwood Group is able to exercise a level of control in excess of its economic interest. Based on this analysis, Kirkpatrick Energy Associates calculated a threshold minimum of 59%. Based upon a proposed allocation of 56% to Energy Partners, this analysis by itself would not support a finding of fairness.

     None of the comparable companies utilized in the comparable companies trading analysis is identical to Energy Partners and Consolidated Resources. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Summary of Analyses. The analyses described above yielded the following results:

                                                              THRESHOLD    PROPOSED
                                                               MINIMUM    ALLOCATION
                                                              ---------   ----------
Net Asset Value.............................................     56%          56%
Comparable Acquisition......................................     56%          56%
Comparable Companies Trading................................     59%          56%

     Based on its experience in business valuations and the results obtained from the three valuation methodologies and other pertinent observations and criteria, Kirkpatrick Energy Associates calculated a threshold minimum summary reference value for the Class A units, as of December 15, 1998, of 56%.

  Class C Units

     In addition, Kirkpatrick Energy Associates analyzed the proposed exchange ratio of one Class C unit for one share of Energy Corporation preferred stock. In performing this analysis, Kirkpatrick Energy Associates considered the similarities between the Class C units and Energy Corporation preferred stock, including but not limited to:

     - preferential distribution of $1.00 per year;

     - distributions are paid prior to distributions paid to other classes of units or shares;

     - distributions are and will remain fully cumulative;

     - upon any liquidation or dissolution, the Class C units and the Energy Corporation preferred stock will be entitled to accrued and accumulated and unpaid distributions before any distribution of assets are made to other classes; and

     - after all payments have been made in respect to unpaid and accumulated distributions, the Class C units and Energy Corporation preferred stock will rank, as to rights and distributions on liquidation or dissolution, on a parity with other classes of units or Energy Corporation common stock, respectively.

     Differences considered between the Class C units and Energy Corporation preferred stock included, but were not limited to:

     - the Energy Corporation preferred stock will vote together with the Energy Corporation common stock in the election of directors, while on all other matters, it will vote as a separate class, whereas the Class C units vote as a separate class on all matters; and

     - the Hallwood Energy Corporation preferred stock will be redeemable after December 31, 2003, at Energy Corporation's option, in whole or in part, at any time or from time to time, at a redemption price per share of $10.00 plus, in each case, an amount equal to all dividends, whether or not earned or declared, accrued and accumulated and unpaid to the date fixed for redemption, without interest, whereas, the Class C units are not redeemable.

     In conducting its fairness evaluation of the exchange of one Class C unit for one share of Energy Corporation preferred stock, Kirkpatrick Energy Associates considered the similarities and differences discussed above, calculated the premium to be received from the average market price over the 180 days ending September 30, 1998 to the proposed redemption price at 19% and conducted net asset value and internal rate of return calculations based on the redemption price of $10.00 per share starting in the year 2004. In conducting its analysis, Kirkpatrick Energy Associates concluded that the exchange of the Class C units for Energy Corporation preferred stock on a one to one basis, was fair from a financial point of view as of December 15, 1998 for the unitholders of Energy Partners' Class C units, other than Consolidated Resources and Hallwood Group.

     The summary set forth above does not purport to be a complete description of either Kirkpatrick Energy Associates' analyses or presentations to the Hallwood G.P. special committee. Kirkpatrick Energy Associates believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. In its analyses, Kirkpatrick Energy Associates made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Energy Partners, Consolidated Resources and HEPGP. These assumptions include, without limitations, the valuation of contractual obligations; the appropriate discounts applied to proved non-producing and proved undeveloped reserves; and applicable value to undeveloped acreage. Any estimates contained in the opinion are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in the opinion. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Energy Partners, Consolidated Resources, HEPGP, Kirkpatrick Energy Associates, or any other person assume responsibility for their accuracy.

     The Hallwood G.P. special committee selected Kirkpatrick Energy Associates as its financial advisor because Kirkpatrick Energy Associates is a recognized financial advising firm specializing in the oil and gas industry and regularly engages in the valuation of oil and gas businesses and their securities in connection with mergers and acquisitions. According to the terms of its engagement on July 15, 1998, it was agreed that Kirkpatrick Energy Associates would receive a fee of $120,000 for its services in connection with the consolidation. This fee was increased by $60,000 on October 13, 1998 due to the significant amount of work that was required by Kirkpatrick Energy Associates beyond what the parties had anticipated upon the initial engagement of Kirkpatrick Energy Associates. Energy Partners also agreed to reimburse Kirkpatrick Energy Associates for its reasonable out-of-pocket expenses and to indemnify Kirkpatrick Energy Associates and its controlling persons against liabilities and expenses relating to or arising out of the consummation of the consolidation, including liabilities under United States federal securities laws. The indemnification for liabilities under United States federal securities laws may not be enforceable as being against public policy.

     The full text of Kirkpatrick Energy Associate's written opinion to the Hallwood G.P. special committee, dated December 15, 1998, which sets forth the assumptions made, matters considered, and limitations of the review by Kirkpatrick Energy Associates is attached as Appendix B and is incorporated by reference in this document. The above summary highlights aspects of Kirkpatrick Energy Associates' opinion and is not intended to be complete. We urge you to read the full text of the opinion carefully and in its entirety. Kirkpatrick Energy Associates has consented to inclusion of its written opinion in this document. In furnishing its opinion, Kirkpatrick Energy Associates does not admit that it is an expert with respect to the registration statement of which this document is a part within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Kirkpatrick Energy Associates does not admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Kirkpatrick Energy Associate's opinion is directed to the Hallwood G.P. special committee, covers only the fairness of the consideration to be received by the Class A and Class C unitholders, other than Consolidated Resources and Hallwood Group, from a financial point of view as of the date of the opinion and does not constitute a recommendation to any unitholders as to how unitholders should vote at the Energy Partners meeting.

RECOMMENDATION OF THE CONSOLIDATED RESOURCES SPECIAL COMMITTEE AND THE CONSOLIDATED RESOURCES BOARD

     The Consolidated Resources special committee and the Consolidated Resources board believe that the consolidation is in the best interests of Consolidated Resources' stockholders and have unanimously approved the consolidation agreement and the transactions contemplated by it. THE CONSOLIDATED RESOURCES SPECIAL COMMITTEE AND THE CONSOLIDATED RESOURCES BOARD UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS OF CONSOLIDATED RESOURCES VOTE "FOR' ADOPTION AND APPROVAL OF THE CONSOLIDATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT.

     In arriving at the decision to approve and recommend the terms of the consolidation agreement, the Consolidated Resources special committee and the Consolidated Resources board considered a number of factors, including, but not limited to, the following:

     - the Consolidated Resources special committee's and the Consolidated Resources board's understanding of:

      - the conditions in the oil and gas exploration and production industry in North America generally and the southwestern and midwestern United States, Louisiana and the Rocky Mountain region of the United States in particular;

      - the strategic options available to Consolidated Resources;

      - the likelihood of future consolidation in the oil and gas exploration and production industry in North America generally and the southwestern and midwestern United States, Louisiana and the Rocky Mountain region of the United States in particular; and

      - the limitations placed on Consolidated Resources' ability to take advantage of a number of opportunities due to its present size, level of leverage and limited borrowing capacity;

     - the Consolidated Resources special committee's and the Consolidated Resources board's consideration of Consolidated Resources' strategic plan as an independent company and the belief that its ability to pursue its plan would be enhanced by the consolidation;

     - the Consolidated Resources special committee's and the Consolidated Resources board's belief that the consolidation would create a company with a larger equity capitalization that would, because of its increased size, more easily attract the interest of institutional investors and financial advisors, create more liquidity for the stockholders and have better access to the capital markets than the constituent entities;

     - the Consolidated Resources special committee's and the Consolidated Resources board's consideration of the business, operations, assets, financial position, prospects and personnel of Consolidated Resources, Energy Partners and the various energy interests of HEPGP, including the shared ownership of oil and gas properties, the shared management and the common operations of the companies and potential synergies;

     - the Consolidated Resources special committee's and the Consolidated Resources board's consideration of current litigation involving Consolidated Resources, Energy Partners, and HEPGP, and the proportionate increase in exposure to litigation that Consolidated Resources' stockholders would incur as a result of the consolidation;

     - the Consolidated Resources special committee's and the Consolidated Resources board's belief that the consolidation would be accomplished for Consolidated Resources stockholders on a tax-free basis for federal income tax purposes;

     - the Consolidated Resources special committee's and the Consolidated Resources board's consideration of presentations by, and discussions with, senior executives of Hallwood G.P. and representatives of Jenkens & Gilchrist, counsel to Hallwood Group, regarding the terms of the consolidation agreement, and the results of the management's due diligence presentation; and

     - the Consolidated Resources special committee's receipt of oral opinions from Dain Rauscher Wessels, which it subsequently confirmed in writing by letter dated December 15, 1998, that, based upon the factors and assumptions stated in its opinion and as of the date of the opinion, the merger consideration to be received by the public stockholders of Consolidated Resources in the consolidation is fair to such stockholders from a financial point of view.


     The above discussion of the information and factors considered by the Consolidated Resources board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the consolidation, the Consolidated Resources board did not find it practical to and did not attempt to rank or assign relative weights to the above factors. The Consolidated Resources board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See "-- Opinion of Hallwood Consolidated Resources' Financial Advisor." In addition, the Consolidated Resources board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above, including asking questions of Consolidated Resources management and legal and financial advisors, and reached a general consensus that the consolidation was in the best interests of Consolidated Resources and its stockholders. In addition, individual members of the Consolidated Resources board may have given different weights to different factors. On balance, however, the discussions among the members of the Consolidated Resources board evidenced the general view that, except with respect to the increased exposure to litigation resulting from the consolidation, the factors enumerated above were regarded favorably by the Consolidated Resources board in making its determination to approve the consolidation.


     Some of the members of the Consolidated Resources board have interests in the Consolidated Resources merger that are different from, or in addition to, yours. In addition, the executive officers and directors of Consolidated Resources will become executive officers and directors of Energy Corporation.

OPINION OF CONSOLIDATED RESOURCES' FINANCIAL ADVISOR

     On December 15, 1998, Dain Rauscher Wessels delivered its written opinion to the Consolidated Resources special committee that, as of the date of its opinion, the consideration to be received by the public stockholders in the consolidation is fair to such stockholders from a financial point of view. THE FULL TEXT OF THE WRITTEN OPINION OF DAIN RAUSCHER WESSELS DATED DECEMBER 15, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED TO THIS DOCUMENT AS APPENDIX C. STOCKHOLDERS OF CONSOLIDATED RESOURCES ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

     In connection with Dain Rauscher Wessels' review of the consolidation, and in arriving at its opinion, Dain Rauscher Wessels has reviewed business and financial information relating to Consolidated Resources, Energy Partners and the energy interests of Hallwood Group. Dain Rauscher Wessels has, among other things:

     - reviewed a draft of the consolidation agreement;

     - reviewed the Annual Reports on Form 10-K for the years ended December 31, 1995, 1996 and 1997 and the Quarterly Reports on Form 10-Q and related unaudited financial information for a number of interim periods, including the nine months ended September 30, 1998, of Consolidated Resources and Energy Partners;

     - reviewed proved oil and gas reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of June 30, 1998, reviewed by Williamson Petroleum Consultants, Inc., independent petroleum engineers, for Consolidated Resources, Energy Partners, and the energy interests of Hallwood Group;

     - reviewed management's projections of reserves for Consolidated Resources, Energy Partners and the energy interests of Hallwood Group at January 1, 1999;

     - met with members of senior management to discuss Consolidated Resources' and Energy Partners' operations, historical financial statements and future prospects and their views of the business, operational and strategic benefits, potential synergies and other implications of the consolidation;

     - reviewed operating and financial information of Consolidated Resources and Energy Partners, including projections and projected cost savings and operating synergies, provided to Dain Rauscher Wessels by management relating to Consolidated Resources' and Energy Partners' businesses and prospects;

     - reviewed historical market prices and trading volumes for the Consolidated Resources common stock and the Class A and Class C units of Energy Partners;

     - reviewed publicly available financial data and stock market performance data of publicly held companies that Dain Rauscher Wessels felt were generally comparable to Consolidated Resources and Energy Partners; and

     - reviewed the financial terms of numerous business combinations of comparable exploration and production companies.

In addition, Dain Rauscher Wessels has considered such other information and has conducted investigations as Dain Rauscher Wessels considered appropriate under the circumstances.

     Dain Rauscher Wessels relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy for purposes of its opinion. Dain Rauscher Wessels has not made an independent evaluation or appraisal of the assets and liabilities of Consolidated Resources or Energy Partners or the energy interests of Hallwood Group, nor was Dain Rauscher Wessels furnished with any such appraisals. With respect to reserve information, Dain Rauscher Wessels has relied solely upon the reserve reports and internal projections prepared by the independent petroleum engineers and the management of Consolidated Resources and Energy Partners. Dain Rauscher Wessels has assumed, with Consolidated Resources' consent, that such reserve information and the financial forecasts provided to Dain Rauscher Wessels and discussed with Dain Rauscher Wessels with respect to Consolidated Resources, Energy Partners and the energy interests of Hallwood Group, after giving effect to the consolidation, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management and that such forecasts will be realized in the amounts and at the times contemplated. Dain Rauscher Wessels did not attempt to verify any of the information furnished to or reviewed by it. Dain Rauscher Wessels' opinion was based upon economic and market conditions existing on the date of such opinion.

     In order to give an opinion as to the fairness, from a financial point of view, to the public holders of Consolidated Resources common stock of the consideration to be received by such holders in the proposed consolidation, Dain Rauscher Wessels calculated a valuation range for Consolidated Resources and Energy Partners on a stand-alone basis based on the following approaches:

     - market value analysis;

     - net asset value analysis;

     - comparable company analysis; and

     - comparable merger and acquisition transaction analysis.

A value was then derived for the general partnership interest in Energy Partners based on the same methodologies used to value Consolidated Resources and Energy Partners. The other components that constitute the energy interests of Hallwood Group were then added to the value of the general partnership interest in Energy Partners as follows:

     - $467,400 in fees, discounted at 10%;

     - the projected 1999 pretax PV-10% Value ("1999 PV-10") of Hallwood Group's direct owned reserves, which is the projected value of total proved reserves at January 1, 1999 based on oil and gas prices at December 7, 1998 and applying a 10% discount rate; and

     - a "control relinquishment payment," of between 0% and 10% of the value of Energy Corporation for Hallwood Group's effective loss of control over Consolidated Resources and Energy Partners.

     As stated previously in this document, Energy Partners owns 45.7% of the fully diluted outstanding shares of Consolidated Resources common stock. Consolidated Resources, in turn, owns 19.5% of the Class A and 5.3% of the Class C units of Energy Partners. In addition, Hallwood Group owns 5.1% of Energy Partner's Class A units, 100% of the Class B units and 1.8% of the Class C units and, through its general partnership interest in Energy Partners, owns 2% of Energy Partner's 45.7% ownership of Consolidated Resources. Thus, to come to a conclusion regarding the fairness of the percentage of the equity of Energy Corporation allocated to the public stockholders of Consolidated Resources in the consolidation, Dain Rauscher Wessels used an iterative approach, referred to in this discussion as the "cross-ownership approach," to allocate the value to public holders of Consolidated Resources common stock and Energy Partners units and to Hallwood Group.

     Set forth below is a summary of the material analyses performed by Dain Rauscher Wessels in connection with the preparation of its opinion and included in the presentation made by Dain Rauscher Wessels to the Consolidation Resources special committee on December 15, 1998. The following table sets forth the results of the analyses, which should be considered together with the more detailed information set forth below.


                                                                IMPLIED RANGE OF PERCENTAGE OF
                                                               VALUE CONTRIBUTED BY CONSOLIDATED
ANALYSIS                                                         RESOURCES PUBLIC STOCKHOLDERS
--------                                                       ---------------------------------
Market Value Analysis.......................................       24.6% to 27.0%
Net Asset Value Analysis....................................       24.7% to 27.1%
Comparable Company Analysis.................................       23.4% to 25.8%
Comparable Merger and Acquisition Transaction Analysis......       24.1% to 26.5%


     Market Value Analysis. Dain Rauscher Wessels performed a market value analysis to determine if, based on Consolidated Resources' and Energy Partners' current market value and the derived value for the energy interests of Hallwood Group, the consolidation was fair from a financial point of view to Consolidated Resources' public stockholders. Dain Rauscher Wessels reviewed the daily historical closing prices and volumes, for shares of Consolidated Resources common stock and the Class A and C units of Energy Partners during the period from January 2, 1998 to December 10, 1998. In addition, Dain Rauscher Wessels determined the market value of Consolidated Resources and Energy Partners based on the average closing price for the Consolidated Resources common stock and the Class A and C units of Energy Partners for a thirty-day period ended December 10, 1998. Dain Rauscher Wessels then derived the value of the general partnership interest in Energy Partners from the market value of Energy Partners and added to such value the other components that constitute the energy interests of Hallwood Group. This market value analysis, after applying the cross-ownership approach, implies that the public stockholders of Consolidated Resources, who are receiving 26.0% of the Energy Corporation common stock in the consolidation, are contributing between 24.6% and 27.0% of the value of Energy Corporation, depending on the control relinquishment payment. Because the percentage of Energy Corporation that Consolidated Resources' public stockholders are receiving was within this range, this analysis supported Dain Rauscher Wessels' opinion.

     Net Asset Value Analysis. Dain Rauscher Wessels performed a net asset value analysis to determine if, based on the orderly liquidation value of Consolidated Resources, Energy Partners, and the energy interests of Hallwood Group, the consolidation was fair from a financial point of value to Consolidated Resources public stockholders. Dain Rauscher Wessels calculated net asset values for Consolidated

Resources, Energy Partners, and the energy interests of Hallwood Group based on
(1) the 1999 PV-10 and (2) unaudited balance sheet information as of September 30, 1998. The table below summarizes the 1999 PV-10 values for the three entities.

ENTITY                                                          PV-10 VALUE
------                                                         -------------
Hallwood Consolidated Resources.............................   $53.6 million
Hallwood Energy Partners....................................   $73.1 million
Energy Interests of Hallwood Group..........................   $ 8.6 million

     By adding the discounted net cash flows of plants/facilities tax credits and hedge income as well as other assets and working capital, excluding short-term debt, to the 1999 PV-10 and subtracting long-term debt and other liabilities, Dain Rauscher Wessels calculated the net asset values set forth in the table below.

ENTITY                                                         NET ASSET VALUE
------                                                         ---------------
Hallwood Consolidated Resources.............................    $23.2 million
Hallwood Energy Partners....................................    $30.2 million
Energy Interests of Hallwood Group..........................    $13.2 million

     This net asset value analysis, after applying the cross-ownership approach, implies that the public stockholders of Consolidated Resources, who are receiving 26.0% of the Energy Corporation common stock in the consolidation, are contributing between 24.7 % and 27.1 % of the value of Energy Corporation, depending on the control relinquishment payment. Because the percentage of Energy Corporation that Consolidated Resources' public stockholders are receiving was within this range, this analysis supported Dain Rauscher Wessels' opinion.

     Comparable Company Analysis. Dain Rauscher Wessels used comparable company trading multiples to value Consolidated Resources and Energy Partners and to derive a value for the energy interests of Hallwood Group and then to determine if, based on these valuations, the consolidation was fair from a financial point of view to Consolidated Resources' public stockholders. Dain Rauscher Wessels reviewed and compared a variety of financial operating and market information relating to Consolidated Resources and Energy Partners to corresponding financial information, ratios and public multiples for the following seven small to medium capitalization, acquisition and exploitation focused exploration and production companies:

     - Abraxas Petroleum Corporation;

     - Costilla Energy, Inc.;

     - Cross Timbers Oil Company;

     - Key Production, Inc.;

     - Magnum Hunter Resources, Inc.;

     - Southern Mineral Corporation; and

     - Swift Energy Company.

     These comparable companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, can be considered similar to Consolidated Resources and Energy Partners. The multiples and ratios for the companies were based on Dain Rauscher Wessels' and others' published research estimates and latest public information.

     Dain Rauscher Wessels considered publicly available information for the comparable companies, including, but not limited to the following:

     - market value of capitalization ("MVC"), which is the market value of equity plus book value of total debt and liquidation value of preferred stock, less excess cash and equivalents, as a ratio of 1997 pretax SEC PV-10% Value (the "MVC/1997 PV-10 Ratio");


     - MVC as a multiple of earnings before interest, taxes, depreciation, depletion and amortization and exploration expenses ("EBITDX") as estimated for the 1998 (the "1998E MVC/EBITDX Multiple") and 1999 (the "1999E MVC/ERITDX Multiple") calendar years; and


     - MVC as a ratio of 1997 proved reserves (the "MVC/1997 Proved Reserves Ratio").

     Dain Rauscher Wessels' analyses indicated the following:

                                                                      HALLWOOD CONSOLIDATED
                                               RANGE         MEDIAN   RESOURCES CORP. VALUE
                                          ----------------   ------   ---------------------
MVC/1997 PV-10..........................   84.6% to 190.2%    127.6%           84.9%
1998E MVC/EBITDX........................     4.2x to 11.3x     8.6x            6.1x
1999E MVC/EBITDX........................      3.0x to 9.9x     6.9x            4.2x
MVC/1997 Proved Reserves................    $0.81 to $1.98    $1.09           $0.73

     The median multiples were applied to the comparable financial statistics for Consolidated Resources, Energy Partners and the general partnership interest in Energy Partners. The value for the general partnership interest in Energy Partners was then added to the other components that constitute the energy interests of Hallwood Group.

     After applying the cross-ownership approach, the comparable company analysis implies that the public stockholders of Consolidated Resources, who are receiving 26.0% of the Energy Corporation common stock in the consolidation, are contributing between 23.4 % and 25.8 % of the value of Energy Corporation, depending on the control relinquishment payment. Because the percentage of Energy Corporation that Consolidated Resources' public stockholders are receiving was slightly above this range, this analysis supported Dain Rauscher Wessels' opinion.

     No company used in the comparable company analysis is identical to Consolidated Resources or Energy Partners. Accordingly, an analysis of the above is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Comparable Merger and Acquisition Transaction Analysis. Dain Rauscher Wessels used comparable transaction multiples to value Consolidated Resources and Energy Partners and to derive a value for the energy interests of Hallwood Group and then to determine if, based on these valuations, the consolidation was fair from a financial point of view to Consolidated Resources' public stockholders. Dain Rauscher Wessels considered a number of publicly announced completed business combinations in the oil and gas sector for which terms were publicly available, including the following 22 transactions announced between March 1994 and November 1998:

     - Pogo Petroleum, Inc.'s acquisition of Arch Petroleum, Inc.;

     - Lomak Petroleum, Inc.'s acquisition of Domain Energy Corporation;

     - Meridian Resource Corp.'s acquisition of Shell Oil Co.'s south Louisiana properties;

     - Ocean Energy, Inc.'s acquisition of United Meridian Corporation;

     - Texoil, Inc.'s acquisition of Cliffwood Oil & Gas Corp.;

     - Chesapeake Energy Corporation's acquisition of Hugoton Energy Corp.;

     - Titan Exploration, Inc.'s acquisition of Carrollton Resources, LLC;

     - Belco Oil & Gas Corp.'s acquisition of Coda Energy, Inc.;

     - Chesapeake Energy Corporation's acquisition of DLB Oil & Gas, Inc.;

     - Southern Mineral Corporation's acquisition of Amarac Energy Corporation;

     - Titan Exploration, Inc.'s acquisition of Offshore Energy Development Corporation;

     - Meridian Resource Corp.'s acquisition of Cairn Energy USA, Inc.;

     - Louis Dreyfus Natural Gas Corp.'s acquisition of American Exploration Company;

     - Forcenergy Inc.'s acquisition of Convest Energy Corporation;

     - Forcenergy Inc.'s acquisition of Edisto Resources Corporation;

     - Monterey Resources, Inc.'s acquisition of McFarland Energy, Inc.;

     - Columbia Natural Resources, Inc.'s acquisition of Alamco, Inc.;

     - Forcenergy Inc.'s acquisition of Great Western Resources, Inc.;

     - Texas Pacific Group, Inc.'s acquisition of Belden & Blake Corporation;

     - HS Resources, Inc.'s acquisition of Tide West Oil Company;

     - Key Production Company, Inc.'s acquisition of Brock Exploration Corporation; and

     - Alexander Energy Corporation's acquisition of American Natural Energy Corporation.

     Dain Rauscher Wessels considered some of the publicly available information for the comparable transactions, including, but not limited to, (1) transaction value to target company total proved reserves ("Transaction Value/Proved Reserves") and (2) transaction value to target company SEC PV-10% Value, ("Transaction Value/SEC PV-10"). Dain Rauscher Wessels calculated multiples based on the consideration attributable to oil and gas reserves for each of the comparable transactions to, among other things, such acquired companies' respective proved reserves. Dain Rauscher Wessels' analyses is summarized in the following table.

                                                            RANGE FOR THE
                                                       COMPARABLE TRANSACTIONS       MEAN
                                                       -----------------------       ----
Transaction Value/Proved Reserves....................  $2.55 to $14.37 per BOE   $7.02 per BOE
Transaction Value/SEC PV-10..........................       0.6x to 2.2x             1.1x

     The mean multiples were applied to comparable financial statistics for Consolidated Resources and Energy Partners. A value for the general partnership interest in Energy Partners was derived from the value of Energy Partners and added to the other components that constitute the energy interests of Hallwood Group. After applying the cross-ownership approach, this comparable transaction analysis implies that the public stockholders of Consolidated Resources, who are receiving 26.0% of the Energy Corporation common stock in the consolidation, are contributing between 24.1% and 26.5% of the value of Energy Corporation, depending on the control relinquishment payment. Because the percentage of Energy Corporation that Consolidated Resources' public stockholders are receiving was within this range, this analysis supported Dain Rauscher Wessels' opinion.

     No transaction used in the comparable merger and acquisition transaction analysis is identical to the consolidation. In evaluating the comparable transactions, Dain Rauscher Wessels made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Consolidated Resources, such as the impact of competition on the business of Consolidated Resources, Energy Partners and the industry in general, industry growth and the absence of any material change in the financial condition and prospects of

Consolidated Resources or Energy Partners or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable transaction data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Dain Rauscher Wessels' opinion. In arriving at its fairness opinion, Dain Rauscher Wessels considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Consolidated Resources or Energy Partners or the contemplated transaction. The analyses were prepared solely for purposes of Dain Rauscher Wessels' providing its opinion to the Consolidated Resources special committee as to the fairness from a financial point of view of the consideration to the public stockholders in the consolidation and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Analyses based upon forecast of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Consolidated Resources, Energy Partners, Dain Rauscher Wessels or any other person assumes responsibility if future results are materially different from those forecast. As described above, Dain Rauscher Wessels' opinion to the Consolidated Resources special committee was one of many factors taken into consideration by the Consolidated Resources special committee in connection with its consideration of the consolidation, and its opinion does not constitute a recommendation as to how any stockholder should vote with respect to the consolidation. The foregoing summary does not purport to be a complete description of the analysis performed by Dain Rauscher Wessels and is qualified by reference to the written opinion of Dain Rauscher Wessels set forth in Appendix C to this document. Dain Rauscher Wessels has consented to inclusion of its written opinion in this document.

     Dain Rauscher Wessels, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Dain Rauscher Wessels was selected to serve as the financial advisor to the Consolidated Resources special committee in connection with the consolidation on the basis of Dain Rauscher Wessels' experience with mergers and acquisitions in the energy industry. Pursuant to an engagement letter agreement dated July 27, 1998, Consolidated Resources paid Dain Rauscher Wessels a financial advisory fee of $50,000 upon the execution of the engagement letter, an additional $125,000 at the time Dain Rauscher Wessels delivered its fairness opinion and will pay Dain Rauscher Wessels a fee of $100,000 at the time the consolidation is completed. Consolidated Resources also agreed to reimburse Dain Rauscher Wessels for its reasonable out-of-pocket expenses and to indemnify Dain Rauscher Wessels and its controlling persons against specified liabilities and expenses relating to or arising out of the completion of the consolidation, including liabilities under federal securities laws. The indemnification for liabilities under United States federal securities laws may not be enforceable as being against public policy.

     Dain Rauscher Wessels in the normal course of its business may trade the securities of Consolidated Resources and Energy Partners for its own account and for the accounts of its customers and, accordingly, may hold a long or short position in such securities at any time. Dain Rauscher Wessels has been engaged to perform services for affiliates of Consolidated Resources, Energy Partners and Hallwood Group in the past and has been paid customary fees for those services.

TERMS OF THE CONSOLIDATION; CONVERSION OF UNITS OR SHARES

     The consolidation will be accomplished by (1) merging subsidiaries of Energy Corporation with and into each of Energy Partners and Consolidated Resources, with Energy Partners and Consolidated Resources as the surviving entities, and with the result that each of them will be wholly owned by Energy Corporation, and by (2) the contribution of the energy assets of HEPGP to Energy Corporation. If the consolidation is completed, each Energy Partners unit, other than those owned by Consolidated Resources, and each issued and outstanding share of Consolidated Resources common stock, other than those owned by Energy Partners, outstanding immediately prior to the effective time of the consolidation will be automatically converted into and exchanged for the right to receive shares of Energy Corporation common stock or Energy Corporation preferred stock based on a formula referred to as a "conversion ratio" as described below. Each Class A and Class B unit of Energy Partners will be converted into the right to receive 0.7417 of a share of Energy Corporation common stock. Class C units of Energy Partners, other than those held by Consolidated Resources, will be converted into the right to receive one share of Energy Corporation preferred stock. Each share of Consolidated Resources common stock, other than those held by Energy Partners, will be converted into the right to receive 1.5918 shares of Energy Corporation common stock. The Class A units and Class C units held by Consolidated Resources will continue to represent limited partner interests in Energy Partners after the consolidation. The Consolidated Resources common stock held by Energy Partners will be canceled without consideration.

     HEPGP will receive 1,312,411 shares of Energy Corporation common stock, as a result of its:

     - relinquishing its rights to participate in drilling and acquisitions by Energy Partners;

     - relinquishing its rights to receive a share of revenues from Energy Partners greater than the amount of expenses allocated to it;

     - its contribution of assets and the general partner interest in Energy Partners to Energy Corporation;

     - Hallwood Group's relinquishing its contractual rights to fees paid by Energy Partners and Consolidated Resources; and

     - Hallwood Group's relinquishing its right to vote the Class B units of Energy Partners, which vote as a separate class on all matters brought to a vote of unitholders.

     Based upon the conversion ratios set out in the Consolidation Agreement, holders of Energy Partners Class A units, other than Consolidated Resources and Hallwood Group, prior to the effective time of the consolidation, in the aggregate, will own 56% of the outstanding Energy Corporation common stock after giving effect to the consolidation. Holders of Consolidated Resources common stock, other than Energy Partners, prior to the effective time of the consolidation, in the aggregate, will own 26% of the outstanding Energy Corporation common stock after giving effect to the consolidation. Hallwood Group will own 18% of the Energy Corporation common stock after giving effect to the consolidation. In addition, holders of Class C units of Energy Partners, including Hallwood Group, but not including Consolidated Resources, will hold all of the Energy Corporation preferred stock.

EFFECTIVE TIME

     Energy Partners, Consolidated Resources and HEPGP anticipate completing the consolidation as promptly as possible after the approval of the consolidation and when all of the conditions contained in the consolidation agreement are satisfied or waived.

THE CONSOLIDATION AGREEMENT

     The following is a discussion of the significant provisions of the consolidation agreement. This discussion is not intended to be complete and is qualified in its entirety by reference to the full text of the consolidation agreement, which is attached as Appendix A. We encourage you to read the consolidation agreement in its entirety. For purposes of convenience, references to the "original entity" means Energy Partners, Consolidated Resources or HEPGP, BEFORE giving effect to the consolidation. "Energy subsidiary" means the subsidiary of Energy Corporation that is merging with and into Energy Partners or Consolidated Resources. "Surviving entity" refers to Energy Partners or Consolidated Resources, AFTER giving effect to the consolidation.

     Representations and Warranties of each Original Entity. The consolidation agreement contains representations and warranties of each original entity relating to, among other things:

     - the original entity's organization, qualification, standing and similar corporate or partnership matters;

     - the original entity's capital structure, such as the number of authorized shares or units, number of shares or units outstanding, etc.;

     - the authorization, performance and enforceability of the consolidation agreement and that there are no violations of the original entity's governing instruments or applicable laws and agreements, governmental filings, authorizations and consents required to complete the consolidation;

     - the availability to Energy Corporation and the other parties of selected reports and financial statements;

     - the absence of any material adverse changes or events relating to the business and properties of the original entity, its capital stock, or its accounting principles, practices or methods;

     - the absence of any brokers or broker fees to be paid in connection with the consolidation, other than those being paid to Prudential Securities, Dain Rauscher Wessels and Kirkpatrick Energy Associates;

     - the absence of any takeover statutes applicable to the original entity or the consolidation;

     - the certificates, permits, licenses, franchises, consents, and other documents necessary to conduct its business and that those documents have been obtained and are in full force and effect; and

     - the absence of any untrue statements of a material fact or any omission of a material fact relating to such original entity, as represented by that original entity, but not as to the other parties to the consolidation agreement, that must be stated in this document.

     Representations and Warranties of Energy Corporation and the Energy Subsidiaries. Energy Corporation and each energy subsidiary made representations and warranties relating to:

     - their proper organization, qualification, standing and similar corporate or partnership matters;

     - the authorization, performance and enforceability of the consolidation agreement;

     - the absence of any violations of their governing instruments or applicable laws and agreements, governmental filings, authorizations and consents required to complete the consolidation; and

     - the absence of any untrue statements of a material fact or any omission of a material fact relating to Energy Corporation or the energy subsidiary, as represented by such party, but not as to the other parties to the consolidation agreement, that must be stated in this document.

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

     Covenants. The parties to the consolidation agreement made a number of covenants or promises. Each of the original entities covenanted to, among other things:

     - operate its business and that of its subsidiaries in the usual and ordinary course consistent with past practices;

     - use its best efforts to preserve its business organization;

     - maintain its existing relations with customers, suppliers, employees and business associates;

     - not take any action that would adversely affect the ability of the parties to complete the consolidation;

     - take all actions necessary to convene the meetings to vote on the approval of the consolidation agreement;

     - give the representatives of the other parties reasonable access to information concerning its business; and

     - notify the other parties of any material adverse change in the condition of its business, properties, assets, liabilities or results of operations.

The surviving entity has agreed to indemnify and hold harmless each present and former director and/or officer who is made a party or threatened to be made a party to a lawsuit by reason of the fact that he or she was a director or officer of the original entity or any subsidiary of the original entity and, except as specified in the consolidation agreement, to maintain existing directors' and officers' liability insurance or equivalent liability insurance for six years following the effective time.

     Other Agreements. Each original entity, Energy Corporation and each energy subsidiary have also agreed that it shall use its commercially reasonable best efforts to complete the consolidation.

     Conditions to the Consolidation. A number of conditions must be met in order to complete the consolidation, including:

     - the approval of the consolidation agreement by the holders of a majority of each class of Energy Partners units and the Consolidated Resources common stock;

     - no court or other governmental entity will have enacted a law that is in effect and prohibits the consolidation;

     - both of the mergers and the asset contribution are to be completed concurrently; and

     - the obtaining of any necessary consent of any lender or other third party that is required to be obtained.

     Termination. The consolidation agreement can be terminated by:

     - the mutual consent of Energy Corporation and the original entities;

     - the action of the board of directors of Energy Corporation or any original entity if, without fault of the terminating party, the mergers are not completed by September 30, 1999;

     - the action of the Energy Corporation board, if one of the original entities fails to comply in any material respect with any of the covenants or agreements contained in the consolidation agreement that were to have been performed by it at or prior to the date of termination;

     - by either Energy Partners or Consolidated Resources if either of them receive an offer from a third party for a merger, consolidation or combination or a tender offer or exchange, and the applicable board of directors determines, in its good faith reasonable judgment, that the acceptance of the offer could reasonably be required by the fiduciary obligations of those directors under applicable law;

     - the action of the board of directors of one of the original entities if the board of directors of the original entity or the independent directors withdraw or adversely modify their approval or recommendation of the consolidation agreement or the applicable merger; or

     - the action of the board of directors of one of the original entities if Energy Corporation fails to comply in any material respect with any of the covenants or agreements contained in the consolidation agreement.

     Amendment. The parties may modify or amend the consolidation agreement, by written agreement prior to the completion of the consolidation, according to the applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as it applies to Energy Partners, or the Delaware General Corporation Law, as it applies to Consolidated Resources.

EXCHANGE OF CERTIFICATES

     At the completion of the consolidation, all Energy Partners units, other than those held by Consolidated Resources, and all shares of Consolidated Resources common stock will cease to be outstanding and will automatically be canceled and retired. Each certificate formerly representing Energy Partners units, other than those held by Consolidated Resources, and shares of Consolidated Resources common stock, other than those held by Energy Partners, will represent ownership of the right to receive the Energy Corporation common stock or Energy Corporation preferred stock issuable in the mergers until those certificates are surrendered to the exchange agent. The exchange agent for the consolidation is Registrar and Transfer Company.

     As soon as possible after the completion of the consolidation, the exchange agent will mail you a form of letter of transmittal and instructions for your use in exchanging your Energy Partners unit certificates or Consolidated Resources common stock certificates for Energy Corporation common stock and preferred stock certificates. When you surrender your certificates, together with a signed letter of transmittal, you will receive in exchange certificate(s) representing whole shares of Energy Corporation common stock or Energy Corporation preferred stock to which you are entitled, based on the conversion ratio that applies.

     YOU SHOULD NOT SEND YOUR CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

FRACTIONAL SHARES

     You will not receive any fractional shares of Energy Corporation common stock or Energy Corporation preferred stock as a result of the consolidation. Instead of fractional shares, you will receive, upon surrender of your certificate(s) to the exchange agent, along with the signed letter of transmittal, a number of shares rounded up or down to the nearest whole share. Half shares will be rounded up to the next whole share.

ACCOUNTING TREATMENT

     For accounting purposes, the consolidation of Energy Partners, Consolidated Resources and the direct energy interests of HEPGP into a newly created Energy Corporation will be treated as a purchase by Energy Partners of the Consolidated Resources common stock it does not currently own and the direct energy interests of HEPGP. Accordingly, the assets and liabilities of Energy Partners, including its share of the assets and liabilities of Consolidated Resources owned prior to the consolidation, will be recorded at historical cost, and the remaining assets and liabilities of Consolidated Resources and the direct energy interests of HEPGP will be recorded at estimated fair values.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS; RESALE OF ENERGY CORPORATION STOCK

     The Energy Corporation common stock and Energy Corporation preferred stock issuable in connection with the consolidation have been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by unitholders or stockholders, except for those

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

unitholders or stockholders who are considered "affiliates" of Energy Partners or Consolidated Resources, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act.

     Energy Corporation stock received by those unitholders and stockholders who are considered to be "affiliates" of Energy Partners or Consolidated Resources may be resold without registration only as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be considered to be affiliates of Energy Partners or Consolidated Resources generally include individuals or entities that control, are controlled by or are under common control with, Energy Partners or Consolidated Resources and may include the executive officers and directors of Energy Partners and Consolidated Resources, as well as some of the principal unitholders or stockholders of Energy Partners and Consolidated Resources.

ABSENCE OF APPRAISAL RIGHTS

     According to applicable Delaware law, you will have no right to dissent from the mergers and receive an appraised value for your units of Energy Partners or shares of Consolidated Resources common stock. Consequently, you will be bound by the vote of unitholders or stockholders owning a majority of each class of the units of Energy Partners or shares of Consolidated Resources common stock. If you do not wish to own Energy Corporation common stock or Energy Corporation preferred stock, you must either sell your Energy Partners units or shares of Consolidated Resources common stock before the consolidation is completed, or sell your Energy Corporation common stock or Energy Corporation preferred stock after the consolidation is completed.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS AND THE CONSOLIDATION

     In considering the recommendation of the boards of Consolidated Resources and Hallwood, G.P., with respect to the mergers, you should be aware that Messrs. Gumbiner, Troup and Guzzetti are directors or executive officers of each of Hallwood Group, Hallwood G.P. and Consolidated Resources and therefore they have an interest in the completion of the mergers that are in addition to, or different from, yours. The boards were aware of these interests, and considered them, among other matters, in approving the consolidation agreement and the transactions contemplated by it. The boards noted, however, that Messrs. Gumbiner, Troup and Guzzetti's participation in approving the consolidation on behalf of Energy Partners and Consolidated Resources was limited to acting upon the recommendations of the special committees of the boards of Hallwood G.P. and Consolidated Resources.

CONFLICTS OF INTEREST

     The determinations by the boards of directors of Hallwood G.P. and Consolidated Resources to participate in the consolidation may have been affected by a number of conflicts of interest.

     Hallwood Group is the sole stockholder of Hallwood G.P., which is the general partner of HEPGP, the general partner of Energy Partners. As the sole stockholder of Hallwood G.P., Hallwood Group has approved the contribution of assets by HEPGP to Energy Corporation. Hallwood Group also owns approximately 5.1% of the outstanding Class A units, 100% of the outstanding Class B units and 1.8% of the outstanding Class C units of Energy Partners. The holders of each class of units will be entitled to vote on the Energy Partners merger as separate classes. Hallwood Group will vote all of its units in favor of the Energy Partners merger.

     The board of directors of Hallwood G.P., acting on behalf of HEPGP, has approved the contribution of assets and liabilities by HEPGP to Energy Corporation and, acting on behalf of Hallwood G.P. as the general partner of HEPGP, which is the general partner of Energy Partners, has approved the merger of Energy Partners into a separate subsidiary of Energy Corporation. Furthermore, the board of directors of Hallwood G.P. consists of Messrs. Gumbiner, Troup and Guzzetti, who are also officers or directors of Hallwood Group, as well as three members who are not otherwise affiliated with Hallwood Group. In taking its actions in connection with the consolidation, the board of Hallwood G.P. has fiduciary duties to both the stockholders of Hallwood G.P. and the unitholders of Energy Partners. To address the separate fiduciary duties of the board to the unitholders, the board authorized the special committee of Hallwood G.P., consisting solely of the outside directors, to consider and recommend whether Energy Partners should participate in the consolidation. Pursuant to this authority, the Hallwood G.P. special committee engaged legal and financial advisors to assist it in its consideration.

     Energy Partners owns 45.7% of the stock of Consolidated Resources. Furthermore, Messrs. Gumbiner, Troup and Guzzetti are members of the board of directors of both Hallwood G.P. and Consolidated Resources. The board of directors of Consolidated Resources also includes four members who are not otherwise affiliated with Hallwood Group or Energy Partners. To address the fiduciary duties of Consolidated Resources' board to the stockholders of Consolidated Resources, other than Energy Partners, the board authorized the special committee of Consolidated Resources, consisting solely of the four outside directors, to consider and recommend whether Consolidated Resources should participate in the consolidation. Acting under this authority, the Consolidated Resources special committee engaged legal and financial advisors to assist it in its consideration.

     Although the boards of directors of both Hallwood G.P. and Consolidated Resources have attempted to resolve all conflicts of interest in a manner that would not adversely affect either the unitholders or the stockholders, if these conflicts did not exist it is possible that the consolidation would not have been approved or would have been approved on a basis that would be more favorable to the unitholders, the stockholders or both.

MANAGEMENT AND BOARD OF DIRECTORS AFTER THE CONSOLIDATION

     None of Energy Partners, Consolidated Resources or Hallwood G.P. has any employees. Hallwood Petroleum, a subsidiary of Energy Partners, operates the properties and administers the day-to-day activities of each of the entities and performs duties related to the management and operation of various properties in which the entities own an interest. Furthermore, the officers of each of Consolidated Resources and Hallwood G.P. are the same. Upon completion of the consolidation, Hallwood Petroleum will become a wholly-owned subsidiary of Energy Corporation, all of the officers of Hallwood G.P., Consolidated Resources and Hallwood Petroleum will become officers of Energy Corporation and all of the directors of Hallwood G.P. and Consolidated Resources will become directors of Energy Corporation. After the consolidation, the board of directors of Energy Corporation will consist of the present members of the boards of both Hallwood G.P. and Consolidated Resources.

AMENDMENT TO THE ENERGY PARTNERS PARTNERSHIP AGREEMENT

     The partnership agreement does not presently provide for the merger of Energy Partners with another entity. In order to complete the Energy Partners merger, it is necessary to amend the partnership agreement. Approval of the consolidation by unitholders will constitute approval of the amendment. The stockholders of Consolidated Resources will not vote on the amendment.

     The following summary highlights the primary features of the amendment. For a complete description of its provisions, we urge you to read the amendment, which is attached to this document as Appendix E.

     The amendment adds a new Article XXI to the partnership agreement. The new
Article XXI does the following:

     - Authorizes Energy Partners to merge or consolidate with one or more limited partnerships organized under the laws of Delaware or another state of the United States according to a written agreement;

     - Outlines the procedure for entering into a merger or consolidation, including requiring the written consent of the general partner to the merger and the general partner's approval of the merger agreement;

     - Requires that, upon approval of the proposed agreement by the general partner, the merger agreement be submitted to a vote of the limited partners;

     - Requires a majority of the limited partnership interests, each voting as a separate class, to vote for the merger agreement; and

     - Requires the filing of a certificate of merger with the Secretary of State of Delaware.

     Completion of the consolidation is conditioned upon approval of the consolidation agreement and the amendment by the unitholders. If the consolidation agreement is not approved or if for any reason the consolidation is not completed, the amendment will not be implemented.

STOCK OPTIONS; INCENTIVE PLAN; WARRANTS


     Some of the directors, officers and employees of each of Hallwood G.P., Hallwood Petroleum and Consolidated Resources currently hold options to purchase units or stock of Consolidated Resources. In the consolidation, these options will be canceled and the holder of each option will receive an amount in cash equal to the difference between the exercise price of the option and the average market value of the units or stock into which the option is exercisable for the 30 calendar days prior to the closing of the consolidation. In addition, the Prudential Insurance Company of America holds a warrant to purchase 98,599 shares of Consolidated Resources common stock. Upon completion of the consolidation, Prudential has the right to receive a new warrant instead of its current warrant. The new warrant will entitle Prudential to purchase shares of Energy Corporation common stock. The price per share at which the shares may be purchased under the new warrant will be the lesser of (1) the exercise price currently in effect, which is $28.76, multiplied by a fraction, the numerator of which is the value of a share of Energy Corporation's common stock at the completion of the consolidation and the denominator of which is the market price per share of Consolidated Resources' stock at the completion of the consolidation; or (2) the value of a share of Energy Corporation common stock at the completion of the consolidation. The number of shares of Energy Corporation that Prudential may purchase is determined by multiplying the 98,599 shares subject to the current warrant by a fraction, the numerator of which is the current exercise price of $28.76, and the denominator of which is the new exercise price. At Prudential's election, it may exercise the warrant for Energy Corporation common stock, and instead of receiving the shares of common stock, receive cash equal to the value of the shares covered by the warrant.


     The incentive plan provides for the issuance of options to purchase up to 1,200,000 shares of Energy Corporation common stock and 180,000 shares of Energy Corporation preferred stock to directors, officers and employees of Energy Corporation. Approval of the consolidation by the unitholders and the stockholders will also constitute approval of the incentive plan.

     The following discussion highlights the principal features of the incentive plan. For a complete description of the incentive plan, we urge you to read the full text of the incentive plan, which is attached as Appendix F to this document.

  Purpose of the Incentive Plan

     The purpose of the incentive plan is to advance the best interests of Energy Corporation, its subsidiaries and its stockholders in order to attract, retain and motivate directors, officers, key employees and consultants by providing them with incentives in the form of options, stock appreciation rights, awards of restricted stock and awards based upon performance. Energy Corporation believes that awards granted under the incentive plan will increase the personal stake of such individuals in the continued success and growth of Energy Corporation.

  Eligibility

     Persons eligible to participate in the incentive plan are directors, officers, key employees, and consultants to Energy Corporation or its subsidiaries. The Energy Corporation board or the incentive plan committee has the discretion to designate the eligible persons and determine the type, amount and time of grant of any award under the incentive plan.

  Administration of the Incentive Plan

     The incentive plan is administered by Energy Corporation's board, or by a committee designated by the board. The committee must consist of three "outside" directors, as defined in Section 162(m) of the Internal Revenue Code. The committee has the discretion and the authority to establish the terms and conditions of awards granted under the incentive plan. The committee also has the discretion to establish the performance objectives for determination of awards that are performance-based compensation.

  Shares Subject to the Incentive Plan

     Energy Corporation may issue up to 1,200,000 shares of common stock and 180,000 shares of preferred stock under the incentive plan. The committee may grant awards of incentive stock options or non-qualified stock options. The maximum number of shares of common stock that may be granted to any individual in any calendar year is 600,000 shares. The maximum number of shares of preferred stock that may be granted to any one individual in a calendar year is 90,000 shares. These limits apply whether the awards are incentive stock options or non-qualified stock options. The maximum amount payable in cash under a performance-based award is $1,000,000. If any award under the incentive plan expires or is terminated prior to its exercise, the shares subject to that award will again be available for further grants under the incentive plan.

  Exercisability; Exercise Price

     Options granted under the incentive plan are exercisable at specific times and subject to the terms and conditions as determined by the committee in granting the option. However, outstanding options become immediately exercisable upon a change of control and remain exercisable for three years after the optionee's termination of employment for any reason other than termination for cause. Options are issued at an exercise price as determined by the committee except that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the stock. In the case of incentive stock options granted to a person who owns stock of Energy Corporation that represents more than 10% of the combined voting power of all classes of Energy Corporation's stock, the exercise price may not be less than 110% of the fair market value of the shares.

     Options may be paid for in cash or with shares of Energy Corporation common stock or preferred stock. For purposes of the incentive plan, the fair market value is determined by the last reported sales price of the shares if the shares are listed or admitted for trading on any national securities exchange. If the shares are quoted on NASDAQ or any similar system of automated securities price quotations in common use, the fair market value is the mean between the closing high bid and low asked quotations for the shares on that day for that system.

  Reload Options

     At the time an option is granted, the committee has the authority to specify if the recipient will be granted a "reload" option. A reload option entitles the optionee to new options, if, upon exercise of a previously granted option, the optionee pays the exercise price with shares of stock. The exercise price of the reload option is the fair market value per share of stock on the date the reload option is granted. The reload option is exercisable at any time after grant, or on a date set by the committee, and the reload option expires on the expiration date of the original option that it replaced.

  Expiration of Options

     The expiration date of an option is determined by the committee when the option is granted, but in no event is an option exercisable after 10 years from the date of grant. Options awarded to persons who own more than 10% of Energy Corporation's stock expire five years from the date of grant. If an optionee ceases to be employed due to death, retirement or disability, that optionee's options expire after 12 months. If, however, an optionee ceases to be employed by Energy Corporation for any reason other than death, retirement or disability, that optionee's options expire 90 days after the optionee's termination.

In the event of a change of control of Energy Corporation, an optionee will have three years to exercise the option.

  Stock Appreciation Rights

     The committee may also make awards of stock appreciation rights. A stock appreciation right entitles the holder to receive upon exercise of the right, all or a portion of the excess of (1) the fair market value of a specified number of shares of common stock at the time of exercise over (2) a specified price that may not be less that 100% of the fair market value of the shares of common stock at the time of grant. Stock appreciation rights may be granted in connection with a previously or contemporaneously granted option, or independent of any option. If issued in connection with an option, the committee may impose a condition that exercise of a stock appreciation right cancels the option with which it is connected. A stock appreciation right may not be exercised at any time when the fair market value of the shares of common stock to which it relates does not exceed the exercise price of the option associated with those shares of common stock. A stock appreciation right issued in connection with an option may be exercised at any time the option to which it relates is exercisable, but only to the extent the option to which it relates is then exercisable, and it is subject to the conditions that apply to the option. Stock appreciation rights become immediately exercisable upon a change of control and remain exercisable for three years after the optionee's termination of employment for any reason other than termination for cause.

  Restricted Stock Awards

     The committee may, in its discretion, make awards of restricted stock. The committee may specify the number of shares of restricted stock to be awarded, the price, if any, to be paid by the individual receiving the restricted stock award, and the date or dates on which the restricted stock will vest. The vesting and number of shares of restricted stock may be conditioned upon the completion of a specified period of service with Energy Corporation or its subsidiaries or upon the employee's attaining any of the following specified performance goals as fixed by the committee:

     - net income before or after extraordinary items, operating income, income before taxes, earnings before depreciation, interest and taxes, cash flow or revenues of Energy Corporation or one or more subsidiaries;

     - return on equity;

     - return on capital employed;

     - return on net assets;

     - increases in the market price of the common stock or other securities of Energy Corporation before or after dividends;

     - the performance of the Energy Corporation's common stock or other securities in comparison to other stocks, stock indices or groups of stocks or other investments;

     - increases in sales, margins or profit on a product or product line basis; or

     - any combination of the above.

     The committee will determine whether the recipient of the award will have the right to vote and/or receive dividends on the restricted stock before it has vested. In the event of the recipient's termination of employment before all of his or her restricted stock has vested, or if other conditions to the vesting of restricted stock have not been satisfied, the shares of restricted stock that have not vested will be forfeited and any purchase price paid by the employee will be returned to the employee. The committee may, in its discretion at any time, accelerate the vesting of restricted stock or otherwise waive or amend any conditions of a grant of a restricted stock award.

  Performance Awards

     The committee is also authorized to grant awards that are intended to be "performance-based compensation." These "performance awards" are payable in stock, cash or a combination of the two, at the discretion of the committee.

     The committee will establish a performance period with respect to each performance award over which the performance of the holder of the performance award will be measured. The committee will establish a minimum level of acceptable achievement for the participant at the time of the grant of each performance award. Each performance award will be contingent upon future performance and achievement of the "performance measures" fixed by the committee. These performance measures will be based on the same factors described above that are used by the committee to establish the performance goals relating to the awards of restricted stock.

     The committee has the authority to determine at the time of grant of the performance award the maximum value of a performance award, the frequency of performance awards and the date or dates when performance awards vest. Following the end of each performance period, the holder of each performance award will be entitled to receive payment of an amount, based on the achievement of the performance measures for the performance period, as determined by the committee. If at the end of the performance period the specified performance measures have been attained, the holder will be considered to have fully earned the performance award.

     An individual that receives a performance award who, by reason of death, disability or retirement, terminates employment before the end of the performance period will be entitled to receive, to the extent earned, a portion of the performance award that is proportional to the portion of the performance period during which the holder was employed. An individual who receives a performance award who terminates employment for any other reason will not be entitled to any part of the performance award unless the committee determines otherwise.

     The committee may accelerate vesting of the performance award or otherwise waive or amend any conditions, including but not limited to performance objectives, of a performance award, and all performance awards will vest upon a change of control.

  Transferability; Adjustments of Options

     Awards granted under the incentive plan are transferable only by will or by the laws of descent and distribution. The number of shares covered by an award will be adjusted if there is an increase or decrease in the number of outstanding shares of Energy Corporation common stock or of Energy Corporation preferred stock due to: a stock dividend; stock split; recapitalization; combination; an exchange of shares; a liquidation; a split-up, split-off or spin-off; or similar changes in capitalization.

  Acceleration of awards upon a "change of control'

     If there is a change of control of Energy Corporation, the vesting of awards granted under the incentive plan accelerates. For purposes of the incentive plan, a change of control occurs if:

     - any person acquires beneficial ownerships of 25% or more of the combined voting power of Energy Corporation's voting securities;

     - the individuals who, as of the completion of the consolidation, are members of the board, cease to constitute two-thirds of the board unless any new director nominated by the stockholders is approved by a two-thirds vote of the incumbent board;

     - the stockholders of Energy Corporation approve a merger or consolidation in which the stockholders of Energy Corporation do not continue to own 80% of Energy Corporation's combined power after the transaction;

     - Energy Corporation liquidates, dissolves or sells all or substantially all of its assets; or

     - the stockholders of Energy Corporation accept shares of stock in a share exchange and, after the exchange, do not own 80% of Energy Corporation's combined voting power.

  Tax Consequences

     The following discussion of tax considerations relates only to United States federal income tax matters. The discussion assumes that optionees are fully subject to United States federal income tax on the basis of United States citizenship or residency. Moreover, the discussion is general in nature and does not take into account a number of considerations that may apply in light of the particular circumstances of an optionee.

     Some of the options issued under the incentive plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, while other options granted under the incentive plan are non-qualified stock options. The Internal Revenue Code provides for tax treatment of stock options qualifying as incentive stock options that may be more favorable to employees than the tax treatment accorded non-qualified stock options.

     Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for United States federal income tax purposes. On the sale of shares acquired by exercise of an incentive stock option, assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise, any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of a non-qualified option, the optionee recognizes taxable income, subject to withholding, in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss.

     Under rules that apply to United States corporations, no deduction is available to the employer corporation upon the grant or exercise of an incentive stock option. Upon exercise of a non-qualified stock option, however, the employer corporation is entitled to a deduction in an amount equal to the income recognized by the employee.

     The current federal income tax consequences of other awards authorized under the incentive plan generally follow some basic patterns:

     - stock appreciation rights are taxed in substantially the same manner as nonqualified stock options;

     - nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the stock over the purchase price, if any, only at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant;

     - performance awards are generally subject to tax at the time of payment;
       and

     - cash based performance awards generally are subject to tax at the time of payment.

     In each of the above cases, Energy Corporation will generally have, at the time the participant recognizes income, a corresponding deduction.

  Stock Option Loan Program

     Under the 1999 Long-Term Incentive Plan Loan Program for Hallwood Energy Corporation, Energy Corporation may lend to the holders of options granted under the incentive plan an amount up to the total exercise price of their options. The loan must be secured by the shares to be acquired upon exercise of the option and other property having a fair market value equal to the principal amount of the loan. The loan is payable in full on the fifth anniversary of the loan and will bear interest at the same rate that Energy Corporation pays on its revolving line of credit with its primary lender. The principal balance of the loan may be paid by the holder either in cash or by the surrender of shares having a fair market value as of the date of the repayment equal to the principal balance. Terms of the loan vary if the option is accelerated due to a change in control of Energy Corporation.

  Total Number of Awards; Amendment of the Incentive Plan

     Since the number of options awarded to any participant is determined by the committee in its discretion from time to time, it is not possible to indicate the number of options that will be granted to any employee in the future. The Energy Corporation board or the committee may amend the incentive plan or any option as it deems advisable, but may not substantially impair any option outstanding under the incentive plan.

EXPENSES OF THE CONSOLIDATION.

     If the consolidation is completed, Energy Corporation will pay all expenses of the consolidation for all parties, which are estimated to be approximately $4,195,000. If the consolidation is not completed, each party will pay its own expenses. These are estimated to be approximately $918,000 for Energy Partners, $827,000 for Consolidated Resources and $2,450,000 for HEPGP.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is the opinion of PricewaterhouseCoopers and sets forth the material United States federal income tax considerations of general application to a unitholder and a stockholder of the mergers. The following discussion is based upon information provided by the general partner of Energy Partners and by Consolidated Resources, the Internal Revenue Code of 1986, as amended and in effect on the date of this document, existing and proposed regulations promulgated under the code, reports of congressional committees, judicial decisions and current administrative rulings and practices. Any of these authorities could be repealed, overruled or modified at any time after the date of this document. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed in this document. No ruling from the IRS with respect to the matters discussed in this document has been requested. The IRS will not issue advance rulings on transactions such as the consolidation, which involve the transfer of interests in widely-held oil and gas properties. Furthermore, there can be no assurance that the IRS or the courts would agree with the conclusions set forth in this discussion. This discussion does not address all aspects of federal income taxation that may be relevant to particular unitholders or stockholders in light of their individual circumstances or to unitholders or stockholders that are dealers in securities, insurance companies, financial institutions, insurance companies, foreign corporations and persons who are not citizens or residents of the United States, who may be accorded special treatment under the federal income tax laws. This discussion also does not address the effect of any foreign, state or local tax law, which effect may be significant.

     ALL PERSONS AFFECTED BY THE PROPOSED CONSOLIDATION ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE PROPOSED CONSOLIDATION.

THE ENERGY PARTNERS MERGER

     The Energy Partners merger should be treated for federal income tax purposes as if the unitholders transferred their interests in Energy Partners to Energy Corporation in exchange for stock of Energy Corporation in a transaction described in section 351(a) of the code. Energy Partners should not recognize any gain or loss as a result of the Energy Partners merger.

     A unitholder who receives only Energy Corporation stock generally should not recognize gain or loss as a result of the Energy Partners merger. A unitholder receiving Energy Corporation stock, however, will recognize gain to the extent that his allocable share of Energy Partners' liabilities, plus any liabilities to which his partnership interest is subject or that otherwise are assumed by Energy Corporation, exceeds his adjusted basis in his partnership interest. Gain, if any, recognized by a unitholder in the Energy Partners merger will be treated as gain from the sale or exchange of an interest in Energy Partners. Therefore, gain recognized by a unitholder generally will be capital gain except to the extent of consideration, including the relief of liabilities, received in exchange for Energy Partners' unrealized receivables. For this purpose unrealized receivables include some types of recapture items with respect to deductions previously taken by Energy Partners and inventory items.

     A unitholder's basis in Energy Corporation stock received in the Energy Partners merger will be equal to his aggregate basis in his partnership interest transferred in the Energy Partners merger, reduced by the amount of any liabilities to which the partnership interest is subject or that are assumed by Energy Corporation in the Energy Partners merger, and increased by any gain recognized by the unitholder in the Energy Partners merger. A unitholder who receives only Energy Corporation common stock or only Energy Corporation preferred stock will allocate his basis in such stock on a pro rata basis. A unitholder who receives both Energy Corporation common stock and Energy Corporation preferred stock will allocate his basis in proportion to the fair market values of the Energy Corporation common stock and Energy Corporation preferred stock. After such value is determined respectively for the Energy Corporation common stock and the Energy Corporation preferred stock, the value of the Energy Corporation preferred stock will be allocated on a pro rata basis among such Energy Corporation preferred stock and the value determined for the Energy Corporation common stock will be allocated on a pro rata basis among such Energy Corporation common stock.

     The code provides special rules suspending a partner's ability to deduct his allocable share of partnership losses when the partner lacks tax basis in his partnership interest, the losses are generated by some types of "passive activities" or activities with respect to which the partner is not "at risk." Following the Energy Partners merger, any prior partnership loss allocated to a unitholder that was suspended by the at risk rules or by a lack of basis will continue to be suspended and effectively will be lost. Losses suspended by the at risk rules, however, should be available to offset any taxable gain recognized as a result of the Energy Partners merger. Any prior partnership loss allocated to a unitholder that was suspended by the passive activity loss rules should be available to offset any gain recognized as a result of the Energy Partners merger, because that income should be passive income, but will not be available to offset nonpassive income, including dividends received on Energy Corporation stock, until such unitholder has sold all of his Energy Corporation common stock to an unrelated party in a fully taxable transaction.

     Notwithstanding the above, the receipt of Energy Corporation preferred stock will be taxable if the stock is treated as "nonqualified preferred stock" within the meaning of Section 351(g) of the code. Section 351(g)(3)(A) defines "preferred stock" as stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. The Energy Corporation preferred stock is able to participate in the corporate growth of Energy Corporation because, upon liquidation of the corporation, the Energy Corporation preferred stock will participate on the same basis as the Energy Corporation common stock. The Energy Corporation preferred stock may be redeemed at any time on or after December 31, 2003. Because of this redemption feature, there is a possibility the IRS could claim that the Energy Corporation preferred stock does not have a real and meaningful probability of actually participating in the liquidation of Energy Corporation. Energy Corporation, however, has represented that it has no plan or intention to redeem the Energy Corporation preferred stock. In addition, the Energy Corporation preferred stock has no features that effectively would require or are intended to compel its redemption. Thus, because (1) the Energy Corporation preferred stock participates upon liquidation of the corporation, and (2) there are no factors that indicate that the Energy Corporation preferred stock is likely to be redeemed, the Energy Corporation preferred stock should not meet the definition of "nonqualified preferred stock" contained in Section 351(g) of the Code.

THE CONSOLIDATED RESOURCES MERGER

     The Consolidated Resources merger should be treated for federal income tax purposes as if the stockholders transferred their Consolidated Resources common stock to Energy Corporation in exchange for stock of Energy Corporation in a transaction described in Section 351(a) of the code. There is a possibility that the IRS could treat the Consolidation Resources merger as a reorganization under
Section 368(a) of the code. In either event, however, the federal income tax consequences to a stockholder who transfers only Consolidation Resources common stock solely in exchange for Energy Corporation common stock should be the same. Such a stockholder should not recognize gain or loss as a result of the Consolidated Resources merger. Furthermore, Consolidated Resources should not recognize any gain or loss as a result of the Consolidated Resources merger.

     A stockholder's basis in Energy Corporation stock received in the Consolidated Resources merger will be equal to his basis in the exchanged shares transferred in Consolidated Resources merger. Such basis will be allocated among a stockholder's Energy Corporation common stock on a pro rata basis. A stockholder's holding period for his Energy Corporation common stock will include his holding period for the exchanged shares if such stock was a capital asset in his hands.

EFFECT OF ASSET CONTRIBUTION ON ENERGY CORPORATION

     Energy Corporation will not recognize gain or loss on the issue of its stock in exchange for the assets contributed by HEPGP. Energy Corporation's basis in such assets will be the same as HEPGP's basis in such assets, increased by the amount of gain, if any, recognized by HEPGP on the transfer.

TREATMENT OF ENERGY CORPORATION

     Energy Corporation will not recognize gain on the issuance of its stock in exchange for partnership interests transferred by unitholders or shares transferred by stockholders in the mergers. Energy Corporation's basis in the Energy Partners partnership interests or Consolidated Resources shares generally will be equal to the basis of such property in the hands of its transferor increased by the amount of gain, if any, recognized by such transferor. Because Energy Corporation generally will inherit the basis that the property had in the hands of the transferor, it may recognize more income and pay higher taxes in the future than it would if the acquisitions were taxable and it received a cost basis in the property. Energy Corporation's holding period for such property generally will include the transferor's holding period for such property.

     The Energy Partners merger will result in a constructive termination of Energy Partners for federal income tax purposes under Section 708 of the Code. The constructive termination of Energy Partners will require Energy Partners to "restart" depreciation of its adjusted basis in its assets. Accordingly, the constructive termination will result in the deferral of some types of depreciation deductions.

TREATMENT OF ENERGY CORPORATION STOCKHOLDERS

     Following the completion of the mergers, unitholders, the general partner of Energy Partners, and the stockholders will be stockholders of Energy Corporation. As such, they will not be taxed directly on the earnings of Energy Corporation, in contrast to the treatment of a person who previously held a partnership interest in Energy Partners. Rather, Energy Corporation will be a taxpaying entity that will pay federal income tax with respect to its taxable income. Thus, the unitholders and the general partner of Energy Partners will lose the tax benefits of operating through a "pass-through" entity for federal income tax purposes.

     Stockholders of Energy Corporation generally will recognize taxable income with respect to the Energy Corporation stock upon the receipt of dividends or other distributions from Energy Corporation, or upon the sale or other disposition of their Energy Corporation stock. Any dividends generally will be included in the recipient's ordinary income to the extent that they are paid out of Energy Corporation's current or accumulated earnings and profits; to the extent they exceed such amount, they will first be treated as a nontaxable return of basis to the extent thereof, and then as gain from the sale of the Energy Corporation stock generally as capital gain. Upon a sale or other taxable disposition of Energy Corporation stock, a stockholder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and his adjusted tax basis in the disposed stock. Provided that the Energy Corporation stock disposed of was held as a capital asset, any such gain or loss generally will be capital gain or loss.

     Under the backup withholding rules of the code, holders of Energy Corporation stock may be required to pay backup withholding tax at the rate of 31% with respect to dividends paid by Energy Corporation on its stock unless such holder (1) is a corporation or comes within specific exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not required to pay backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules will be credited against the holder's federal income tax liability. Energy Corporation may require holders of its stock to establish an exemption from backup withholding or to make arrangements satisfactory to Energy Corporation with respect to the payment of backup withholding.

REPORTING OBLIGATIONS

     Under United States Treasury regulations, each unitholder and each stockholder who receives shares of Energy Corporation common stock or preferred stock in the mergers must provide information concerning the exchange with their federal income tax return for the year in which the mergers occurs. A unitholder also will be required to attach to such income tax return a statement setting forth information with respect to such unitholder's share of Energy Partners'
Section 751 assets and related matters. Energy

Corporation intends to provide former unitholders with information in their final Schedule K-1 that will assist them in meeting these requirements.

     THE ABOVE DISCUSSION ADDRESSES ONLY THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS TO A UNITHOLDER OR STOCKHOLDER GENERALLY. THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS AND THE OWNERSHIP AND DISPOSITION OF STOCK IN ENERGY CORPORATION ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES ALSO MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH UNITHOLDER AND STOCKHOLDER. ACCORDINGLY, UNITHOLDERS AND STOCKHOLDERS ARE URGED TO CONSULT, AND MUST RELY UPON, THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF STOCK IN ENERGY CORPORATION, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

                       SELECTED HISTORICAL FINANCIAL DATA

     The Selected Historical Financial Data of each of Energy Partners and Consolidated Resources for the five years ended December 31, 1998 has been derived from each entity's audited Consolidated Financial Statements and the notes related to them contained in the entity's Annual Report on Form 10-K, which accompany this document. The Selected Historical Financial Data is qualified in its entirety and should be read together with each entity's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and audited Consolidated Financial Statements and the related notes included in each entity's Annual Report on Form 10-K for the year ended December 31, 1998, which accompany this document.

                                ENERGY PARTNERS

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data regarding Energy Partners' financial position and results of operations as of the dates indicated.


                                                AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           1998        1997        1996        1995        1994
                                         --------    --------    --------    --------    --------
                                                   (IN THOUSANDS EXCEPT PER UNIT DATA)
SUMMARY OF OPERATIONS
Oil and gas revenues and pipeline
  operations...........................  $ 43,177    $ 44,707    $ 50,644    $ 43,454    $ 43,899
Litigation settlement revenue
  (expense)............................    (1,382)        240        (230)       (386)     (3,370)
Total revenue..........................    43,586      45,103      51,066      43,780      44,482
Production operating expense...........    12,175      11,060      11,511      11,298      12,177
Depreciation, depletion and
  amortization.........................    15,720      11,961      13,500      15,827      18,168
Impairment.............................    14,000                              10,943       7,345
General and administrative expense.....     5,045       5,333       4,540       5,580       5,630
Net income (loss)......................   (13,895)     12,803      15,726      (9,031)    (10,093)
Basic net income (loss) per Class A and
  Class B Unit.........................     (1.86)       1.09        1.35       (1.07)      (1.20)
Diluted net income (loss) per Class A
  and Class B Unit.....................     (1.86)       1.07        1.35       (1.07)      (1.20)
Distributions per Class A Unit.........       .52         .52         .52         .80         .80
Distributions per Class C Unit.........      1.00        1.00        1.00         N/A         N/A
  Ratio of earnings to fixed charges
     and Class C distributions.........        (1)       4.45        4.08          (1)         (1)
BALANCE SHEET
Working capital deficit................  $ (8,722)   $   (973)   $ (1,355)   $ (4,363)   $ (9,390)
Property, plant and equipment, net.....   105,005      94,331      88,549      94,926     107,414
Total assets...........................   139,091     131,603     122,792     125,152     136,281
Long-term debt.........................    40,381      34,986      29,461      37,557      25,898
Long-term contract settlement
  obligation...........................                             2,512       2,397       2,666
Deferred liability.....................     1,050       1,180       1,533       1,718       1,931
Minority interest in affiliates........     2,788       3,258       3,336       3,042       2,923
Partners' capital......................    62,632      69,064      64,215      57,572      78,803


---------------

(1) Energy Partners had a loss in these years. Interest expense was $2,782,000 in 1998, $3,956,000 in 1995 and $3,445,000 in 1994.

                             CONSOLIDATED RESOURCES

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data regarding Consolidated Resources' financial position and results of operations as of the dates indicated. All per share information has been restated to reflect the three-for-one stock split, which was effective August 11, 1997.

                                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                                1998      1997      1996      1995      1994
                                              --------   -------   -------   -------   -------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Oil and gas revenues and pipeline
  operations................................  $ 32,230   $32,258   $34,308   $25,349   $20,459
Total revenue...............................    32,410    32,411    34,445    25,484    20,644
Production operating expense................    11,642    10,218    10,383     8,514     8,367
Depreciation, depletion and amortization....    11,463     8,605     9,246     8,206     7,340
Impairment..................................    19,600        --        --     9,277     4,721
General and administrative expense..........     4,451     4,884     4,011     4,630     3,842
Net income (loss)...........................   (20,279)    5,585     8,210    (4,670)   (2,974)
Net income (loss) per share -- basic........     (7.38)     2.05      3.00     (1.48)     (.93)
Net income (loss) per share -- diluted......     (7.38)     1.97      2.91     (1.48)     (.93)
Dividends per share.........................        --        --        --        --        --
BALANCE SHEET
Working capital (deficit)...................  $ (5,696)  $ 4,867   $   (47)  $(7,202)  $   430
Property, plant and equipment, net..........    87,322    76,031    67,285    65,433    55,011
Total assets................................   101,167    92,371    78,468    73,939    62,125
Long-term debt..............................    44,774    25,000    16,250    12,000     5,250
Noncurrent liabilities......................    53,316    32,678    24,558    21,790    11,890
Stockholders' equity........................    29,589    48,686    43,061    36,635    43,589

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The accompanying Unaudited Pro Forma Consolidated Financial Statements of Energy Corporation as of December 31, 1998 give effect to the issuance of shares of Energy Corporation common stock and preferred stock in exchange for the Class A, Class B and Class C units of Energy Partners, the Consolidated Resources common stock, and the direct energy interests of HEPGP as described in this document.

     The historical financial data for Energy Partners and Consolidated Resources for the year ended December 31, 1998 has been derived from the Consolidated Audited Financial Statements and notes included in each entity's Annual Report on Form 10-K for the year ended December 31, 1998, which accompany this document.

     The pro forma adjustments described in the accompanying notes are based upon available information and assumptions that management believes are reasonable. In the opinion of management, all adjustments necessary to present the pro forma information have been made. The Unaudited Pro Forma Consolidated Financial Statements are provided for informational purposes only and do not necessarily indicate the financial results that would have occurred had the consolidation actually occurred on the dates specified, nor do they indicate Energy Corporation's future results. The unaudited pro forma consolidated financial information should be read together with the consolidated Financial Statements and notes of Energy Partners and Consolidated Resources contained in their Annual Reports on Form 10-K for the year ended December 31, 1998, which accompany this document.

                               ENERGY CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)


                                                    HISTORICAL                               ENERGY
                                             ------------------------                     CORPORATION
                                              ENERGY     CONSOLIDATED    PRO FORMA        CONSOLIDATED
                                             PARTNERS     RESOURCES     ADJUSTMENTS        PRO FORMA
                                             ---------   ------------   -----------       ------------
CURRENT ASSETS
Cash and cash equivalents..................  $  11,874    $     551      $  (3,458)(G)     $   8,170
                                                                              (797)(F)
Accounts receivable:
  Oil and gas revenues.....................      5,911        3,053             54(B)          9,018
  Trade....................................      4,040           --                            4,040
Due from affiliates........................        119        4,246            (71)(B)         4,294
Prepaid and other assets...................      1,338          285                            1,623
Net working capital of affiliate...........        236           --                              236
Current assets of affiliates...............         --        4,431         (3,794)(E)           637
                                             ---------    ---------      ---------         ---------
          Total current assets.............     23,518       12,566         (8,066)           28,018
                                             ---------    ---------      ---------         ---------
PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
  Proved oil and gas properties............    664,799      336,713          1,302(B)        732,497
                                                                           (13,736)(E)
                                                                            (4,377)(H)
                                                                          (252,204)(N)
  Unproved mineral interests...............      2,694        2,813            119(B)          5,626
Furniture, fixtures and other..............      3,411           --             --             3,411
                                             ---------    ---------      ---------         ---------
          Total............................    670,904      339,526       (268,896)          741,534
Less -- accumulated depreciation,
  depletion, amortization and impairment...   (565,899)    (252,204)       252,204(N)       (565,899)
                                             ---------    ---------      ---------         ---------
          Net property, plant and
            equipment......................    105,005       87,322        (16,692)          175,635
                                             ---------    ---------      ---------         ---------
OTHER ASSETS
Investment in common stock of Hallwood
  Consolidated Resources...................     10,160                       7,962(D)
                                                                               797(F)
                                                                             4,195(G)
                                                                           (23,114)(H)
Deferred expenses and other assets.........        408        1,201           (737)(G)           872
Deferred tax asset.........................         --                         539(H)            150
                                                                            11,154(J)
                                                                           (11,543)(K)
Noncurrent assets of affiliate.............         --           78            (78)(E)            --
                                             ---------    ---------      ---------         ---------
          Total other assets...............     10,568        1,279        (10,825)            1,022
                                             ---------    ---------      ---------         ---------

          TOTAL ASSETS.....................  $ 139,091    $ 101,167      $ (35,583)        $ 204,675
                                             =========    =========      =========         =========

                               ENERGY CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)


                                                     HISTORICAL                             ENERGY
                                               -----------------------                   CORPORATION
                                                ENERGY    CONSOLIDATED    PRO FORMA      CONSOLIDATED
                                               PARTNERS    RESOURCES     ADJUSTMENTS      PRO FORMA
                                               --------   ------------   -----------     ------------
CURRENT LIABILITIES
Accounts payable and accrued liabilities.....  $ 22,921     $  3,886      $    749(B)      $ 27,556
Current portion of long-term debt............     9,319        4,781                         14,100
Current liabilities of affiliates............        --        9,595        (5,465)(E)        4,130
                                               --------     --------      --------         --------
          Total current liabilities..........    32,240       18,262        (4,716)          45,786
                                               --------     --------      --------         --------
NONCURRENT LIABILITIES
Long-term debt...............................    40,381       44,774        (1,024)(H)       84,131
Long-term obligations of affiliates..........        --        8,482        (8,482)(E)
Deferred liability...........................     1,050           60                          1,110
                                               --------     --------      --------         --------
          Total noncurrent liabilities.......    41,431       53,316        (9,506)          85,241
                                               --------     --------      --------         --------
          Total liabilities..................    73,671       71,578       (14,222)         131,027
                                               --------     --------      --------         --------
MINORITY INTEREST IN AFFILIATES..............     2,788                                       2,788
                                               --------                                    --------
PARTNERS' CAPITAL
Class A Units................................    44,198                    (44,198)(A)
Class B Subordinated Units...................     1,143                     (1,143)(A)
Class C Units................................    21,386                    (21,386)(C)
General Partner..............................     2,814                     (2,814)(B)
Treasury Units...............................    (6,909)                     6,909(A)
                                               --------                   --------
          Partners' Capital -- Net...........    62,632                    (62,632)
                                               --------                   --------
STOCKHOLDERS' EQUITY
Common stock.................................                     30            56(A)           100
                                                                                18(B)
                                                                                26(D)
                                                                               (30)(H)
Preferred stock..............................                               21,386(C)        21,386
Additional paid-in-capital...................                 81,283        38,376(A)        49,374
                                                                             3,451(B)
                                                                             7,936(D)
                                                                           (81,283)(H)
                                                                            11,154(J)
                                                                           (11,543)(K)
Accumulated deficit..........................                (47,860)       51,521(H)
                                                                            (3,661)(E)
Treasury stock...............................                 (3,864)        3,864(H)
                                                            --------      --------         --------
          Stockholders' equity -- Net........                 29,589        41,271           70,860
                                                            --------      --------         --------
          TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY/PARTNERS' CAPITAL.........  $139,091     $101,167      $(35,583)        $204,675
                                               ========     ========      ========         ========

                               ENERGY CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                  (IN THOUSANDS EXCEPT PER UNIT/SHARE AMOUNTS)


                                                        HISTORICAL                             ENERGY
                                                  -----------------------                   CORPORATION
                                                   ENERGY    CONSOLIDATED    PRO FORMA      CONSOLIDATED
                                                  PARTNERS    RESOURCES     ADJUSTMENTS      PRO FORMA
                                                  --------   ------------   -----------     ------------
REVENUES:
Oil revenue.....................................  $ 10,741     $  9,392       $(1,919)(E)     $ 18,477
                                                                                  263(B)
Gas revenue.....................................    28,366       20,142        (4,920)(E)       43,752
                                                                                  164(B)
Pipeline and other..............................     4,070        2,696          (749)(E)        6,300
                                                                                  283(B)
Interest........................................       409          180           (68)(E)          521
                                                  --------     --------       -------         --------
                                                    43,586       32,410        (6,946)          69,050
                                                  --------     --------       -------         --------
EXPENSES:
Production operating............................    12,673       11,642        (2,293)(E)       22,203
                                                                                  181(B)
General and administrative......................     5,045        4,451          (916)(E)        7,970
                                                                                  515(B)
                                                                               (1,125)(L)
Depreciation, depletion and amortization........    15,720       11,463        (2,515)(E)       24,034
                                                                                  141(B)
                                                                                 (775)(M)
Impairment of oil and gas properties............    14,000       19,600                         33,600
Interest........................................     2,797        4,160          (526)(E)        6,534
                                                                                  103(O)
                                                  --------     --------       -------         --------
                                                    50,235       51,316        (7,210)          94,341
                                                  --------     --------       -------         --------
OTHER INCOME (EXPENSES):
Equity in loss of Hallwood Consolidated
  Resources.....................................    (4,888)                     4,888(H)
Minority interest in net income of affiliates...      (976)                                       (976)
Litigation......................................    (1,382)      (1,087)          260(E)        (2,209)
                                                  --------     --------       -------         --------
                                                    (7,246)      (1,087)        5,148           (3,185)
                                                  --------     --------       -------         --------
INCOME (LOSS) BEFORE INCOME TAXES...............   (13,895)     (19,993)        5,412          (28,476)
PROVISION FOR INCOME TAXES......................        --          286           401(J)           687
                                                  --------     --------       -------         --------
NET INCOME (LOSS)...............................   (13,895)     (20,279)        5,011          (29,163)
CLASS C UNIT DISTRIBUTIONS ($1.00 PER UNIT).....    (2,464)                     2,464(I)
PREFERRED DIVIDENDS ($1.00 PER SHARE)...........        --                     (2,464)(I)       (2,464)
                                                  --------     --------       -------         --------
NET INCOME (LOSS) ATTRIBUTABLE TO GENERAL
  PARTNER, CLASS A AND CLASS B LIMITED
  PARTNERS/COMMON STOCKHOLDERS..................  $(16,359)    $(20,279)      $ 5,011         $(31,627)
                                                  ========     ========       =======         ========
ALLOCATION OF NET INCOME (LOSS):
General Partner.................................  $    886
                                                  ========
Class A and Class B Limited Partners............  $(17,245)
                                                  ========
  Per Class A Unit and Class B
     Unit/Share -- basic........................  $  (1.86)    $  (7.38)                      $  (3.16)
                                                  ========     ========                       ========
  Per Class A Unit and Class B Unit/Share --
     diluted....................................  $  (1.86)    $  (7.38)                      $  (3.16)
                                                  ========     ========                       ========
  Number of Class A and Class B Units/Common
     Shares used in the calculation of:
     Basic net loss per Unit/Share..............     9,258        2,747                         10,000
                                                  ========     ========                       ========
     Diluted net loss per Unit/Share............     9,258        2,747                         10,000
                                                  ========     ========                       ========

                               ENERGY CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying Unaudited Pro Forma Consolidated Financial Statements of Energy Corporation give effect to the issuance of shares of Energy Corporation common stock and preferred stock in exchange for the Class A, Class B and Class C units of Energy Partners, the common stock of Consolidated Resources, and the direct energy interests of HEPGP as described in this document. For accounting purposes, the consolidation has been treated as a purchase by Energy Partners of the common stock of Consolidated Resources and the direct energy interests of HEPGP. Accordingly, the assets and liabilities of Energy Partners, including its share of the assets and liabilities of Consolidated Resources owned prior to the consolidation, have been recorded at historical cost, and the remaining assets and liabilities of Consolidated Resources and the direct energy interests of HEPGP have been recorded at estimated fair values.

     The pro forma consolidated balance sheet as of December 31, 1998 has been prepared as if the consolidation was consummated on December 31, 1998. The pro forma consolidated statement of operations for the year ended December 31, 1998 has been prepared as if the consolidation was consummated on January 1, 1998.

     Because Energy Corporation is a newly formed entity with no established trading history for its common stock, the estimated fair value of the common shares issued in exchange for the common stock of Consolidated Resources and the direct energy interests of HEPGP was determined based on the estimated fair values of the assets acquired and liabilities assumed, net of transaction costs and the amount paid to reacquire and cancel existing options to purchase Consolidated Resources common stock.

     These Unaudited Pro Forma Consolidated Financial Statements the financial results that would have occurred had the consolidation actually occurred on the dates specified, nor do they indicate Energy Corporation's future results.

NOTE 2 -- PRO FORMA ADJUSTMENTS

     The following represents the pro forma adjustments necessary to reflect the financial condition and the results of operations of Energy Corporation assuming the consummation of the consolidation on the dates specified above.

     (A) To record the issuance of 5,600,000 shares of Energy Corporation common stock to Energy Partners Class A and Class B unitholders, other than Consolidated Resources, based on Energy Partners' carrying value of the Class A and Class B units.

     (B) To record the issuance of 1,800,000 shares of Energy Corporation common stock to HEPGP for its direct energy interests based on the estimated fair value of the assets acquired and the liabilities assumed, and for the general partner interest in Energy Partners based on Energy Partners' carrying value of the general partner interest.

                                                              (IN THOUSANDS)
Accrued oil and gas revenues................................  $           54
Unproved mineral interests..................................             119
Proved oil and gas properties...............................           1,302
General partner interest....................................           2,814
Accrued liabilities.........................................            (749)
Due from affiliates.........................................             (71)

                               ENERGY CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (C) To record the issuance of shares of Energy Corporation preferred stock in exchange for the outstanding Class C units of Energy Partners, other than those held by Consolidated Resources, based on Energy Partners' carrying value of the Class C units.

     (D) To record the issuance of 2,600,000 shares of Energy Corporation common stock to stockholders of Consolidated Resources, other than Energy Partners, based on the estimated fair value of the assets acquired and the liabilities assumed, as follows:


                                                       PRO-RATA    CARRYING     ESTIMATED
                                                         SHARE     VALUES OF   FAIR VALUE
                                            CARRYING   OF ENERGY   ACQUIRED    OF ACQUIRED
                                             VALUE     PARTNERS    INTERESTS    INTERESTS
                                            --------   ---------   ---------   -----------
                                                            (IN THOUSANDS)
Current assets............................  $ 12,566   $ (3,794)   $  8,772     $  8,772
Oil and gas properties -- net.............    87,322    (13,736)     73,586       68,752
Other assets..............................     1,279        (78)      1,201        1,201
Current liabilities.......................   (18,262)     5,466     (12,796)     (12,796)
Long-term debt............................   (44,774)               (44,774)     (42,878)
Other noncurrent liabilities..............    (8,542)     8,482         (60)         (60)
                                            --------   --------    --------     --------
Net assets................................  $ 29,589   $ (3,660)     25,929       22,991
                                            ========   ========
Percentage acquired.......................                               54%          54%
                                                                   --------     --------
                                                                   $ 14,001       12,415
                                                                   ========
Deferred taxes on basis differences.......                                           539
                                                                                --------
Fair value of net assets acquired.........                                      $ 12,954
                                                                                ========
Common stock issued.......................                                      $  7,962
Cash paid to Consolidated Resources option
  holders.................................                                           797
Transaction costs.........................                                         4,195
                                                                                --------
          Total purchase price............                                      $ 12,954
                                                                                ========


     (E) To eliminate Consolidated Resources' 19.5% investment in the Class A units of Energy Partners, which is accounted for in the historical financial statements of Consolidated Resources using the pro rata consolidation method of accounting.

     (F) To recognize the estimated costs, paid upon cancellation, to the holders of stock options of Consolidated Resources.

     (G) To recognize estimated costs of the consolidation as direct costs of the acquisition.

     (H) To eliminate Energy Partners' investment in Consolidated Resources, which consists of the following:

                                                               (IN THOUSANDS)
Historical cost of Energy Partners' investment in 46% of
  Consolidated Resources common stock.......................      $10,160
Purchase price for acquisition of remaining 54% interest by
  Energy Corporation........................................       12,954
                                                                  -------
          Total.............................................      $23,114
                                                                  =======

                               ENERGY CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

The difference between the carrying value of the investment and the carrying value of the underlying net assets as shown in the financial statements of Consolidated Resources is allocated to oil and gas properties and long-term debt.

     (I) To eliminate Energy Partners' Class C unit distributions and to record Energy Corporation preferred stock dividends.

     (J) To record (a) estimated income taxes attributable to the operations of Energy Partners and the direct oil and gas interests of HEPGP for the year ended December 31, 1998 assuming a change in tax status of these operations to a taxpaying entity; (b) the tax effects related to the other pro forma adjustments reflected in the statements of operations; and (c) deferred income taxes related to temporary differences between the financial reporting and income tax bases of the assets and liabilities as of December 31, 1998.

     For purposes of the accompanying pro forma financial statements, income taxes have been computed based on the estimated effective federal and state income tax rates that would have been incurred had the pro forma consolidated operating results been reported for tax purposes on a consolidated basis.

     (K) To reduce net deferred tax assets of Energy Corporation as of December 31, 1998 to an estimated amount that would more likely than not be realized.

     (L) To adjust general and administrative expense to reflect the elimination of a consulting agreement with the general partner of Energy Partners, and the elimination of the payment of other administrative expenses, which are conditions to the closing of the consolidation. General and administrative expenses assume a continuation of current compensation expense for management. The board of directors of Energy Corporation may review the existing compensation structure after the consolidation.

     (M) To adjust depletion, depreciation and amortization expense to give effect to (a) adjustments to oil and gas reserves to reflect pro forma reserve amounts, (b) the elimination of Consolidated Resources' pro rata share of Energy Partners' oil and gas properties, and (c) adjustments to reflect the allocation of the purchase price to oil and gas properties.

     (N) To eliminate historical accumulated depreciation, depletion, amortization and impairment recorded by Consolidated Resources against the carrying value of the related assets to give effect to the acquisition of assets by Energy Corporation.

     (O) To record the amortization of the difference between the carrying value and the fair value of the pro forma long-term debt of Energy Corporation.

                               ENERGY CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- PRO FORMA OIL AND GAS DISCLOSURES

     The following tables present the pro forma combined oil and gas activities assuming consummation of the consolidation. The pro forma information presented for Energy Corporation includes the oil and gas activities of Energy Partners, Consolidated Resources and the direct energy interests of HEPGP which are presented in the Business and Properties section under the Oil and Gas Reserves subheading. The Energy Corporation pro forma information is not equal to the sum of the oil and gas information in the Energy Partners and Consolidated Resources columns because an adjustment has been made to eliminate the cross ownership between Energy Partners and Consolidated Resources and because the energy interests of HEPGP are also included.

                               ENERGY CORPORATION

                          PRO FORMA RESERVE QUANTITIES

                                 (IN THOUSANDS)


                                          ENERGY PARTNERS    CONSOLIDATED RESOURCES    ENERGY CORPORATION
                                          ----------------   -----------------------   ------------------
                                            GAS      OIL        GAS           OIL        GAS        OIL
                                           (MCF)    (BBLS)     (MCF)         (BBLS)     (MCF)     (BBLS)
                                          -------   ------   ---------      --------   --------   -------
PROVED RESERVES:
Balance, December 31, 1997..............   93,053    5,767     75,575         5,525    153,162    10,397
  Extensions and discoveries............    1,542      415      1,363           490      2,665       833
  Revisions of previous estimates.......   (9,369)  (1,385)    (8,515)       (1,858)   (16,651)   (3,026)
  Sales of reserves in place............     (244)     (35)      (297)          (35)      (496)      (65)
  Purchases of reserves in place........   23,994      512     29,436           627     49,837     1,059
  Production............................  (14,037)    (787)   (10,555)         (716)   (22,252)   (1,385)
                                          -------   ------    -------        ------    -------    ------
Balance, December 31, 1998..............   94,939    4,487     87,007         4,033    166,265     7,813
                                          =======   ======    =======        ======    =======    ======
PROVED DEVELOPED RESERVES...............   90,915    3,577     83,717         3,173    159,715     6,211
                                          =======   ======    =======        ======    =======    ======

                               ENERGY CORPORATION

              PRO FORMA STANDARDIZED MEASURE OF DISCOUNTED FUTURE
                                 NET CASH FLOWS

                                 (IN THOUSANDS)



                                                                     AS OF DECEMBER 31, 1998
                                                              --------------------------------------
                                                               ENERGY     CONSOLIDATED     ENERGY
                                                              PARTNERS     RESOURCES     CORPORATION
                                                              ---------   ------------   -----------
Future sales................................................  $ 245,000     $215,000      $ 421,000
Future production and development costs.....................   (102,000)     (94,000)      (179,000)
Provision for income tax*...................................         --           --             --
                                                              ---------     --------      ---------
Future cash flows...........................................    143,000      121,000        242,000
10% discount to present value...............................    (42,000)     (37,000)       (73,000)
                                                              ---------     --------      ---------
Standardized measure of discounted future net cash flow.....  $ 101,000     $ 84,000      $ 169,000
                                                              =========     ========      =========


---------------


* No consideration has been given to future income taxes as of December 31, 1998 since the tax basis of Consolidated Resources' and Energy Corporation's oil and gas properties and net operating loss carryforwards exceed future net cash flows.

                               ENERGY CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                               ENERGY CORPORATION

                PRO FORMA CHANGES IN THE STANDARDIZED MEASURE OF
                        DISCOUNTED FUTURE NET CASH FLOWS

                                 (IN THOUSANDS)


                                                             FOR THE YEAR ENDED DECEMBER 31, 1998
                                                             -------------------------------------
                                                              ENERGY    CONSOLIDATED     ENERGY
                                                             PARTNERS    RESOURCES     CORPORATION
                                                             --------   ------------   -----------
Standardized measure of discounted future net cash flows at
  beginning of year........................................  $129,000     $ 88,000      $179,000
Sales of oil and gas produced, net of production costs.....   (26,932)     (17,892)      (40,026)
Net changes in prices and production costs.................   (21,211)     (10,359)      (27,282)
Extensions and discoveries net of future production and
  development costs........................................     3,546        3,411         6,398
Changes in estimated future development costs..............    (9,738)      (9,542)      (18,122)
Development costs incurred.................................     8,087        6,904        14,153
Revisions of previous quantity estimates...................   (15,547)     (15,587)      (29,063)
Purchases of reserves in place.............................    23,802       26,316        46,917
Sales of reserves in place.................................      (399)        (402)         (740)
Accretion of discount......................................    12,936        8,818        17,900
Net change in income taxes.................................                  5,825        23,037
Changes in production rates and other......................    (2,544)      (1,492)       (3,172)
                                                             --------     --------      --------
Standardized measure of discounted future net cash flows at
  end of year..............................................  $101,000     $ 84,000      $169,000
                                                             ========     ========      ========

                            BUSINESS AND PROPERTIES

OVERVIEW

     Energy Partners, Consolidated Resources and HEPGP explore for, develop, acquire and produce oil and gas in the continental United States. Both Energy Partners and Consolidated Resources own a diversified portfolio of core producing properties located primarily in the Greater Permian region of Texas and southeast New Mexico, the Gulf Coast region of Louisiana and Texas, and the Rocky Mountain region. HEPGP indirectly participates in oil and gas exploration, development, acquisition and production in its capacity as general partner of Energy Partners. In addition, through a joint venture with Energy Partners, HEPGP has direct working interests in some of the oil and gas properties owned by Energy Partners. As a result of the consolidation, Energy Corporation will assume the business and operations of Energy Partners and Consolidated Resources and will assume ownership of the properties owned by HEPGP. In addition, Energy Partners owns interests in all of the same properties owned by Consolidated Resources. Approximately 6.5% of the estimated reserve value of Energy Partners is in properties in which Consolidated Resources does not have an interest. Energy Partners has an interest in all of the properties owned by HEPGP.

     Management, technical and operational services for all of Energy Partners, Consolidated Resources and HEPGP are provided by Hallwood Petroleum, a subsidiary of Energy Partners. None of Energy Partners, Consolidated Resources or HEPGP directly have any employees.

     The following discussion summarizes the information regarding the business and properties of Energy Partners, Consolidated Resources and HEPGP from a historical perspective and for Energy Corporation on a pro forma basis after giving effect to the consolidation. It is not intended to be a complete discussion of their businesses or properties. More complete information is provided in the Annual Report on Form 10-K for the year ended December 31, 1998 for each of Energy Partners and Consolidated Resources, which accompany this document.

PROPERTIES

     Energy Partners and Consolidated Resources conduct exploration, drilling and development operations in primarily the same geographic regions and participate with each other in substantially all new oil and gas projects generally on a 50/50 basis, unless the project is inconsistent with either entity's objectives or the entities already have differing interests in the project. Since 1996, all projects were undertaken jointly by Energy Partners and Consolidated Resources on that basis. Under the Energy Partners partnership agreement, HEPGP participates in all drilling conducted by Energy Partners. A description of the primary regions in which Energy Partners and Consolidated Resources conduct operations follows.

  Rocky Mountain Region

     Energy Partners and Consolidated Resources have significant interests in the Rocky Mountain region, which include producing properties in Colorado, Montana, North Dakota and northwest New Mexico. At December 31, 1998 Energy Partners and Consolidated Resources had interests in 207 producing oil and gas wells, 168 of which were operated by Hallwood Petroleum, 27 shut-in wells, 25 of which are operated by Hallwood Petroleum, and five salt water disposal wells. The following is a description of the significant areas within the Rocky Mountain region.

     San Juan Basin. At December 31, 1998, Energy Partners' and Consolidated Resources' interests in the San Juan Basin consisted of 85 producing gas wells located in San Juan County, New Mexico and LaPlata County, Colorado. Hallwood Petroleum operates 51 wells in New Mexico, 31 of which produce from the Fruitland Coal formation at approximately 2,200 feet and 20 of which produce from the Pictured Cliffs, Mesa Verde and Dakota formations at approximately 1,200 to 7,000 feet. During 1998, Energy Partners and Consolidated Resources expanded their New Mexico gathering system to increase gas gathering, processing and compression capacity for the associated properties.

     In July 1996, Energy Partners and Consolidated Resources acquired interests in 34 wells in LaPlata County, Colorado. The wells produce from the Fruitland Coal formation at approximately 3,200 feet. An unaffiliated large East Coast financial institution formed an entity to utilize tax credits generated from the wells. The project was financed by an affiliate of Enron Corp. through a volumetric production payment. During May 1998, a limited liability company, owned equally by Energy Partners and Consolidated Resources purchased from the affiliate of Enron Corp. the volumetric production payment. At the time of the purchase, Energy Partners and Consolidated Resources entered into financial contracts to hedge the volumes affected by the production payment at an average price of $2.11 per Mmbtu. Under the terms of the original 1996 transaction, Energy Partners and Consolidated Resources were already responsible for all costs associated with the wells. Hallwood Petroleum has managed and operated the wells since July 1996, and has increased the wells' production from 14 to approximately 23.5 Mmcf per day through workovers and gas gathering facilities improvement programs.

     Toole County Area. Energy Partners' and Consolidated Resources' interests, at December 31, 1998, in the Toole County Area of Montana consisted of 67 producing wells and 17 shut-in wells, 61 of which are operated by Hallwood Petroleum. The oil wells produce from the Nisku formation at depths of approximately 3,000 feet, and the gas wells produce from the Bow Island formation at depths of approximately 900 to 1,200 feet. During 1998, Energy Partners and Consolidated Resources drilled and completed two horizontal wells.

  Greater Permian Region

     Energy Partners and Consolidated Resources have significant interests in the Greater Permian region, which includes West Texas and Southeast New Mexico. In this region, at December 31, 1998, Energy Partners and Consolidated Resources had interests in 537 productive oil and gas wells (423 operated). Energy Partners and Consolidated Resources also had interests in 38 operated shut-in oil and gas wells and 17 (15 operated) salt water disposal wells or injection wells. During 1998, Energy Partners and Consolidated Resources drilled or recompleted 42 wells, 79% of which are producing. The following is a description of the significant areas within the Greater Permian region.

     Carlsbad/Catclaw Area. Energy Partners' and Consolidated Resources' interests in the Carlsbad/ Catclaw Area as of December 31, 1998 consisted of 93 producing wells that produce primarily natural gas and are located on the northwestern edge of the Delaware Basin in Lea, Eddy and Chaves Counties, New Mexico. Hallwood Petroleum operates 37 of these wells. The wells produce at depths ranging from approximately 2,500 feet to 14,000 feet from the Delaware, Ataxia, Bone Springs and Morrow formations. During 1998, Energy Partners and Consolidated Resources recompleted or drilled nine producing development wells and one unsuccessful exploration well in the area.

     East Keystone Area. Energy Partners' and Consolidated Resources' interests in the East Keystone Area at December 31, 1998 consisted of 55 producing wells in Winkler County, Texas, 37 of which are operated by Hallwood Petroleum. The primary focus of this area is the development of the Holt and San Andreas formations at a depth of approximately 5,100 feet. During 1998, Energy Partners and Consolidated Resources had eight development projects, seven of which are producing.

     Merkle Area. Energy Partners', Consolidated Resources' and HEPGP's nonoperated interests in the Merkle Area include 10 square miles of proprietary seismic data in Jones, Nolan and Taylor Counties, Texas, which data was acquired in 1995. Based on the success of the nonoperated Merkle Area, Energy Partners, Consolidated Resources and HEPGP acquired 74 additional miles of proprietary 3-D seismic data adjacent to the nonoperated area. Energy Partners', Consolidated Resources' and HEPGP's focus in this area is exploration of the Canyon, Strawn, Flippen, Tannehill and Ellenberger formations at depths of approximately 2,500 to 6,500 feet. In 1998, Energy Partners, Consolidated Resources and HEPGP participated in the drilling and recompletion of 11 exploration wells and one development well, nine of which were completed.

     Spraberry Area. At December 31, 1998, Energy Partners' and Consolidated Resources' interests in the Spraberry Area consisted of 360 producing wells, 13 salt water disposal wells and 36 shut-in wells in

Dawson, Upton, Reagan and Irion Counties, Texas. Hallwood Petroleum operates 380 of these wells. Most of the current production from the wells is from the Upper and Lower Spraberry, Clearfork Canyon, Dean and Fusselman formations at depths ranging from 5,000 feet to 9,000 feet.

     Arcadia Acquisition. In October 1998, Energy Partners and Consolidated Resources purchased for $16,400,000 oil and gas properties, including interests in approximately 570 wells, located primarily in Texas, numerous proven and unproven drilling locations, exploration acreage, and 3-D seismic data. Approximately 85% in value of the proved properties are operated by Hallwood Petroleum.

  Gulf Coast Region

     Energy Partners and Consolidated Resources have significant interests in the Gulf Coast region in Louisiana and South and East Texas. Energy Partners' and Consolidated Resources' most significant interests in the Gulf Coast region consist of 23 producing gas wells and six salt water disposal wells located in Lafayette Parish, Louisiana. The wells produce principally from the Bol Mex formations at approximately 13,500 to 14,500 feet and 11 are operated by Hallwood Petroleum. The two most significant wells in the area are the A.L. Boudreaux #1 and the G.S. Boudreaux Estate #1, which, it is estimated, will account on a combined basis for approximately 20% of Energy Corporation's estimated 1999 production. In South and East Texas, Energy Partners and Consolidated Resources have interests in 203 wells, 65 of which are operated by Hallwood Petroleum. The wells produce primarily from the Austin Chalk, Paluxy, Lower Frio and Cotton Valley formations at depths from 7,000 to 13,000 feet. During 1998, Energy Partners and Consolidated Resources together drilled or recompleted eight wells, five of which are producing. Energy Partners also drilled five additional development wells, two of which are producing, on acreage that it does not share with Consolidated Resources.

  Other Properties

     Energy Partners and Consolidated Resources own interests in wells located in Kansas, Oklahoma, California and South Central Texas. Energy Partners' and Consolidated Resources' most significant interests are in Kansas and consisted at December 31, 1998 of 224 producing wells, of which 219 are operated by Hallwood Petroleum and five are operated by unaffiliated entities. The wells are located in 15 counties primarily in the Central Kansas Uplift and produce principally from the Arbuckle and numerous Lansing-Kansas City formation zones from approximately 3,000 feet to 6,500 feet.

OIL AND GAS RESERVES

     The following historical reserve quantity and future net cash flow information represents proved reserves that are located in the United States. The historical reserves for each entity have been estimated by Hallwood Petroleum's in-house engineers. Approximately 80% in value of these reserves have been reviewed by Williamson Petroleum Consultants. The determination of oil and gas reserves is based on estimates that are highly complex and interpretive. The estimates change continually as additional information becomes available.

     The calculations are performed using the prices for oil and gas at December 31, 1998 held constant (unless a contract provides otherwise) and are based on a 10% discount rate. The oil and gas prices used for each entity are shown in the following table. Future production costs are based on year end costs and include severance taxes. The discounted future net cash flows for Energy Partners are calculated with no consideration given to future income taxes because Energy Partners is not a tax paying entity. Future income taxes are considered in the pro forma discounted future net cash flows for Energy Corporation.

     There are numerous uncertainties inherent in estimating oil and gas reserves and their estimated values, including many factors beyond the entities' control. The reserve data in this document represents only estimates. Although we believe the reserve estimates contained in this document are reasonable, reserve estimates are imprecise and are expected to change as additional information becomes available.

     Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected from them prepared by different engineers, or by the same engineers but at different times, may vary substantially and such reserve estimates may be adjusted downward or upward based upon such factors. Actual production, revenues and expenditures with respect to the entities' reserves will likely vary from estimates, and such variances may be material.

     The standardized measure of discounted future net cash flows referred to in this document should not be construed as the current market value of the estimated oil and gas reserves attributable to Energy Corporation's properties. In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate; however, actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, decreases or increases in consumption by oil and gas purchasers, and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves will be affected by the timing of both the production and the expenses incurred in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the SEC to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Energy Corporation or the oil and gas industry in general.

     The following table summarizes the proved reserves, the estimated future net revenues from those proved reserves and the standardized measure of discounted net cash flows attributable to them at December 31, 1998 for each of HEPGP, Energy Partners and Consolidated Resources and for Energy Corporation on a pro forma basis after giving effect to the consolidation. The information below on estimated future net cash flows and weighted average sales prices includes the effects of hedging. The discounted future net cash flows for Energy Partners are calculated with no consideration given to future income taxes because Energy Partners is not a tax paying entity. The following pro forma information is not equal to the sum of the oil and gas information shown in the HEPGP, Energy Partners and

Consolidated Resources columns because an adjustment has been made to eliminate the cross ownership between Energy Partners and Consolidated Resources.

                                                                                         ENERGY
                                                              ENERGY    CONSOLIDATED   CORPORATION
                                                    HEPGP    PARTNERS    RESOURCES     (PRO FORMA)
                                                    ------   --------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT FOR
                                                            WEIGHTED AVERAGE SALES PRICES)
Proved reserves:
  Oil (Mbbl)......................................    113       4,487        4,033         7,813
  Natural gas (Mmcf)..............................  1,362      94,939       87,007       166,265
          Total (Mmcfe)...........................  2,040     121,861      111,205       213,143
  Estimated future net cash flows.................  $1,900   $143,000     $121,000      $242,000
  Standardized measure of discounted net cash
     flows........................................  $1,300   $101,000     $ 84,000      $169,000
Proved developed reserves:
  Oil (Mbbl)......................................    107       3,577        3,173         6,211
  Natural gas (Mmcf)..............................  1,329      90,915       83,717       159,715
          Total (Mmcfe)...........................  1,971     112,377      102,755       196,981
  Estimated future net cash flows.................  $1,900   $142,000     $120,000      $239,000
  Standardized measure of discounted net cash
     flows........................................  $1,300   $100,000     $ 82,000      $166,000
Weighted average sales prices:
  Oil (per Bbl)...................................  $9.84    $  10.03     $  10.01      $  10.02
  Natural gas (per Mcf)...........................  $1.77    $   1.92     $   1.86      $   1.89

VOLUMES, SALES PRICES AND OIL AND GAS PRODUCTION EXPENSE

     The following table sets forth information regarding the production volumes and weighted average sales prices received for, and average production cost associated with, the sale of oil and gas for the year ended December 31, 1998 for each of HEPGP, Energy Partners, and Consolidated Resources and for Energy Corporation on a pro forma basis after giving effect to the consolidation. The information below includes the effects of hedging and includes production taxes.

                                                                                          ENERGY
                                                               ENERGY    CONSOLIDATED   CORPORATION
                                                     HEPGP    PARTNERS    RESOURCES     (PRO FORMA)
                                                     ------   --------   ------------   -----------
Production:
  Oil (Mbbl).......................................     23        787          716          1,385
  Natural gas (Mmcf)...............................    115     14,037       10,555         22,252
  Total (Mmcfe)....................................    253     18,759       14,851         30,562
Weighted average sales price:
  Oil (per BBL)....................................  $11.43   $ 13.65      $ 13.12        $ 13.33
  Natural gas (per Mcf)............................  $1.43    $  2.02      $  1.91        $  1.96
Production operating expense (per Mcfe)............  $0.72    $  0.65      $  0.78        $  0.73

DEVELOPMENT, EXPLORATION AND ACQUISITION CAPITAL EXPENDITURES

     The following table sets forth information regarding the costs incurred in the purchase of proved and unproved properties and in development and exploration activities during the year ended December 31, 1998 for each of HEPGP, Energy Partners and Consolidated Resources and for Energy Corporation on a pro forma basis after giving effect to the consolidation (in thousands).

                                                                                         ENERGY
                                                              ENERGY    CONSOLIDATED   CORPORATION
                                                     HEPGP   PARTNERS    RESOURCES     (PRO FORMA)
                                                     -----   --------   ------------   -----------
Acquisition costs:
  Proved properties................................          $28,397      $31,609        $56,016
  Unproved prospects...............................              379          563            942
Development costs..................................  $298      8,087        6,904         14,153
Exploration costs..................................            6,043        6,552         11,746
                                                     ----    -------      -------        -------
          Total costs incurred.....................  $298    $42,906      $45,628        $82,857
                                                     ====    =======      =======        =======

PRODUCTIVE OIL AND GAS WELLS

     The following table summarizes the productive oil and gas wells as of December 31, 1998 attributable to the interests held directly by each of HEPGP, Energy Partners and Consolidated Resources and by Energy Corporation on a pro forma basis after giving effect to the consolidation.

                                                                                        ENERGY
                                                          ENERGY      CONSOLIDATED    CORPORATION
                                             HEPGP       PARTNERS       RESOURCES     (PRO FORMA)
                                          -----------   -----------   -------------   -----------
                                          GROSS   NET   GROSS   NET   GROSS    NET    GROSS   NET
                                          -----   ---   -----   ---   ------   ----   -----   ---
Productive Wells
  Oil...................................   379     1    1,263   164   1,209    104    1,263   269
  Natural Gas...........................    84     5      352    69     319     65      352   139
                                           ---    --    -----   ---   -----    ---    -----   ---
          Total.........................   463     6    1,615   233   1,528    169    1,615   408
                                           ===    ==    =====   ===   =====    ===    =====   ===

OIL AND GAS ACREAGE

     The following table sets forth the developed and undeveloped leasehold acreage held directly as of December 31, 1998 by each of HEPGP, Energy Partners and Consolidated Resources and by Energy Corporation on a pro forma basis after giving effect to the consolidation. Developed acres are acres that are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas, regardless of whether or not the acreage contains proved reserves. Gross acres are the total number of acres in which the entity has a working interest. Net acres are the sum of the entity's fractional interests owned in the gross acres.

                                                                                       ENERGY
                                               ENERGY           CONSOLIDATED         CORPORATION
                              HEPGP           PARTNERS            RESOURCES          (PRO FORMA)
                           ------------   -----------------   -----------------   -----------------
                           GROSS    NET    GROSS      NET      GROSS      NET      GROSS      NET
                           ------   ---   -------   -------   -------   -------   -------   -------
Developed acreage........   8,999   388   101,257    46,771    91,436    28,728   101,257    75,887
Undeveloped acreage......   2,285   324   323,108    82,976   306,437    73,727   323,108   157,027
                           ------   ---   -------   -------   -------   -------   -------   -------
          Total..........  11,284   712   424,365   129,747   397,873   102,455   424,365   232,914
                           ======   ===   =======   =======   =======   =======   =======   =======

DRILLING ACTIVITY

     The following table sets forth the number of wells drilled during the year ended December 31, 1998 attributable to the direct interests of each of HEPGP, Energy Partners and Consolidated Resources and to Energy Corporation on a pro forma basis after giving effect to the consolidation.

                                                                                           ENERGY
                                                            ENERGY      CONSOLIDATED    CORPORATION
                                               HEPGP       PARTNERS       RESOURCES     (PRO FORMA)
                                            -----------   -----------   -------------   ------------
                                            GROSS   NET   GROSS   NET   GROSS    NET    GROSS   NET
                                            -----   ---   -----   ---   ------   ----   -----   ----
Development Wells:
  Productive..............................    1     .1     12     3.6     11     3.4     12      7.1
  Dry.....................................    2     .1      5     1.5      5     1.5      5      3.1
                                             --     ---    --     ---     --     ---     --     ----
          Total...........................    3     .2     17     5.1     16     4.9     17     10.2
                                             ==     ===    ==     ===     ==     ===     ==     ====
Exploratory wells:
  Productive..............................   11     .7     17     4.3     17     4.9     17      9.9
  Dry.....................................    8     .4     17     3.0     16     3.3     17      6.7
                                             --     ---    --     ---     --     ---     --     ----
          Total...........................   19     1.1    34     7.3     33     8.2     34     16.6
                                             ==     ===    ==     ===     ==     ===     ==     ====

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     None of Energy Partners, Consolidated Resources or Hallwood G.P. has any employees. Hallwood Petroleum operates the properties and administers the day-to-day activities of each of the entities and performs duties related to the management and operation of various properties in which the entities own an interest. Furthermore, the officers of each of Consolidated Resources and Hallwood G.P. are the same. Messrs. Gumbiner, Troup and Guzzetti are directors of each of Hallwood G.P., the general partner of Energy Partners, and Consolidated Resources. In addition, Hallwood G.P. has three outside directors who are not otherwise affiliated with any of the entities and Consolidated Resources has four outside directors who are not otherwise affiliated with any of the entities. Upon completion of the consolidation, Hallwood Petroleum will become a wholly-owned subsidiary of Energy Corporation, all of the officers of Hallwood G.P. and Consolidated Resources will become officers of Energy Corporation and all of the directors of Hallwood G.P. and Consolidated Resources will become directors of Energy Corporation. The following are brief biographies of the directors and officers of Hallwood G.P., Consolidated Resources and Hallwood Petroleum.

     Anthony J. Gumbiner, 54, has served as a director and Chief Executive Officer of Hallwood G.P. since March 1997. He was Chairman of the Board of Hallwood Energy Corporation, a predecessor entity to Hallwood Group and unrelated to Energy Corporation, ("HEC") from May 1984 until HEC's merger into Hallwood Group in November 1996. He was Chief Executive Officer of HEC from February 1987 to November 1996. Mr. Gumbiner has been a director and Chief Executive Officer of Consolidated Resources since February 1992. He has also served as Chairman of the board of directors of Hallwood Group since 1981 and as Chief Executive Officer of Hallwood Group since April 1984. Mr. Gumbiner has also served as Chairman of the board of directors and as a director of Hallwood Holdings S.A., a Luxembourg real estate investment company, since March 1984. He has been a director of Hallwood Realty Corporation, which is the general partner of Hallwood Realty Partners, L.P., since November 1990. He is a Solicitor of the Supreme Court of Judicature of England.

     William L. Guzzetti, 55, has been President of Hallwood G.P. and Hallwood Petroleum since October 1989, and a director of Hallwood G.P. and Hallwood Petroleum since August 1989. He was President, Chief Operating Officer and a director of HEC from February 1985 until November 1996. Mr. Guzzetti joined HEC in February 1976 as Vice President, Secretary and General Counsel and served in these positions until November 1980. He served as Senior Vice President, Secretary and General Counsel of HEC from November 1980 until February 1985, when he became President of HEC. Mr. Guzzetti has been President, Chief Operating Officer and a director of Consolidated Resources since May 1991. Mr. Guzzetti is also an Executive Vice President of Hallwood Group and in that capacity may devote a portion of his time to the activities of Hallwood Group, including the management of real estate investments, acquisitions and restructurings of entities controlled by Hallwood Group. He is a director and President of Hallwood Realty Corporation and in that capacity may devote a portion of his time to the activities of Hallwood Realty Corporation.

     Russell P. Meduna, 44, has served as Executive Vice President of Hallwood G.P. and Hallwood Petroleum since October 1989. He was Executive Vice President of HEC from June 1991 until November 1996. He was Vice President of HEC from May 1990 until June 1991. Mr. Meduna became Executive Vice President of Consolidated Resources in June 1992. Mr. Meduna was Vice President of Hallwood G.P. and Hallwood Petroleum from April 1989 to October 1989 and Manager of Operations from January 1989 to April 1989. He joined Hallwood Petroleum in 1984 as Production Manager. Prior to joining Hallwood Petroleum, he was employed by both major and independent oil companies. Mr. Meduna is a registered professional engineer in the States of Colorado and Texas.

     Cathleen M. Osborn, 46, has served as Vice President, Secretary and General Counsel of Hallwood G.P. and Hallwood Petroleum since September 1986. She was Vice President, Secretary and General Counsel of HEC from June 1991 until November 1996. Ms. Osborn became Secretary and General

Counsel of Consolidated Resources in May 1992 and Vice President in June 1992. She joined Hallwood G.P. and Hallwood Petroleum in 1985 as senior staff attorney. Ms. Osborn is a member of the Colorado Bar Association.

     Tom J. Jung, 50, has served as Vice President and Chief Financial Officer of Hallwood G.P., Consolidated Resources and Hallwood Petroleum since May 1998. From January 1997 until April 1998, he was a Senior Financial Associate with Trinity Petroleum Management, and during that period, he also provided consulting services to other companies involved in the development, financing, management and monetization of tax credits for alternative energy projects. From 1994 to 1996, he was Chief Executive Officer of FAR Gas Acquisitions Corp. From 1986 to 1994, he was Vice President and Chief Financial Officer of NICOR Exploration & Production Company and Reliance Pipeline Company.

     Betty J. Dieter, 51, has been Vice President of Hallwood Petroleum responsible for domestic operations since January 1995. Her previous positions with Hallwood Petroleum have included Operations Manager, Rocky Mountain and Mid-Continent District Manager and Manager for Operations Accounting and Administration. She joined Hallwood Petroleum in 1985, and has 25 years experience in accounting and operations, 18 of which are in the oil and gas industry. Ms. Dieter is a Certified Public Accountant.

     George Brinkworth, 57, has been Vice President-Exploration and International Division of Hallwood Petroleum since August 1994. He became associated with Hallwood Petroleum in 1987 when he was President of a joint venture program funded by Hallwood Petroleum and two other domestic oil companies. Mr. Brinkworth has 33 years experience with various exploration and production companies, including previous responsibility for operations in the United Kingdom, Spain, Morocco, Egypt and Indonesia. He is a registered geophysicist in the State of California.

     William H. Marble, 48, has served as Vice President of Hallwood Petroleum since December 1990. His previous positions with Hallwood Petroleum have included Texas/Gulf Coast District Manager, Manager of Nonoperated Properties and Chief Engineer. He joined a predecessor general partner of Energy Partners in 1984. Mr. Marble is a registered engineer in the State of Colorado and has 23 years oil and gas engineering experience.

     Nathan C. Collins, 64, has served as a director of Hallwood G.P. since March 1997. He was a director of HEC from January 1993 until November 1996. Since February 1999, he has been a consultant in banking products development for Nordstrom, Inc. He is also a director of First State Bank of Flagstaff. From March 1, 1995 to March 1, 1996, he was President, Chief Executive Officer and a director of Flemington National Bank & Trust Co. in Flemington, New Jersey. From November 1987 until December 1994, he was Chairman of the board of directors, President and Chief Executive Officer of BancTexas Group Inc. He began his banking career in August 1964 with the Valley National Bank in Phoenix, Arizona and held various positions there, finally becoming Executive Vice President, Senior Credit Officer and Manager of Asset/Liability Group of the bank.

     Hans-Peter Holinger, 56, has served as a director of Hallwood G.P. since March 1997. He was a director of HEC from May 1984 until November 1996. Mr. Holinger served as Managing Director of Interallianz Bank Zurich A.G. from 1977 to February 1993. Since February 1993, he has been the majority owner of Holinger Asset Management AG, Zurich. Mr. Holinger is a citizen of Switzerland.

     Rex A. Sebastian, 69, has served as a director of Hallwood G.P. since March 1997. He was a director of HEC from January 1993 until November 1996. Mr. Sebastian is a member of the board of directors of Ferro Corporation. He served as Senior Vice President-Operations of Dresser Industries, Inc. from January 1975 until his retirement in July 1985. He joined Dresser in 1966. Mr. Sebastian is now a private investor.

     Brian M. Troup, 52, has served as a director of Hallwood G.P. since March 1997. Mr. Troup was a director of HEC from May 1984 until November 1996. He has been President and Chief Operating Officer of Hallwood Group since April 1986, and he is a director of Hallwood Group. He has been a director of Consolidated Resources since February 1992. Mr. Troup is a director of Hallwood Holdings

S.A. and of Hallwood Realty Corporation. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom.

     John R. Isaac, Jr., 54, has served as a director of Consolidated Resources since June 1992. Since October 1997, Mr. Isaac has been Chief Executive Officer and President of Ideas, Inc., a retail consulting company. From February 1996 to October 1997, Mr. Isaac was President and Chief Executive Officer of Thorn Americas, Inc., parent of Rent-A-Center USA. From March 1995 until February 1996, Mr. Isaac was President and Chief Operating Officer of Rent-A-Center USA. From February 1991 to February 1995, Mr. Isaac was President and Chief Operating Officer of Everything's A Dollar, a division of Value Merchants, Inc. He was President and Chief Executive Officer of Hallwood Industries Incorporated from August 1987 to October 1991. He was President of Tradevest, Inc., a mail order catalog retailer, from 1986 to 1987, and a Vice President of Service Merchandise Co., Inc., a catalog showroom retailer, from 1981 to 1986.

     Jerry A. Lubliner, 44, has served as a director of Consolidated Resources since June 1992. Dr. Lubliner is a medical doctor who has been in private practice since 1986. From 1986 to 1988, he was Associate Chief-Sports Medicine at the Hospital for Joint Diseases-Orthopedic Institute in New York. Dr. Lubliner is a Fellow of the American Academy of Orthopedic Surgeons. He is also a director of New York Orthopedics and Sports Medicine, P.C.

     Hamilton P. Schrauff, 63, has served as a director of Consolidated Resources since September 1996. From March 1997 until June 1998, he was Chief Financial Officer of Burns Controls Company. From March 1996 to January 1997 he was Vice President of Capital Alliance. From August 1995 to February 1996 he was an independent financial consultant. From October 1991 to August 1995 he was Vice President and Chief Financial Officer of Basic Capital Management, Inc., Syntek Asset Management, Inc., American Realty Trust Investors, Inc., Income Opportunity Realty Trust and Transcontinental Realty Investors, Inc. From October 1991 to February 1994 he was Executive Vice President and Chief Financial Officer of National Income Realty Trust and Vinland Property Trust. From December 1990 to October 1991 he was Vice President Finance-Partnership Investments of Hallwood Group. From October 1980 to October 1990 he was Vice President Finance and Treasurer, and from November 1976 to September 1980 he was Vice President Finance of Texas Oil and Gas Corporation. From 1959 to 1976, Mr. Schrauff was employed by Exxon Corporation and its predecessors in various accounting and finance positions. Mr. Schrauff is a Certified Public Accountant and a Certified Financial Planner. He is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the Financial Executives Institute.

     Bill M. Van Meter, 66, has served as a director of Consolidated Resources since September 1996. From 1986 until May 1996, Mr. Van Meter was President of the Energy Companies of ONEOK division of ONEOK Inc. From 1958 to 1996, Mr. Van Meter was employed by both major and independent oil companies.

DIRECTOR COMPENSATION

     Each director of Hallwood G.P. or Consolidated Resources who is not an officer of any of the entities is paid an annual fee of $20,000 that is proportionately reduced if the director attends fewer than four regularly scheduled meetings of the board during the year. In addition, all directors are reimbursed for their expenses in attending meetings of the board and committees. We anticipate that Energy Corporation will adopt a similar policy for compensation of its directors after the consolidation.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the total compensation to the Chief Executive Officer of Hallwood Petroleum and each of the four other most highly compensated officers of Hallwood Petroleum whose compensation exceeded $100,000, determined for the year ended December 31, 1998, for services to Energy Partners, Consolidated Resources and Hallwood G.P. for the years ended December 31, 1998, 1997 and 1996. The table reflects the compensation approved by the boards of directors of the general partner of Energy Partners and Consolidated Resources for the years shown. The compensation to be paid by Energy Corporation will be determined following the consolidation and may be different from that paid in the past.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                                  COMPENSATION
                                                            -------------------------
                                      ANNUAL COMPENSATION     SECURITIES
                                      -------------------     UNDERLYING       LTIP        ALL OTHER
NAME & PRINCIPAL POSITION      YEAR    SALARY     BONUS     OPTIONS/SARS(#)   PAYOUTS   COMPENSATION(1)
-------------------------      ----   --------   --------   ---------------   -------   ---------------
Anthony J. Gumbiner(2).......  1998   $      0   $      0      (5)            $    (6)      $    0
  Chief Executive              1997          0          0      (3)                 (6)           0
  Officer                      1996    250,000          0       0                   6            0
William L. Guzzetti..........  1998    204,811    162,800      (5)             30,523        4,800
  President and Chief          1997    204,294    143,870      (3)             42,854        4,750
  Operating Officer            1996    204,294    131,500       0              33,170        5,699
Russell P. Meduna............  1998    163,664     99,000      (5)             30,523        4,800
  Executive Vice               1997    163,664    111,520      (3)             42,854        4,750
  President                    1996    163,664    101,900       0              33,170        4,500
Thomas J. Jung...............  1998     82,850     60,000     (4)(5)                0        1,922
  Vice President and Chief
  Financial Officer
Cathleen M. Osborn...........  1998    119,614     74,500      (5)             21,458        4,800
  Vice President and           1997    105,685    100,000      (3)             30,124        4,750
  General Counsel              1996    105,685     62,400       0              23,092        4,500

---------------

(1) Employer contribution to 401(k) and a service award of $1,199 paid to Mr. Guzzetti in 1996.

(2) For 1996, Mr. Gumbiner had a compensation agreement with Hallwood Petroleum. $250,000 was paid under this agreement in 1996. The compensation agreement terminated effective December 1996. In addition to compensation listed in the table, Hallwood Petroleum had a consulting agreement with Hallwood Group for 1996, pursuant to which Hallwood Group received an annual consulting fee of $300,000 from affiliates of Hallwood Petroleum. During 1997 and 1998, Hallwood Petroleum participated in a new financial consulting agreement with Hallwood Group, pursuant to which Hallwood Group received a fee of $550,000 from Hallwood Petroleum and its affiliates. The consulting services were provided by HSC Financial, through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial.

(3) Consists of the following Consolidated Resources options granted in 1997, which have been adjusted to give effect to the 3-for-1 split effective in 1997.

                                                              SECURITIES UNDERLYING
NAME                                                             OPTIONS/SARS(#)
----                                                          ---------------------
Anthony J. Gumbiner.........................................          47,700
William L. Guzzetti.........................................          23,850
Russell P. Meduna...........................................          22,260
Cathleen M. Osborn..........................................           9,540

(4) Consists of the following Energy Partners Class A unit options and Consolidated Resources common stock options granted in 1998.

                                                                      SECURITIES UNDERLYING
NAME                                                    COMPANY          OPTIONS/SARS(#)
----                                                    -------       ---------------------
Thomas J. Jung....................................  Energy Partners          25,500
                                                    Consolidated              9,540
                                                    Resources


(5) Consists of the following Energy Partners Class C unit options granted in 1998.


                                                               SECURITIES UNDERLYING
NAME                                                              OPTIONS/SARS(#)
----                                                           ---------------------
Anthony J. Gumbiner.........................................          34,588
William L. Guzzetti.........................................          16,588
Russell P. Meduna...........................................          14,118
Thomas J. Jung..............................................          10,024
Cathleen M. Osborn..........................................          10,024

(6) Payments were made to HSC Financial, with which Mr. Gumbiner is associated, in the amount of $67,977 for 1998, $54,750 for 1997 and $9,943 for 1996.

OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

     The following table sets forth options to purchase Class C units of Energy Partners granted to executive officers during 1998. The Options have a ten-year term and vest cumulatively one-half on the grant date and one-half on the first anniversary of the grant date. All options vest immediately in the event of specific types of changes in control of Energy Partners. No options to purchase Class C units were exercised in 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                   POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED ANNUAL
                                           % OF TOTAL                               RATES OF UNIT PRICE
                              NUMBER OF     OPTIONS/                              APPRECIATION FOR OPTION
                              SECURITIES      SARS                                        TERM(1)
                              UNDERLYING    GRANTED      EXERCISE                 -----------------------
                               OPTIONS/    EMPLOYEES        OR                        5%          10%
                                 SARS      IN FISCAL    BASE PRICE   EXPIRATION     $16.29       $25.94
NAME                           GRANTED        YEAR       ($/UNIT)       DATE      UNIT PRICE   UNIT PRICE
----                          ----------   ----------   ----------   ----------   ----------   ----------
Anthony J. Gumbiner.........    34,588         24         10.00       05/05/08     $217,522     $551,244
William L. Guzzetti.........    16,588         11         10.00       05/05/08      104,321      264,370
Russell P. Meduna...........    14,118         10         10.00       05/05/08       88,787      225,005
Cathleen M. Osborn..........    10,024          7         10.00       05/05/08       63,040      159,757
Thomas J. Jung..............    10,024          7         10.00       05/05/08       63,040      159,757

---------------

(1) SEC rules require calculation of potential realizable value assuming that the market price of the Class C units appreciates in value at 5% and 10% annualized rates. At a 5% annualized rate of appreciation, the Class C unit price would be $16.29 at the end of 10 years. At a 10% annualized rate of appreciation, the Class C unit price would be $25.94 at the end of 10 years. No gain to an executive officer is possible without an appreciation in Class C unit value, which will benefit all holders of Class C units. The actual value an executive officer may receive depends on market prices for the Class C units, and there can be no assurance that the amounts reflected will actually be realized.

     The following table sets forth the options to purchase Class A units of Energy Partners granted to an executive officer during 1998. The Options have a ten-year term and vest cumulatively over three years at the rate of 1/3 of the grant date and the first two anniversaries of the grant date. All options vest immediately in the event of specific types of changes in control of Energy Partners. None of these options were exercised in 1998.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZED VALUE
                                             INDIVIDUAL GRANTS                      AT ASSUMED ANNUAL RATES
                                         --------------------------                      OF UNIT PRICE
                            NUMBER OF     % OF TOTAL                                APPRECIATION FOR OPTION
                            SECURITIES     OPTIONS/                                         TERM(1)
                            UNDERLYING       SARS                                  -------------------------
                             OPTIONS/      GRANTED      EXERCISE OR                    5%            10%
                               SARS      EMPLOYEES IN   BASE PRICE    EXPIRATION     $10.79        $17.18
NAME                         GRANTED     FISCAL YEAR     ($/SHARE)       DATE      UNIT PRICE    UNIT PRICE
----                        ----------   ------------   -----------   ----------   -----------   -----------
Thomas J. Jung............    25,500          18          $6.625       05/05/08     $106,244      $269,243

---------------

(1) Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the Class A units appreciates in value at 5% and 10% annualized rates. At a 5% annualized rate of appreciation, the Class A unit price would be $10.79 at the end of ten years. At a 10% annualized rate of appreciation, the Class A unit price would be $17.18 at the end of ten years. No gain to an executive officer is possible without an appreciation in Class A unit value, which will benefit all holders of Class A units. The actual value an executive officer may receive depends on market prices for the Class A units, and there can be no assurance that the amounts reflected will actually be realized.

     The following table sets forth the options to purchase common stock of Consolidated Resources granted to an executive officer during 1998. The Options have a ten-year term and vest cumulatively over two years at the rate of 1/3 on the grant date and the 1/3 on first two anniversaries of the grant date. All options vest immediately in the event of specific types of changes in control of Consolidated Resources.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZED VALUE
                                                                                    AT ASSUMED ANNUAL RATES
                                             INDIVIDUAL GRANTS                           OF UNIT PRICE
                                         --------------------------                 APPRECIATION FOR OPTION
                           NUMBER OF      % OF TOTAL                                        TERM(1)
                           SECURITIES    OPTIONS/SARS                              -------------------------
                           UNDERLYING      GRANTED      EXERCISE OR                    5%            10%
                          OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION     $25.66        $40.85
NAME                        GRANTED      FISCAL YEAR     ($/SHARE)       DATE      UNIT PRICE    UNIT PRICE
----                      ------------   ------------   -----------   ----------   -----------   -----------
Thomas J. Jung..........     19,080          100          $15.75       05/05/08     $189,989      $478,936

---------------

(1) Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the common stock appreciates in value at 5% and 10% annualized rates. At a 5% annualized rate of appreciation, the common stock price would be $25.66 at the end of ten years. At a 10% annualized rate of appreciation, the common stock price would be $40.85 at the end of ten years. No gain to an executive officer is possible without an appreciation in common stock value, which will benefit all holders of common stock. The actual value an executive officer may receive depends on market prices for the common stock, and there can be no assurance that the amounts reflected will actually be realized.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table sets forth exercises of options to purchase units and shares of common stock in 1998 and the value of unexercised options held by the executive officers at December 31, 1998. The Energy Partners Class A unit options have a ten year term and vest cumulatively over three years at the rate of one-third on each of the date of grant and the first two anniversaries of the grant date. The Energy Partners Class C unit options have a ten year term and vest one-half on the date of grant and one-half on the first anniversary of the grant date. All options vest immediately in the event of specific types of changes in control of Energy Partners. The Consolidated Resources options have a ten-year term and vest cumulatively over three years at the rate of one-third on each of the date of grant and the first two anniversaries of the grant date. All options vest immediately in the event of specific types of changes in control of Consolidated Resources. The number of options has been adjusted to reflect a 3-for-1 stock split effective in 1997. For purposes of this table, "HCRC" refers to Consolidated Resources and "HEP" refers to Energy Partners.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING        VALUE OF UNEXERCISED
                                                                     UNEXERCISED            IN-THE-MONEY
                                                                     OPTIONS/SARS           OPTIONS/SARS
                                        UNITS                        AT FY-END(#)           AT FY-END($)
                                     ACQUIRED ON      VALUE          EXERCISABLE/           EXERCISABLE/
NAME                       COMPANY   EXERCISE(#)   REALIZED($)      UNEXERCISABLE       UNEXERCISABLE(1)(2)
----                       -------   -----------   -----------   --------------------   --------------------
Anthony J. Gumbiner......  HEP                                     144,794 / 17,294               0 / 0
                            HCRC        4,000        33,820         75,500 / 15,900         189,221 / 0
William L. Guzzetti......  HEP                                      72,044 /  8,294               0 / 0
                            HCRC                                    39,750 /  7,950         103,271 / 0
Russell P. Meduna........  HEP                                      66,559 /  7,059               0 / 0
                            HCRC        2,500        21,700         34,600 /  7,420          85,561 / 0
Cathleen M. Osborn.......  HEP          9,100        11,497         21,412 /  5,012               0 / 0
                            HCRC        5,000        42,900         10,900 /  3,180          19,658 / 0
Thomas J. Jung...........  HEP                                      13,512 / 22,012               0 / 0
                            HCRC                                     6,360 / 12,720               0 / 0

---------------

(1) The exercise price of the Energy partners Class A unit options granted in 1995 and in 1998 is $5.75 and $6.625 per Class A unit, respectively. The exercise price of the Energy Partners Class C unit options granted in 1998 is $10.00 per Class C unit. The closing price of the Class A units was $3.625 on December 31, 1998 and the closing price of the Class C units was $6.625 on December 31, 1998.

(2) The exercise price of the Consolidated Resources options granted in 1995 is $6.67 per share, and the exercise price of the Consolidated Resources options granted in 1997 is $20.33 per share. The closing price of the common stock was $11.00 on December 31, 1998. The number of options and the exercise and closing price has been adjusted to reflect a 3-for-1 stock split effective in 1997.

LONG-TERM INCENTIVE PLAN

     The following table describes performance units awarded to the executive officers of Hallwood Petroleum for 1998 under the incentive plan described for Energy Partners, Consolidated Resources and affiliated entities. The value of awards under the incentive plan depends primarily on the entities' success in drilling, completing and achieving production from new wells each year and from recompletions and enhancements of existing wells.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                              PERFORMANCE OR      ESTIMATED FUTURE
                                                  NUMBER OF    OTHER PERIOD    PAYOUTS UNDER NON-STOCK
NAME                                                UNITS      UNTIL PAYOUT     PRICE-BASED PLANS(1)
----                                              ---------   --------------   -----------------------
William L. Guzzetti.............................   0.0727          2003                $18,176
Russell P. Meduna...............................   0.0727          2003                 18,176
Cathleen M. Osborn..............................   0.0545          2003                 13,625

---------------

(1) This amount represents an award under the incentive plan. There are no minimum, maximum or target amounts payable under the incentive plan. Payments under the awards will be equal to the indicated percentage of incentive plan net cash flow from specific wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% of the remaining net present value of estimated future production from the wells allocated to the incentive plan. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.

(2) In addition, an award of .3818 units, with an estimated future payout of $95,453 was made to HSC Financial, with which Mr. Gumbiner is associated. The payout period ends in 2003.

     The incentive plan for Energy Partners and Consolidated Resources is intended to provide incentive and motivation to Hallwood Petroleum's key employees to increase the oil and gas reserves of the various affiliated entities for which Hallwood Petroleum provides services and to enhance those entities' ability to attract, motivate and retain key employees and consultants upon whom, in large measure, those entities' success depends.

     Under the incentive plan, the boards of directors of Hallwood G.P. and Consolidated Resources annually determine the portion of the entities' collective interests in the cash flow from some of their international projects and from domestic wells drilled, recompleted or enhanced during that year, called the "plan year," which will be allocated to participants in the plan and the percentage of the remaining net present value of estimated future production from domestic wells for which the participants will receive payment in the sixth year of an award. The portion allocated to participants in the plan is referred to as the "plan cash flow." The boards then determine which key employees and consultants may participate in the plan for the plan year and allocate the plan cash flow among the participants. Awards under the plan do not represent any actual ownership interest in the wells. Awards are made at the boards' discretion.

     Each award under the incentive plan represents the right to receive for five years a specified share of the plan cash flow attributable to some of the domestic wells drilled, recompleted or enhanced during the plan year. In the sixth year after the award, the participant is paid an amount equal to a specified percentage of the remaining net present value of estimated future production from the wells and the award is terminated. Cash flow from international projects, if any, allocated to the incentive plan is paid to participants for a 10-year period, with no buy-out for estimated future production.

     The awards for the 1998 plan year were made in January 1998. No other awards were made in 1998. For the 1998 plan year, the boards determined that the total plan cash flow would be equal to 2.75% of the cash flow of the domestic wells completed, recompleted or enhanced during 1998. Accordingly, the value of awards for each plan year depends primarily on the entities' success in drilling, completing and achieving production from new wells each year and from recompletions and enhancements of existing wells. The boards also determined that the participants' interests in eligible domestic wells for the 1998 plan year would be purchased in the sixth year at 80% of the remaining net present value of the wells completed in the plan year. The boards also determined that the total award would be allocated among key employees primarily on the basis of salary and, to a lesser extent, on the basis of contribution to the entities' drilling activity.

     Energy Corporation intends to continue the incentive plan on substantially the same basis following the consolidation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information, as of the record date, and after giving effect to the consolidation, about any individual, partnership or corporation that is known to Energy Partners or Consolidated Resources to be the beneficial owner of more than 5% of each class of Energy Partners units or Consolidated Resources common stock issued and outstanding and each executive officer and director of Hallwood G.P. or Consolidated Resources and all executive officers and directors of Energy Partners and Consolidated Resources as a group.


                                                                                                              SUBSEQUENT TO
                                                        PRIOR TO CONSOLIDATION                                CONSOLIDATION
                                ----------------------------------------------------------------------   ------------------------
                                                                                    SHARES OF
                                                UNITS OF                          CONSOLIDATED                  SHARES OF
                                            ENERGY PARTNERS                         RESOURCES               ENERGY CORPORATION
                                ----------------------------------------   ---------------------------   ------------------------
                                                    AMOUNT       PERCENT      AMOUNT           PERCENT      AMOUNT       PERCENT
                                   TITLE OF      BENEFICIALLY      OF      BENEFICIALLY          OF      BENEFICIALLY      OF
NAME                            CLASS OF UNITS      OWNED         CLASS       OWNED             CLASS       OWNED       CLASS(21)
----                            --------------   ------------    -------   ------------        -------   ------------   ---------
The Hallwood Group
  Incorporated(1).............     Class A          657,260(6)      6.5            --             --      1,800,000       18.0
                                   Class B          143,773       100.0            --             --                        --
                                   Class C           43,816         1.8            --             --         43,816        1.9
Hallwood Energy Partners,
  L.P.(2).....................                           --          --     1,374,465(12)       45.7             --         --
Hallwood Consolidated
  Resources Corporation(2)....     Class A        1,948,189        19.5            --             --             --         --
                                   Class C          129,877         5.3            --             --             --         --
Heartland Advisors, Inc.(3)...     Class A          803,760(7)      8.0       476,500(15)       15.8      1,354,641       13.5
Estate of William Baxter Lee,
  III(4)......................     Class A          715,000(8)      7.1       293,800(16)        9.8        997,986       10.0
                                   Class C           40,033(9)      1.6                                      40,033        1.7
FMR Corp.(5)..................                           --          --       241,550(10)        8.0        384,499        3.8
Anthony J. Gumbiner...........     Class A          127,500(18)     1.3     1,449,965(11)(12)   47.0             --         --
                                   Class C           17,294(19)       *                                          --         --
William L. Guzzetti...........     Class A           63,850(18)       *     1,414,215(11)(12)   46.4             75          *
                                   Class C            8,300(19)       *                                           6          *
Russell P. Meduna.............     Class A           59,500(18)       *        34,879(12)        1.2            445          *
                                   Class C            7,059(19)                                                  --         --
Cathleen M. Osborn............     Class A           16,400(18)       *        10,990(12)          *            143          *
                                   Class C            5,112(19)                                                 100          *
Thomas J. Jung................     Class A            8,500(18)       *         6,360(12)          *             --         --
                                   Class C            5,012(19)       *                                          --         --
Brian M. Troup................     Class A           85,000(18)       *        53,000(12)        1.7             --         --
                                   Class C           11,294(19)                                                  --         --
Hans-Peter Holinger...........     Class A               --          --            --             --             --         --
                                   Class C               --          --            --             --             --         --
Rex A. Sebastian..............     Class A              400           *            --             --            297          *
                                   Class C               26           *            --             --             26          *
Nathan C. Collins.............     Class A               --          --            --             --             --         --
                                   Class C               --          --            --             --             --         --
John R. Isaac, Jr. ...........     Class A               --          --            --             --             --         --
                                   Class C               --          --            --             --             --         --
Jerry A. Lubliner.............     Class A               --          --            --             --             --         --
                                   Class C               --          --            --             --             --         --
Hamilton P. Schrauff..........     Class A               --          --            --             --             --         --
                                   Class C               --          --            --             --             --
Bill M. Van Meter.............     Class A               --          --            --             --             --         --
                                   Class C               --          --            --             --             --         --
All directors and executive
  officers of Hallwood G.P. as
  a group (9 persons).........     Class A          361,150(13)     3.7
                                   Class C           54,097(17)       *
All directors and executive
  officers of HCRC as a group
  (10 persons)................                                              1,594,944(20)       49.4
All directors and executive
  officers of Energy
  Corporation as a group (13
  persons)....................     Class A                                                                      960          *
                                   Class C                                                                      132          *

---------------

  *  Less than 1%.

 (1) The address of Hallwood Group is 3710 Rawlins Street, Suite 1500, Dallas, Texas 75219.

 (2) The address of Energy Partners and Consolidated Resources is 4582 S. Ulster Street Parkway, Suite 1700, Denver, Colorado 80237.

 (3) The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, WI 53202.

 (4) The address of the Estate of William Baxter Lee, III, is c/o Glankler Brown, PLLC, 1700 One Commerce Sq., Memphis, TN 38103

 (5) The address of FMR Corp. is 82 Devonshire St., Boston, MA 02109.

 (6) Includes 143,773 Class B units (100% of the Class B units) that are convertible into Class A units one-for-one.

 (7) According to Amendment No. 4 to Schedule 13G filed January 26, 1999 by Heartland Advisors, Inc., the units to which the schedule relates are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. No such account is known to have an interest relating to more than 5% of the class.

 (8) According to Schedule 13G filed February 23, 1999.

 (9) According to Schedule 13G filed February 23, 1999.

(10) According to Schedule 13G filed February 12, 1999, Fidelity Management & Research Company is the beneficial owner of the shares and acts as investment adviser to Fidelity Low-Priced Stock Fund, which has an interest in the shares. Edward C. Johnson III, FMR Corp. and Fidelity Low Price Stock Fund each has sole power to dispose of the shares. The power to vote the shares resides with the Board of Trustees of Fidelity Low Price Stock Fund.

(11) Includes 1,374,465 shares beneficially owned by Energy Partners. Mr. Gumbiner is Chief Executive Officer and Mr. Guzzetti is President and a director of the general partner of the general partner of Energy Partners.

(12) The following numbers of shares issuable upon the exercise of currently exercisable options are included in the amounts shown: Mr. Troup, 53,000 shares; Mr. Gumbiner, 75,500 shares; Mr. Guzzetti, 39,750 shares; Mr. Meduna, 34,600 shares; Ms. Osborn, 10,900; and Mr. Jung, 6,360 shares.

(13) Consists of 500 Class A units and currently exercisable options to purchase 360,650 Class A units.

(14) Includes 40,323 shares held by Hallwood Oil and Gas, Inc., a subsidiary of Energy Partners. Energy Partners has sole voting and investment power with respect to the shares reported. The general partner of Energy Partners is HEPGP Ltd., a limited partnership, the general partner of which is Hallwood G.P. The executive officers of Hallwood G.P. and Consolidated Resources are the same individuals: Anthony J. Gumbiner, William L. Guzzetti, Russell R. Meduna, Cathleen M. Osborn and Thomas J. Jung.

(15) Information is from Amendment No. 6 to the Schedule 13G of Heartland Advisors dated January 26, 1999. The Schedule 13G states that the shares are held in investment advisory accounts of Heartland Advisors, Inc. and that the interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the Common Stock.

(16) Information is from Amendment No. 6 to Schedule 13D filed October 16, 1998.

(17) Consists of 132 Class C units and currently exercisable options to purchase 53,965 Class C units.

(18) The following numbers of Class A units issuable upon the exercise of currently exercisable options are included in the amounts shown: Mr. Gumbiner, 127,500; Mr. Troup, 85,000; Mr. Guzzetti, 63,750; Mr. Meduna, 59,500; Ms. Osborn, 16,400; Mr. Jung, 8,500.

(19) The following numbers of Class C units issuable upon the exercise of currently exercisable options are included in the amounts shown: Mr. Gumbiner, 17,294; Mr. Troup, 11,294; Mr. Guzzetti, 8,294; Mr. Meduna; 7,059; Ms. Osborn, 5,012; Mr. Jung, 5,012.

(20) Consists of 1,374,465 shares beneficially owned by Energy Partners, currently exercisable options to purchase 220,110 shares and 369 shares owned by directors and executive officers.

(21) For purposes of this column, amounts shown as Class A units represent Energy Corporation common stock and amounts shown as Class C units represent Energy Corporation preferred stock.

               DESCRIPTION OF ENERGY CORPORATION'S CAPITAL STOCK

     The description of Energy Corporation's capital stock set forth below is only a summary and is not intended to be complete. For a complete description of Energy Corporation's capital stock, we urge you to read Energy Corporation's certificate of incorporation and bylaws and the certificate of designation of the Series A cumulative preferred stock, which are filed as exhibits to the registration statement of which this document forms a part.

DESCRIPTION OF COMMON STOCK

     Under its charter, Energy Corporation has the authority to issue up to 25 million shares of Energy Corporation common stock, par value $0.01 per share. Energy Corporation is expected to issue approximately 10,000,000 shares of its common stock in the consolidation, which will be all of the shares of Energy Corporation common stock then outstanding.

  Voting Rights

     Holders of Energy Corporation common stock will be entitled to one vote per share on all matters voted on by stockholders, including in the election of directors. The Energy Corporation certificate of incorporation does not provide for cumulative voting in the election of directors of Energy Corporation. As discussed below, Energy Corporation will have a staggered board of directors.

  Dividends

     After giving effect to any preferential rights of any series of preferred stock outstanding, including the Energy Corporation preferred stock to be issued in the consolidation, the holders of Energy Corporation common stock are entitled to participate in dividends, if any, as may be declared from time to time by the Energy Corporation board from funds legally available to pay dividends and, upon liquidation, are entitled to receive a pro-rata share of all the assets of Energy Corporation that are available for distribution to such holders. All of the Energy Corporation common stock will, when issued in connection with the consolidation, be fully paid and nonassessable. Holders of Energy Corporation common stock will have no preemptive rights with respect to future issuances of Energy Corporation common stock.

DESCRIPTION OF PREFERRED STOCK

     Under the Energy Corporation certificate of incorporation, the board of directors of Energy Corporation is authorized to issue up to 5,000,000 shares of preferred stock from time to time, in one or more series, without stockholder approval and to fix the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of any series that may be established by the Energy Corporation board. As a result, without stockholder approval, the Energy Corporation board could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Energy Corporation common stock. In addition, shares issued after the effective time may have the effect, under some circumstances, alone or in combination with other provisions of the Energy Corporation certificate of incorporation of rendering more difficult or discouraging an acquisition of Energy Corporation considered undesirable by the Energy Corporation board.

     The Energy Corporation board has authorized the issuance of 2,334,186 shares of Series A cumulative preferred stock in connection with the consolidation. The following highlights some of the features of the Energy Corporation preferred stock.

  Voting Rights

     Each share of Energy Corporation preferred stock is entitled to one vote on all matters on which stockholders may vote. The Energy Corporation preferred stock will vote together with the Energy

Corporation common stock in the election of directors, and will vote as a separate class on all other matters upon which stockholders may vote.

  Dividends

     Holders of shares of the Energy Corporation preferred stock are entitled to receive, if declared by the board of directors out of funds legally available for payment of dividends, cumulative cash dividends at the rate of $1.00 per share per year. Dividends are paid quarterly in arrears, commencing on June 30, 1999. Payments will be paid to those holders of Energy Corporation preferred stock who hold their shares of record at the close of business on each of March 31, June 30, September 30 and December 31 of each year.

     The dividends are fully cumulative and accumulate, whether or not earned or declared and whether or not Energy Corporation has funds legally available to pay them, without interest on a daily basis. The first dividend will accrue, without interest, commencing June 30, 1999. Dividends that are accumulated for a dividend period that is shorter or longer than a full quarter will be prorated on the basis of a 360 day year. Energy Corporation may not declare or pay dividends to holders of the Energy Corporation common stock or any other series of stock on a parity with or junior to the Energy Corporation preferred stock unless full cumulative dividends have been paid on the Energy Corporation preferred stock for the most recently completed quarterly dividend period.

  Liquidation

     Upon the liquidation or dissolution of Energy Corporation, Energy Corporation may not distribute any assets to the holders of the Energy Corporation common stock or holders of any class or series that is junior to the Energy Corporation preferred stock unless it has first paid the dividends accrued on the Energy Corporation preferred stock. If there is a class or series of stock on a parity with the Energy Corporation preferred stock, any amounts available for payment of dividends will be shared ratably by the Energy Corporation preferred stock and the parity stock.

     Once the accrued dividends are paid as described above, the Energy Corporation preferred stock is then entitled to participate on a parity with the Energy Corporation common stock in the distribution of the remaining assets of Energy Corporation in a liquidation or dissolution. If the proceeds from a liquidation or dissolution of Energy Corporation are insufficient to fully pay the amounts to which the Energy Corporation preferred stock and any stock ranking on a parity with it are entitled, the assets or the proceeds from them will be distributed ratably among the holders of the Energy Corporation preferred stock and the holders of the parity stock.

  Redemption

     The Energy Corporation preferred stock is redeemable at the option of Energy Corporation after December 31, 2003. After that date, Energy Corporation may redeem shares of the Energy Corporation preferred stock in whole or in part at any time or from time to time, upon meeting specified notice requirements, at a redemption price of $10.00 per share, plus an amount equal to all dividends accrued and unpaid on that date, without interest.

     The Energy Corporation preferred stock may not be redeemed in part if full cumulative dividends have not been paid or set apart for payment with respect to all prior dividend periods. Energy Corporation may not purchase or acquire any shares of the Energy Corporation preferred stock other than in a purchase or exchange offer made on the same terms to all holders of the Energy Corporation preferred stock. If fewer than all the outstanding shares of Energy Corporation preferred stock are to be redeemed, the board of directors will determine the number of shares to be redeemed and they will be selected to be redeemed by lot, pro rata or any other equitable means determined by the board of directors. In connection with the consolidation, Energy Corporation has represented that it has no plan or intention to redeem the Energy Corporation preferred stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b)(7) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Energy Corporation certificate of incorporation limits the liability of directors to Energy Corporation or its stockholders to the full extent permitted by Section 102(b)(7). Specifically, directors of Energy Corporation are not personally liable for monetary damages to Energy Corporation or its stockholders for breach of the director's fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to Energy Corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - any transaction from which the director derived an improper personal benefit.

     To the maximum extent permitted by law, the Energy Corporation certificate of incorporation provides for mandatory indemnification of directors and permits indemnification of officers of Energy Corporation against any expense, liability and loss to which they may become subject, or which they may incur as a result of being or having been a director or officer of Energy Corporation. In addition, Energy Corporation must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims.

     Energy Corporation will maintain directors' and officers' liability insurance.

                COMPARISON OF UNITHOLDER AND STOCKHOLDER RIGHTS

     The rights of unitholders are currently governed by the Energy Partners partnership agreement and Delaware Revised Uniform Limited Partnership Act. The rights of stockholders are currently governed by the Consolidated Resources' certificate of incorporation, the bylaws of Consolidated Resources and the Delaware General Corporation Law. After the completion of the consolidation, the rights of unitholders and stockholders who become stockholders of Energy Corporation will be governed by the Energy Corporation certificate of incorporation, the Energy Corporation bylaws and the Delaware General Corporation Law.

     The following summary highlights similarities and differences between the rights of unitholders and stockholders. Because it is a summary, it is not intended to be complete and is qualified in its entirety by reference to Delaware partnership and corporation laws, the Energy Partners partnership agreement, the Consolidated Resources certificate of incorporation, the Consolidated Resources bylaws, the Energy Corporation certificate of incorporation and the Energy Corporation bylaws.

       ENERGY PARTNERS                 CONSOLIDATED RESOURCES               ENERGY CORPORATION
            UNITS                           COMMON STOCK                       COMMON STOCK
       ---------------                 ----------------------               ------------------
                                             MANAGEMENT

The Energy Partners                Under Delaware law, the            The Energy Corporation
partnership agreement provides     business and affairs of a          certificate of incorporation
that, with limited excep-          Delaware corporation are           provides for a classified, or
tions, Energy Partners'            managed by or under the            "staggered" board of up to
general partner has full and       direction of its board of          fifteen directors. The board
exclusive discretion to man-       directors, whose members are       consists of three classes of
age and control the business       generally elected by a             directors, as nearly equal in
and affairs of Energy              plurality vote of stockholders     number as possible at any time
Partners. The general partner      at which a quorum is pre-          that the Energy Corporation
may be removed only upon the       sent. Any vacancy in an            board consists of three or
affirmative vote of owners of      existing board position may be     more directors. Any vacancy in
at least two-thirds of the         filled by the affirmative vote     a board position may be filled
total number of all                of a majority of the remaining     by the vote of a majority of
outstanding units, with the        directors, though less than a      the remaining directors in
Class A, Class B and Class C       quorum. Newly created              favor of the proposed
units each voting as a             directorships resulting from       director, though less than a
separate class, provided there     an increase in the authorized      quorum, or by a sole remaining
is the selection of a              number of directors may be         director. Newly created
successor general partner and      filled by the Consolidated         directorships resulting from
the receipt of a legal opinion     Resources board under Del-         an increase in the authorized
that the removal and selection     aware law. Any director or the     number of directors may be
of a successor would not cause     entire Consolidated Resources      filled by the Energy
Energy Partners to be treated      board may be removed, with or      Corporation board under Dela-
as a corporation for tax           without cause, by the holders      ware law. Any director or the
purposes.                          of a majority of the shares        entire Energy Corporation
                                   then entitled to vote.             board may be removed, only for
Under the partnership                                                 cause, by the holders of a
agreement, unitholders have        Each share of Consolidated         majority of the shares then
only limited voting rights on      Resources common stock             entitled to vote. Holders of
matters affecting Energy           entitles its holder to cast        Energy Corporation preferred
Partners' business.                one vote on matters as to          stock vote with the Energy
Unitholders have no right to       which voting is permitted or       Corporation common stock in
elect the general partner on       required by Delaware law,          the election of directors, and
an annual or other ongoing         including the election of          as a separate class on other
basis. Unitholders have voting     directors, amendments to the       matters.
rights with respect to (1) the     Consolidated Resources cer-
removal and replacement of the     tificate of incorporation and      With the exception of the
general partner; (2) the sale      mergers and other                  provisions for a staggered
or exchange of substantially       extraordinary transactions.        board and the class voting of
all of Energy Partners'            Stockholders are not entitled      the Energy Corporation
assets; (3) the dissolution of     to cumulate their votes for        preferred stock, the
Energy Partners; and (4)           the election of directors.         provisions in the Energy
amendments to the partnership      Generally, matters requiring       Corporation certificate of
agreement that would adversely     the vote of the common stock       incorporation and Energy
affect the interests of            are approved by the vote of        Corporation bylaws are
unitholders in any material        the holders of a majority of       substantially similar to those
respect. Each unitholder has a     the shares of common stock         in Consolidated Resources'
vote equal to his percentage       voting in favor of the matter      charter documents.
interest in Energy Partners.       at a meeting of stockholders
The holders of each class of       at which a quorum is present,      The Energy Corporation bylaws
units have the right to vote       except for matters governed by     provide that special meetings
separately as a class on all       Section 203 of the Delaware        may be called by the Chairman
issues presented to the            General Corporation Law.           of the board or a majority of
unitholders. Generally,                                               the members of the Energy
approval of matters submitted      Directors are elected by a         Corporation board then in
to unitholders requires the        plurality of the votes of          office.
affirmative vote of a              shares present in person or
majority-in-interest of the        represented by proxy and
holders of each class of units     entitled to vote at a meeting
then outstanding. Hallwood         for the election of directors
Group holds all of the Class B     if a quorum of stockholders is
units; therefore, any action       present.
requiring approval by a
percentage of each

       ENERGY PARTNERS                 CONSOLIDATED RESOURCES               ENERGY CORPORATION
            UNITS                           COMMON STOCK                       COMMON STOCK
       ---------------                 ----------------------               ------------------
class of unitholders will          The Consolidated Resources
require the approval of            certificate of incorporation
Hallwood Group.                    permits the issuance of pre-
                                   ferred stock. Issuances of
Meetings of unitholders may be     classes or series of preferred
called by the general partner      stock that have the right to
or by unitholders owning at        elect a designated director or
least 10% of the outstanding       directors could adversely
units.                             affect the ability of the
                                   holders of common stock to
                                   elect a majority of the
                                   Consolidated Resources board
                                   of directors.
                                   Consolidated Resources'
                                   charter documents, as
                                   permitted by Delaware law, do
                                   not permit stockholders to
                                   request an annual or special
                                   meeting. Stockholders may
                                   submit nominations for
                                   director or proposals for
                                   consideration only at annual
                                   meetings and, in addition to
                                   complying with federal
                                   securities laws and other
                                   laws, must deliver notice to
                                   the Secretary of Consolidated
                                   Resources. To be timely, a
                                   stockholder's notice must be
                                   delivered to or mailed and
                                   received at Consolidated
                                   Resources' principal executive
                                   offices not less than 10 days
                                   following the day on which
                                   notice of the date of the
                                   meeting was mailed or public
                                   disclosure of the date of the
                                   meeting was made. A stock-
                                   holder's notice must include
                                   specific information regarding
                                   the director to be nominated
                                   by the stockholder, including
                                   the name, age and address of
                                   the proposed nominee. If the
                                   stockholder is proposing to
                                   submit a matter for consider-
                                   ation at the meeting, the
                                   notice must give a brief
                                   description of the business
                                   desired to be brought before
                                   the annual meeting and the
                                   reasons for conducting that
                                   business at the annual
                                   meeting. Both notice
                                   procedures require the
                                   stockholder to provide his
                                   name and address, the class
                                   and number of shares of
                                   Consolidated Resources common
                                   stock that are beneficially
                                   owned by the stockholder, and
                                   any material interest of the
                                   stockholder in the business
                                   being proposed.
                                   The Consolidated Resources
                                   bylaws provide that, after
                                   giving preference to the
                                   rights of the holders of any
                                   series of preferred stock
                                   having a preference over the
                                   common stock as to dividends
                                   or upon liquidation, special
                                   meetings of the stockholders
                                   of Consolidated Resources may
                                   be called only by the Chairman
                                   of the board, the President,
                                   or the Secretary at the
                                   request of the Consolidated
                                   Resources board.
                                             AMENDMENTS

Amendments to the partnership      Under Delaware law, the            Energy Corporation must meet
agreement may be proposed by       Consolidated Resources             the same requirements as
the general partner or by          certificate of incorporation       Consolidated Resources under
unitholders owning at least        may be amended upon the            Delaware law relating to
10% of the limited partner         recommendation of the              amendments of the Energy
interests of                       Consolidated Resources board       Corporation certifi-
                                   if at

       ENERGY PARTNERS                 CONSOLIDATED RESOURCES               ENERGY CORPORATION
            UNITS                           COMMON STOCK                       COMMON STOCK
       ---------------                 ----------------------               ------------------
Energy Partners. Unless            least 50% of the shares of         cate of incorporation. The
approved by the general            each class of stock                Energy Corporation certificate
partner and unitholders            outstanding and entitled to        of incorporation provides that
holding at least 90% of each       vote on the proposed               the Energy Corporation cer-
class of units, no amendment       amendment, voting sepa-            tificate of incorporation may
to the partnership agreement       rately, are present in person      be amended, altered, or
will be effective unless           or by proxy at annual or           repealed if the holders of a
Energy Partners receives a         special meetings of stock-         majority of the outstanding
legal opinion that the             holders and vote to approve        voting stock of each class
proposed amendment would not       the amendment. The                 vote in favor of the proposed
result in the loss of limited      Consolidated Resources             action.
liability to any unitholder or     certificate of incorporation
cause Energy Partners to be        provides that the Consolidated
taxed as a corporation.            Resources certificate of
Proposed amendments, other         incorporation may be amended
than those described below,        in accordance with Delaware
must be approved by a              law.
majority-in-interest of all
holders of limited partner
interests of Energy Part-
ners.
The general partner may make
amendments to the partnership
agreement without the approval
of the unitholders if, among
other things, those amendments
(1) are necessary to conform
the Partnership Agreement to
Delaware law; (2) change the
name of Energy Partners or the
location of its principal
place of business; (3) are
necessary to qualify Energy
Partners as a limited
partnership or a limited
liability partnership or to
ensure that Energy Partners
will not be taxed as a
corporation; (4) are necessary
or desirable to satisfy any
requirement, condition or
guideline contained in any
opinion, directive, order,
ruling or regulation of any
federal or state agency or
judicial authority or
contained in any federal or
state statute; (5) are
necessary or desirable to
facilitate the trading of the
units or to comply with any
rule, regulation, guideline or
requirement of any securities
exchange on which the units
are or will be listed for
trading; or (6) are
inconsequential and do not
adversely affect the
unitholders in any material
respect.
                                         LIQUIDATION RIGHTS

In the event of the                The Consolidated Resources         In the event of the
liquidation, dissolution or        certificate of incorporation       liquidation of Energy
winding up of Energy Partners,     and the Consolidated Re-           Corporation, the holders of
holders of all units and the       sources bylaws do not address      Energy Corporation common
general partner would be           the treatment of the               stock and Energy Corporation
entitled to share ratably, in      Consolidated Resources common      preferred stock are entitled
accordance with their              stock in the event of a            to share ratably in any assets
percentage interests, in any       liquidation of Consolidated        of Energy Corporation
assets remaining after the         Resources.                         remaining after creditors have
satisfaction of obligations to                                        been paid or provided for,
creditors.                                                            after holders of Energy
                                                                      Corporation preferred stock
                                                                      have been paid all accrued and
                                                                      unpaid dividends for and after
                                                                      provision for any liquidation
                                                                      preferences on any outstanding
                                                                      class or series of preferred
                                                                      stock.

                               LIMITATIONS OF LIABILITY OF MANAGEMENT

The partnership agreement has      The Consolidated Resources         The Energy Corporation
no provision with respect to       certificate of incorporation,      certificate of incorporation
limiting the liability of the      as permitted by Delaware law,      provides for the same limi-
general partner.                   eliminates the monetary            tation of director liability
                                   liability of                       as the Consoli-

       ENERGY PARTNERS                 CONSOLIDATED RESOURCES               ENERGY CORPORATION
            UNITS                           COMMON STOCK                       COMMON STOCK
       ---------------                 ----------------------               ------------------
                                   its directors for a breach of      dated Resources certificate of
                                   their fiduciary duty as            incorporation.
                                   directors, except for
                                   liability (1) for any breach
                                   of the director's duty of
                                   loyalty to Consolidated
                                   Resources or its stockholders;
                                   (2) for acts or omissions not
                                   in good faith or that involve
                                   intentional misconduct or a
                                   knowing violation of law; (3)
                                   under Section 174 of the
                                   Delaware General Corporation
                                   Law, which provides for
                                   liability of directors for
                                   unlawful payment of dividends
                                   or unlawful stock purchases or
                                   redemptions; or (4) for any
                                   transaction from which the
                                   director derived an improper
                                   personal benefit.

                                          INDEMNIFICATION

The partnership agreement          Section 145 of the Delaware        The Energy Corporation
provides that Energy Partners      General Corporation Law            certificate of incorporation
will indemnify and hold            permits a corporation to           provides indemnification and
harmless the general partner,      indemnify any person who is,       advancement of expenses to
its affiliates and all             or is threatened to be made, a     directors, officers, agents
officers, directors, employees     party to any suit owing to the     and employees in the same
and agents of the general          fact that the person is or was     manner as the Consolidated Re-
partner and its affiliates,        a director, officer, employee      sources charter documents.
provided that the party's con-     or agent acting on behalf of
duct did not constitute gross      the corporation, upon a
negligence or willful or           determination by the board of
wanton misconduct and pro-         directors that the person has
vided further that the party's     met specified standards of
action was in good faith and       conduct. Section 145 of the
in a manner believed to be in,     Delaware General Corporation
or not opposed to, the best        Law also provides that its
interests of Energy Partners.      indemnity provisions are not
With respect to any criminal       exclusive of any other rights
proceeding, these parties are      to indemnification or
indemnified if the party had       advancement of expenses. The
no reasonable cause to believe     Consolidated Resources cer-
the conduct was unlawful.          tificate of incorporation
                                   requires indemnification and
                                   advancement of expenses of any
                                   director to the fullest extent
                                   permitted by Delaware law and
                                   permits indemnification of any
                                   officer, employee or agent to
                                   the fullest extent permitted
                                   by Delaware law.
                                         DERIVATIVE ACTIONS

In accordance with Delaware        Under Delaware law, a              Energy Corporation
law, a unitholder may              stockholder may bring a            stockholders will have the
institute legal action on          derivative action on behalf of     same right to bring a
behalf of Energy Partners,         Consolidated Resources to          derivative action that the
referred to as a "derivative       recover a judgment in its          Consolidated Resources' stock-
action," to recover damages        favor if the Consolidated          holders and the Energy
from a third party or from the     Resources board has failed to      Partners' unitholders
general partner if the general     institute the action. The          presently have.
partner has failed to              provisions of Delaware law
institute the action. In           relating to derivative actions
addition, a unitholder may         are substantially similar to
institute legal action on          the provisions of Delaware
behalf of himself and other        partnership law relating to
similarly situated                 stockholder actions.
unitholders, in a class
action, to recover damages
from the general partner for
violations of its fiduciary
duties to the unitholders.

                                  INSPECTION OF BOOKS AND RECORDS

On written request and at          Delaware law provides that any     Stockholders of Energy
reasonable times and, at his       stockholder of Consolidated        Corporation have the same
own expense, a unitholder may      Resources, upon written            inspection rights as Consoli-
inspect or copy any of Energy      request stating the purpose of     dated Resources' stockholders.
Partners' books, provided that     the inspection, has the right
there is a valid business          to inspect Consolidated
purpose related to that            Resources' books and records,
unitholder's interest in           provided that it is for a
Energy                             proper purpose

       ENERGY PARTNERS                 CONSOLIDATED RESOURCES               ENERGY CORPORATION
            UNITS                           COMMON STOCK                       COMMON STOCK
       ---------------                 ----------------------               ------------------
Partners. Unitholders may also     related to the stockholders'
inspect and copy a list of the     interest in Consolidated
names and amounts in interest      Resources.
of all unitholders. The
general partner, however, has
the right to keep confidential
from unitholders, for a period
of time as the general partner
deems reasonable, any
information that the general
partner reasonably believes to
be in the nature of trade
secrets or other information,
including logs, well reports
and other data, the disclosure
of which the general partner
in good faith believes could
damage Energy Partners or its
business or that Energy
Partners is required by
agreements with third parties
to keep confidential.

                                    DISTRIBUTIONS AND DIVIDENDS

Under the partnership              Under Delaware law,                Energy Corporation must meet
agreement, distributions on        Consolidated Resources may         the same requirements under
the units may be paid at the       declare and pay dividends out      Delaware law relating to
end of each calendar quarter       of surplus, or, if there is no     distributions as Consolidated
in the sole discretion of the      surplus, out of net profits        Resources does. The Energy
general partner. The Class C       for the year in which the          Corporation certificate of
units are entitled to a            dividend is declared. If a         incorporation is substantially
preferential distribution of       dividend is paid out of net        similar to the Consolidated
$1.00 per Class C unit per         surplus, the amount of capital     Resources certificate of
year, payable quarterly. Any       of the corporation may not be      incorporation regarding
distributions may be made from     less than the aggregate amount     dividends. Holders of shares
Energy Partners' revenues,         of capital represented by the      of the Energy Corporation pre-
capital contributions or           issued and outstanding stock       ferred stock are entitled to
borrowings. The general            of all classes having a            receive, if declared by the
partner may not make a             preference upon the                board of directors out of
distribution if, at the time       distribution of assets. The        funds legally available for
of the distribution and after      term "surplus," under Delaware     payment of dividends,
giving effect to the distribu-     law, means the excess of the       cumulative cash dividends at
tion, some types of                net assets of the corporation      the rate of $1.00 per share
liabilities of Energy Partners     over its stated capital. The       per year. Dividends are paid
would exceed the fair value of     Consolidated Resources bylaws      quarterly in arrears,
Energy Partners' assets.           provide that the Con-              commencing on June 30, 1999.
                                   solidated Resources board may      Payments will be paid to those
                                   declare and pay dividends on       holders of Energy Corporation
                                   its outstanding shares in the      preferred stock who hold their
                                   form of cash, property or its      shares of record at the close
                                   own shares and according to        of business on each of March
                                   applicable law and the             31, June 30, September 30 and
                                   Consolidated Resources cer-        December 31 of each year.
                                   tificate of incorporation. In
                                   addition, Delaware law
                                   provides that a corporation
                                   may redeem or repurchase its
                                   shares only out of surplus.
                                   The Consolidated Resources
                                   certificate of incorporation
                                   provides that the holders of
                                   Consolidated Resources
                                   preferred stock, and any other
                                   shares of preferred stock that
                                   the Consolidated Resources
                                   board may issue from time to
                                   time, will receive
                                   distributions in preference to
                                   the holders of Consolidated
                                   Resources common stock.
                                         CHANGES OF CONTROL

Neither Delaware law nor the       Some of the provisions in the      The Energy Corporation
partnership agreement contain      Consolidated Resources             certificate of incorporation
any special provisions that        certificate of incorpora-          contains provisions to deter
apply to combinations,             tion, including the ability of     takeover attempts
takeover attempts or other         the Consolidated Resources         substantially similar to those
transactions with persons who      board to issue classes or          in the Consolidated Resources
have acquired a significant        series of preferred stock,         certificate of incorporation.
percentage of units, other         restrictions on the ability of     Energy Corporation must also
than the Unitholder Rights         stockholders to call meetings      comply with Section 203 of the
Plan adopted by Energy             and propose business at meet-      Delaware General Corporation
Partners. In addition, removal     ings of the common                 Law. In addition, Energy
of the general partner             stockholders and a prohibition     Corporation has a staggered
requires a two-thirds vote of      against stockholders acting by     board of directors and has
each class of units.               written consent, may impede a      adopted a stockholder rights
                                   takeover                           plan that

       ENERGY PARTNERS                 CONSOLIDATED RESOURCES               ENERGY CORPORATION
            UNITS                           COMMON STOCK                       COMMON STOCK
       ---------------                 ----------------------               ------------------
                                   attempt. Consolidated              may also impede a takeover
                                   Resources must comply with the     attempt.
                                   provisions of Section 203 of
                                   the Delaware General
                                   Corporation Law, which
                                   restricts "business combina-
                                   tions" involving Consolidated
                                   Resources and an "interested
                                   stockholder" for three years
                                   following the date on which
                                   the interested stockholder
                                   acquired 15% or more of
                                   Consolidated Resources' out-
                                   standing voting stock unless
                                   applicable statutory
                                   exceptions are satisfied.

                                          TRANSFERABILITY

The partnership agreement          Shares of Consolidated             Shares of Energy Corporation
permits the transfer of units      Resources common stock are         common stock will be freely
in accordance with appli-          freely transferable. The           transferable, except for
cable law, provided that the       shares are listed on NASDAQ        shares of Energy Corporation
transferee executes and            under the symbol "HCRC."           common stock issued to
delivers a satisfactory trans-                                        "affiliates" of Energy
fer application to a transfer                                         Partners and Consolidated
agent. The Class A units are                                          Resources. Transfers of shares
traded on the American Stock                                          of stock held by affiliates
Exchange under the symbol                                             are restricted by federal and
"HEP." The Class C units are                                          state securities laws. Upon
traded on the American Stock                                          official notice of issuance,
Exchange under the symbol                                             the Energy Corporation com-
"HEPC."                                                               mon stock will be listed on
                                                                      NASDAQ under the symbol
                                                                      "HECO."
                                          APPRAISAL RIGHTS

Delaware law provides that a       Under Delaware law, a holder       Stockholders of Energy
partnership agreement may          of Consolidated Resources          Corporation will have the same
provide contractual ap-            common stock who does not vote     appraisal rights under
praisal rights with respect to     in favor of a merger or            Delaware law as the
a partnership interest,            consolidation of Consolidated      Consolidated Resources
however, the partnership           Resources may, upon compliance     stockholders.
agreement does not provide any     with specified procedures, be
such contractual appraisal         entitled to receive the fair
rights to its unitholders.         value of the shares in cash
                                   instead of the consideration
                                   that the stockholders would
                                   otherwise receive in a merger
                                   or consolidation. Appraisal
                                   rights are not available in
                                   some types of mergers,
                                   including (a) mergers in which
                                   Consolidated Resources is the
                                   surviving corporation and no
                                   vote of its stockholders was
                                   required and (b) mergers when
                                   Consolidated Resources was
                                   then listed on a national
                                   securities exchange or held of
                                   record by more than 2,000
                                   holders and the holders of
                                   common stock are not required
                                   to accept in exchange for
                                   their shares anything other
                                   than shares of stock of the
                                   surviving corporation and, on
                                   the effective date of the
                                   merger, those shares are
                                   listed on a national
                                   securities exchange or held of
                                   record by more than 2,000
                                   holders.

                                          FIDUCIARY DUTIES

Under Delaware law, the            Under Delaware law, the            Directors of Energy
general partner has fiduciary      directors of Consolidated          Corporation will have the same
duties of good faith, loyalty      Resources have fiduciary           fiduciary duties to
and fair dealing to the            duties of good faith, loyalty      stockholders as the directors
unitholders in its management      and fair dealing to its            of Consolidated Resources.
of Energy Partners' affairs.       stockholders in its manage-        Delaware courts have generally
The duty of good faith             ment of Consolidated               described these duties in the
requires the general partner       Resources' affairs.                same way as the duties of a
to deal fairly and with candor                                        general partner are de-
with the unitholders. The duty                                        scribed under Delaware
of loyalty requires that,                                             partnership law. At least one
without the limited                                                   Delaware court has stated

       ENERGY PARTNERS                 CONSOLIDATED RESOURCES               ENERGY CORPORATION
            UNITS                           COMMON STOCK                       COMMON STOCK
       ---------------                 ----------------------               ------------------
partners' consent, the general                                        that the fiduciary duties of a
partner may not have any                                              general partner to limited
improper business or other                                            partners are comparable to
interests that are adverse to                                         those of a director to
the interests of Energy                                               stockholders. Other courts,
Partners. The duty of fair                                            however, have indicated that
dealing requires that all                                             the fiduciary duties of a
transactions between the                                              general partner to limited
general partner and Energy                                            partners are greater than
Partners be fair both in the                                          those of a director to
manner by which they are                                              stockholders. Therefore,
conducted and in the amount of                                        although it is unclear whether
the consideration received by                                         or to what extent there are
Energy Partners in the                                                differences in these fiduciary
transaction.                                                          duties, it is possible that
                                                                      the fiduciary duties owed to
                                                                      the stockholders by the
                                                                      directors of Energy Corpo-
                                                                      ration may be less than those
                                                                      of the general partner of
                                                                      Energy Partners to the
                                                                      unitholders.

                    ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW
           AND OF THE ORGANIZATIONAL DOCUMENTS OF ENERGY CORPORATION

     The Energy Corporation certificate of incorporation and Energy Corporation bylaws contain a number of provisions that may inhibit or impede the acquisition or attempted acquisition of control of Energy Corporation by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Energy Corporation to negotiate first with the Energy Corporation board. These provisions may increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations. This might outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms. The discussion below highlights some of these anti-takeover provisions in the Energy Corporation charter documents. Because it is a summary, it may not contain all of the information that might be important to you. We urge you to read the Energy Corporation certificate of incorporation and the Energy Corporation bylaws, copies of which have been filed as exhibits to the registration statement of which this document is a part, as well as the Delaware General Corporation Law for a complete description of these anti-takeover provisions.

CLASSIFIED BOARD OF DIRECTORS

     The Energy Corporation certificate of incorporation provides for a classified or "staggered" board of directors. This means that all of the directors' terms of office do not expire at the same time. Once the Energy Corporation board consists of three or more directors, the Energy Corporation board will be divided into three classes of directors, with each class constituting approximately one-third of the total number of directors, and with the classes serving staggered three-year terms. The classification of the Energy Corporation board will have the effect of making it more difficult for stockholders to change the composition of the Energy Corporation board and therefore the control of Energy Corporation, because only a minority of the directors are up for election at any one time, and may be replaced by a vote of the stockholders.

     The classification provisions also could have the effect of discouraging a third party from accumulating a large block of the capital stock of Energy Corporation or attempting to obtain control of Energy Corporation, even though such an attempt might be beneficial to Energy Corporation and some, or a majority, of Energy Corporation's stockholders. Accordingly, under some circumstances stockholders could be deprived of opportunities to sell their Energy Corporation common stock and Energy Corporation preferred stock at a higher price than might otherwise be available.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     After giving preference to any rights of holders of preferred shares of Energy Corporation to elect additional directors under specified circumstances, the Energy Corporation certificate of incorporation and the Energy Corporation bylaws provide that the number of directors must not be less than one nor more than fifteen. In addition, the Energy Corporation certificate of incorporation provides that, after giving preference to rights of holders of preferred shares, any vacancies will be filled by majority of the remaining directors, even though less than a quorum, or by a sole director and any vacancies created by an increase in the total number of directors may be filled only by the Energy Corporation board. Accordingly, the Energy Corporation board could temporarily prevent any stockholder from enlarging the Energy Corporation board and then filling the new positions with such stockholder's own nominees.

     The Energy Corporation certificate of incorporation and the Energy Corporation bylaws provide that, after giving preference to any rights of holders of preferred shares, directors may be removed only for cause upon the affirmative vote of holders of a majority of the entire voting power of all the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

ADVANCE NOTICE PROVISIONS FOR DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Energy Corporation certificate of incorporation provides for an advance notice procedure for stockholders to make nominations of candidates for director or to bring other business before the annual meeting of stockholders. According to this procedure (1) only persons who are nominated by, or at the direction of, the Energy Corporation board, or by a stockholder who has given timely written notice containing specified information to the Secretary of Energy Corporation prior to the meeting at which directors are to be elected, will be eligible to nominate candidates for director of Energy Corporation and (2) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of the Energy Corporation board or by a stockholder who has given timely written notice to the Secretary of Energy Corporation of his intention to bring the business before the meeting. In general, for notice of stockholder nominations or proposed business to be conducted at an annual meeting to be timely, the notice must be received by Energy Corporation not less than 60 days nor more than 90 days prior to the scheduled date of the meeting.

     The purpose of requiring stockholders to give advance notice of nominations and other business is to afford the Energy Corporation board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business. To the extent necessary or considered desirable by the Energy Corporation board, the advance notice provision will allow the Energy Corporation board to inform stockholders and make recommendations about the nominees or business, as well as to ensure an orderly procedure for conducting meetings of stockholders. Although the Energy Corporation certificate of incorporation does not give the Energy Corporation board power to block stockholder nominations for the election of directors or proposals for action, the advance notice procedure may have the effect of discouraging a stockholder from proposing nominees or business, precluding a contest for the election of directors or the consideration of stockholder proposals if procedural requirements are not met. This might also deter third parties from soliciting proxies for a non-management proposal or slate of directors, without regard to the merits of the proposal or slate.

     Any action required or permitted to be taken by the Energy Corporation stockholders must be taken at a properly called annual or special meeting of the Energy Corporation stockholders and may not be taken by written consent. Special meetings of the Energy Corporation stockholders may be called at any time but only by the Chairman of the board or by a majority of the directors then in office.

PREFERRED SHARES

     The Energy Corporation certificate of incorporation authorizes the Energy Corporation board to establish one or more series of preferred shares, and to determine preferences, rights and other terms of those series. The purpose of allowing the Energy Corporation board to issue one or more series of preferred shares is to provide increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs. The authorized preferred shares are available for issuance without further action by the Energy Corporation stockholders, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Energy Corporation securities may be listed or traded. Other than the Energy Corporation preferred stock and the preferred stock to be issued in conjunction with the stockholders' rights plan, Energy Corporation has no present intention to, although it could in the future, issue a series of preferred shares. A new series of preferred stock, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of its stockholders might believe to be in their best interests or in which stockholders might receive a premium over then prevailing market prices for their Energy Corporation common stock.

AMENDMENT OF THE ENERGY CORPORATION CERTIFICATE OF INCORPORATION

     The Energy Corporation certificate of incorporation provides that it may be amended only if the holders of not less than a majority of the votes entitled to be cast vote in favor of the amendment.

BUSINESS COMBINATIONS UNDER DELAWARE LAW

     Energy Corporation will be required to comply with the provisions of
Section 203 of the Delaware General Corporation Law, a statutory provision restricting business combinations with a category of stockholders called "interested stockholders," defined as persons who beneficially own or acquire 15% or more of a Delaware corporation's voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987. Section 203 defines "business combination" broadly to include mergers, consolidations, sales or other disposition of assets having a total value in excess of 10% of the consolidated assets of the corporation, and other transactions that would increase an interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits business combinations between a publicly held Delaware corporation and any interested stockholder for a period of three years after the date on which the interested stockholder became an interested stockholder, unless (a) prior to that date, the corporation's board approved either the proposed business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder; (b) when the transaction that resulted in the interested stockholder becoming an interested stockholder was completed, the interested stockholder already owned at least 85% of the voting stock of the corporation outstanding at the time; or (c) on the date on which the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, the transaction was approved by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. Hallwood Group will be exempt from the applicability of Section 203.

STOCKHOLDERS' RIGHTS PLAN

     Energy Corporation will have a stockholders' rights plan, which is intended to require any third party seeking to control more than 15% of Energy Corporation's shares to obtain advance approval of the Energy Corporation board or experience significant dilution. The following highlights material provisions of the rights plan. Because it is a summary, it is not intended to be complete and is qualified in its entirety by reference to the rights plan, which is attached as an exhibit to the registration statement of which this document forms a part.

     Rights. Energy Corporation will issue one preferred share purchase right for each outstanding share of Energy Corporation common stock. Each right entitles the registered holder to purchase from Energy Corporation one one-thousandth of a share of Series A Junior Participating preferred stock, par value $.10 per share, of Energy Corporation at a purchase price of $40.00 per one one-thousandth of a share of Series A preferred stock, subject to adjustment in some circumstances to prevent dilution. The description and terms of the rights are set forth in a rights agreement between Energy Corporation and Registrar and Transfer Company, as rights agent.

     Detachment of Rights. The rights will be evidenced, with respect to any of the Energy Corporation common stock certificates outstanding as of the record date, by the Energy Corporation common stock certificate, together with a copy of the summary of rights until the "distribution date." The distribution date is the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Energy Corporation common stock, such person or group of persons called an "acquiring person," or (2) 10 business days, or such later date as may be determined by action of the Energy Corporation board prior to such time as any person or group of affiliated persons becomes an acquiring person, following the commencement of, or announcement of an intention to make a tender offer or exchange offer, the completion of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Energy Corporation common stock.

     The rights agreement provides that, until the distribution date, or earlier expiration of the rights, the rights will be transferred with and only with the Energy Corporation common stock. Until the distribution date, or earlier expiration of the rights, new Energy Corporation common stock certificates issued after the record date upon transfer or new issuances of Energy Corporation common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date, or earlier expiration of the rights, the surrender for transfer of any certificates for shares of Energy Corporation common stock outstanding as of the record date, even without the notation or a copy of the summary of rights, will also constitute the transfer of the rights associated with the shares of Energy Corporation common stock represented by the certificates. As soon as possible following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Energy Corporation common stock as of the close of business on the distribution date and the separate right certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The final expiration date of the rights is December 31, 2009, unless the final expiration date is advanced or extended or unless the rights are redeemed earlier or exchanged by Energy Corporation, in each case as described below.

     If any person or group of affiliated or associated persons become an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person, which will become void at that point, will then have the right to receive upon exercise of a right that number of shares of Energy Corporation common stock having a market value of two times the exercise price of the right.

     If, after a person or group has become an acquiring person, Energy Corporation is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right, other than rights beneficially owned by an acquiring person, which will have become void, will have the right to receive upon the exercise of a right that number of shares of common stock of the acquiring person or its parent with whom Energy Corporation has engaged in the transaction having a market value of two times the exercise price of the right.

     At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by an acquiring person of 50% or more of the outstanding shares of Energy Corporation common stock, the Energy Corporation board may exchange the rights, other than rights owned by such acquiring person, which will have become void, in whole or in part, for shares of Energy Corporation common stock or Series A preferred stock or a series of Energy Corporation's preferred stock having equivalent rights, preferences and privileges, at an exchange ratio of one share of Energy Corporation common stock, or a fractional share of Series A preferred stock, or other preferred stock, equivalent in value, per right.

     Preferred Shares. Shares of Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled, when, as and if declared, to a dividend payment per share equal to an aggregate dividend of 1,000 times the dividend declared, if any, per share of Energy Corporation common stock. Upon the liquidation, dissolution or winding up of Energy Corporation, the holders of the Series A preferred stock will be entitled to a minimum preferential payment of the greater of $1.00 per share, plus any accrued but unpaid dividends or 1,000 times the payment made per share of Energy Corporation common stock upon the liquidation, dissolution or winding up. Each share of Series A preferred stock will have 1,000 votes, voting together with the Energy Corporation common stock. Finally, upon any merger, consolidation or other transaction in which outstanding shares of Energy Corporation common stock are converted or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of Energy Corporation common stock in the transactions. These rights are protected by customary antidilution provisions.

     Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A preferred stock purchasable upon exercise of each right should approximate the value of one share of Energy Corporation common stock.

     After the rights become exercisable, Energy Corporation will use its best efforts to register the offer and sale of the Series A preferred stock or Energy Corporation common stock issuable upon exercise of the rights under the Securities Act.

     Antidilution and Other Adjustments. The number of one one-thousandths of a share of Energy Corporation preferred stock or other securities or property issuable upon exercise of the rights, and the purchase price payable, may be adjusted from time to time to prevent dilution.

     Redemption of Rights. At any time prior to the earlier of (1) the distribution date or (2) the final expiration date, the board of directors of Energy Corporation may redeem all but not less than all of the then outstanding rights at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. At the effective time of the redemption, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     No Rights as Stockholder. Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of Energy Corporation including the right to vote or to receive dividends.

     Amendment of Rights. For so long as the rights are then redeemable, Energy Corporation may, except with respect to the redemption price, amend the rights agreement in any manner. After the rights are no longer redeemable, Energy Corporation may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

                         WHERE YOU CAN GET INFORMATION

     Energy Partners and Consolidated Resources file reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act. You may read and copy these reports, proxy statements and other information we file at the SEC public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, such materials and other information concerning, (1) Energy Partners can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006-1881; and (2) Consolidated Resources can be inspected at the offices of NASDAQ at 1735 K Street N.W., Washington, D.C., 20006. You can also find this information at the SEC's World Wide Web site. The address of the site is http://www.sec.gov. After the consolidation, Energy Corporation will be required to file the same types of information with the SEC and NASDAQ.

     Energy Corporation filed a registration statement on Form S-4 to register the shares of Energy common stock and preferred stock issuable in connection with the consolidation. This document is a part of the registration statement and constitutes a prospectus of Energy Corporation in addition to being a proxy statement for Energy Partners and Consolidated Resources and, as allowed by the SEC, does not contain all the information in the registration statement.

     You should rely only on the information contained in this document or other information we have referred you to. We have not authorized anyone to provide you with any information that is different.

                             STOCKHOLDER PROPOSALS


     In the event the consolidation is not completed, stockholders of Consolidated Resources may submit proposals on matters appropriate for action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 1999 Consolidated Resources annual meeting, if held, a proposal must be received by Consolidated Resources by June 30, 1999. However, the rules of the SEC provide that, if an annual meeting is changed by more than 30 calendar days from that contemplated at the time of the 1998 annual meeting of Consolidated Resources, the proposal must be received by Consolidated Resources within a reasonable time before the proxy solicitation is made. Proposals should be directed to the attention of the Secretary of Consolidated Resources. Energy Partners does not hold annual meetings as it is a limited partnership. If the consolidation is completed, it is anticipated that the first annual meeting of Energy Corporation's stockholders will be held on May 30, 2000. To be considered for inclusion in the proxy statement and proxy, the proposal should be received by Energy Corporation no later than March 2, 2000.

                                 OTHER MATTERS

     The Hallwood G.P. board, the Consolidated Resources board and HEPGP are not aware of any matters not set forth in this document that may come before the meetings. If, however, further business properly comes before the meetings, the persons named in the proxies will vote the shares represented by proxy in accordance with their judgment. If, on the date of a meeting, the relevant number of proxies needed to approve the consolidation have not been obtained, then, to the extent permitted by law, that meeting will be adjourned until the required number of proxies necessary to approve the consolidation have been received.

                                 LEGAL MATTERS

     The validity of the Energy Corporation common stock and Energy Corporation preferred stock to be issued in connection with the consolidation has been passed upon for Hallwood Corporation by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Donohoe Jameson & Carroll, P.C., Dallas, Texas, has acted as special counsel to the Hallwood G.P. special committee in connection with the consolidation. Vinson & Elkins L.L.P., Dallas, Texas, has acted as special counsel to the Consolidated Resources special committee in connection with the consolidation. Brown & Wood LLP, New York, New York, has acted as counsel to Prudential Securities in connection with the consolidation.

                                    EXPERTS


     The consolidated financial statements of Hallwood Energy Partners, L.P. and Hallwood Consolidated Resources Corporation included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     An opinion regarding aspects of the federal income tax consequences of the consolidation has been rendered by PricewaterhouseCoopers.

     The information included and incorporated by reference in this document regarding the total proved reserves of Energy Partners, Consolidated Resources and HEPGP was prepared by Hallwood Petroleum's in-house engineers. Approximately 80% was reviewed by Williamson Petroleum Consultants, Inc. as stated in their letter report with respect to that information. The reserve review letter of Williamson Petroleum Consultants, Inc. is filed as an exhibit to the registration statement of which this document is a part in reliance upon the authority of that firm as experts with respect to the matters covered by its report and the giving of its report.

                         GLOSSARY OF OIL AND GAS TERMS

     The definitions set forth below apply to the indicated terms as used in this document. All volumes of natural gas referred to are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Boe. One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or gas liquids to 6 Mcf of gas.

     Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     Finding and developing costs. Costs associated with acquiring and developing proved oil and gas reserves which are capitalized pursuant to generally accepted accounting principles, including all costs involved in acquiring acreage, geological and geophysical work and the cost of drilling and completing wells.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Mcf. One thousand cubic feet.

     Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis.

     Mmbtu. One million British Thermal Units, which is the English system unit of heat used to measure the heat content of natural gas.

     Mmcf. One million cubic feet.

     Mmcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

     Present value. When used with respect to oil and gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

     Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     Shut-in Well. A producing well that is not currently producing oil or gas.

     Successful Well. A well for which production casing has been run for a completion attempt.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

     Workover. Major remedial operations required to maintain, restore or increase production rates.

                                   APPENDIX A


     Merger and Asset Contribution Agreement, dated as of December 15, 1998, as amended by the First Amendment to Merger and Asset Contribution Agreement, dated as of March 9, 1999 and the Second Amendment to Merger and Asset Contribution Agreement, dated as of April 29, 1999.

                                     MERGER
                        AND ASSET CONTRIBUTION AGREEMENT

     THIS MERGER AND ASSET CONTRIBUTION AGREEMENT (this "Agreement"), dated as of December 15, 1998, is between Hallwood Energy Corporation, a Delaware corporation ("Hallwood Energy"), HEC Acquisition Partnership, L.P., a Delaware limited partnership ("HEC Acquisition Partnership"), HEC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Hallwood Energy ("HEC Acquisition Corp."), in its capacity as general partner of HEC Acquisition Partnership, Hallwood Energy Partners, L.P., a Delaware limited partnership ("HEP"), HCRC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Hallwood Energy ("HCRC Acquisition Corp."), Hallwood Consolidated Resources Corporation, a Delaware corporation ("HCRC"), and HEPGP Ltd., a Colorado limited partnership ("HEPGP"). Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp., HEP, HCRC Acquisition Corp., HCRC and HEPGP are referred to collectively as the "Constituent Entities."

                                    RECITALS

     WHEREAS, the Boards of Directors of each of the Constituent Entities have determined that a consolidation of the businesses of HEP, HCRC, and the energy interests of The Hallwood Group Incorporated would be beneficial to the unitholders and shareholders of each of the Constituent Entities;

     WHEREAS, based upon such determination, each of the Constituent Entities have entered into this Agreement to effectuate the consolidation;

     WHEREAS, Hallwood Energy has been formed to be the entity resulting from the consolidation;

     WHEREAS, the consolidation, as more fully described below, will be effected by (1) merging HEP with HEC Acquisition Partnership (with HEP as the surviving entity), (2) merging HCRC with HCRC Acquisition Corp. (with HCRC as the surviving entity), and (3) the contribution by The Hallwood Group Incorporated, through HEPGP, of its energy related interests to Hallwood Energy;

     WHEREAS, upon completion of the consolidation (1) HEP will be a wholly-owned subsidiary of Hallwood Energy, (2) HCRC will be a wholly owned subsidiary of Hallwood Energy, and (3) the energy interests of The Hallwood Group Incorporated will be owned by Hallwood Energy;

     WHEREAS, in connection with the consolidation, the currently outstanding equity securities of HCRC and HEP will be canceled and the former equity security holders of HCRC and HEP (other than equity securities of HCRC held by HEP, or a Subsidiary of HEP, and equity securities of HEP held by HCRC, or a Subsidiary of HCRC) will receive equity securities of Hallwood Energy;

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), HEC Acquisition Partnership will merge (the "HEP Merger") with and into HEP, with HEP as the surviving partnership (the "Surviving Partnership"), with HEC Acquisition Corp. as the Surviving Partnership's general partner, and with Hallwood Energy and Hallwood Consolidated Partners, L.P. as the Surviving Partnership's limited partners;

     WHEREAS, the Boards of Directors of Hallwood Energy, HEC Acquisition Corp. and Hallwood G.P., Inc., a Delaware corporation ("Hallwood G.P."), the general partner of HEPGP, which is the general partner of HEP, have determined that the HEP Merger is advisable and is fair to, and in the best interests of, their respective stockholders, partners and unitholders, as the case may be; have approved and adopted this Agreement and the transactions contemplated hereby; and have recommended approval and adoption of this Agreement by their respective stockholders, partners and unitholders;

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), HCRC Acquisition Corp. will merge (the "HCRC

Merger" and, with the HEP Merger, sometimes referred to herein as the "Mergers") with and into HCRC, with HCRC as the surviving corporation (the "Surviving Corporation");

     WHEREAS, the Boards of Directors of Hallwood Energy, HCRC Acquisition Corp. and HCRC have determined that the HCRC Merger is advisable and is fair to, and in the best interests of, their respective stockholders; have approved and adopted this Agreement and the transactions contemplated hereby; and have recommended approval and adoption of this Agreement by their respective stockholders;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, HEPGP will contribute certain oil and gas related assets (the "Asset Contribution" and, with the Mergers, sometimes referred to herein as the "Transactions") to Hallwood Energy.

     WHEREAS, the Boards of Directors of Hallwood Energy and Hallwood G.P., which is the general partner of HEPGP, have determined that the Asset Contribution is advisable and is fair to, and in the best interests of, their respective stockholders and partners; and have approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, for federal income tax purposes, it is intended that the Mergers and the Asset Contribution will qualify as tax-free transactions under the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and it is also intended that the Mergers and the Asset Contribution will be accounted for as a purchase by HEP of the assets of HCRC and HEPGP; and

     WHEREAS, Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp., HEP, HCRC Acquisition Corp., HCRC and HEPGP desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                   THE TRANSACTIONS; CLOSING; EFFECTIVE TIME

     1.1  The Transactions.

     (a) HEP Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) HEC Acquisition Partnership shall be merged with and into HEP and the separate existence of HEC Acquisition Partnership shall thereupon cease. HEP shall be the Surviving Partnership in the HEP Merger and shall continue to be governed by the laws of the State of Delaware, and the separate existence of HEP with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the HEP Merger. The HEP Merger shall have the effects specified in DRULPA.

     (b) HCRC Merger. Subject to the terms and conditions of this Agreement, at the Effective Time HCRC Acquisition Corp. shall be merged with and into HCRC and the separate existence of HCRC Acquisition Corp. shall thereupon cease. HCRC shall be the Surviving Corporation in the HCRC Merger and shall continue to be governed by the laws of the State of Delaware, and the separate existence of HCRC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the HCRC Merger. The HCRC Merger shall have the effects specified in DGCL.

     (c) Asset Contribution. Subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, HEPGP shall contribute those certain oil and gas related assets and assign those certain liabilities set forth on Schedule 1.1(c) attached hereto (the "Contributed Assets") to Hallwood Energy.

     1.2 Closings. The closings (the "Closings") of the Transactions shall take place (a) at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas at 10:00 a.m. on the first business day on which the last to be fulfilled or waived of the conditions set forth in
Article VIII (other than those conditions that by their nature are to be satisfied at the Closings, but subject to the fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as HEP, HCRC, HEPGP and Hallwood Energy may agree.

     1.3 Effective Time. As soon as practicable following the Closings, and provided that this Agreement has not been terminated or abandoned pursuant to
Article IX hereof, (a) each of HEP and HEC Acquisition Corp., on behalf of HEC Acquisition Partnership, will cause a Certificate of Merger (the "HEP Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 211 of DRULPA, (b) each of HCRC and HCRC Acquisition Corp. will cause a Certificate of Merger (the "HCRC Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL and (c) HEPGP will execute and deliver those items necessary to transfer, convey and assign the Contributed Assets. The Transactions shall become effective on the date on which (x) each Certificate of Merger has been duly filed with the Secretary of State of Delaware and (y) all of those items required to be delivered to consummate the Asset Contribution have been delivered, and such time is hereinafter referred to as the "Effective Time."

                                   ARTICLE II

                             THE SURVIVING ENTITIES

     2.1  The Surviving Partnership.

     (a) The Agreement of Limited Partnership of HEC Acquisition Partnership (the "Partnership Agreement") in effect at the Effective Time shall be the Partnership Agreement of the Surviving Partnership, until duly amended in accordance with the terms thereof and DRULPA.

     (b) The general partner of HEC Acquisition Partnership, HEC Acquisition Corp., will be the general partner of the Surviving Partnership.

     2.2  The Surviving Corporation.

     (a) The Certificate of Incorporation of HCRC (the "Certificate") in effect at the Effective Time and the Bylaws of HCRC (the "Bylaws") in effect at the Effective Time shall be the Certificate and Bylaws, respectively, of the Surviving Corporation, until duly amended in accordance with the terms thereof and DGCL.

     (b) The directors and officers of HCRC at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate and Bylaws.

                                  ARTICLE III

             CONVERSION OR CANCELLATION OF UNITS IN THE HEP MERGER

     3.1 Conversion or Cancellation of Units. At the Effective Time, each Class A and Class B Unit (other than those held by HCRC, or a Subsidiary of HCRC, a "Common Unit") of HEP issued and outstanding immediately prior to the Effective Time shall, by virtue of the HEP Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.7417 of one (the "HEP Common Conversion Ratio") fully paid and nonassessable share of common stock, par value $.01 per share, of Hallwood Energy (the "Hallwood Energy Common Stock"). Each Class C Unit (other than those held by HCRC, or a Subsidiary of HCRC, a "Class C Unit") of HEP issued and outstanding immediately prior to the Effective Time shall, by virtue of the HEP Merger and without any action on the part of the holder thereof, be converted into the right to receive one (the "HEP Class C Conversion Ratio") fully paid and nonassessable share of Series A Preferred Stock, par value $0.01 per share, of Hallwood Energy (the "Hallwood Energy Preferred Stock"). The Hallwood Energy Common Stock and the Hallwood Energy Preferred Stock are collectively referred to in this Agreement as the "Hallwood Energy Stock" and the Hallwood Energy Stock to be received by holders of Common Units and Class C Units at the Effective Time is referred to in this Agreement as the "HEP Merger Consideration." At the Effective Time, all Common Units and Class C Units (collectively, the "Units"), by virtue of the HEP Merger and without any action on the part of the holders thereof (other than the Class A Units and Class C Units held by HCRC or a Subsidiary of HCRC), shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder (other than HCRC or a Subsidiary of HCRC) of a certificate representing any such Units (the "Converted Common Units" or the "Converted Class C Units," as applicable, and collectively, the "Converted Units") shall thereafter cease to have any rights with respect to the Converted Units, except the right to receive the HEP Merger Consideration for such Converted Units upon the surrender of such certificate in accordance with Section 3.5. After the Effective Time, all Class A Units and Class C Units held by HCRC or a Subsidiary of HCRC, shall continue to represent limited partner interests in the Surviving Partnership.

     3.2 HEP General Partnership Interest. At the Effective Time, by virtue of the HEP Merger and without any action on the part of the holder thereof, the general partnership interest in HEP shall be canceled in consideration of the mutual covenants contained in this Agreement.

     3.3 HEP Options. All options outstanding at the Effective Time to purchase Common Units shall be canceled and the holder of each option shall receive in consideration an amount in cash equal to the product of (i) the difference between the exercise price per Common Unit of the option to purchase Common Units held by the holder and the average closing price of a Common Unit on the American Stock Exchange ("AMEX") for the 30 calendar days preceding the date of the Closing; and (ii) the total number of Common Units subject to the option held by the holder. All options outstanding at the Effective Time to purchase Class C Units shall be canceled and the holder of each option shall receive in consideration an amount in cash equal to the product of (x) the difference between the exercise price per Class C Unit of the option to purchase Class C Units held by the holder and the average closing price of a Class C Unit on AMEX for the 30 calendar days preceding the date of the Closing; and (y) the total numbers of Class C Units subject to the Option held by the holder."

     3.4 Acquisition Partnership Interests. The general partner interest in HEC Acquisition Partnership outstanding immediately prior to the HEP Merger shall remain outstanding after the HEP Merger and shall represent the general partner interest in the Surviving Partnership.

     3.5  Exchange Agency; Surrender of Certificates.

     (a) HEP Exchange Fund. At or prior to the Effective Time, Hallwood Energy shall deposit, or cause to be deposited, with an agent designated by Hallwood Energy (the "Exchange Agent"), for the benefit of the holders of Converted Units, for exchange in accordance with this Article III, through the Exchange Agent, (i) certificates evidencing a number of shares of Hallwood Energy Common Stock equal to the product of the HEP Common Conversion Ratio multiplied by the number of Converted Common

Units issued and outstanding, and (ii) certificates evidencing a number of shares of Hallwood Energy Preferred Stock equal to the product of the HEP Class C Conversion Ratio multiplied by the number of Converted Class C Units issued and outstanding. The certificates deposited with the Exchange Agent in accordance with this Section 3.5(a) are referred to as the "HEP Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver Hallwood Energy Common Stock and/or Hallwood Energy Preferred Stock, in exchange for surrendered certificates pursuant to the terms of this Agreement out of the HEP Exchange Fund.

     (b) Exchange Procedures. As soon as practicable after the Effective Time, Hallwood Energy shall cause the Exchange Agent to send to each record holder of Units at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Units (the "Unit Certificates") shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in such form and contain such other provisions as Hallwood Energy and HEP shall reasonably determine), and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for certificates representing shares of Hallwood Energy Stock into which the Units represented by such Unit Certificate or Unit Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, the holder of such Unit Certificate shall be entitled to receive in exchange therefor, a certificate representing that number of whole shares of Hallwood Energy Stock that such holder has the right to receive pursuant to the provisions of this Article III and the Unit Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Units that are not registered in the transfer records of HEP, a certificate evidencing the proper number of shares of Hallwood Energy Stock may be issued to the transferee if the Unit Certificate evidencing the Units shall be surrendered to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered for exchange in accordance with the provisions of Section 3.5 of this Agreement, each Unit Certificate previously representing Converted Units shall from and after the Effective Time represent for all purposes only the right to receive the applicable HEP Merger Consideration as set forth in this Agreement. If any holder of Converted Units shall be unable to surrender such holder's Unit Certificates because such Unit Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to Hallwood Energy. No interest shall be paid on any HEP Merger Consideration payable to former holders of Converted Units.

     (c) Distributions with Respect to Hallwood Energy Stock. No dividends or other distributions declared or made after the Effective Time with respect to Hallwood Energy Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Unit Certificate previously representing Units, and no HEP Merger Consideration shall be paid to any such holder until the holder of such Unit Certificate shall surrender such Unit Certificate previously representing Units. Subject to applicable laws, following surrender of any such Unit Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Hallwood Energy Stock issued in exchange therefor, without interest, (i) promptly following the surrender of such Unit Certificate, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Hallwood Energy Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to surrender, and a payment date occurring after surrender, payable with respect to such whole shares of Hallwood Energy Stock.

     (d) No Fractional Shares. No certificates or scrip evidencing fractional shares of Hallwood Energy Stock shall be issued upon the surrender for exchange of Unit Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Hallwood Energy. In lieu of fractional shares, each holder of a Unit Certificate previously evidencing Units, upon surrender of such Unit Certificate for exchange pursuant to this
Article III, shall receive a number of shares of Hallwood Energy Common Stock rounded to the nearest whole share of Hallwood Energy Common Stock, with half shares being rounded up to the nearest whole share of Hallwood Energy Common Stock.

     (e) Termination of HEP Exchange Fund. Any portion of the HEP Exchange Fund that remains unclaimed by the former holders of Converted Units 180 days after the Closing Date shall be delivered to Hallwood Energy, upon demand, and any former holders of Converted Units who have not complied with this Article III shall thereafter look only to Hallwood Energy for the HEP Merger Consideration and dividends or distributions to which they are entitled, without any interest thereon. Neither Hallwood Energy nor HEP shall be liable to any former holder of Converted Units for any HEP Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     (f) Withholding. Hallwood Energy (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Units such amounts as Hallwood Energy (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law and Hallwood Energy agrees to remit to the proper taxing authority such amounts so withheld. To the extent that amounts are so withheld by Hallwood Energy, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Units in respect of which such deduction and withholding was made by Hallwood Energy.

     3.6 Transfer of Units After the Effective Time. At the Effective Time, the transfer books of HEP shall be closed and there shall be no further registration of transfers of Units thereafter on the records of HEP. If, after the Effective Time, Unit Certificates are presented to the Surviving Partnership, they shall be canceled and exchanged for the HEP Merger Consideration, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article III.

                                   ARTICLE IV

            CONVERSION OR CANCELLATION OF SHARES IN THE HCRC MERGER

     4.1 Conversion or Cancellation of Shares. At the Effective Time, each share of common stock of HCRC, par value $.01 per share (other than those held by HEP, or a Subsidiary of HEP, the "HCRC Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the HCRC Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.5918 (the "HCRC Conversion Ratio") fully paid and nonassessable shares of Hallwood Energy Common Stock. The Hallwood Energy Common Stock to be received by holders of HCRC Common Stock at the Effective Time is referred to in this Agreement as the "HCRC Merger Consideration." At the Effective Time, all shares of HCRC Common Stock (the "HCRC Shares"), by virtue of the HCRC Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder (other than HEP or a Subsidiary of HEP) of a certificate representing any such HCRC Shares (the "Converted Shares") shall thereafter cease to have any rights with respect to the Converted Shares, except the right to receive the HCRC Merger Consideration for such Converted Shares upon the surrender of such certificate in accordance with Section 4.3. At the Effective Time, all of the HCRC Common Stock held by HEP or a Subsidiary of HEP, by virtue of the HCRC Merger and without any action on the part of HEP or a Subsidiary of HEP, shall no longer be outstanding and shall be canceled and retired and cease to exist.

     4.2 HCRC Stock. Each share of common stock, par value $0.01 per share, of HCRC Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and shall not be converted or affected by virtue of the HCRC Merger.

     4.3 HCRC Options and Warrants. All options and warrants outstanding at the Effective Time to purchase HCRC Common Stock shall be canceled and the holder of each option shall receive in consideration an amount in cash equal to the product of (i) the difference between the exercise per share of HCRC Common Stock price of the option to purchase HCRC Common Stock held by the holder and the average closing price of a share of HCRC Common Stock on The Nasdaq National Market for the

30 calendar days preceding the date of the Closing; and (ii) the total number of shares of HCRC Common Stock subject to the Option held by the holder.

     4.4  Exchange Agency; Surrender of Certificates.

     (a) HCRC Exchange Fund. At or prior to the Effective Time, Hallwood Energy shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Converted Shares, for exchange in accordance with this
Article IV, through the Exchange Agent, certificates evidencing a number of shares of Hallwood Energy Common Stock equal to the product of the HCRC Conversion Ratio multiplied by the number of Converted Shares issued and outstanding. The certificates deposited with the Exchange Agent in accordance with this Section 4.4(a) are referred to as the "HCRC Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver Hallwood Energy Common Stock, in exchange for surrendered certificates pursuant to the terms of this Agreement out of the HCRC Exchange Fund.

     (b) Exchange Procedures. As soon as practicable after the Effective Time, Hallwood Energy shall cause the Exchange Agent to send to each record holder of HCRC Shares at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing HCRC Shares (the "Share Certificates") shall pass, only upon delivery of the Share Certificates to the Exchange Agent and shall be in such form and contain such other provisions as Hallwood Energy and HCRC shall reasonably determine), and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for certificates representing shares of Hallwood Energy Stock into which the HCRC Shares represented by such Share Certificate or Share Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Share Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, the holder of such Share Certificate shall be entitled to receive in exchange therefor, a certificate representing that number of whole shares of Hallwood Energy Stock that such holder has the right to receive pursuant to the provisions of this Article IV, and the Share Certificate so surrendered shall be canceled. In the event of a transfer of ownership of HCRC Shares that is not registered in the transfer records of HCRC, a certificate evidencing the proper number of shares of Hallwood Energy Stock may be issued to the transferee if the Share Certificate evidencing the HCRC Shares shall be surrendered to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered for exchange in accordance with the provisions of Section 4.4 of this Agreement, each Share Certificate previously representing Converted Shares shall from and after the Effective Time represent for all purposes only the right to receive the applicable HCRC Merger Consideration as set forth in this Agreement. If any holder of Converted Shares shall be unable to surrender such holder's Share Certificates because such Share Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to Hallwood Energy. No interest shall be paid on any HCRC Merger Consideration payable to former holders of Converted Shares.

     (c) Distributions with Respect to Hallwood Energy Stock. No dividends or other distributions declared or made after the Effective Time with respect to Hallwood Energy Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share Certificate previously representing HCRC Shares, and no HCRC Merger Consideration shall be paid to any such holder until the holder of such Share Certificate shall surrender such Share Certificate previously representing HCRC Shares. Subject to applicable laws, following surrender of any such Share Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Hallwood Energy Stock issued in exchange therefor, without interest, (i) promptly following the surrender of such Share Certificate, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Hallwood Energy Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to surrender, and a payment date occurring after surrender, payable with respect to such whole shares of Hallwood Energy Stock.

     (d) No Fractional Shares. No certificates or scrip evidencing fractional shares of Hallwood Energy Stock shall be issued upon the surrender for exchange of Share Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Hallwood Energy. In lieu of fractional shares, each holder of a Share Certificate previously evidencing HCRC Shares, upon surrender of such Share Certificate for exchange pursuant to this
Article IV, shall receive a number of shares of Hallwood Energy Common Stock rounded to the nearest whole share of Hallwood Energy Common Stock, with half shares being rounded up to the nearest whole share of Hallwood Energy Common Stock.

     (e) Termination of HCRC Exchange Fund. Any portion of the HCRC Exchange Fund that remains unclaimed by the former holders of Converted Shares 180 days after the Closing Date shall be delivered to Hallwood Energy, upon demand, and any former holders of Converted Shares who have not complied with this Article IV shall thereafter look only to Hallwood Energy for the HCRC Merger Consideration and dividends or distributions to which they are entitled, without any interest thereon. Neither Hallwood Energy nor HCRC shall be liable to any former holder of Converted Shares for any HCRC Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     (f) Withholding. Hallwood Energy (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Hallwood Energy (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law and Hallwood Energy agrees to remit to the proper taxing authority such amounts so withheld. To the extent that amounts are so withheld by Hallwood Energy, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Hallwood Energy.

     4.5 Transfer of Shares After the Effective Time. At the Effective Time, the transfer books of HCRC shall be closed and there shall be no further registration of transfers of shares of HCRC Common Stock thereafter on the records of HCRC. If, after the Effective Time, Share Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the HCRC Merger Consideration, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV.

                                   ARTICLE V

                             CONTRIBUTION OF ASSETS

     5.1 Contribution Consideration. In consideration for the contribution of the Contributed Assets, Hallwood Energy shall issue 1,312,411 shares of Hallwood Energy Common Stock to HEPGP.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     6.1 Representations and Warranties of HEP. HEP hereby represents and warrants to Hallwood Energy and HCRC that:

     (a) Organization and Qualification. Each of HEP and its Subsidiaries is a corporation or partnership, as applicable, duly organized, validly existing and in good standing, under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business and in good standing as a foreign corporation or partnership, as applicable, in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for where such failure to so qualify or be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect (as defined below) on HEP. Each of HEP and its Subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted, except where the failure to have such power or authority could not reasonably be expected to have a Material Adverse Effect on HEP. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of an entity and its Subsidiaries, taken as a whole.

     (b) Authorized Capital. At the date hereof, the total number of authorized Units of HEP consists of 100,000,000 Units of which 10,011,854 Class A Units are issued and outstanding, 143,773 Class B Units are issued and outstanding and 2,464,063 Class C Units are issued and outstanding. At the date hereof there were 415,900 Class A Units and 120,000 Class C Units reserved for issuance pursuant to HEP's Unit option plans. All of the outstanding Units have been duly authorized and are validly issued, fully paid and nonassessable (subject to the obligation of a limited partner to repay the amount of any distribution wrongly received from HEP for a period of three years from the date of the distribution). Except as set forth on Schedule 6.1(b), each of the outstanding shares of capital stock or partnership interests, as applicable, of each of HEP's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by HEP free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth in the HEP Reports (as defined in Section 6.1(e)) filed with the Securities and Exchange Commission (the "SEC"), there are no Units of HEP authorized, issued or outstanding and there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of HEP or any of its Subsidiaries. After the Effective Time, the Surviving Partnership will have no obligation to issue, transfer or sell any Units or units of the Surviving Partnership pursuant to any HEP unit or option plans or any other employee benefit plan of HEP.

     (c) Authority. HEP has the requisite partnership power and authority and has taken all partnership action necessary to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority of each class of the outstanding Units, to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of HEP enforceable against HEP in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equitable principles.

     (d) Governmental Filings; No Violations.

          (1) Other than the filing of a certificate of merger under DRULPA, filings under the Securities Act of 1933, as amended (the "Act") and filings required to be made pursuant to the Securities and Exchange Act of 1934, as amended (together, the "HEP Regulatory Filings"), no notices, reports or other filings are required to be made by HEP or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by HEP or any of its Subsidiaries from, any governmental, regulatory or administrative authority, agency, tribunal, commission or other entity, domestic, international or foreign (each a "Governmental Entity"), in connection with the execution and delivery of this Agreement by HEP and the consummation by HEP of the transactions contemplated hereby, the failure to make or obtain any or all of which could reasonably be expected to have a Material Adverse Effect on HEP or could prevent or materially delay the transactions contemplated by this Agreement, and

          (2) The execution and delivery of this Agreement by HEP do not, and the consummation by HEP of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under the partnership agreement of HEP or the comparable governing instruments of any of its Subsidiaries, (B) except as provided in Schedule 6.1(d), a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of HEP's existing employee benefit plans or any grant or award made under any of the foregoing, (C) except as provided in Schedule 6.1(d), a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of HEP or any of its Subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which HEP or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (C) or (D) above, for those items provided in Schedule 6.1(d) and such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on HEP or that could not prevent or materially delay the transactions contemplated by this Agreement. Schedule 6.1(d) sets forth, to the best knowledge of the officers of the general partner of the general partner of HEP, a list of any consents required under any Contracts to be obtained prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clause (C) above). HEP will use its best efforts to obtain the consents referred to on Schedule 6.1(d).

     (e) Partnership Reports; Financial Statements. HEP has made available to representatives of Hallwood Energy, HCRC and HEPGP each registration statement, schedule, report, proxy statement or information statement prepared by it since December 31, 1997 and filed with the SEC (the "HEP Audit Date"), including, without limitation, (i) HEP's Annual Report on Form 10-K for the year ended December 31, 1997, (ii) HEP's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998, and (iii) the registration statement on Form S-3 (No. 333-38973), each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "HEP Reports"). As of their respective dates, the HEP Reports did not, and any HEP Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the HEP Reports (including the related notes and schedules) fairly presents the consolidated financial position of HEP and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the HEP Reports (including any related notes and schedules) fairly presents the results of operations, earnings and changes in financial position, as the case may be, of HEP and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the HEP Reports, HEP has not filed any other reports or statements with the SEC since the HEP Audit Date.

     (f) Absence of Certain Changes. Except as disclosed in the HEP Reports filed with the SEC prior to the date hereof, since the HEP Audit Date, HEP and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material adverse change (including, without limitation, any change arising out of or related to any natural disaster) in the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of HEP or any of its Subsidiaries or any development or combination of developments of which HEP or any of its Subsidiaries has knowledge which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the equity interests of HEP, other than in the ordinary course of business consistent with past practice; or
(iii) any change by HEP in accounting principles, practices or methods.

     (g) Compliance with Laws. Since December 31, 1997, the businesses of HEP and its Subsidiaries have not and are not being conducted in violation of, nor were they conducted in violation of, any law, ordinance or regulation of any Governmental Entity (provided that no representation or warranty is made in this section with respect to Environmental Laws (as defined herein)), except as disclosed in any of the

HEP Reports and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on HEP.

     (h) Brokers and Finders. Neither HEP nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein, except that Kirkpatrick Energy Associates (the "HEP Financial Advisor") has been employed as financial advisor to the Board of Directors of Hallwood G.P., acting as the general partner of the general partner of HEP, and the arrangements with the HEP Financial Advisor have been disclosed in writing to Hallwood Energy prior to the date hereof.

     (i) Litigation. As of the date of this Agreement, except as disclosed in any of the HEP Reports, there is no (i) class action litigation pending or, to the best knowledge of HEP, threatened against or affecting HEP or any of its Subsidiaries, (ii) other suit, action or proceeding pending (or any known basis therefor) or, to the best knowledge of HEP, threatened against or affecting HEP or any of its Subsidiaries or any of their respective properties that could reasonably be expected to have a Material Adverse Effect on HEP or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the HEP Merger or any of the other transactions contemplated hereby, or (iii) judgment, decree, injunction, rule or order of any court, Governmental Entity or arbitrator outstanding against HEP or any of its Subsidiaries, which if determined adversely to HEP, is reasonably likely to have a Material Adverse Effect on HEP or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the HEP Merger or any of the other transactions contemplated hereby.

     (j) Permits. HEP and its Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations, registrations, qualifications and clearances from appropriate Governmental Entities ("Permits") as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the HEP Reports and as currently owned or leased and conducted, and all such Permits are valid and in full force and effect, except for such Permits the failure of which to have or to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on HEP. Neither HEP nor any of its Subsidiaries has received any written notice that any violations are being or have been alleged in respect of any such Permit and no proceeding is pending or, to the best of HEP's knowledge, after due inquiry, threatened, to suspend, revoke or limit any such Permit. To the best of HEP's knowledge, after due inquiry, HEP and its Subsidiaries are in compliance in all material respects with their respective obligations under such Permits, with such exceptions as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on HEP, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Permits, except such events as could not reasonably be expected to have a Material Adverse Effect on HEP.

     (k) Fairness Opinion. The Board of Directors of Hallwood G.P. has received an opinion of the HEP Financial Advisor dated the date hereof, to the effect that the HEP Merger is fair, from a financial point of view, to the holders of Class A and Class C Units (other than HCRC and The Hallwood Group Incorporated ("Hallwood Group")).

     (l) Reserve Report. With respect to the reserve report dated July 1, 1998 (the "HEP Reserve Report"), relating to certain of HEP's oil and gas properties, a copy of which has been delivered to representatives of Hallwood Energy, HCRC and HEPGP (i) the information furnished by HEP to the reserve engineers in connection with the preparation of the HEP Reserve Report was true and correct in all material respects; (ii) the estimates of proved reserves of oil and natural gas set forth in the HEP Reserve Report are reasonable at the date of the HEP Reserve Report in light of the properties involved; (iii) the calculations and other methodology utilized in the preparation of the HEP Reserve Report are consistent with generally accepted standards of petroleum reservoir engineering; (iv) the estimates of proved reserves of oil and natural gas set forth in the HEP Reserve Report are reasonable under the assumptions utilized in the HEP Reserve Report; and (v) the information used in connection with the preparation of the HEP Reserve Report was true and correct in all material respects as of July 1, 1998, and no new information has come to the attention of HEP that would result in a material change to the estimated reserves of HEP as of July 1, 1998. Williamson Petroleum Consultants ("Williamson") which are independent engineering consultants have reviewed properties containing approximately 80% in value of the reserves reported in the HEP Reserve Report (the "HEP Specified Properties"). A copy of Williamson's report regarding their review has been provided to Hallwood Energy.

     (m) Physical Condition of Facilities. The surface physical facilities on the HEP Specified Properties have been maintained in accordance with normal industry maintenance practices and are in a state of repair (normal wear and tear excepted) that HEP believes to be adequate for the normal use of such facilities in the ordinary conduct of the business of HEP. Without limiting the foregoing, but subject to ordinary wear and tear, such facilities are not in need of maintenance or improvements except for maintenance and improvements in the ordinary course in accordance with normal industry practice.

     (n) Environmental Matters. Except as previously described in the HEP Reports, (i) each of HEP and its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws, regulations, rules, orders, decrees, treaties, judicial decisions, judgments, injunctions, permits and governmental restrictions relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively "Environmental Laws"), except for such non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HEP, and, to the best knowledge of HEP, there are no circumstances that are reasonably likely to materially prevent or interfere with such compliance in the next three years, and (ii) neither HEP nor any of its Subsidiaries has received written notice of or, to the best knowledge of HEP, is the subject of, any actions, causes of action, claims, investigations, demands, notices, requests for information, complaints, suits or proceedings by any Person alleging liability under or non-compliance with any Environmental Law that are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on HEP.

     (o) Revenues; Expenses. HEP has not made any transfer or conveyance, entered into any contract or agreement, or taken any action that has caused, or will cause, it to be entitled to less than the net revenue interests, or to be subject to more than the expense interests, set forth in the HEP Reserve Report that would constitute a Material Adverse Effect on HEP, other than as disclosed in the HEP Reports.

     (p) Operating Contracts. No party to any operating contract is in dispute with any other party to such contract or is in breach or default with respect to any of its obligations under such contract that would constitute a Material Adverse Effect on HEP, and there has not occurred any event, fact, or circumstances that, with the lapse of time or giving of notice, or both, would constitute a breach or default under such contract that would constitute a Material Adverse Effect on HEP.

     (q) Production Data. HEP has provided to representatives of Hallwood Energy, HCRC and HEPGP aggregate production data on the HEP Specified Properties and data on lease operating expenses incurred on the HEP Specified Properties. All of such data is accurate and complete as of the date provided. Since the date of the HEP Reserve Report, none of the HEP Specified Properties has experienced any reduction in the average rate of production of oil, gas, or other substances as compared with the average for the period from January 1, 1998, through the date of the HEP Reserve Report (except such as may be occasioned by depletion due to normal operations) that would constitute a Material Adverse Effect on HEP.

     (r) Ordinary Course Operations. Except as disclosed on Schedule 6.1(r), since the date of the HEP Reserve Report, HEP has not operated or in any manner dealt with, incurred obligations with respect to, or undertaken any transactions relating to, the HEP Specified Properties other than in the ordinary course of business consistent with past practice and none of the HEP Specified Properties has suffered any material destruction, damage, or loss (except depreciation of equipment through ordinary wear and tear) or been subjected by HEP to any mortgage, lien, encumbrance, claim, or security interest that has not previously been disclosed to representatives of Hallwood Energy or that would constitute a Material Adverse Effect on HEP.

     (s) Sale of Production. All contracts to which HEP is or will be, after giving effect to the HEP Merger, a party, or to which the HEP Specified Properties are subject, with respect to the sale of production from the HEP Specified Properties have been made available by HEP to Hallwood Energy. Such contracts have not been amended in any material respect and remain in full force and effect in accordance with their respective terms. There has been no payment to HEP, and no accrual of liability for payments under, such contracts for production not yet taken by or delivered to the purchaser under such contracts. Any imbalance that exists between HEP and any other owner of an interest in any of the HEP Specified Properties with respect to the share of hydrocarbons produced from a HEP Specified Property, since the date of first production, for the account of HEP and such other owners when compared to the net revenue interest of HEP and such other owners in any such property has been disclosed to Hallwood Energy in writing.

     6.2 Representations and Warranties of HCRC. HCRC hereby represents and warrants to Hallwood Energy and HEP that:

     (a) Organization and Qualification. Each of HCRC and its Subsidiaries is a corporation or partnership, as applicable, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business and in good standing as a foreign corporation or partnership, as applicable, in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for where such failure to so qualify or be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect on HCRC. Each of HCRC and its Subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted, except where the failure to have such power or authority could not reasonably be expected to have a Material Adverse Effect on HCRC.

     (b) Authorized Capital. At the date hereof, the total number of authorized shares of HCRC consists of 10,500,000 shares, of which 10,000,000 are shares of HCRC Common Stock and 500,000 are shares of HCRC Preferred Stock, of which 3,007,852 shares of HCRC Common Stock are issued and outstanding, and no shares of HCRC Preferred Stock are issued and outstanding. At the date hereof there were 295,730 HCRC Shares reserved for issuance pursuant to HCRC's stock option plans. All of the outstanding HCRC Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 6.2(b), each of the outstanding shares of capital stock or partnership interests, as applicable, of each of HCRC's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by HCRC free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth in the HCRC Reports (as defined in Section 6.2(e)) filed with the SEC, there are no HCRC Shares authorized, issued or outstanding and there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of HCRC or any of its Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any HCRC Shares or shares of the Surviving Corporation pursuant to any HCRC option plans or any other employee benefit plan of HCRC.

     (c) Authority. HCRC has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority of each class of the outstanding HCRC Shares, to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of HCRC enforceable against HCRC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equitable principles.

     (d) Governmental Filings; No Violations.

          (1) Other than the filing of a certificate of merger under DGCL, filings under the Act and filings required to be made pursuant to the Securities and Exchange Act of 1934, as amended (together, the "HCRC Regulatory Filings"), no notices, reports or other filings are required to be made by HCRC or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by HCRC or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of this Agreement by HCRC and the consummation by HCRC of the transactions contemplated hereby, the failure to make or obtain any or all of which could reasonably be expected to have a Material Adverse Effect on HCRC or could prevent or materially delay the transactions contemplated by this Agreement, and

          (2) The execution and delivery of this Agreement by HCRC do not, and the consummation by HCRC of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under the Certificate of Incorporation or Bylaws of HCRC or the comparable governing instruments of any of its Subsidiaries, (B) except as provided in Schedule 6.2(d), a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of HCRC's existing employee benefit plans or any grant or award made under any of the foregoing, (C) except as provided in Schedule 6.2(d), a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contracts of HCRC or any of its Subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which HCRC or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (C) or (D) above, for those items provided in Schedule 6.2(d) and such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on HCRC or that could not prevent or materially delay the transactions contemplated by this Agreement. Schedule 6.2(d) sets forth, to the best knowledge of the officers of HCRC, a list of any consents required under any Contracts to be obtained prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clause (C) above). HCRC will use its best efforts to obtain the consents referred to on Schedule 6.2(d).

     (e) Corporation Reports; Financial Statements. HCRC has made available to representatives of Hallwood Energy, HEP and HEPGP each registration statement, schedule, report, proxy statement or information statement prepared by it since December 31, 1997 and filed with the SEC (the "HCRC Audit Date"), including, without limitation, (i) HCRC's Annual Report on Form 10-K for the year ended December 31, 1997 and (ii) HCRC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998, and September 30, 1998, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "HCRC Reports"). As of their respective dates, the HCRC Reports did not, and any HCRC Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the HCRC Reports (including the related notes and schedules) fairly presents the consolidated financial position of HCRC and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the HCRC Reports (including any related notes and schedules) fairly presents the results of operations, earnings and changes in financial position, as the case may be, of HCRC and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the HCRC Reports, HCRC has not filed any other reports or statements with the SEC since the HCRC Audit Date.

     (f) Absence of Certain Changes. Except as disclosed in the HCRC Reports filed with the SEC prior to the date hereof, since the HCRC Audit Date, HCRC and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material adverse change

(including, without limitation, any change arising out of or related to any natural disaster) in the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of HCRC or any of its Subsidiaries or any development or combination of developments of which HCRC or any of its Subsidiaries has knowledge which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the equity interests of HCRC, other than in the ordinary course of business consistent with past practice; or (iii) any change by HCRC in accounting principles, practices or methods.

     (g) Compliance with Laws. Since December 31, 1997, the businesses of HCRC and its Subsidiaries have not and are not being conducted in violation of, nor were they conducted in violation of, any law, ordinance or regulation of any Governmental Entity (provided that no representation or warranty is made in this section with respect to Environmental Laws), except as disclosed in any of the HCRC Reports and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on HCRC.


     (h) Brokers and Finders. Neither HCRC nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein, except that Dain Rauscher Wessels, a division of Dain Rauscher Incorporated (the "HCRC Financial Advisor") has been employed as financial advisor to the Board of Directors of HCRC and the arrangements with the HCRC Financial Advisor have been disclosed in writing to Hallwood Energy prior to the date hereof.


     (i) Litigation. As of the date of this Agreement, except as disclosed in any of the HCRC Reports, there is no (i) class action litigation pending or, to the best knowledge of HCRC, threatened against or affecting HCRC or any of its Subsidiaries, (ii) other suit, action or proceeding pending (or any known basis therefor) or, to the best knowledge of HCRC, threatened against or affecting HCRC or any of its Subsidiaries or any of their respective properties that could reasonably be expected to have a Material Adverse Effect on HCRC or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the HCRC Merger or any of the other transactions contemplated hereby, or (iii) judgment, decree, injunction, rule or order of any court, Governmental Entity or arbitrator outstanding against HCRC or any of its Subsidiaries, which if determined adversely to HCRC, is reasonably likely to have a Material Adverse Effect on HCRC or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the HCRC Merger or any of the other transactions contemplated hereby.

     (j) Permits. HCRC and its Subsidiaries have such Permits as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the HCRC Reports and as currently owned or leased and conducted, and all such Permits are valid and in full force and effect, except for such Permits the failure of which to have or to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on HCRC. Neither HCRC nor any of its Subsidiaries has received any written notice that any violations are being or have been alleged in respect of any such Permit and no proceeding is pending or, to the best of HCRC's knowledge, after due inquiry, threatened, to suspend, revoke or limit any such Permit. To the best of HCRC's knowledge, after due inquiry, HCRC and its Subsidiaries are in compliance in all material respects with their respective obligations under such Permits, with such exceptions as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on HCRC, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Permits, except such events as could not reasonably be expected to have a Material Adverse Effect on HCRC.

     (k) Fairness Opinion. The Board of Directors of HCRC has received an opinion of the HCRC Financial Advisor dated the date hereof, to the effect that the HCRC Merger is fair, from a financial point of view, to the holders of HCRC Shares (other than HEP).

     (l) Reserve Report. With respect to the reserve report dated July 1, 1998 (the "HCRC Reserve Report"), relating to certain of HCRC's oil and gas properties, a copy of which has been delivered to representatives of Hallwood Energy, HEP and HEPGP (i) the information furnished by HCRC to the reserve engineers in connection with the preparation of the HCRC Reserve Report was true and correct in all material respects; (ii) the estimates of proved reserves of oil and natural gas set forth in the HCRC Reserve Report are reasonable at the date of the HCRC Reserve Report in light of the properties involved; (iii) the calculations and other methodology utilized in the preparation of the HCRC Reserve Report are consistent with generally accepted standards of petroleum reservoir engineering; (iv) the estimates of proved reserves of oil and natural gas set forth in the HCRC Reserve Report are reasonable under the assumptions utilized in the HCRC Reserve Report; and (v) the information used in connection with the preparation of the HCRC Reserve Report was true and correct in all material respects as of July 1, 1998, and no new information has come to the attention of HCRC that would result in a material change to the estimated reserves of HCRC as of July 1, 1998. Williamson has reviewed properties containing approximately 80% in value of the reserves reported in the HCRC Reserve Report (the "HCRC Specified Properties"). A copy of Williamson's report regarding their review has been provided to Hallwood Energy.

     (m) Physical Condition of Facilities. The surface physical facilities on the HCRC Specified Properties have been maintained in accordance with normal industry maintenance practices and are in a state of repair (normal wear and tear excepted) that HCRC believes to be adequate for the normal use of such facilities in the ordinary conduct of the business of HCRC. Without limiting the foregoing, but subject to ordinary wear and tear, such facilities are not in need of maintenance or improvements except for maintenance and improvements in the ordinary course in accordance with normal industry practice.

     (n) Environmental Matters. Except as previously described in the HCRC Reports, (i) each of HCRC and its Subsidiaries is in material compliance with all applicable Environmental Laws, except for such non-compliance as could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on HCRC, and, to the best knowledge of HCRC, there are no circumstances that are reasonably likely to materially prevent or interfere with such compliance in the next three years, and (ii) neither HCRC nor any of its Subsidiaries has received written notice of or, to the best knowledge of HCRC, is the subject of, any actions, causes of action, claims, investigations, demands, notices, requests for information, complaints, suits or proceedings by any Person alleging liability under or non-compliance with any Environmental Law that are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on HCRC.

     (o) Revenues; Expenses. HCRC has not made any transfer or conveyance, entered into any contract or agreement, or taken any action that has caused, or will cause, it to be entitled to less than the net revenue interests, or to be subject to more than the expense interests, set forth in the HCRC Reserve Report that would constitute a Material Adverse Effect on HCRC, other than as disclosed in the HCRC Reports.

     (p) Operating Contracts. No party to any operating contract is in dispute with any other party to such contract or is in breach or default with respect to any of its obligations under such contract that would constitute a Material Adverse Effect on HCRC, and there has not occurred any event, fact, or circumstances that, with the lapse of time or giving of notice, or both, would constitute a breach or default under such contract that would constitute a Material Adverse Effect on HCRC.

     (q) Production Data. HCRC has provided to representatives of Hallwood Energy, HEP and HEPGP aggregate production data on the HCRC Specified Properties and data on lease operating expenses incurred on the HCRC Specified Properties. All of such data is accurate and complete as of the date provided. Since the date of the HCRC Reserve Report, none of the HCRC Specified Properties has experienced any reduction in the average rate of production of oil, gas, or other substances as compared with the average for the period from January 1, 1998, through the date of the HCRC Reserve Report (except such as may be occasioned by depletion due to normal operations) that would constitute a Material Adverse Effect on HCRC.

     (r) Ordinary Course Operations. Except as disclosed on Schedule 6.2(r), since the date of the HCRC Reserve Report, HCRC has not operated or in any manner dealt with, incurred obligations with respect to, or undertaken any transactions relating to, the HCRC Specified Properties other than in the ordinary course of business consistent with past practice and none of the HCRC Specified Properties has suffered any material destruction, damage, or loss (except depreciation of equipment through ordinary wear and tear) or been subjected by HCRC to any mortgage, lien, encumbrance, claim, or security interest that has not previously been disclosed to representatives of Hallwood Energy or that would constitute a Material Adverse Effect on HCRC.

     (s) Sale of Production. All contracts to which HCRC is or will be, after giving effect to the HCRC Merger, a party, or to which the HCRC Specified Properties are subject, with respect to the sale of production from the HCRC Specified Properties have been made available by HCRC to Hallwood Energy. Such contracts have not been amended in any material respect and remain in full force and effect in accordance with their respective terms. There has been no payment to HCRC, and no accrual of liability for payments under, such contracts for production not yet taken by or delivered to the purchaser under such contracts. Any imbalance that exists between HCRC and any other owner of an interest in any of the HCRC Specified Properties with respect to the share of hydrocarbons produced from a HCRC Specified Property, since the date of first production, for the account of HCRC and such other owners when compared to the net revenue interest of HCRC and such other owners in any such property has been disclosed to Hallwood Energy in writing.

     6.3 Representations and Warranties of HEPGP. HEPGP hereby represents and warrants to Hallwood Energy, HEP and HCRC that:

     (a) Organization and Qualification. Each of HEPGP and its Subsidiaries is a corporation or partnership, as applicable, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business and in good standing as a foreign corporation or partnership, as applicable, in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for where such failure to so qualify or be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect on HEPGP. Each of HEPGP and its Subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted, except where the failure to have such power or authority could not reasonably be expected to have a Material Adverse Effect on HEPGP.

     (b) Authority. HEPGP has the requisite partnership power and authority and has taken all partnership action necessary to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority of each class of the outstanding partnership interest, to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of HEPGP enforceable against HEPGP in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equitable principles.

     (c) Governmental Filings; No Violations.

          (1) Other than filings under the Act (the "HEPGP Filings"), no notices, reports or other filings are required to be made by HEPGP or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by HEPGP or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of this Agreement by HEPGP and the consummation by HEPGP of the transactions contemplated hereby, the failure to make or obtain any or all of which could reasonably be expected to have a Material Adverse Effect on HEPGP or could prevent or materially delay the transactions contemplated by this Agreement, and

          (2) The execution and delivery of this Agreement by HEPGP do not, and the consummation by HEPGP of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under the partnership agreement of HEPGP or the comparable governing instruments of any of its Subsidiaries, (B) except as provided in
     Schedule 6.3(c), a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of HEPGP's existing employee benefit plans or any grant or award made under any of the foregoing, (C) except as provided in Schedule 6.3(c), a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contracts of HEPGP or any of its Subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which HEPGP or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (C) or (D) above, for those items provided in Schedule 6.3(c) and such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on HEPGP or that could not prevent or materially delay the transactions contemplated by this Agreement. Schedule 6.3(c) sets forth, to the best knowledge of the officers of the general partner of HEPGP, a list of any consents required under any Contracts to be obtained prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clause (C) above). HEPGP will use its best efforts to obtain the consents referred to on
     Schedule 6.3(c).

     (d) Partnership Reports; Financial Statements. HEPGP has made available to representatives of Hallwood Energy, HEP and HCRC each schedule, report, proxy statement or information statement prepared by it since December 31, 1997 and delivered to its general and limited partners (the "HEPGP Balance Sheet Date"), including, without limitation, (i) HEPGP's unaudited financial statements for the year ended December 31, 1997 and (ii) HEPGP's unaudited financial statements for the periods ended March 31, 1998, June 30, 1998, and September 30, 1998 each in the form (including exhibits and any amendments thereto) delivered to HEPGP's general or limited partners (collectively, the "HEPGP Reports"). As of their respective dates, the HEPGP Reports did not, and any HEPGP Reports delivered to HEPGP's general or limited partners subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in the HEPGP Reports (including the related notes and schedules) fairly presents the consolidated financial position of HEPGP and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in the HEPGP Reports (including any related notes and schedules) fairly presents the results of operations, earnings and changes in financial position, as the case may be, of HEPGP and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the HEPGP Reports, HEPGP has not filed any other reports or statements with the SEC since the HEPGP Balance Sheet Date.

     (e) Absence of Certain Changes. Except as disclosed in the HEPGP Reports delivered to HEPGP's general or limited partners prior to the date hereof, since the HEPGP Balance Sheet Date, HEPGP and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material adverse change (including, without limitation, any change arising out of or related to any natural disaster) in the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of HEPGP or any of its Subsidiaries or any development or combination of developments of which HEPGP or any of its Subsidiaries has knowledge which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the equity interests of HEPGP, other than in the ordinary course of business consistent with past practice; or (iii) any change by HEPGP in accounting principles, practices or methods.

     (f) Compliance with Laws. Since December 31, 1997, the businesses of HEPGP and its Subsidiaries have not and are not being conducted in violation of, nor were they conducted in violation of, any law, ordinance or regulation of any Governmental Entity (provided that no representation or warranty is made in this section with respect to Environmental Laws (as defined herein)), except as disclosed in any of the HEPGP Reports and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on HEPGP.

     (g) Brokers and Finders. Neither HEPGP nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein, except that Prudential Securities Incorporated (the "HEPGP Financial Advisor") has been employed as financial advisor to the Board of Directors of Hallwood Group, on behalf of HEPGP, and the arrangements with the HEPGP Financial Advisor have been disclosed in writing to Hallwood Energy prior to the date hereof.

     (h) Litigation. As of the date of this Agreement, except as disclosed in any of the HEPGP Reports, there is no (i) class action litigation pending or, to the best knowledge of HEPGP, threatened against or affecting HEPGP or any of its Subsidiaries, (ii) other suit, action or proceeding pending (or any known basis therefor) or, to the best knowledge of HEPGP, threatened against or affecting HEPGP or any of its Subsidiaries or any of their respective properties that could reasonably be expected to have a Material Adverse Effect on HEPGP or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Asset Contribution or any of the other transactions contemplated hereby, or
(iii) judgment, decree, injunction, rule or order of any court, Governmental Entity or arbitrator outstanding against HEPGP or any of its Subsidiaries, which if determined adversely to HEPGP, is reasonably likely to have a Material Adverse Effect on HEPGP or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Asset Contribution or any of the other transactions contemplated hereby.

     (i) Permits. HEPGP and its Subsidiaries have such Permits as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the HEPGP Reports and as currently owned or leased and conducted, and all such Permits are valid and in full force and effect, except for such Permits the failure of which to have or to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on HEPGP. Neither HEPGP nor any of its Subsidiaries has received any written notice that any violations are being or have been alleged in respect of any such Permit and no proceeding is pending or, to the best of HEPGP's knowledge, after due inquiry, threatened, to suspend, revoke or limit any such Permit. To the best of HEPGP's knowledge, after due inquiry, HEPGP and its Subsidiaries are in compliance in all material respects with their respective obligations under such Permits, with such exceptions as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on HEPGP, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Permits, except such events as could not reasonably be expected to have a Material Adverse Effect on HEPGP.

     (j) Reserve Report. With respect to the reserve report dated July 1, 1998 (the "HEPGP Reserve Report"), relating to certain of HEPGP's oil and gas properties, a copy of which has been delivered to representatives of Hallwood Energy, HEP and HCRC (i) the information furnished by HEPGP to the reserve engineers in connection with the preparation of the HEPGP Reserve Report was true and correct in all material respects; (ii) the estimates of proved reserves of oil and natural gas set forth in the HEPGP Reserve Report are reasonable at the date of the HEPGP Reserve Report in light of the properties involved; (iii) the calculations and other methodology utilized in the preparation of the HEPGP Reserve Report are consistent with generally accepted standards of petroleum reservoir engineering; (iv) the estimates of proved reserves of oil and natural gas set forth in the HEPGP Reserve Report are reasonable under the assumptions utilized in the HEPGP Reserve Report; and (v) the information used in connection with the preparation of the HEPGP Reserve Report was true and correct in all material respects as of July 1, 1998, and no new information has come to the attention of HEPGP that would result in a material change to the estimated reserves of HEPGP as of July 1, 1998. Williamson Petroleum Consultants ("Williamson") which are independent engineering consultants have reviewed properties containing approximately 80% in value of the reserves reported in the HEPGP Reserve Report (the "HEPGP

Specified Properties"). A copy of Williamson's report regarding their review has been provided to Hallwood Energy.

     (k) Physical Condition of Facilities. The surface physical facilities on the HEPGP Specified Properties have been maintained in accordance with normal industry maintenance practices and are in a state of repair (normal wear and tear excepted) that HEPGP believes to be adequate for the normal use of such facilities in the ordinary conduct of the business of HEPGP. Without limiting the foregoing, but subject to ordinary wear and tear, such facilities are not in need of maintenance or improvements except for maintenance and improvements in the ordinary course in accordance with normal industry practice.

     (l) Environmental Matters. Except as previously described in the HEPGP Reports, (i) each of HEPGP and its Subsidiaries is in material compliance with all applicable Environmental Laws, except for such non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HEPGP, and, to the best knowledge of HEPGP, there are no circumstances that are reasonably likely to materially prevent or interfere with such compliance in the next three years, and (ii) neither HEPGP nor any of its Subsidiaries has received written notice of or, to the best knowledge of HEPGP, is the subject of, any actions, causes of action, claims, investigations, demands, notices, requests for information, complaints, suits or proceedings by any Person alleging liability under or non-compliance with any Environmental Law that are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on HEPGP.

     (m) Revenues; Expenses. HEPGP has not made any transfer or conveyance, entered into any contract or agreement, or taken any action that has caused, or will cause, it to be entitled to less than the net revenue interests, or to be subject to more than the expense interests, set forth in the HEPGP Reserve Report that would constitute a Material Adverse Effect on HEPGP, other than as disclosed in the HEPGP Reports.

     (n) Operating Contracts. No party to any operating contract is in dispute with any other party to such contract or is in breach or default with respect to any of its obligations under such contract that would constitute a Material Adverse Effect on HEPGP, and there has not occurred any event, fact, or circumstances that, with the lapse of time or giving of notice, or both, would constitute a breach or default under such contract that would constitute a Material Adverse Effect on HEPGP.

     (o) Production Data. HEPGP has provided to representatives of Hallwood Energy, HEP and HCRC aggregate production data on the HEPGP Specified Properties and data on lease operating expenses incurred on the HEPGP Specified Properties. All of such data is accurate and complete as of the date provided. Since the date of the HEPGP Reserve Report, none of the HEPGP Specified Properties has experienced any reduction in the average rate of production of oil, gas, or other substances as compared with the average for the period from January 1, 1998, through the date of the HEPGP Reserve Report (except such as may be occasioned by depletion due to normal operations) that would constitute a Material Adverse Effect on HEPGP.

     (p) Ordinary Course Operations. Since the date of the HEPGP Reserve Report, HEPGP has not operated or in any manner dealt with, incurred obligations with respect to, or undertaken any transactions relating to, the HEPGP Specified Properties other than in the ordinary course of business consistent with past practice and none of the HEPGP Specified Properties has suffered any material destruction, damage, or loss (except depreciation of equipment through ordinary wear and tear) or been subjected by HEPGP to any mortgage, lien, encumbrance, claim, or security interest that has not previously been disclosed to representatives of Hallwood Energy or that would constitute a Material Adverse Effect on HEPGP.

     (q) Sale of Production. All contracts to which the HEPGP Specified Properties are subject, with respect to the sale of production from the HEPGP Specified Properties have been made available by HEPGP to Hallwood Energy. Such contracts have not been amended in any material respect and remain in full force and effect in accordance with their respective terms. There has been no payment to HEPGP, and no accrual of liability for payments under, such contracts for production not yet taken by or delivered to the purchaser under such contracts. Any imbalance that exists between HEPGP and any other owner of an interest in any of the HEPGP Specified Properties with respect to the share of hydrocarbons produced from a HEPGP Specified Property, since the date of first production, for the account of HEPGP and such other owners when compared to the net revenue interest of HEPGP and such other owners in any such property has been disclosed to Hallwood Energy in writing.

     (r) Contributed Assets. HEPGP is, or on or prior to the Effective Time will be, the true and lawful owner of the Contributed Assets with sufficient title to transfer the Contributed Assets to Hallwood Energy pursuant to the terms of this Agreement.

     6.4 Representations and Warranties of Hallwood Energy, HEC Acquisition Partnership and HEC Acquisition Corp. Hallwood Energy, HEC Acquisition Partnership and HEC Acquisition Corp. represent and warrant to HEP that:

     (a) Organization and Qualification. Hallwood Energy and HEC Acquisition Corp. are corporations duly organized, validly existing and in good standing under the laws of Delaware. HEC Acquisition Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Hallwood Energy and HEC Acquisition Corp. are in good standing as foreign corporations and HEC Acquisition Partnership is in good standing as a foreign partnership in each jurisdiction where the properties owned, leased or operated, or the business conducted, by them require such qualification, except for where such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect on Hallwood Energy.

     (b) Authorized Capital. The total number of authorized shares of Hallwood Energy consists of 30,000,000 shares, of which 25,000,000 shares are common stock, par value $0.01 per share, of which 100 are issued and outstanding, and 5,000,000 shares are preferred stock, par value $0.01 per share, of which 2,750,000 will be designated as Series A Redeemable Preferred Stock, of which none are issued and outstanding. All of the outstanding shares of Hallwood Energy Common Stock and Hallwood Energy Preferred Stock have been duly authorized and are validly issued, fully paid, and nonassessable. All of the partnership interests of HEC Acquisition Partnership have been duly authorized and are validly issued, fully paid and nonassessable (subject to the obligation of a limited partner to repay the amount of any distribution wrongly received from HEC Acquisition Partnership for a period of three years from the date of the distribution). Each of the outstanding shares of capital stock or partnership interests, as applicable, of each of Hallwood Energy's Subsidiaries, including HEC Acquisition Corp., is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by Hallwood Energy free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of Hallwood Energy Common Stock, Hallwood Energy Preferred Stock or partnership interests of HEC Acquisition Partnership authorized, issued or outstanding and there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Hallwood Energy, HEC Acquisition Partnership or any of Hallwood Energy's Subsidiaries.

     (c) Authority. Each of Hallwood Energy, HEC Acquisition Corp. and HEC Acquisition Partnership has the requisite corporate or partnership power and authority and has taken all corporate or partnership action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Hallwood Energy, HEC Acquisition Corp. and HEC Acquisition Partnership enforceable against Hallwood Energy, HEC Acquisition Corp. and HEC Acquisition Partnership, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equitable principles.

     (d) Governmental Filings; No Violations.

          (1) Other than the filing of a certificate of merger under DRULPA, filings under the Act and filings required to be made pursuant to the Securities and Exchange Act of 1934, as amended (together, the "Hallwood Energy Regulatory Filings"), no notices, reports or other filings are required to be made by Hallwood Energy, HEC Acquisition Corp. or HEC Acquisition Partnership with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Hallwood Energy, HEC Acquisition Corp. or HEC Acquisition Partnership from, any Governmental Entity in connection with the execution and delivery of this Agreement by Hallwood Energy, HEC Acquisition Corp. or HEC Acquisition Partnership and the consummation of the transactions contemplated hereby by Hallwood Energy, HEC Acquisition Corp. or HEC Acquisition Partnership, the failure to make or obtain any or all of which could reasonably be expected to have a Material Adverse Effect on Hallwood Energy or could prevent or materially delay the transactions contemplated by this Agreement, and

          (2) The execution and delivery of this Agreement by Hallwood Energy, HEC Acquisition Corp. and HEC Acquisition Partnership do not, and the consummation by Hallwood Energy, HEC Acquisition Corp. and HEC Acquisition Partnership of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under the Certificate of Incorporation or Bylaws of Hallwood Energy or the partnership agreement of HEC Acquisition Partnership or the comparable governing instruments of any of Hallwood Energy's Subsidiaries, (B) except as provided in Schedule 6.4(d), a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of Hallwood Energy's existing employee benefit plans or any grant or award made under any of the foregoing, (C) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any Contracts of Hallwood Energy, HEC Acquisition Partnership or any of Hallwood Energy's Subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Hallwood Energy, HEC Acquisition Partnership or any of Hallwood Energy's Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (C) or
     (D) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Hallwood Energy or that could not prevent or materially delay the transactions contemplated by this Agreement.

     (e) Financial Statements. Hallwood Energy has made available to HEP the
balance sheet of Hallwood Energy as of December   , 1998 (the "Hallwood Energy
Balance Sheet"). The Hallwood Energy Balance Sheet fairly presents the consolidated financial position of Hallwood Energy and its Subsidiaries as of its date and has been prepared in accordance with generally accepted accounting principles (subject to normal year end adjustments that will not be material in amount or effect), except as may be noted therein.

     (f) Absence of Certain Changes. Since the date of the Hallwood Energy Balance Sheet (the "Hallwood Energy Balance Sheet Date"), none of Hallwood Energy, HEC Acquisition Partnership and Hallwood Energy's Subsidiaries have conducted any business other than entering into this Agreement and actions contemplated by this Agreement. There has not been: (i) any material adverse change (including, without limitation, any change arising out of or related to any natural disaster) in the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of Hallwood Energy, HEC Acquisition Corp. or any of Hallwood Energy's Subsidiaries or any development or combination of developments of which Hallwood Energy, HEC Acquisition Corp. or any of Hallwood Energy's Subsidiaries has knowledge which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Hallwood Energy or the partnership interests of HEC Acquisition Partnership; or (iii) any change by Hallwood Energy in accounting principles, practices or methods.

     (g) Compliance with Laws. Since December 31, 1997, the businesses of Hallwood Energy, HEC Acquisition Partnership and Hallwood Energy's Subsidiaries have not and are not being conducted in violation of, nor were they conducted in violation of, any law, ordinance or regulation of any Governmental Entity (provided that no representation or warranty is made in this section with respect to Environmental

Laws), except as disclosed in any of the Hallwood Energy Regulatory Filings and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on Hallwood Energy.

     (h) Brokers and Finders. Neither Hallwood Energy, HEC Acquisition Partnership nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein.

     (i) Litigation. As of the date of this Agreement, except as disclosed in any of the Hallwood Energy Regulatory Filings, there is no (i) class action litigation pending or, to the best knowledge of Hallwood Energy and any Hallwood Energy Subsidiary, threatened against or affecting the forenamed parties, (ii) other suit, action or proceeding pending (or any known basis therefor) or, to the best knowledge of Hallwood Energy and any Hallwood Energy Subsidiary, threatened against or affecting the forenamed parties or any of their respective properties that could reasonably be expected to have a Material Adverse Effect on Hallwood Energy or any Hallwood Energy Subsidiary or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the HEP Merger or any of the other transactions contemplated hereby, or (iii) judgment, decree, injunction, rule or order of any court, Governmental Entity or arbitrator outstanding against Hallwood Energy or any Hallwood Energy Subsidiary if determined adversely to Hallwood Energy or any Hallwood Energy Subsidiary that is reasonably likely to have a Material Adverse Effect on Hallwood Energy or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the HEP Merger or any of the other transactions contemplated hereby.

     6.5 Representations and Warranties of Hallwood Energy and HCRC Acquisition Corp. Hallwood Energy and HCRC Acquisition Corp. represent and warrant to HCRC that:

     (a) Organization and Qualification. Hallwood Energy and HCRC Acquisition Corp. are corporations duly organized, validly existing and in good standing under the laws of Delaware. Hallwood Energy and HCRC Acquisition Corp. are in good standing as foreign corporations in each jurisdiction where the properties owned, leased or operated, or the business conducted, by them require such qualification, except for where such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect on Hallwood Energy.

     (b) Authorized Capital. The total number of authorized shares of Hallwood Energy consists of 30,000,000 shares, of which 25,000,000 shares are common stock, par value $0.01 per share, of which 100 are issued and outstanding, and 5,000,000 shares are preferred stock, par value $0.01 per share, of which 2,750,000 will be designated as Series A Redeemable Preferred Stock, of which none are issued and outstanding. All of the outstanding shares of Hallwood Energy Common Stock and Hallwood Energy Preferred Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Each of the outstanding shares of capital stock or partnership interests, as applicable, of each of Hallwood Energy's Subsidiaries, including HCRC Acquisition Corp., is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by Hallwood Energy free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of Hallwood Energy Common Stock or Hallwood Energy Preferred Stock authorized, issued or outstanding and there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Hallwood Energy or any of Hallwood Energy's Subsidiaries.

     (c) Authority. Each of Hallwood Energy and HCRC Acquisition Corp. has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Hallwood Energy and HCRC Acquisition Corp. enforceable against Hallwood Energy and HCRC Acquisition Corp., as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equitable principles.

     (d) Governmental Filings; No Violations.

          (1) Other than the filings of a certificate of merger under the DGCL and the Hallwood Energy Regulatory Filings, no notices, reports or other filings are required to be made by Hallwood Energy or HCRC Acquisition Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Hallwood Energy or HCRC Acquisition Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Hallwood Energy or HCRC Acquisition Corp. and the consummation of the transactions contemplated hereby by Hallwood Energy or HCRC Acquisition Corp., the failure to make or obtain any or all of which could reasonably be expected to have a Material Adverse Effect on Hallwood Energy or could prevent or materially delay the transactions contemplated by this Agreement, and

          (2) The execution and delivery of this Agreement by Hallwood Energy and HCRC Acquisition Corp. do not, and the consummation by Hallwood Energy and HCRC Acquisition Corp. of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under the Certificate of Incorporation or Bylaws of Hallwood Energy or the comparable governing instruments of any of Hallwood Energy's Subsidiaries, (B) except as provided in Schedule 6.5(d), a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of Hallwood Energy's existing employee benefit plans or any grant or award made under any of the foregoing, (C) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any Contracts of Hallwood Energy or any of Hallwood Energy's Subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Hallwood Energy or any of Hallwood Energy's Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (C) or
     (D) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Hallwood Energy or that could not prevent or materially delay the transactions contemplated by this Agreement.

     (e) Financial Statements. Hallwood Energy has made available to HCRC the Hallwood Energy Balance Sheet. The Hallwood Energy Balance Sheet fairly presents the consolidated financial position of Hallwood Energy and its Subsidiaries as of its date and has been prepared in accordance with generally accepted accounting principles (subject to normal year end adjustments that will not be material in amount or effect), except as may be noted therein.

     (f) Absence of Certain Changes. Since the Hallwood Energy Balance Sheet Date, none of Hallwood Energy and Hallwood Energy's Subsidiaries have conducted any business other than entering into this Agreement and actions contemplated by this Agreement. There has not been: (i) any material adverse change (including, without limitation, any change arising out of or related to any natural disaster) in the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of Hallwood Energy, HCRC Acquisition Corp. or any of Hallwood Energy's Subsidiaries or any development or combination of developments of which Hallwood Energy, HCRC Acquisition Corp. or any of Hallwood Energy's Subsidiaries has knowledge which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Hallwood Energy; or (iii) any change by Hallwood Energy in accounting principles, practices or methods.

     (g) Compliance with Laws. Since December 31, 1997, the businesses of Hallwood Energy and Hallwood Energy's Subsidiaries have not and are not being conducted in violation of, nor were they conducted in violation of, any law, ordinance or regulation or any Governmental Entity (provided that no representation or warranty is made in this section with respect to Environmental
Laws), except as disclosed in any of the Hallwood Energy Regulatory Filings and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on Hallwood Energy.

     (h) Brokers and Finders. Neither Hallwood Energy, HCRC Acquisition Corp. nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein.

     (i) Litigation. As of the date of this Agreement, except as disclosed in any of the Hallwood Energy Regulatory Filings, there is no (i) class action litigation pending or, to the best knowledge of Hallwood Energy and any Hallwood Energy Subsidiary, threatened against or affecting the forenamed parties, (ii) other suit, action or proceeding pending (or any known basis therefor) or, to the best knowledge of Hallwood Energy and any Hallwood Energy Subsidiary, threatened against or affecting the forenamed parties or any of their respective properties that could reasonably be expected to have a Material Adverse Effect on Hallwood Energy or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the HCRC Merger or any of the other transactions contemplated hereby, or (iii) judgment, decree, injunction, rule or order of any court, Governmental Entity or arbitrator outstanding against Hallwood Energy or any Hallwood Energy Subsidiary if determined adversely to Hallwood Energy or any Hallwood Energy Subsidiary that is reasonably likely to have a Material Adverse Effect on Hallwood Energy or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the HCRC Merger or any of the other transactions contemplated hereby.

     6.6 Representations and Warranties of Hallwood Energy. Hallwood Energy represents and warrants to HEPGP that:

     (a) Organization and Qualification. Hallwood Energy is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Hallwood Energy is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for where such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect on Hallwood Energy.

     (b) Authorized Capital. The total number of authorized shares of Hallwood Energy consists of 30,000,000 shares, of which 25,000,000 shares are common stock, par value $0.01 per share, of which 100 are issued and outstanding, and 5,000,000 shares are preferred stock, par value $0.01 per share, of which 2,750,000 will be designated as Series A Redeemable Preferred Stock, of which none are issued and outstanding. All of the outstanding shares of Hallwood Energy Common Stock and Hallwood Energy Preferred Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Each of the outstanding shares of capital stock or partnership interests, as applicable, of each of Hallwood Energy's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by Hallwood Energy free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of Hallwood Energy Common Stock or Hallwood Energy Preferred Stock authorized, issued or outstanding and there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Hallwood Energy or any of Hallwood Energy's Subsidiaries.

     (c) Authority. Hallwood Energy has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Hallwood Energy enforceable against Hallwood Energy in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equitable principles.

     (d) Governmental Filings; No Violations.

          (1) Other than the Hallwood Energy Regulatory Filings, no notices, reports or other filings are required to be made by Hallwood Energy with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Hallwood Energy from, any Governmental Entity in connection with the execution and delivery of this Agreement by Hallwood Energy and the consummation of the transactions contemplated hereby by Hallwood Energy the failure to make or obtain any or all of which could reasonably be expected to have a Material Adverse Effect on Hallwood Energy or could prevent or materially delay the transactions contemplated by this Agreement, and

          (2) The execution and delivery of this Agreement by Hallwood Energy do not, and the consummation by Hallwood Energy of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under the Certificate of Incorporation or Bylaws of Hallwood Energy or the comparable governing instruments of any of Hallwood Energy's Subsidiaries, (B) except as provided in Schedule 6.6(d), a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of Hallwood Energy's existing employee benefit plans or any grant or award made under any of the foregoing, (C) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any Contracts of Hallwood Energy or any of Hallwood Energy's Subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Hallwood Energy or any of Hallwood Energy's Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (C) or
     (D) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Hallwood Energy or that could not prevent or materially delay the transactions contemplated by this Agreement.

     (e) Financial Statements. Hallwood Energy has made available to HEPGP the Hallwood Energy Balance Sheet. The Hallwood Energy Balance Sheet fairly presents the consolidated financial position of Hallwood Energy and its Subsidiaries as of its date and has been prepared in accordance with generally accepted accounting principles (subject to normal year end adjustments that will not be material in amount or effect), except as may be noted therein.

     (f) Absence of Certain Changes. Since the Hallwood Energy Balance Sheet Date, none of Hallwood Energy and Hallwood Energy's Subsidiaries have conducted any business other than entering into this Agreement and actions contemplated by this Agreement. There has not been: (i) any material adverse change (including, without limitation, any change arising out of or related to any natural disaster) in the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of Hallwood Energy or any of Hallwood Energy's Subsidiaries or any development or combination of developments of which Hallwood Energy or any of Hallwood Energy's Subsidiaries has knowledge which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Hallwood Energy; or (iii) any change by Hallwood Energy in accounting principles, practices or methods.

     (g) Compliance with Laws. Since December 31, 1997, the businesses of Hallwood Energy and Hallwood Energy's Subsidiaries have not and are not being conducted in violation of, nor were they conducted in violation of, any law, ordinance or regulation or any Governmental Entity (provided that no representation or warranty is made in this section with respect to Environmental
Laws), except as disclosed in any of the Hallwood Energy Regulatory Filings and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on Hallwood Energy.

     (h) Brokers and Finders. Neither Hallwood Energy, nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein.

     (i) Litigation. As of the date of this Agreement, except as disclosed in any of the Hallwood Energy Regulatory Filings, there is no (i) class action litigation pending or, to the best knowledge of Hallwood Energy and any Hallwood Energy Subsidiary, threatened against or affecting the forenamed parties, (ii) other suit, action or proceeding pending (or any known basis therefor) or, to the best knowledge of Hallwood Energy and any Hallwood Energy Subsidiary, threatened against or affecting the forenamed parties or any of their respective properties that could reasonably be expected to have a Material Adverse Effect on Hallwood Energy or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Asset Contribution or any of the other transactions contemplated hereby, or (iii) judgment, decree, injunction, rule or order of any court, Governmental Entity or arbitrator outstanding against Hallwood Energy or any Hallwood Energy Subsidiary if determined adversely to Hallwood Energy or any Hallwood Energy Subsidiary that is reasonably likely to have a Material Adverse Effect on Hallwood Energy or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Asset Contribution or any of the other transactions contemplated hereby.

                                  ARTICLE VII

                                   COVENANTS

     7.1 Conduct of HEP's, HCRC's, Hallwood Energy's and HEPGP's Business Pending Transactions. Prior to the Effective Time, except as contemplated by this Agreement or with the written consent of the other parties hereto, each of HEP, HEC Acquisition Partnership, HEC Acquisition Corp., HCRC, HCRC Acquisition Corp., HEPGP and Hallwood Energy will:

     (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

     (b) use reasonable efforts to preserve intact its business organization and goodwill and keep available the services of its officers and key employees;

     (c) confer on a regular basis with one or more representatives of the other parties to report material operational matters and any proposals to engage in material transactions;

     (d) promptly notify the other parties of any material emergency or other material change in its business, financial condition, results of operations or prospects;

     (e) promptly deliver to the other party true and correct copies of any report, statement or schedule filed with the SEC by such party subsequent to the date of this Agreement;

     (f) maintain its books and records in accordance with GAAP, consistently applied, and not change in any material manner any of its methods, principles or practices of accounting in effect at the applicable Audit Date or Balance Sheet Date, except as may be required by applicable law or GAAP;

     (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law;

     (h) except as provided in Schedule 7.1(h), not (i) acquire (other than pursuant to an existing agreement), sell, lease, enter into any option to acquire, sell or lease, or exercise an option or contract to acquire, sell or lease, additional real property having a value greater than $2,000,000, (ii) make any loans, or advances to any other Person (as defined in Section 10.14), except loans or advances to employees in the ordinary course of business not in excess of $25,000, (iii) incur additional indebtedness for borrowed money other than under existing agreements or as permitted or contemplated by this Agreement, or (iv) encumber or subject to any lien any of its properties or assets, in any case having a value in excess of $1,000,000;

     (i) except as provided in Schedule 7.1(i), not amend its partnership agreement, articles or certificate of incorporation, bylaws or comparable charter or organizational documents or the certificate or articles of incorporation, bylaws, operating agreement, joint venture agreement or comparable charter or organizational documents of any Subsidiary, without the other parties' prior written consent, which consent will not be unreasonably withheld, delayed or conditioned;

     (j) not amend any material terms of any Contract of such party in a manner adverse to the Surviving Partnership or the Surviving Corporation, as applicable, in order to obtain the consent of the other party or parties to such contract to any of the transactions contemplated by this Agreement without obtaining the prior written consent of the other parties hereto, which consent will not be unreasonably withheld, delayed or conditioned;

     (k) make no change in the number of shares of capital stock, membership interests or units of general or limited partnership interest issued and outstanding, except pursuant to the exercise of outstanding options;

     (l) grant no options or other right or commitment relating to its capital stock, membership interests or units of general or limited partnership interest or any security convertible into its capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors other than as contemplated by this Agreement;

     (m) not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or change such party's normal record date for the payment of any permitted dividend or distribution, other than distributions of no more than $0.52 per annum, payable quarterly, on the Class A Units and distributions of no more than $1.00 per annum, payable quarterly, on the Class C Units, in the ordinary course of business consistent with past practice, and (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock or units of partnership interest, other than the conversion of the Units or options for the issuance of Units or the conversion of the HCRC Shares or options for issuance of the HCRC Shares pursuant to the terms of this Agreement;

     (n) not adopt any new employee benefit plan or amend any existing plans or rights, except for the adoption of a stock option plan reserving for issuance approximately twelve percent (12%) of each class of the shares of Hallwood Energy Common Stock and Hallwood Energy Preferred Stock issued and outstanding immediately after the Effective Time, and for the adoption of employee benefit plans and employee incentive plans substantially similar to those of HEP, HCRC and HEPGP as of the date hereof and except for changes that are required by law or changes which are not more favorable to participants than provisions presently in effect;

     (o) not settle any stockholder or unitholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

     (p) not change the ownership of any of its Subsidiaries;

     (q) not take any action that would cause the HEP Merger, HCRC Merger or the Asset Contribution, as applicable, not to qualify as tax-free transactions under the Code;

     (r) promptly notify the other parties of any action, suit, proceeding, claim or audit pending against or with respect to such party or its Subsidiaries in respect of any taxes where there is a reasonable possibility of a determination or decision which would materially increase the tax liabilities of such party, and not change any of the tax elections, accounting methods, conventions or principles which relate to such party or its Subsidiaries that could reasonably be expected to increase such party's liabilities; or

     (s) continue to maintain and repair all of its assets and properties in a manner consistent with past practices.

     7.2 Other Actions. Each of HEP, HEC Acquisition Partnership, HEC Acquisition Corp., HCRC, HCRC Acquisition Corp, HEPGP and Hallwood Energy will not, and will use commercially reasonable efforts to cause its respective Subsidiaries not to, take any action that would result in (a) any of the representations and warranties of such party set forth in this Agreement becoming untrue, or (b) any of the conditions to the HEP Merger, HCRC Merger or the Asset Contribution, as applicable, set forth in Article VIII not being satisfied.

     7.3 Preparation of the Registration Statement and the Proxy Statement; HEP Unitholders Meeting; HCRC Stockholders Meeting.

     (a) As soon as practicable following the date of this Agreement, HEP, HCRC, HEPGP and Hallwood Energy, will prepare and file with the SEC a preliminary Joint Proxy Statement/Prospectus in form and substance satisfactory to each of Hallwood Energy, HCRC, HEP and HEPGP and such other registration statements, including a registration statement on Form S-4 (together with any supplements or amendments thereto, the "Registration Statement"), as may be required to effect the Transactions. To the extent practicable, the parties will utilize one document for transmittal to their respective stockholders and unitholders to meet applicable legal requirements. Each of HEP, HCRC, HEPGP and Hallwood Energy will use its reasonable best efforts to (i) prepare and provide the other parties as promptly as practicable the financial information required to be disclosed in the Joint Proxy Statement/Prospectus, (ii) respond to any comments of the SEC, and (iii) have the Registration Statement declared effective under the Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of HEP, HCRC, HEPGP and Hallwood Energy will use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to HEP's unitholders and HCRC's stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Act. Each party will notify the others promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Joint Proxy Statement/ Prospectus or for additional information and will supply the others with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement or the Joint Proxy Statement/Prospectus. The Registration Statement and the Joint Proxy Statement/ Prospectus will comply in all material respects with all applicable requirements of law, including the filing of all appropriate exhibits. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, as the case may be, each party will promptly inform the others of such occurrences and cooperate in filing with the SEC and/or mailing to the unitholders of HEP or stockholders of HCRC, as applicable, such amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus.

     (b) None of the information supplied by any of HEP, HCRC, HEPGP or Hallwood Energy for inclusion in the Registration Statement at the respective times the Registration Statement or any amendments or supplements thereto are filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of HEP, HCRC, HEPGP and Hallwood Energy agrees to correct promptly any information in the Registration Statement or Joint Proxy Statement/Prospectus if and to the extent that such information shall have become false or misleading in any material respect; and each of HEP, HCRC, HEPGP and Hallwood Energy further agrees to take all steps necessary to cause the Joint Proxy Statement/Prospectus as so corrected to be filed with the SEC and disseminated to the holders of Units and HCRC Shares, in each case as and to the extent required by applicable federal securities laws.

     (c) (i) HEP will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its unitholders (the "HEP Meeting") for the purpose of obtaining the approval of the HEP unitholders of the Transactions. HEP will, through the Hallwood G.P. Board of Directors and the special committee of the Hallwood G.P. Board of Directors (the "HEP Special Committee"), recommend to its unitholders adoption of this Agreement; and (ii) if, on the date for the HEP Meeting, HEP has not received a sufficient number of proxies to approve the adoption of this Agreement, then HEP, to the extent permitted by law, will adjourn its meeting until the date on which the requisite number of proxies approving the HEP Merger has been obtained.

     (d) (i) HCRC will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "HCRC Meeting") for the purpose of obtaining the approval of the HCRC stockholders of the Transactions. HCRC will, through its Board of Directors and the special committee of the HCRC Board of Directors (the "HCRC Special Committee"), recommend to its stockholders adoption of this Agreement; and (ii) if, on the date for the HCRC Meeting, HCRC has not received a sufficient number of proxies to approve the adoption of this Agreement, then HCRC, to the extent permitted by law, will adjourn its meeting until the date on which the requisite number of proxies approving the HCRC Merger has been obtained.

     7.4 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of HEP, HCRC, HEPGP and Hallwood Energy will, and will cause each of its Subsidiaries to, afford to the other parties and Hallwood G.P., and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, and Hallwood G.P., reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, each of HEP, HCRC, HEPGP and Hallwood Energy will, and will cause each of its Subsidiaries to, furnish promptly to the other parties, and Hallwood G.P., (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its business, properties, Contracts and personnel as such other parties, and Hallwood G.P., may reasonably request. Each of HEP, HCRC, HEPGP and Hallwood Energy will, and will cause its Subsidiaries to, and will use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence.

     7.5  Comfort Letters.

     (a) Hallwood Energy, HCRC and HEP shall each use its reasonable best efforts to cause to be delivered to each other party "comfort" letters of Deloitte & Touche LLP, their independent public accountants, dated on or prior to the date on which the Joint Proxy Statement/Prospectus shall first be mailed to the unitholders and shareholders, respectively, in a form reasonably satisfactory to each and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Joint Proxy Statement/Prospectus and transactions such as those contemplated by this Agreement.

     (b) Hallwood Energy, HCRC and HEP shall each use its reasonable best efforts to cause to be delivered to each other party "comfort" letters of Williamson Petroleum Consultants, their independent engineering consultants, dated on or prior to the date on which the Joint Proxy Statement/Prospectus shall first be mailed to the unitholders and shareholders, respectively, in a form reasonably satisfactory to each and reasonably customary in scope and substance for letters delivered by independent engineering consultants in connection with proxy statements similar to the Joint Proxy Statement/Prospectus and transactions such as those contemplated by this Agreement.

     7.6  Consents; Notifications; Other Actions.

     (a) Subject to the terms and conditions herein provided, HEP, HCRC, HEPGP and Hallwood Energy will (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, Permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity and any third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, Permits and authorizations, (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the HEP Merger, the HCRC Merger and the Asset Contribution, as applicable, such consents to be in such form and substance as may be reasonably satisfactory to Hallwood G.P., HCRC and Hallwood Energy, as applicable, and
(iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Hallwood G.P., HCRC and Hallwood Energy will take all such necessary action.
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

     (b) Each of HEP, HCRC, HEPGP and Hallwood Energy will give prompt notice to the other (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties under this Agreement.

     7.7 Tax Treatment. Each of HEP, HCRC, HEPGP and Hallwood Energy will use its reasonable best efforts to cause the Transactions to qualify as tax-free transactions under the Code and to obtain the opinions referred to in Sections 8.1(f).

     7.8 Public Announcements. HEP, HCRC, HEPGP and Hallwood Energy will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement and will not issue any such press release or make any such written public statement prior to such consultation except to the extent it may be advised by counsel that it is required by applicable law or legal process. The parties agree that the initial press releases to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

     7.9 Listing. Prior to the Effective Time, Hallwood Energy will use its best efforts to have The Nasdaq National Market approve for inclusion, upon official notice of issuance, the Hallwood Energy Common Stock and the Hallwood Energy Preferred Stock to be issued in the Transactions.

     7.10 Affiliates; Etc. (a) Prior to the Closing Date, HEP will deliver to Hallwood Energy a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by to the unitholders of HEP, "affiliates" of HEP for purposes of Rule 145 under the Act. HEP will use reasonable efforts to cause such Persons to deliver to Hallwood Energy on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A. (b) Prior to the Closing Date, HCRC will deliver to Hallwood Energy a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of HCRC, "affiliates" of HCRC for purposes of Rule 145 under the Act. HCRC will use reasonable efforts to cause such Persons to deliver to Hallwood Energy on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A.

     7.11 Filings; Other Action. Subject to the terms and conditions herein provided, HEP, HCRC, HEPGP and Hallwood Energy shall: (a) promptly make their respective Regulatory Filings and thereafter make any other required submissions with respect to the Transactions; and (b) use their respective best efforts to take promptly, or cause to be taken promptly, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

     7.12  Indemnification; Directors' and Officers Insurance.

     (a) From and after the Effective Time, Hallwood Energy agrees that it will indemnify and hold harmless (i) each present or former director and/or officer of Hallwood G.P., HEP and HEP's Subsidiaries, determined as of the Effective Time, (ii) each present or former director and/or officer of HCRC and HCRC's Subsidiaries, determined as of the Effective Time, and (iii) each present or former director and/or officer of HEPGP and HEPGP's Subsidiaries, determined as of the Effective Time (collectively, the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of Hallwood G.P., HEPGP, any Subsidiary of HEP, HCRC or any Subsidiary of HCRC prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to the Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines,

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

amounts paid in settlement pursuant to this Section 7.12, losses, claims, damages or liabilities (collectively, "Costs") reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that HEP, HCRC or HEPGP, as applicable, would have been permitted under Delaware law. Hallwood Energy shall also advance expenses (including attorneys' fees) as incurred by the Indemnified Party to the fullest extent permitted under applicable law, provided such Indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 7.12, upon learning of any such Claim, shall promptly notify Hallwood Energy thereof, but the failure to so notify shall not relieve Hallwood Energy of any liability it may have to such Indemnified Party if such failure does not materially prejudice Hallwood Energy. In the event of any such Claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Hallwood Energy shall have the right to assume the defense thereof and Hallwood Energy shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Hallwood Energy elects not to assume such defense or counsel or the Indemnified Parties advise Hallwood Energy that there are issues which raise conflicts of interest between Hallwood Energy and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Hallwood Energy shall pay all reasonable fees and expenses of such counsel (plus one firm or local counsel, if necessary) for the Indemnified Parties promptly as statements therefor are received; provided, however, that Hallwood Energy shall be obligated pursuant to this paragraph (b) to pay for only one firm or counsel for all Indemnified Parties (plus one firm or local counsel, if necessary) in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Hallwood Energy shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; and provided, further, however, that Hallwood Energy shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then Hallwood Energy and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits, with any aspect of "fault" otherwise allocable to HEP, HCRC or HEPGP, as applicable, being allocated to Hallwood Energy.

     (c) If a claim for indemnification or advancement under this Section 7.12 is not paid in full by Hallwood Energy within thirty (30) days after a written claim therefor has been received by Hallwood Energy, the Indemnified Party may any time thereafter bring suit against Hallwood Energy to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnified Party shall be entitled to be paid also the expense of prosecuting such claims.

     (d) Neither the failure of Hallwood Energy (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Party is proper in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by Hallwood Energy (including its Board of Directors, independent legal counsel or shareholders) that the Indemnified Party has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Indemnified Party has not met the applicable standard of conduct.

     (e) For a period of six years after the Effective Time, Hallwood Energy shall maintain directors and officers liability insurance equivalent to the average liability insurance currently applicable to the directors and officers of Hallwood G.P., HEP, HEP's Subsidiaries, HCRC, HCRC's Subsidiaries and HEPGP ("D&O Insurance"), which will provide coverage for those persons who are directors and officers of HEP, HCRC or HEPGP as of the Effective Time, so long as the annual premium therefor is not in excess of 150% of the last average annual premium allocated to and paid by HEP, HCRC and HEPGP prior to the date hereof (the "Current Premium"). If Hallwood Energy determines that it is unable to maintain the existing or equivalent D&O Insurance that includes coverage for those persons who are directors and officers of Hallwood G.P., HEP, HEP's Subsidiaries, HCRC, HCRC's Subsidiaries and HEPGP as of the Effective Time for a premium not in excess of 150% of the Current Premium, but maintains D&O Insurance for persons who are directors and officers of Hallwood Energy then, for the six-year period after the Effective Time, Hallwood Energy will provide D&O Insurance for those persons who are directors and officers of Hallwood G.P., HEP, HEP's Subsidiaries, HCRC, HCRC's Subsidiaries and HEPGP as of the Effective Time on the same basis as Hallwood Energy maintains D&O Insurance for persons who are then directors and officers of Hallwood Energy. If the D&O Insurance expires, is terminated or canceled during the six-year period after the Effective Time and Hallwood Energy does not then maintain D&O Insurance for persons who are directors and officers of Hallwood Energy, Hallwood Energy will use its reasonable best efforts to obtain D&O Insurance for such period providing at least $5,000,000 of coverage for those persons who are directors and officers of Hallwood G.P., HEP, HEP's Subsidiaries, HCRC, HCRC's Subsidiaries and HEPGP at the Effective Time.

     (f) In lieu of the insurance arrangements referred to in clause (e) of this
Section 7.12, the Surviving Partnership or the Surviving Corporation, as applicable, may, on or before the Effective Time, enter into alternative insurance arrangements, provided that such arrangements are approved by each of the individuals who are Independent Directors (as defined in Section 10.5) at any time from the date of this Agreement through the Effective Time.

     (g) Hallwood Energy agrees that no amendment to the partnership agreement of the Surviving Partnership or the certificate of incorporation of the Surviving Corporation, as applicable, shall reduce in any way the elimination of any personal liability of the directors of Hallwood G.P., HEP and HEP's Subsidiaries, on the one hand, or HCRC and HCRC's Subsidiaries, on the other hand, contained therein or adversely affect any then existing right of any director or officer (or former director or officer) to be indemnified with respect to acts, omissions or events occurring prior to the Effective Time.

     7.13  Other Agreements.

     (a) Takeover Statute. If any state takeover law shall become applicable to the Mergers or the other transactions contemplated hereby, HEP and the members of the Board of Directors of Hallwood G.P. or HCRC and the members of the Board of Directors of HCRC, as applicable, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     (b) Best Efforts and Cooperation. HEP, HEC Acquisition Partnership, HEC Acquisition Corp., HCRC, HCRC Acquisition Corp., HEPGP and Hallwood Energy each shall use (and shall cause its Subsidiaries to use) its commercially reasonable best efforts to cause the conditions set forth in Article VIII, which are applicable to them to be satisfied and to consummate the Transactions and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of HEP, HCRC and HEPGP shall use (and shall cause its respective Subsidiaries to use) its commercially reasonable best efforts (including providing information and communication) to obtain each of the consents or waivers identified pursuant to Section 6.1(d)(ii), Section 6.2(d)(ii) and Section 6.3(c)(ii), respectively, and to obtain as promptly as practicable all necessary approvals, authorizations and consents of Governmental Entities required to be obtained in order to consummate the transactions contemplated hereby, and each of the parties hereto shall cooperate with the others in obtaining all such consents, waivers, approvals and authorizations.

     (c) Voting of Units and HCRC Shares.

          (1) HEP will vote, or will cause to be voted, all of the HCRC Shares held by HEP, or a Subsidiary of HEP (other than 455,454 HCRC Shares that are subject to a certain contractual restriction), in favor of the HCRC Merger; and

          (2) HCRC will vote, or will cause to be voted, all of the Units held by HCRC, or a Subsidiary of HCRC, in favor of the HEP Merger.

                                  ARTICLE VIII

                                   CONDITIONS

     8.1 Conditions to Obligations of Parties. The respective obligations of the parties to consummate the Transactions are subject to the fulfillment of each of the following conditions:

     (a) Approvals. This Agreement shall have been duly approved by (i) the holders of a majority of each class of the Units, in accordance with applicable law and the partnership agreement of HEP, (ii) the holders of a majority of the HCRC Common Stock, in accordance with applicable law and the certificate of incorporation of HCRC and (iii) Hallwood Group, in accordance with applicable law and the partnership agreement of HEPGP;

     (b) Listing of Shares. The Nasdaq National Market shall have approved for inclusion the Hallwood Energy Common Stock and the Hallwood Energy Preferred Stock to be issued in the Transactions, subject to official notice of issuance;

     (c) Registration Statement. The Registration Statement shall have become effective under the Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order;

     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Transactions or any of the other transactions contemplated hereby shall be in effect;

     (e) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Transactions;

     (f) Tax Opinion. The parties shall have received from PricewaterhouseCoopers LLP a written opinion, to the effect that the Transactions, when effected in accordance with this Agreement, should qualify as tax-free transactions under the Code;

     (g) Consents. All consents, authorizations, orders and approvals of, or filings or registrations with, any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required under DRULPA and DGCL in connection with the Mergers, and the parties shall have obtained all consents, authorizations, waivers and approvals required from third parties required under all Contracts by reason of the Transactions and the consummation of the transactions contemplated hereby, except for such consents, authorizations, waivers and approvals where the failure to obtain such could not reasonably be expected to result in a Material Adverse Effect on Hallwood Energy.

     (h) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, enforced or deemed applicable to the Transactions or the other transactions contemplated hereby by any Governmental Entity which imposes any condition or restriction (a "Burdensome Condition") upon the Surviving Partnership, the Surviving Corporation or Hallwood Energy, as applicable, which would reasonably be expected to either (i) have a Material Adverse Effect after the Effective Time on the Surviving Partnership, the Surviving Corporation or Hallwood Energy, as applicable, or (ii) prevent the parties from realizing the major portion of the economic benefits of the Transactions and the other transactions contemplated hereby that they currently anticipate obtaining therefrom.

     (i) On or before the Effective Time (1) that certain Financial Consulting Agreement, dated as of December 31, 1996 between Hallwood Petroleum, Inc. and The Hallwood Group Incorporated shall be terminated; (2) the payment of the quarterly administrative fee to The Hallwood Group Incorporated shall
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

be terminated; and (3) the reimbursement of administrative expenses to HSC Financial, Inc. shall be terminated.

     8.2 Conditions to Obligations of Hallwood Energy. The obligations of Hallwood Energy to effect the Transactions and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Hallwood Energy:

     (a) Representations and Warranties of HEP, HCRC and HEPGP. The representations and warranties of HEP, HCRC and HEPGP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Hallwood Energy shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of HEP, HCRC and HEPGP contained herein are so qualified) signed on behalf of HEP by the general partner of HEP, on behalf of HCRC by the President of HCRC, in such capacity, and on behalf of HEPGP, by the general partner of HEPGP, to such effect. For the purposes of this Section 8.2(a), the representations and warranties of HEP, HCRC and HEPGP will be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Material Adverse Effect on HEP, HCRC or HEPGP, as applicable.

     (b) Performance of Covenants of HEP, HCRC and HEPGP. Each of HEP, HCRC and HEPGP shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time, and Hallwood Energy shall have received a certificate signed on behalf of HEP by the general partner of HEP, on behalf of HCRC by the President of HCRC, in such capacity, and on behalf of HEPGP by the general partner of HEPGP, in such capacity, to such effect.

     (c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no event that has resulted or could reasonably be expected to result in a Material Adverse Effect on HEP, HCRC or HEPGP, as applicable; and Hallwood Energy shall have received a certificate signed on behalf of HEP by the general partner of HEP, on behalf of HCRC by the President of HCRC, in such capacity, and on behalf of HEPGP by the general partner of HEPGP, in such capacity, and to their knowledge, to such effect.

     8.3 Conditions To Obligations of HEP. The obligations of HEP to effect the HEP Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by HEP:

     (a) Representations and Warranties of Hallwood Energy, HCRC, HCRC Acquisition Corp., HEC Acquisition Partnership, HEC Acquisition Corp. and
HEPGP. The representations and warranties of Hallwood Energy, HCRC, HCRC Acquisition Corp., HEC Acquisition Partnership, HEC Acquisition Corp. and HEPGP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and HEP shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each entity contained herein are so qualified) signed on behalf of each entity by the President or general partner of each entity, in such capacity, to such effect. For the purposes of this Section 8.3(a), the representations and warranties of the parties set forth in this Section will be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Material Adverse Effect on any such party.

     (b) Performance of Covenants of Hallwood Energy, HCRC, HCRC Acquisition Corp., HEC Acquisition Partnership, HEC Acquisition Corp. and HEPGP. Hallwood Energy, HCRC, HCRC Acquisition Corp., HEC Acquisition Partnership, HEC Acquisition Corp. and HEPGP shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time, and HEP shall have received a certificate signed on behalf of each entity by the President or general partner of each, in such capacity, and, to their knowledge, to such effect.

     (c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no event that has resulted or could reasonably be expected to result in a Material Adverse Effect on Hallwood Energy, HCRC or HEPGP; and HEP shall have received a certificate signed on behalf of Hallwood Energy by the President of Hallwood Energy, in such capacity, on behalf of HCRC by the President of HCRC, in such capacity, and on behalf of HEPGP by the general partner of HEPGP, in such capacity, and, to their knowledge, to such effect.

     8.4 Conditions To Obligations of HCRC. The obligations of HCRC to effect the HCRC Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by HCRC:

     (a) Representations and Warranties of Hallwood Energy, HCRC Acquisition Corp., HEP, HEC Acquisition Partnership, HEC Acquisition Corp. and HEPGP. The representations and warranties of Hallwood Energy, HCRC Acquisition Corp., HEP, HEC Acquisition Partnership, HEC Acquisition Corp. and HEPGP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and HCRC shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each entity contained herein are so qualified) signed on behalf of each entity by the President or general partner of each, in such capacity, to such effect. For the purposes of this Section 8.4(a), the representations and warranties of the parties set forth in this Section will be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Material Adverse Effect on any such party.

     (b) Performance of Covenants of Hallwood Energy, HCRC Acquisition Corp., HEP, HEC Acquisition Partnership, HEC Acquisition Corp. and HEPGP. Hallwood Energy, HCRC Acquisition Corp., HEP, HEC Acquisition Partnership, HEC Acquisition Corp. and HEPGP shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time, and HCRC shall have received a certificate signed on behalf of each entity by the President or general partner of each, in such capacity, and, to their knowledge, to such effect.

     (c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no event that has resulted or could reasonably be expected to result in a Material Adverse Effect on Hallwood Energy, HEP or HEPGP; and HCRC shall have received a certificate signed on behalf of Hallwood Energy by the President of Hallwood Energy, in such capacity, on behalf of HEP by the general partner of HEP, in such capacity, and on behalf of HEPGP by the general partner of HEPGP, in such capacity, and, to their knowledge, to such effect.

     8.5 Conditions To Obligations of HEPGP. The obligations of HEPGP to effect the Asset Contribution and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by HEPGP.

     (a) Representations and Warranties of Hallwood Energy, HEP, HEC Acquisition Partnership, HEC Acquisition Corp., HCRC and HCRC Acquisition Corp. The representations and warranties of Hallwood Energy, HEP, HEC Acquisition Partnership, HEC Acquisition Corp., HCRC and HCRC Acquisition Corp. set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and HEPGP shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each entity contained herein are so qualified) signed on behalf of each by the President or general partner of each entity, in such capacity, to such effect. For the purposes of this Section 8.5(a), the representations and warranties of the parties set forth in this Section will be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Material Adverse Effect on any such party.

     (b) Performance of Covenants of Hallwood Energy, HEP, HEC Acquisition Partnership, HEC Acquisition Corp., HCRC and HCRC Acquisition Corp. Hallwood Energy, HEP, HEC Acquisition Partnership, HEC Acquisition Corp., HCRC and HCRC Acquisition Corp. shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time, and HEPGP shall have received a certificate signed on behalf of each entity by the President or general partner of each entity, in such capacity, and, to their knowledge to such effect.

     (c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no event that has resulted or could reasonably be expected to result in a Material Adverse Effect on Hallwood Energy, HEP or HCRC; and HEPGP shall have received a certificate signed on behalf of Hallwood Energy by the President of Hallwood Energy, in such capacity, on behalf of HEP, by the general partner of HEP, and on behalf of HCRC, by the President of HCRC, in such capacity and, to their knowledge, to such effect.

                                   ARTICLE IX

                                  TERMINATION

     9.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Units or HCRC Shares, by the mutual consent of Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp., HEP, HCRC, HCRC Acquisition Corp., and HEPGP by action of their or their general partner's respective Boards of Directors.

     9.2 Termination by Either Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp, HEP, HCRC Acquisition Corp., HCRC or HEPGP. This Agreement may be terminated and the Transactions may be abandoned by action of the Board of Directors of Hallwood Energy, on behalf of Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp. or HCRC Acquisition Corp. or by HEP, HCRC or HEPGP if, (a) without fault of the terminating party, the Transactions shall not have been consummated by September 30, 1999, whether or not such date is before or after the approval by holders of Units or HCRC Shares; or (b) a United States federal or state court of competent jurisdiction or a United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement on substantially the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.2(b) shall have used its reasonable best efforts to remove such restraint, injunction or prohibition.

     9.3 Termination by Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp. or HCRC Acquisition Corp. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Units or HCRC Shares, by action of the Board of Directors of Hallwood Energy on behalf of Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp. and HCRC Acquisition Corp., if:
(a) HEP, HCRC or HEPGP shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by HEP, HCRC or HEPGP at or prior to such date of termination; or (b) the Board of Directors of Hallwood G.P. or HCRC or the Independent Directors of either, shall have withdrawn or modified in a manner adverse to Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp. or HCRC Acquisition Corp. its approval or recommendation of this Agreement or the Mergers or the Board of Directors of Hallwood G.P. or HCRC or the Independent Directors of either, upon request by Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition

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

Corp., or HCRC Acquisition Corp., shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing.

     9.4 Termination by HEP, HCRC or HEPGP. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Units or HCRC Shares by action of the Board of Directors of Hallwood Energy, Hallwood G.P. or HCRC or by HEPGP, if any Constituent Entity (other than the party terminating this Agreement) shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by such Constituent Entity at or prior to such date of termination; provided, however, that such Constituent Entity, upon receipt of written notice of such failure from the party seeking to terminate this Agreement shall have ten (10) business days from the receipt of such notice to cure such failure.

     9.5 Termination by HEP or HCRC. This Agreement may be terminated by HEP or HCRC upon ten business days' prior notice to the other Constituent Entities, if as a result of a Takeover Proposal with respect to HEP or HCRC that the Board of Directors of the terminating party has determined to be a Superior Takeover Proposal, and the Board of Directors of the terminating party determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, the terminating party shall advise the other Constituent Entities in writing of the determination of the Board of Directors of the terminating party that the Board of Directors of the terminating party has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a summary of such Takeover Proposal. During such ten business day period, the other Constituent Entities may propose to the terminating party an alternative transaction, and the terminating party shall, and shall cause its respective financial and legal advisors to, negotiate with the other Constituent Entities in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable the terminating party to proceed with the transactions contemplated herein. "Takeover Proposal" shall mean (a) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the terminating party, (b) any proposal or offer to acquire from the terminating party in any manner, directly or indirectly, any equity or voting securities of the terminating party in excess of 15% of the equity voting securities of the terminating parties thereof or a material amount of the assets of the terminating party, taken as a whole, or (c) any proposal or offer to acquire from the stockholders of the terminating party by tender offer, exchange offer or otherwise more than 15% of the outstanding common stock of the terminating party. "Superior Takeover Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the common stock of the terminating party then outstanding or all or substantially all of the assets of the terminating party on terms that the Board of Directors of the terminating party determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the terminating party's stockholders or unitholders than the Transactions.

     9.6  Effect of Termination and Abandonment.

     (a) In the event of termination of this Agreement and abandonment of the Transactions pursuant to this Sections 9.1, 9.2, 9.3 or 9.4, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from any liability or damages for any breach of this Agreement.

     (b) In the event of termination of this Agreement or abandonment of the transactions pursuant to Section 9.5, the party terminating or abandoning this Agreement pursuant to Section 9.5 shall be liable to each of the other Constituent Entities for all costs and expenses, including, without limitation, attorney's fees and expenses, of the other Constituent Entities incurred in connection with the preparation and negotiation of this Agreement and the contemplated consummation of the Transactions.

     9.7 Extension of Time. At any time prior to the Effective Time, a party to the Agreement may, to the extent legally allowed, extend the time of performance of any obligations or other acts of another party. Any agreement on the part of a party hereto to any such extension shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension shall not operate as a waiver of any obligation or action.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

     10.1 Payment of Expenses. If the Transactions are not consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement. If the Transactions are consummated, Hallwood Energy shall pay the expenses of all parties incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions.

     10.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement will survive the Effective Time. This Section 10.2 will not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

     10.3 Modification or Amendment. Subject to the applicable provisions of DRULPA and the DGCL at any time prior to The Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after any approval of the transactions contemplated by this Agreement by the unitholders of HEP or the shareholders of HCRC, there may not be, without further approval of the affected unitholders or shareholders, any amendment which reduces the amount or changes the form of the applicable Merger Consideration to be delivered to such unitholders or shareholders other than as contemplated by this Agreement.

     10.4 Waiver of Conditions. The conditions to each of the parties obligations to consummate the Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension shall be valid only if set forth in a written instrument signed on behalf of such party, but such waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     10.5 Actions by Directors. No action taken by the Board of Directors of Hallwood G.P. or HCRC, prior to the Mergers with respect to Sections 9.3 and 9.4, shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of Hallwood G.P. or HCRC, as applicable, who are not directors or officers of Hallwood Group (the "Independent Directors").

     10.6 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.7  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such a state or Federal court. The parties hereby consent to and grant any such court jurisdiction over The person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.8 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

     10.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

     if to Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp. or HCRC Acquisition Corp.:

    The Hallwood Group Incorporated
    3710 Rawlins
    Suite 1500
    Dallas, Texas 75219
    Attention: Melvin J. Melle

     with a copy to:

    Jenkens & Gilchrist, A Professional Corporation
    1445 Ross Avenue, Suite 3200
    Dallas, Texas 75202-2799
    Attention: W. Alan Kailer, Esq.

     if to HEP or HCRC:

    Hallwood Energy Partners, L.P.
    4582 South Ulster Street Parkway
    Suite 1700
    Denver, Colorado 80237
    Attention: Cathleen M. Osborn, Esq.

     with a copy to:

    Jenkens & Gilchrist, A Professional Corporation
    1445 Ross Avenue, Suite 3200
    Dallas, Texas 75202-2799
    Attention: W. Alan Kailer, Esq.

     if to the HEP Special Committee:

    Hallwood Energy Partners, L.P.
    4582 South Ulster Street Parkway, Suite 1700
    Denver, Colorado 80237
    Attention: Cathleen M. Osborn, Esq.

     with a copy to:

    Donohoe Jameson & Carroll, P.C.
    3400 Renaissance Tower
    1201 Elm Street
    Dallas, TX 75270-2120
    Attention: Warren M.S. Ernst, Esq.

     if to the HCRC Special Committee:

    Hallwood Energy Partners, L.P.
    4582 South Ulster Street Parkway, Suite 1700
    Denver, Colorado 80237
    Attention: Cathleen M. Osborn, Esq.

     with a copy to:

    Vinson & Elkins L.L.P.
    3700 Trammell Crow Center
    2001 Ross Avenue
    Dallas, Texas 75201
    Attention: Jay Hebert, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     10.9 Entire Agreement. This Agreement (including any annexes, exhibits or schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     10.10 Obligations of Hallwood Energy, HEC Acquisition Partnership, HEC Acquisition Corp., HCRC Acquisition Corp. or HEP, HCRC and HEPGP. Whenever this Agreement requires HEC Acquisition Partnership or HCRC Acquisition Corp. or, after the Effective Time, the Surviving Partnership or the Surviving Corporation, to take any action, such requirement shall be deemed to include an undertaking on the part of Hallwood Energy to cause the Surviving Partnership or the Surviving Corporation, as applicable, to take such action, including providing the requisite funds to purchase Units or shares of HCRC Shares or make any other payment obligation. Whenever this Agreement requires a Subsidiary of HEP, HCRC or HEPGP to take any action, such requirement shall be deemed to include an undertaking on the part of Hallwood G.P. on behalf of HEP and HEPGP and of HCRC on behalf of HCRC to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Partnership or the Surviving Corporation, as applicable, to cause such Subsidiary to take such action.

     10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     10.12 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Annex or Schedule, such reference shall be to a Section of or Annex or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Hallwood Energy may designate, by written notice to HEP, HCRC and/or HEPGP, another wholly-owned direct or indirect Subsidiary to be a Constituent Entity in lieu of HEC Acquisition Partnership or HCRC Acquisition Corp., in the event of which, all references herein to HEC Acquisition Partnership or HCRC Acquisition Corp. shall be deemed references to such other Subsidiary, where applicable, except that all representations and warranties made herein with respect to HEC Acquisition Partnership or HCRC Acquisition Corp. as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     10.14 Definition of "Subsidiary" and "Person". When a reference is made in this Agreement to a Subsidiary of a party, the word "Subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. When a reference is made in this Agreement to a person, the word "person" means and includes any natural person, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or political subdivision, regulatory body or other entity.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                            HALLWOOD ENERGY CORPORATION

                                            By:   /s/ WILLIAM L. GUZZETTI
                                              ----------------------------------
                                                William L. Guzzetti, President

                                            HEC ACQUISITION PARTNERSHIP

                                            By: HEC Acquisition Corp., general
                                            partner

                                            By:   /s/ WILLIAM L. GUZZETTI
                                              ----------------------------------
                                                William L. Guzzetti, President

                                            HEC ACQUISITION CORP.

                                            By:    /s/ WILLIAM L. GUZZETTI
                                                --------------------------------
                                                William L. Guzzetti, President

                                            HALLWOOD ENERGY PARTNERS, L.P.

                                            By: HEPGP Ltd., general partner

                                            By: Hallwood G.P., Inc., general
                                                partner

                                            By:   /s/ WILLIAM L. GUZZETTI
                                              ----------------------------------
                                                William L. Guzzetti, President

                                            HCRC ACQUISITION CORP.

                                            By:   /s/ WILLIAM L. GUZZETTI
                                              ----------------------------------
                                                William L. Guzzetti, President

                                            HALLWOOD CONSOLIDATED RESOURCES
                                            CORPORATION

                                            By:   /s/ WILLIAM L. GUZZETTI
                                              ----------------------------------
                                                William L. Guzzetti, President

                                            HEPGP LTD.

                                            By: Hallwood G.P., Inc., general
                                            partner

                                            By:   /s/ WILLIAM L. GUZZETTI
                                              ----------------------------------
                                                William L. Guzzetti, President

                                   APPENDIX B

                    OPINION OF KIRKPATRICK ENERGY ASSOCIATES

                                     KIRKPATRICK ENERGY ASSOCIATES, INC.
                                        Dominion Plaza -- 1725 North
363 N. Sam Houston Pky East                600 Seventeenth Street
Suite 1100                                  Denver, CO 80202-5423                           2206 Sutton Place
Houston, TX 77060                              (303) 893-6633                            Richardson, TX 75080
(281) 820-7881                                                                                 (972) 231-7848
Fax (281) 9310                            www.kirkpatrickenergy.com                        Fax (972) 231-7848

The Special Committee of the Board of Directors of Hallwood G.P.
C/O Hallwood Energy Partners, L.P.
4582 South Ulster Parkway, #1700
Denver, CO 80237

Members of the Special Committee:

     Kirkpatrick Energy Associates, Inc. ("Kirkpatrick") understands:

     - Hallwood Energy Partners, L.P. ("HEP"), a Delaware limited partnership;

     - Hallwood Consolidated Resources Corporation ("HCRC"), a Delaware corporation;

     - HEPGP Ltd. ("HEPGP"), a Colorado limited partnership;

     - Hallwood Energy Corporation ("Newco"), a Delaware corporation;

     - HEC Acquisition Partnership, L.P., a Delaware limited partnership;

     - HEC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Newco;

     - HCRC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Newco; and

     - HEPGP Acquisition Corp., a Delaware corporation, and wholly-owned subsidiary of Newco, propose to enter into a Consolidation and Asset Contribution Agreement on or about December 15, 1998, (the "Agreement"). Upon completion of the transactions contemplated by the Agreement (the "Consolidation"):

     - HEP will be a wholly-owned subsidiary of Newco;

     - HCRC will be a wholly-owned subsidiary of Newco; and

     - the energy interests of HEPGP, the parent of which is The Hallwood Group ("HWG"), will be owned directly by Newco.

     Pursuant to the Agreement:

     - Each Class A and Class B Unit of HEP, other than those held by HCRC, will be converted into the right to receive 0.7417 shares of Newco common stock;

     - Each Class C Unit of HEP, other than those held by HCRC, will be converted into the right to receive one share of Series A Cumulative Preferred Stock of Newco;

     - Each share of common stock of HCRC, other than those held by HEP, will be converted into the right to receive 1.5918 shares of Newco common stock;

     - HEPGP will receive 1,312,411 shares of Newco, as a result of its relinquishment of its rights to certain fees and participation in drilling and acquisitions and its contribution of assets and the general partner interest in HEP to Newco.

     We have been engaged by the Special Committee of the Board of Directors of Hallwood G.P. ("Special Committee") to act as financial advisor in connection with the Consolidation. The Special Committee instructed Kirkpatrick, in its role as financial advisor, to evaluate the fairness, from a financial perspective, to HEPs Class A Unitholders, other than HCRC and HWG, of the percentage of Newco common stock to be received by such Unitholders in the Consolidation (the "HEP Exchange Percentage") in relation to the percentage of Newco common stock to be received by common stockholders of HCRC, other than HEP and by HWG in the Consolidation, and, in such regard, to conduct such investigations as Kirkpatrick deemed appropriate for such purposes. Additionally, the Special Committee instructed Kirkpatrick, in its role as financial advisor, to evaluate the fairness from a financial perspective, to HEP's Class C Unitholders, other than HCRC and HWG, regarding the exchange of the Class C Units of HEP for the Series A Cumulative Preferred Stock of Newco. We have not been requested to opine as to, and our opinion does not in any manner address, HEP's underlying business decision to proceed with or effect the Consolidation. The financial terms were based on negotiations among HEP, HCRC, and HEPGP and we did not participate nor did we advise and were not asked to advise in the negotiations.

     For purposes of the opinion set forth herein, we have:

     - Reviewed the 1996 and 1997 Annual Reports and Forms 10-K, the Forms 1O-Q for each of the three quarters ended September 30, 1998, and related financial information for HEP and HCRC and the related unaudited financial information for HEP, HCRC, and HEPGP;

     - Reviewed certain historical reserve reports ("Reserve Reports") as of July 1, 1998 and certain projected reserve reports as of July 1, 1998 for HEP, HCRC, and HEPGP prepared by management of HEP, HCRC, and HEPGP and reviewed by Williamson Petroleum Consultants, Inc., independent petroleum engineers, as well as, oil and gas reserve reports, as a result of the Arcadia acquisition, for HEP, HCRC, and HEPGP as prepared by management of HEP, HCRC, and HEPGP as of September 17, 1998;

     - Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, and prospects of HEP, HCRC, and HEPGP prepared and furnished to us by the management of HEP, HCRC, and HEPGP;

     - Conducted discussions with members of senior management of HEP, HCRC, and HEPGP concerning the past and current operations and financial condition and the prospects before and after giving effect to the Consolidation;

     - Reviewed the market prices and valuation multiples for HEP, HCRC, and HEPGP and compared them with those of certain publicly traded companies that we deemed relevant;

     - Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that we deemed to be relevant;

     - Conducted discussions with representatives of Deloitte & Touche LLP, the independent certified public accountants for HEP, HCRC, and HEPGP;

     - Reviewed the reported prices and trading activity for the Class A and Class C Units of HEP, and the common stock of HCRC;

     - Reviewed the results of operations of HEP, HCRC, and HEPGP and compared them with those of certain companies that we deemed relevant;

     - Reviewed a draft of the Agreement and a draft of the Schedule 14-A and related proxy statement dated December 11, 1998; and

     - Reviewed such other financial studies and analyses and took into account such other matters as we deemed appropriate.

     The Special Committee selected Kirkpatrick as its financial advisor because Kirkpatrick is a recognized financial advising firm specializing in the oil and gas industry and regularly engages in the valuation of oil and gas businesses and their securities in connection with mergers and acquisitions.

     In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by the management of HEP, HCRC, and HEPGP, or publicly available, and we have not assumed any responsibility for the independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets of HEP, HCRC, or HEPGP or been furnished with any such evaluation or appraisal other than Reserve Reports.

     With respect to financial forecasts, projections and other information relating to the future performance of HEP, HCRC, and HEPGP made available to us and used in our analyses, we have assumed they were prepared in good faith and have a reasonable basis and reflect management's best judgement.

     This opinion is based upon information set forth herein as reviewed by us and circumstances existing as of the date hereof. Market, economic and other events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion after the date hereof.

     We are acting as financial advisor to the Special Committee in connection with the Consolidation and will receive a fee for our services, a portion of which is contingent upon the delivery of a fairness opinion letter. In addition, HEP has agreed to indemnify us for certain liabilities arising out of our engagement.

     It is understood that this opinion is for the use and benefit of the Special Committee. Our opinion does not address the merits of the underlying decision by HEP to engage in the Consolidation, and does not constitute a recommendation to any Unitholder as to how such Unitholder should vote on the Consolidation.

     We are not expressing any opinion herein as to the prices at which Newco Common Stock or Series A Cumulative Preferred Stock of Newco will trade following the consummation of the Consolidation. We are not opining, and were not requested by you to opine, as to the fairness of any aspect of the transaction other than the financial terms of the Agreement as they relate to the Class A and Class C Units of HEP. We have assumed that the Agreement and all other aspects of the proposed transaction will be, in all respects, in compliance with all laws and regulations that are applicable to HEP, HCRC, HEPGP, and Newco.

     On the basis of, and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that on the date hereof, the consideration to be received by HEP's Class A and Class C Unitholders in the Consolidation is fair from a financial point of view to the holders of such Units, other than HCRC and HWG.

                                        Very truly yours,
                                        [/s/ KIRKPATRICK ENERGY ASSOCIATES,
                                        INC.]

                                        KIRKPATRICK ENERGY ASSOCIATES, INC.

                                   APPENDIX C

                        OPINION OF DAIN RAUSCHER WESSELS

LOGO

December 15, 1998

The Special Committee of the Board of Directors
Hallwood Consolidated Resources Corporation
3710 Rawlins, Suite 1500
Dallas, TX 75219

Gentlemen:

     You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the public holders of common stock of Hallwood Consolidated Resources Corporation ("HCRC" or the "Company") of the consideration to be received by such holders in the proposed consolidation (the "Consolidation") of Hallwood Energy Partners, L.P. ("HEP"), HCRC and the energy interests of HEPGP Ltd. ("HEPGP") into a newly formed Hallwood Energy Corporation. After the Consolidation, existing public unitholders of HEP will own 56% of the Hallwood Energy Corporation common stock, existing public stockholders of HCRC will own 26% of the Hallwood Energy Corporation common stock and HEPGP will own 18% of the Hallwood Energy Corporation common stock.

     Dain Rauscher Wessels, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Dain Rauscher Wessels (i) has published research materials of, (ii) has acted as a market maker in the equity securities of, and (iii) periodically may have positions in the equity securities of companies in the energy industry. Dain Rauscher Wessels has performed services for affiliates of HCRC, HEP and HEPGP in the past and has been paid customary fees for such services. We have been engaged by the Special Committee of the Board of Directors of the Company to act as financial advisor to the Company in connection with the Consolidation, and we will receive fees for such services, a portion of which is contingent upon the closing of the Consolidation. In addition, the Company has agreed to indemnify us against certain liabilities that may arise from activities related to our engagement.

     In connection with this opinion, we have, among other things, reviewed (i) a draft of the merger agreement relating to the Consolidation; (ii) certain historical financial information for HEP, HCRC and HEPGP; (iii) a draft of the Proxy Statement; (iv) certain limited projected financial information for HCRC, HEP, and HEPGP prepared for financial planning purposes and furnished to us by management; (v) reserve reports as of June 30, 1998 for HCRC, HEP and HEPGP reviewed by Williamson Petroleum Consultants, Inc., independent petroleum engineers; (vi) reserve reports projecting January 1, 1999 reserves for HCRC, HEP and HEPGP prepared by management and (vii) the recent stock trading history of HCRC common stock and the HEP A and C units. We made inquiries of the management of HCRC

--------------------------------------------------------------------------------
Cityplace, Suite 2400          (214) 989-1456         Dain Rauscher Incorporated
2711 North Haskell Avenue                                       Member NYSE/SIPC
Dallas, TX 75204-2936
regarding the past and current business operations, financial condition, and future prospects for HCRC. In addition, we have held discussions with senior management to understand their reasons for completing the Consolidation. We have compared financial information on HCRC, HEP and HEPGP to similar information for certain companies deemed comparable to HCRC and have reviewed stock market information on such companies that have publicly traded securities. We have also reviewed, to the extent publicly available, the financial terms of certain merger and acquisition transactions involving companies with operating businesses deemed similar to that of HCRC. In addition, we calculated a net asset value analysis for HEP, HCRC and HEPGP using September 30, 1998 financial information and management's projections of reserves at January 1, 1999. After determining a valuation range for the entities based on these methodologies, we used an iterative approach to determine the value of each entity to its public shareholders.

     In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy, completeness and fairness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we were retained by the Special Committee of the Board of Directors of the Company, and that the Special Committee has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available, including the projections of financial information and reserves provided to us by management. We have further relied upon the assurances of management that they are not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. With respect to the projected financial statements and reserves for HCRC, HEP and HEPGP, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management as to the future operating and financial performance of the companies. We have relied as to certain legal matters on advice of counsel to the Company.

     We did not make an independent appraisal of the assets or liabilities of HCRC, and we do not express an opinion regarding the liquidation value or solvency of the Company. Furthermore, we do not express any opinion as to the prices at which shares of Hallwood Energy Corporation's common stock may trade following the consummation of the Consolidation. Our opinion as expressed herein is limited to the fairness to the public stockholders of HCRC, from a financial point of view, of the consideration to be received by such holders in the Consolidation and does not address the Company's underlying business decision to undertake the Consolidation. Our opinion is based solely on information available to us on or before the date hereof and reflects general market, economic, financial, monetary and other conditions as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

     It is understood that this letter is solely directed to the Special Committee of the Board of Directors of HCRC in its consideration of the equity allocation to the public shareholders of HCRC to be received in the Consolidation and may not be relied upon by any other person and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This opinion does not constitute a recommendation to the Board of Directors of HCRC with respect to the approval of the Consolidation. Furthermore, this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Consolidation.

--------------------------------------------------------------------------------
Cityplace, Suite 2400          (214) 989-1456         Dain Rauscher Incorporated
2711 North Haskell Avenue                                       Member NYSE/SIPC
Dallas, TX 75204-2936

     Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to the existing public stockholders of HCRC in the Consolidation is fair to such stockholders from a financial point of view.

                                            Very truly yours,
                                            [/s/ DAIN RAUSCHER WESSELS]

                                            Dain Rauscher Wessels,
                                            a division of Dain Rauscher
                                            Incorporated

--------------------------------------------------------------------------------
Cityplace, Suite 2400          (214) 989-1456         Dain Rauscher Incorporated
2711 North Haskell Avenue                                       Member NYSE/SIPC
Dallas, TX 75204-2936

                                   APPENDIX D

                   REPORT OF WILLIAMSON PETROLEUM CONSULTANTS

WILLIAMSON  Petroleum Consultants, Inc.

HOUSTON

MIDLAND

1010 LAMAR STREET

SUITE 100
HOUSTON, TEXAS
77002-6314

713 . 658 . 8278

FAX 713 . 658 . 0218

           September 2, 1998

           Hallwood Petroleum, Inc.
           Stanford Place III, Suite 1700
           4582 South Ulster Street Parkway
           Denver, Colorado 80237

           Attention Mr. Bruce A. Bowman

           Gentlemen:

           Subject: Review of Estimates Prepared by Hallwood Petroleum, Inc. of
                    Oil and Gas Reserves and Associated Future Net Revenues of the Major-Value Properties to the Consolidated Interests of Hallwood Consolidated Resources Corporation Effective July 1, 1998 for Disclosure to the Securities and Exchange Commission Williamson Project 8.8616

           Williamson Petroleum Consultants, Inc. (Williamson) has reviewed the subject reserves and economics projections prepared by Hallwood Petroleum, Inc. (Hallwood) to the consolidated interests of Hallwood Consolidated Resources Corporation (HCRC). The term "consolidated interests" refers to direct property interests held by HCRC as well as reserves owned indirectly through HCRC's ownership in various entities. These entities and the percentage of each attributable to HCRC are as follows.

                ENTITY                                                  PERCENTAGE
                ------                                                  ----------
                Hallwood San Juan.....................................    43.65
                44 Canyon LLC.........................................    50.00
                Sunburst Exploration, Inc.............................    50.00

                This review was authorized by Mr. Bruce A. Bowman of Hallwood. The 203 reviewed major-value properties represent a future net revenue discounted at 10.00 percent per annum (DFNR) of $54,624 thousand which is approximately 89.1 percent of the total DFNR estimated by Hallwood for HCRC. A list of the properties reviewed by Williamson is attached.
                The estimates prepared by Hallwood for the reviewed properties may be used for disclosing reserves and future net revenue to the Securities and Exchange Commission (SEC) in Form 10-K or other SEC filings. Reserves and future net revenues were calculated by Hallwood utilizing average oil and gas prices for all properties and excluding the effect of COPAS overhead costs on operated properties. Filings with the SEC should include disclosure of the exclusion of COPAS overhead costs and the use of 60-month average oil and gas prices.

                Following is a summary of the total reserves and economics projections prepared by Hallwood effective July 1, 1998 for both the reviewed and nonreviewed HCRC properties:

                                                 PROVED        PROVED
                                                DEVELOPED    DEVELOPED       PROVED
                                                PRODUCING   NONPRODUCING   UNDEVELOPED   TOTAL
                                                  (PDP)        (PNP)          (PUD)      PROVED
                                                ---------   ------------   -----------   ------
                Net Reserves to the Evaluated
                  Interests:(1)
                  Oil Condensate, MBBL........    3,442          219            273       3,935
                  Gas, MMCF...................   67,658        2,495          1,304      71,457
                Future Net Revenue, M$:(1)
                  Discounted Per Annum at
                     10.00 Percent............   57,704        2,646            985      61,335

           --------------------------

           Note: Due to the method of rounding within Aries Software utilized by Hallwood, Total Proved may not equal PDP + PNP + PUD.

           (1) Values are totals for reviewed and nonreviewed properties.

                The attached Definitions describe all categories of proved reserves.

                In performing this review, Williamson conducted an evaluation of the methods and procedures utilized by Hallwood in the preparation of the estimates of reserves and associated future net revenue and performed tests and procedures considered necessary to render the opinions set forth herein. Williamson accepted without independent verification the accuracy and completeness of information, data, and assumptions provided by Hallwood including and relating to, but not limited to, oil and gas production, interests, oil and gas prices, and development and operating costs.

                Williamson reviewed production decline curves, pressure performance data, volumetric data, and various other engineering data utilized by Hallwood in its forecast of oil and gas reserves for the 203 major-value properties. Williamson also reviewed the Hallwood-provided capital investments for lease development and lease operating statements for pricing and lease operating expenses for these properties. Ownership interests were accepted as provided. No inspection of the properties was made as this was not considered within the scope of this review. No investigation was made of any environmental liabilities that might apply to the evaluated properties, and no costs are included for any possible related expenses.

                If, in the course of the Williamson examination, something came to our attention that brought into question the validity or sufficiency of any data provided by Hallwood, Williamson did not rely on that data until any questions relating thereto were resolved. All significant differences of opinion relating to the reviewed reserves estimates and forecasts have been resolved.

                Based on our review, it is the opinion of Williamson that the estimates of the reviewed oil and gas reserves and associated future net revenues prepared by Hallwood effective July 1, 1998 are reasonable in the aggregate and were prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers.

                Williamson is an independent consulting firm and does not own any interests in the oil and gas properties covered by this report. No employee, officer, or director of Williamson is an employee, officer, or director of Hallwood or HCRC. Neither the employment of nor the compensation received by Williamson is contingent upon the values assigned to the properties covered by this review.

                It has been a pleasure to serve you by preparing this engineering review. All related data will be retained in our files and are available for your review.

                                        Yours very truly,
                                        /s/ WILLIAMSON PETROLEUM CONSULTANTS

                                        WILLIAMSON PETROLEUM CONSULTANTS, INC.

           JDS/jek
           Attachments

                              LIST OF ATTACHMENTS

DEFINITIONS OF RESERVES

LIST OF PROPERTIES
  (BY LEASE)

WILLIAMSON  Petroleum Consultants, Inc.

DEFINITIONS OF OIL AND GAS RESERVES(1)

  Proved Reserves(2)

     Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under the economic criteria employed and existing operating conditions, i.e., prices and costs as of the date the estimate is made. Prices and costs include consideration of changes provided only by contractual arrangements but not on escalations based upon an estimate of true conditions.

     A. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

          1. that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

          2. the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     B. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     C. Estimates of proved reserves do not include the following:

          1. oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

          2. crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

          3. crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

          4. crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal(3), gilsonite, and other such sources.

  Proved Developed Reserves(4)

     Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

  Proved Undeveloped Reserves

     Provided undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

---------------

(1) For evaluations prepared for disclosure to the Securities and Exchange Commission, see SEC Accounting Rules. Commerce Clearing House, Inc. October 1981, Paragraph 290, Regulation 210. 4-10, P. 329.

(2) Any variation to these definitions will be clearly stated in the report.

(3) According to Staff Accounting Bulletin 85, excluding certain coalbed methane gas.

(4) Williamson Petroleum Consultants, Inc. separates proved developed reserves into proved developed producing and proved developed nonproducing reserves. This is to identify proved developed producing reserves as those to be recovered from actively producing wells; proved developed nonproducing reserves as those to be recovered from wells or intervals within wells, which are completed but shut in waiting on equipment or pipeline connections, or wells where a relatively minor expenditure is required for recompletion to another zone.

WILLIAMSON  Petroleum Consultants, Inc.

HOUSTON

MIDLAND
1010 LAMAR STREET

SUITE 100

HOUSTON, TEXAS

77002-6314

713 . 658 . 8278

FAX 713 . 658 . 0218

           September 2, 1998

           Hallwood Petroleum, Inc.
           Stanford Place III, Suite 1700
           4582 South Ulster Street Parkway
           Denver, Colorado 80237

           Attention Mr. Bruce A. Bowman

           Gentlemen:

           Subject: Review of Estimates Prepared by Hallwood Petroleum, Inc. of
                    Oil and Gas Reserves and Associated Future Net Revenues of Certain Major-Value Properties to the Consolidated Interests of HEPGP, Ltd. Effective July 1, 1998 for Disclosure to the Securities and Exchange Commission Williamson Project 8.8616

                Williamson Petroleum Consultants, Inc. (Williamson) has reviewed the subject reserves and economics projections prepared by Hallwood Petroleum, Inc. (Hallwood) to the consolidated interests of HEPGP, Ltd. (HEPGP). The term "consolidated interests" refers to direct property interests held by HEPGP as well as 2.00 percent of the reserves in 44 Canyon LLC. The reviewed properties did not include the HEPGP indirect interest in Hallwood Energy Partners, L.P. of which HEPGP is the general partner.

                This review was authorized by Mr. Bruce A. Bowman of Hallwood. The 45 reviewed major-value properties represent a future net revenue discounted at 10.00 percent per annum (DFNR) of $1,300 thousand which is approximately 83.0 percent of the total DFNR estimated by Hallwood for HEPGP. A list of the properties reviewed by Williamson is attached.

                The estimates prepared by Hallwood for the reviewed properties may be used for disclosing reserves and future net revenue to the Securities and Exchange Commission (SEC) in Form 10-K or other SEC filings. Reserves and future net revenues were calculated by Hallwood utilizing average oil and gas prices for all properties and excluding the effect of COPAS overhead costs on operated properties. Filings with the SEC should include disclosure of the exclusion of COPAS overhead costs and the use of 60-month average oil and gas prices.

                Following is a summary of the total reserves and economics projections prepared by Hallwood effective July 1, 1998 for both the reviewed and nonreviewed HEPGP properties:

                                                          PROVED        PROVED
                                                         DEVELOPED    DEVELOPED       PROVED
                                                         PRODUCING   NONPRODUCING   UNDEVELOPED   TOTAL
                                                           (PDP)        (PNP)          (PUD)      PROVED
                                                         ---------   ------------   -----------   ------
                Net Reserves to the Evaluated
                  Interests:(1)
                  Oil Condensate, MBBL.................      122           9             4          135
                  Gas, MMCF............................    1,518          66             6        1,589
                Future Net Revenue, M$:(1)
                  Discounted Per Annum at 10.00
                     Percent...........................    1,478          84             4        1,567

           --------------------------

           Note: Due to the method of rounding within Aries Software utilized by Hallwood, Total Proved may not equal PDP + PNP + PUD.

           (1) Values are totals for reviewed and nonreviewed properties.

                The attached Definitions describe all categories of proved reserves.

                In performing this review, Williamson conducted an evaluation of the methods and procedures utilized by Hallwood in the preparation of the estimates of reserves and associated future net revenue and performed tests and procedures considered necessary to render the opinions set forth herein. Williamson accepted without independent verification the accuracy and completeness of information, data, and assumptions provided by Hallwood including and relating to, but not limited to, oil and gas production, interests, oil and gas prices, and development and operating costs.

                Williamson reviewed production decline curves, pressure performance data, volumetric data, and various other engineering data utilized by Hallwood in its forecast of oil and gas reserves for the 45 major-value properties. Williamson also reviewed the Hallwood-provided capital investments for lease development and lease operating statements for pricing and lease operating expenses for these properties. Ownership interests were accepted as provided. No inspection of the properties was made as this was not considered within the scope of this review. No investigation was made of any environmental liabilities that might apply to the evaluated properties, and no costs are included for any possible related expenses.

                If, in the course of the Williamson examination, something came to our attention that brought into question the validity or sufficiency of any data provided by Hallwood, Williamson did not rely on that data until any questions relating thereto were resolved. All significant differences of opinion relating to the reviewed reserves estimates and forecasts have been resolved.

                Based on our review, it is the opinion of Williamson that the estimates of the reviewed oil and gas reserves and associated future net revenues prepared by Hallwood effective July 1, 1998 are reasonable in the aggregate and were prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers.

                Williamson is an independent consulting firm and does not own any interests in the oil and gas properties covered by this report. No employee, officer, or director of Williamson is an employee, officer, or director of Hallwood or HEPGP. Neither the employment of nor the compensation received by Williamson is contingent upon the values assigned to the properties covered by this review.

                It has been a pleasure to serve you by preparing this engineering review. All related data will be retained in our files and are available for your review.

                                        Yours very truly,
                                        /s/ WILLIAMSON PETROLEUM CONSULTANTS,
                                        INC.

                                        WILLIAMSON PETROLEUM CONSULTANTS, INC.

           JDS/jek
           Attachments

                              LIST OF ATTACHMENTS

DEFINITIONS OF RESERVES

LIST OF PROPERTIES
  (BY LEASE)

WILLIAMSON  Petroleum Consultants, Inc.

DEFINITIONS OF OIL AND GAS RESERVES(1)

 Proved Reserves(2)

     Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under the economic criteria employed and existing operating conditions, i.e., prices and costs as of the date the estimate is made. Prices and costs include consideration of changes provided only by contractual arrangements but not on escalations based upon an estimate of true conditions.

     A. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

          1. that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

          2. the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     B. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     C. Estimates of proved reserves do not include the following:

          1. oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

          2. crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

          3. crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

          4. crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal(3), gilsonite, and other such sources.

 Proved Developed Reserves(4)

     Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

  Proved Undeveloped Reserves

     Provided undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

---------------

(1) For evaluations prepared for disclosure to the Securities and Exchange Commission, see SEC Accounting Rules. Commerce Clearing House, Inc. October 1981, Paragraph 290, Regulation 210. 4-10, P. 329.

(2) Any variation to these definitions will be clearly stated in the report.

(3) According to Staff Accounting Bulletin 85, excluding certain coalbed methane gas.

(4) Williamson Petroleum Consultants, Inc. separates proved developed reserves into proved developed producing and proved developed nonproducing reserves. This is to identify proved developed producing reserves as those to be recovered from actively producing wells; proved developed nonproducing reserves as those to be recovered from wells or intervals within wells, which are completed but shut in waiting on equipment or pipeline connections, or wells where a relatively minor expenditure is required for recompletion to another zone.

WILLIAMSON  Petroleum Consultants, Inc.

HOUSTON

MIDLAND

1010 LAMAR STREET

SUITE 100

HOUSTON, TEXAS

77002-6314
713 . 658 . 8278

FAX 713 . 658 . 0218

           September 2, 1998

           Hallwood Petroleum, Inc.
           Stanford Place III, Suite 1700
           4582 South Ulster Street Parkway
           Denver, Colorado 80237

           Attention Mr. Bruce A. Bowman

           Gentlemen:

           Subject: Review of Estimates Prepared by Hallwood Petroleum, Inc. of
                    Oil and Gas Reserves and Associated Future Net Revenues of the Major-Value Properties to the Consolidated Interests of Hallwood Energy Partners, L.P. Effective July 1, 1998 for Disclosure to the Securities and Exchange Commission Williamson Project 8.8616

                Williamson Petroleum Consultants, Inc. (Williamson) has reviewed the subject reserves and economics projections prepared by Hallwood Petroleum, Inc. (Hallwood) to the consolidated interests of Hallwood Energy Partners, L.P. (HEP). The term "consolidated interests" refers to direct property interests held by HCRC as well as reserves owned indirectly through HEP's ownership in various entities. These entities and the percentage of each attributable to HEP are as follows.

                ENTITY                                                        PERCENTAGE
                ------                                                        ----------
                Hallwood San Juan...........................................    53.35
                44 Canyon LLC...............................................    48.00
                May Limited Partnership 1983-1..............................    65.90
                May Limited Partnership 1983-2..............................    68.56
                May Limited Partnership 1983-3..............................    64.41
                May Limited Partnership 1984-1..............................    59.62
                May Limited Partnership 1984-2..............................    54.71
                May Limited Partnership 1984-3..............................    58.88
                Sunburst Exploration, Inc...................................    50.00

                This review was authorized by Mr. Bruce A. Bowman of Hallwood. The 232 reviewed major-value properties represent a future net revenue discounted at 10.00 percent per annum (DFNR) of $89,254 thousand which is approximately 90.1 percent of the total DFNR estimated by Hallwood for HEP. A list of the properties reviewed by Williamson is attached.
                The estimates prepared by Hallwood for the reviewed properties may be used for disclosing reserves and future net revenue to the Securities and Exchange Commission (SEC) in Form 10-K or other SEC filings. Reserves and future net revenues were calculated by Hallwood utilizing average oil and gas prices for all properties and excluding the effect of COPAS overhead costs on operated properties. Filings with the SEC should include disclosure of the exclusion of COPAS overhead costs and the use of 60-month average oil and gas prices.

                Following is a summary of the total reserves and economics projections prepared by Hallwood effective July 1, 1998 for both the reviewed and nonreviewed HEP properties:

                                                 PROVED        PROVED
                                                DEVELOPED    DEVELOPED       PROVED
                                                PRODUCING   NONPRODUCING   UNDEVELOPED   TOTAL
                                                  (PDP)        (PNP)          (PUD)      PROVED
                                                ---------   ------------   -----------   ------
                Net Reserves to the Evaluated
                  Interests:(1)
                  Oil Condensate, MBBL........    4,481          244            497       5,221
                  Gas, MMCF...................   93,012        3,169          2,844      99,024
                Future Net Revenue, M$:(1)
                  Discounted Per Annum at
                     10.00 Percent............   94,754        2,706          1,588      99,048

           --------------------------

           Note: Due to the method of rounding within Aries Software utilized by Hallwood, Total Proved may not equal PDP + PNP + PUD.

           (1) Values are totals for reviewed and nonreviewed properties.

                The attached Definitions describe all categories of proved reserves.

                In performing this review, Williamson conducted an evaluation of the methods and procedures utilized by Hallwood in the preparation of the estimates of reserves and associated future net revenue and performed tests and procedures considered necessary to render the opinions set forth herein. Williamson accepted without independent verification the accuracy and completeness of information, data, and assumptions provided by Hallwood including and relating to, but not limited to, oil and gas production, interests, oil and gas prices, and development and operating costs.

                Williamson reviewed production decline curves, pressure performance data, volumetric data, and various other engineering data utilized by Hallwood in its forecast of oil and gas reserves for the 232 major-value properties. Williamson also reviewed the Hallwood-provided capital investments for lease development and lease operating statements for pricing and lease operating expenses for these properties. Ownership interests were accepted as provided. No inspection of the properties was made as this was not considered within the scope of this review. No investigation was made of any environmental liabilities that might apply to the evaluated properties, and no costs are included for any possible related expenses.

                If, in the course of the Williamson examination, something came to our attention that brought into question the validity or sufficiency of any data provided by Hallwood, Williamson did not rely on that data until any questions relating, thereto were resolved. All significant differences of opinion relating to the reviewed reserves estimates and forecasts have been resolved.

                Based on our review, it is the opinion of Williamson that the estimates of the reviewed oil and gas reserves and associated future net revenues prepared by Hallwood effective July 1, 1998 are reasonable in the aggregate and were prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers.

                Williamson is an independent consulting firm and does not own any interests in the oil and gas properties covered by this report. No employee, officer, or director of Williamson is an employee, officer, or director of Hallwood or HEP. Neither the employment of nor the compensation received by Williamson is contingent upon the values assigned to the properties covered by this review.

                It has been a pleasure to serve you by preparing this engineering review. All related data will be retained in our files and are available for your review.

                                        Yours very truly,
                                        /s/ WILLIAMSON PETROLEUM CONSULTANTS,
                                        INC.

                                        WILLIAMSON PETROLEUM CONSULTANTS, INC.

           JDS/jek
           Attachments

                              LIST OF ATTACHMENTS

DEFINITIONS OF RESERVES

LIST OF PROPERTIES
  (BY LEASE)

WILLIAMSON  Petroleum Consultants, Inc.

DEFINITIONS OF OIL AND GAS RESERVES(1)

  Proved Reserves(2)

     Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under the economic criteria employed and existing operating conditions, i.e., prices and costs as of the date the estimate is made. Prices and costs include consideration of changes provided only by contractual arrangements but not on escalations based upon an estimate of true conditions.

     A. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

          1. that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

          2. the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     B. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     C. Estimates of proved reserves do not include the following:

          1. oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

          2. crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

          3. crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

          4. crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal(3), gilsonite, and other such sources.

  Proved Developed Reserves(4)

     Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

  Proved Undeveloped Reserves

     Provided undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

---------------

(1) For evaluations prepared for disclosure to the Securities and Exchange Commission, see SEC Accounting Rules. Commerce Clearing House, Inc. October 1981, Paragraph 290, Regulation 210. 4-10, P. 329.

(2) Any variation to these definitions will be clearly stated in the report.

(3) According to Staff Accounting Bulletin 85, excluding certain coalbed methane gas.

(4) Williamson Petroleum Consultants, Inc. separates proved developed reserves into proved developed producing and proved developed nonproducing reserves. This is to identify proved developed producing reserves as those to be recovered from actively producing wells; proved developed nonproducing reserves as those to be recovered from wells or intervals within wells, which are completed but shut in waiting on equipment or pipeline connections, or wells where a relatively minor expenditure is required for recompletion to another zone.

                                   APPENDIX E

               THIRD AMENDMENT TO THE THIRD AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                         HALLWOOD ENERGY PARTNERS, L.P.

               THIRD AMENDMENT TO THE THIRD AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                         HALLWOOD ENERGY PARTNERS, L.P.

     This Amendment (this "Amendment") to the Third Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of Hallwood Energy Partners, L.P. (the "Partnership"), is executed by HEPGP Ltd., a Colorado limited partnership, as general partner of the Partnership (the "General Partner"), and as agent and attorney-in-fact for the Limited Partners on the books and records of the Partnership, pursuant to the powers of attorney executed by such Limited Partners according to Article XII of the Partnership Agreement.

     WHEREAS, the Board of Directors of the general partner of the General Partner deems it to be in the best interests of the Partnership to amend the Partnership Agreement to allow for the merger (the "Merger") of the Partnership with HEC Acquisition Partnership, L.P., a Delaware limited partnership ("HEC Acquisition Partnership"), and wholly-owned subsidiary of Hallwood Energy Corporation, a Delaware corporation ("HEC"), with the Partnership as the surviving partnership and becoming a subsidiary of HEC and with HEC Acquisition Corp., a Delaware corporation ("HEC Acquisition Corp."), becoming the new general partner of the Partnership pursuant to an Merger and Asset Contribution Agreement (the "Agreement") by and among the Partnership, HEC, HEC Acquisition Partnership, HEC Acquisition Corp., HCRC Acquisition Corp., Hallwood Consolidated Resources Corporation, and HEPGP Ltd.; and

     WHEREAS, in order to effectuate the Merger, it is necessary to amend the Partnership Agreement to permit the Partnership to enter into the Agreement and to consummate the Merger.

     NOW, THEREFORE, in consideration of the foregoing, the Partnership Agreement is amended as follows:

     A new Article XXI is hereby added in its entirety as follows:

                                  "ARTICLE XXI

                                    MERGERS

     21.1 Authority. The Partnership may merge or consolidate with one or more limited partnerships formed under the laws of the State of Delaware or another state of the United States of America pursuant to a written agreement of merger or consolidation (a "Merger Agreement") in accordance with this Article.

     21.2 Procedure for Merger or Consolidation. The merger or consolidation of the Partnership pursuant to this Article requires the prior written consent of the General Partner. If the General Partner determines, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (a) The names and states of domicile of the limited partnerships or corporations proposing to merge or consolidate;

          (b) The names and states of domicile of the limited partnerships into which they propose to merge or consolidate (the "Surviving Limited Partnership");

          (c) The terms and conditions of the proposed merger or consolidation;

          (d) The manner and basis of exchanging or converting the general and limited partnership interests of each merging limited partnership for, or into, cash, property, or general or limited partnership interests, rights, securities or obligations of the Surviving Limited Partnership; and (i) if any general or limited partnership interests of either merging limited partnership are not to be exchanged or converted solely for, or into, cash, property, or general or limited partnership interests, rights, securities or obligations of the Surviving Limited Partnership, the cash, property, or general or limited partnership interests, rights, securities or obligations of any limited partnership (other than the Surviving Limited Partnership), corporation, trust or other entity that the holders of such general or limited partnership interests are to receive in exchange for, or upon conversion of, their general or limited partnership interests, and (ii) in the case of general or limited partnership interests represented by certificates, upon the surrender of such certificates, whether cash, property, or general or limited partnership interests, rights, securities or obligations of the Surviving Limited Partnership or any limited partnership (other than the Surviving Limited Partnership), corporation, trust or other entity, or evidences thereof, are to be delivered;

          (e) A statement of any changes in the certificate of limited partnership of the Surviving Limited Partnership to be effected by such merger or consolidation;

          (f) The effective time of the merger, which may be the date of the filing of the certificate of the merger pursuant to Section 21.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, it shall be established no later than the time of the filing of the certificate of merger and stated therein); and

          (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or desirable.

     21.3  Approval by Limited Partners of Merger or Consolidation.

          (a) The General Partner of the Partnership, upon approval of the Merger Agreement by the General Partner, shall direct that the Merger Agreement be submitted to a vote of Limited Partners either at a meeting or by written consent, in either case in accordance with the requirements of
     Article XVI. A copy of a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

          (b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least a majority of the Partnership Interests, unless the Merger Agreement contains any provision which, if contained in an amendment to the Merger Agreement, would require the vote or consent of a greater percentage of the Partnership Interests, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

          (c) After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 21.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

     21.4 Certificate of Merger. Upon the required approval by the General Partner and the Limited Partners of the Merger Agreement, a certificate shall be executed and filed with the Secretary of State in conformity with the requirements of the Delaware Act.

     21.5  Effect of Merger.

          (a) Upon the effective date of the certificate of merger:

             (i) all of the rights, privileges, and powers of each partnership that has merged or consolidated, all property, real, personal and mixed, all debts due to any of those partnerships, and all other things and causes of action belonging to each of those partnerships are vested in the Surviving Partnership and after the merger or consolidation are the property of the Surviving Partnership to the extent they were of such constituent partnership;

             (ii) the title to any real property vested by deed or otherwise in any of those partnerships does not revert and is not in any way impaired because of the merger or consolidation:

             (iii) all rights of creditors and all liens on or security interests in property of any of those partnerships is preserved unimpaired; and

             (iv) all debts, liabilities and duties of those partnerships attach to the Surviving Limited Partnership, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

          (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred."

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

                                            GENERAL PARTNER:

                                            HEPGP LTD.

                                            By: Hallwood G.P., Inc.,
                                                its general partner

                                            By:
                                            ------------------------------------
                                            Name:
                                            ------------------------------------
                                            Title:
                                            ------------------------------------

                                            LIMITED PARTNERS

                                            By: HEPGP Ltd.
                                                as Attorney-in-Fact for each of
                                                the
                                                Limited Partners

                                                By:
                                              ----------------------------------
                                                Name:
                                              ----------------------------------
                                                Title:
                                              ----------------------------------

                                   APPENDIX F

                        1999 LONG TERM INCENTIVE PLAN OF
                          HALLWOOD ENERGY CORPORATION

                         1999 LONG-TERM INCENTIVE PLAN
                                       OF
                          HALLWOOD ENERGY CORPORATION

                                   ARTICLE I

                                    GENERAL

     SECTION 1.1. Purpose of the Plan. The 1999 Long-Term Incentive Plan of Hallwood Energy Corporation is intended to advance the best interests of the Company, its Subsidiaries and its stockholders in order to attract, retain and motivate directors, officers, key employees and consultants by providing them with additional incentives through (i) the grant of Options (including Reload Options) to purchase shares of Common Stock or shares of Preferred Stock (which Options may be Incentive Stock Options or Non-Qualified Stock Options; (ii) the grant of Stock Appreciation Rights; (iii) the award of shares of Restricted Stock; and (iv) Performance Awards.

     SECTION 1.2. Definitions. For purposes of this Plan, the following definitions shall apply:

          (a) Award. "Award" means a grant under this Plan in the form of Options (whether for Common Stock or Preferred Stock), Performance Awards, Restricted Stock or Stock Appreciation Rights..

          (b) Board. "Board" means the Board of Directors of the Company.

          (c) Cause. "Cause" shall mean:

             (i) the willful and continued failure by the Participant to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from the Participant's Disability), within a reasonable period of time after a written demand for substantial performance is delivered to the Participant by the board of directors of the Participant's employer, which demand specifically identifies the manner in which the board of directors of the Participant's employer believes that the Participant has not substantially performed his duties;

             (ii) the failure by the Participant to materially conform to the Company's policies and procedures, within a reasonable period of time after a written demand for substantial performance is delivered to the Participant by the board of directors of the Participant's employer, which demand specifically identifies the manner in which the board of directors of the Participant's employer believes that the Participant has failed to materially conform to the Company's policies and procedures;

             (iii) the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or

             (iv) the engaging by the Participant in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the board of directors of the Participant's employer, the Participant's credibility and reputation no longer conform to the standard of the employer's employees.

     For purposes of the Plan, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company.

          (d) Change of Control. For purposes of the Plan "Change in Control" shall mean any of the following events:

             (1) the acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the

        Company's then outstanding voting securities (the "Voting Securities"), provided, however, that for purposes of this Section 1.2(d), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

             (2) the individuals who, as of             , 1999, are members of
        the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

             (3) approval by stockholders of the Company of (a) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation or
        (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

             (4) acceptance of stockholders of the Company of shares in a share exchange if the stockholders of the Company, immediately before such share exchange, do not own, directly or indirectly immediately following such share exchange, more than eighty percent (80%) of the combined voting power of the outstanding voting securities of the Company resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five (25%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

          (e) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (f) Committee. "Committee" means a committee of at least three members of the Board who, at the time of service on the Committee hereunder, are, and at all times within one year prior thereto, shall not have been employees of the Company or any of its subsidiaries and shall not have been eligible for selection as persons to whom Awards may be made or to whom Options may be granted pursuant to the Plan, or any other plan of the Company. All members of the Committee shall be "Outside Directors," as defined or interpreted for purposes of Section 162(m) of the Code.

          (g) Common Stock. "Common Stock" means the common stock, par value $0.01 per share, of the Company.

          (h) Company. "Company" means Hallwood Energy Corporation and its successors and assigns.

          (i) Date of Termination. The Participant's "Date of Termination" shall be the first day occurring on or after the date on which a Participant is granted an award on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the employer.

          (j) Disability. "Disability" shall mean, except as otherwise determined by the Committee, a condition that renders the Participant unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

          (k) Eligible Participant. An "Eligible Participant" means those persons who are directors, officers or key employees of, or consultants to the Company or its Subsidiaries.

          (l) Expiration Date. The "Expiration Date" with respect to an Option means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that the Expiration Date with respect to any Award shall not be later than the earliest to occur of:

             (i) the ten-year anniversary of the date on which the Award is granted retirement; provided, however, that the expiration date of an Option granted to any person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of the Company's stock shall be the fifth anniversary of the date on which the Award is granted.

             (ii) if the Participant's Date of Termination occurs by reason of death, Retirement or Disability, the one-year anniversary of such Date of Termination;

             (iii) if the Participant's Date of Termination occurs for reasons other than Retirement, death or Disability, 90 days after such Date of Termination.

     Notwithstanding the foregoing provisions of this Section 1.2(l), if the Participant dies while the Award is otherwise exercisable, the Expiration Date may be later than the dates set forth above, provided that it is not later than the first anniversary of the date of death.

          (m) Fair Market Value. "Fair Market Value" of a share of Common Stock or a share of Preferred Stock on any date of reference shall mean the closing price on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For purposes of this Plan, the "Closing Price" of the Common Stock or Preferred Stock on any business day shall be: (i) if the Common Stock or Preferred Stock is listed or admitted for trading on any United States national securities exchange or included in the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the last reported sale price of Common Stock or Preferred Stock on such exchange or system, as reported in any newspaper of general circulation; (ii) if the Common Stock or the Preferred Stock is quoted on NASDAQ, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock or Preferred Stock on such system; (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for Common Stock or Preferred Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock or Preferred Stock on at least five of the ten preceding days; or, (iv) in lieu of the above, if actual transactions in the Common Stock or Preferred Stock are reported on a consolidated transaction reporting system, the last sale price of the Common Stock or Preferred Stock for such day and on such system.

          (n) Incentive Stock Options. "Incentive Stock Option" shall mean any Option designated as such and granted in accordance with the requirements of Section 422 of the Code.

          (o) Non-Employee Director. "Non-Employee Director" means a member of the Board who is not otherwise an employee of the Company or any Subsidiary.

          (p) Non-Qualified Stock Option. A "Non-Qualified Stock Option" means an Option granted under the other than an Incentive Stock Option.

          (q) Original Option. An "Original Option" is an Option with respect to which a Reload Option is granted pursuant to Section 2.1(y).

          (r) Participant. A "Participant" means any Eligible Participant that is granted an Award under the Plan.

          (s) Performance Award. A "Performance Award" means an Award granted pursuant to Article IV.

          (t) Performance Measures. "Performance Measures" means the objectives established by the Committee pursuant to Section 4.1(b).

          (u) Performance Period. "Performance Period" means the period over which the performance of a holder of a Performance Award is measured.

          (v) Plan. "Plan" means the 1999 Long-Term Incentive Plan of Hallwood Energy Corporation.

          (w) Preferred Stock. "Preferred Stock" means the Series A Preferred Stock, par value $0.01 per share of the Company.

          (x) Reload Option. "Reload Option" means a Reload Option granted pursuant to Section 2.1(g).

          (y) Restricted Stock Award. "Restricted Stock Award" means an Award of stock of the Company that is granted pursuant to Article III that is subject to the restrictions imposed by Article III.

          (z) Retirement. "Retirement" shall mean the termination of the Participant's employment by the Company or a Subsidiary after completing at least five years of service and attaining age 65.

          (aa) Stock Appreciation Right. A "Stock Appreciation Right" means a Stock Appreciation Right granted pursuant to Section 2.2 hereof.

          (bb) Subsidiary. A "Subsidiary" of the Company means any corporation, partnership or other entity affiliated with the Company.

          (cc) Withholding Tax. "Withholding Tax" means any Federal, state or local withholding tax liability.

     SECTION 1.3. Administration of the Plan.

          (a) The Plan shall be administered by the Board or the Committee. The Committee shall have authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, to establish performance criteria in respect of Awards under the Plan, to certify that Plan requirements have been met for any Participant in the Plan, to submit such matters as it may deem advisable to the Company's stockholders for their approval, and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. The Committee is expressly authorized to adopt rules and regulations limiting or eliminating its discretion in respect of certain matters as it may deem advisable to comply with or obtain preferential treatment under any applicable tax or other law rule, or regulation. All decisions and acts of the Committee shall be final and binding upon all affected Plan Participants.

          (b) The Committee shall designate the Eligible Participants, if any, to be granted Awards and the type and amount of such Awards and the time when Awards will be granted. All Awards granted under the Plan shall be on the terms and subject to the conditions determined by the Committee consistent with the Plan.

     SECTION 1.4. Eligible Participants. Directors of the Company, key employees, including officers, and consultants to the Company and its Subsidiaries shall be eligible for Awards under the Plan.

     SECTION 1.5. Awards Under the Plan. Awards to Eligible Participants may be in the form of (i) Options (including Reload Options); (ii) Stock Appreciation Rights, which may be issued independent of or in tandem with Options; (iii) shares of Restricted Stock; (iv) Performance Awards; or (v) any combination of the foregoing.

     SECTION 1.6. Shares Subject to the Plan.

          (a) General limitation. The aggregate number of shares of Common Stock that may be issued under the Plan shall be 1,200,000. The aggregate number of shares of Preferred Stock that may be issued under the Plan shall be 180,000. Shares distributed pursuant to the Plan may consist of authorized but unissued shares of treasury stock of the Company, as shall be determined from time to time by the Board. If any Award under the Plan shall expire, terminate or be canceled (including cancellation upon the Participant's holder's exercise of a related Stock Appreciation Right) for any reason without having been exercised in full, or if any Award shall be forfeited to the Company, the unexercised or forfeited Award shall not count against the above limits and shall again become available for grants under the Plan (unless the holder of such Award received dividends or other economic benefits with respect to such Award, which dividends or other economic benefits are not forfeited, in which case the award shall count against the above limits). Shares of Common Stock or Preferred Stock equal in number to the shares surrendered in payment of the option price, and shares of Common Stock or Preferred Stock that are withheld in order to satisfy Federal, state or local tax liability, shall not count against the above limits. Only the number of shares of Common Stock or Preferred Stock actually issued upon exercise of a Stock Appreciation Right shall count against the above limits, and any shares that were estimated to be used for such purposes and were not in fact so used shall again become available for grants under the Plan. Cash exercises of Stock Appreciation Rights and cash settlement of other Awards will not count against the above limits.

          (b) Additional Limitations.

             (i) The aggregate number of shares of Common Stock that may be granted pursuant to an Award of Options or Stock Appreciation Rights that may be awarded to any Eligible Participant shall not exceed 600,000 during any calendar year. The aggregate number of shares of Preferred Stock that may be granted pursuant to an Award of Options, to any Eligible Participant during any calendar year may not exceed 90,000.

             (ii) No more than 600,000 shares of Common Stock or 90,000 shares of Preferred Stock may be subject to Restricted Stock Awards or Performance Awards that are intended to be "performance based compensation" (as that term is used in Section 162(m) of the Code) may be granted.

             (iii) The aggregate amount of cash that may be credited to any one Eligible Participant pursuant to any Performance Award during any one year may not exceed $1,000,000.

             (iv) The number of shares of Common Stock that will be available under the Plan for Options granted in accordance with Section 2.3(i) is 600,000. The number of shares of Preferred Stock that will be available under the Plan for Options granted in accordance with Section 2.3(i) is 90,000.

     SECTION 1.7. Other Compensation Programs. Nothing contained in the Plan shall be construed to preempt or limit the authority of the Board to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Board (i) to grant incentive Awards for proper corporate purposes otherwise than under the Plan to any employee, officer, director or other person or entity or (ii) to grant incentive Awards to, or assume incentive Awards of, any person or entity in connection a Change of Control.

     SECTION 1.8. Award Agreements. Each Award shall be evidenced by an agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or applicable law.

                                   ARTICLE II

                             STOCK OPTIONS AND SARS

     SECTION 2.1. Terms and Conditions of Options. Subject to the following provisions, all Options granted under the Plan to an Eligible Participant shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

          (a) Exercise Price. The exercise price per share shall be determined by the Committee, except that in the case of an Option granted in accordance with Section 2.3(i) the exercise price per share shall not be less than 100 percent of the Fair Market Value, as determined by the Committee of a share of Common Stock or Preferred Stock, as applicable, on the date the Option is granted (110 percent in the case of an Incentive Stock Option granted to a person who owns (within the meaning of Section 422(b)(6) of the Code) ten percent or more of the Company's stock) (other than in the case of substitute or assumed Options to the extent required to qualify such Options for preferential tax treatment.

          (b) Term of Option. The term of an Option shall be determined by the Committee, except that, in the case of an Incentive Stock Option, the term of the Option shall not exceed ten years from the date of grant, and, notwithstanding any other provision of this Plan, no Option shall be exercised after the expiration of its term.

          (c) Exercise of Options. Options shall be exercisable at such time or times and subject to such terms and conditions as the Committee shall specify in the Option agreement. Unless the Option agreement specifies otherwise, the Committee shall have discretion at any time to accelerate such time or times and otherwise waive or amend any conditions in respect of all or any portion of the Options held by any Participant. An Option may be exercised in accordance with its terms as to any or all shares purchasable thereunder.

          (d) Payment for Shares. The Committee may authorize payment for shares as to which an Option is exercised to be made in cash, shares of Common Stock or Preferred Stock, as applicable, a combination thereof, by "cashless exercise" or in such other manner as the Committee in its discretion may provide. The Committee, in its sole discretion and on such terms as it may determine, may loan money to the Participant, guarantee a loan to the Participant, or otherwise assist the Participant to obtain the necessary cash to exercise all, or a portion of, an Award granted hereunder, or to pay any tax liability of the Participant attributable to such exercise.

          (e) Stockholder Rights. The holder of an Option shall, as such, have none of the rights of a stockholder.

          (f) Termination of Employment. The Committee shall have discretion to specify in the Option Agreement, or, with the consent of the Participant, an amendment thereof, provisions with respect to the period, not extending beyond the term of the Option, during which the Option may be exercised following the optionee's termination of employment, provided, however, that Incentive Stock Options that have not previously exercised, must be exercised within three months following the Participant's termination of employment unless employment is terminated because of Disability, in which event the exercise period is extended to one year following termination.

          (g) Reload Options. The Committee shall have the authority to specify, at the time of grant or, with respect to Non-Qualified Stock Options, at or after the time of grant, that the Participant to whom an Option is or was granted under this Plan (which may include a former salaried officer or key employee of the Corporation or any Subsidiary shall be granted a Reload Option in the event such person exercises all or a part of an Original Option by surrendering in accordance with

     Section 2.1(d) of this Plan already owned shares of unrestricted Common Stock in full or partial payment of the exercise price under such Original Option, subject to the availability of shares of stock under this Plan at the time of such exercise. Each Reload Option shall cover a number of shares of stock equal to the number of shares of stock surrendered in payment of the exercise price under such Original Option, shall have an exercise price per share of stock equal to the Fair Market Value of the stock on the date of grant of such Reload Option and shall expire on the stated expiration date of the Original Option. A Reload Option shall be exercisable at any time and from time to time from and after the date of grant of such Reload Option (or, as the Committee in its sole discretion shall determine at or after the time of grant, at such time or times as shall be specified in the Reload Option). Any Reload Option may provide for the grant, when exercised, of subsequent Reload Options to the extent and upon such terms and conditions, consistent with this Section 2.1(g), as the Committee in its sole discretion shall specify at or after the time of grant of such Reload Option. A Reload Option shall contain such other terms and conditions, which may include a restriction on the transferability of the shares of stock received upon exercise of the Original Option representing at least the after-tax profit received upon exercise of the Original Option, as the Committee in its sole discretion shall deem desirable and which may be set forth in rules or guidelines adopted by the Committee or in the Option agreement evidencing the Reload Option.

     SECTION 2.2. Stock Appreciation Rights. An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the right, all or a portion of the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) a specified price that shall not be less than 100% of the Fair Market Value of the shares of Common Stock at the time of grant. Stock Appreciation Rights may be granted in connection with a previously or contemporaneously granted Option, or independent of any Option. If issued in connection with an Option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels the Option with which it is connected. A Stock Appreciation Right may not be exercised at any time when the Fair Market Value of the shares of Common Stock to which it relates does not exceed the exercise price of the Option associated with those shares of Common Stock. A Stock Appreciation Right issued in connection with an Option may be exercised at any time the Option to which it relates is exercisable, but only to the extent the Option to which it relates is then exercisable, and shall be subject to the conditions applicable to such Option.

     SECTION 2.3. Statutory Options. Subject to the limitations on Option terms set forth in Section 2.1(b), the Committee shall have the authority to grant (i) Incentive Stock Options within the meaning of Section 422 of the Code and (ii) Options containing such terms and conditions as shall be required to qualify such Options for preferential tax treatment under the Code as in effect at the time of such grant. Options granted pursuant to this Section 2.3 may contain such other terms and conditions permitted by Article II of this Plan as the Committee, in its discretion, may from time to time determine (including, without limitation, provision for Stock Appreciation Rights), to the extent that such terms and conditions do not cause the Options to lose their preferential tax treatment; provided, however, that the aggregate Fair Market Value (as determined on the date of the grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year shall not exceed $100,000.

     SECTION 2.4. Change of Control. Notwithstanding the exercisability schedule governing any Option or Stock Appreciation Right, unless otherwise provided in the grant relating to a specific Award of an Option or Stock Appreciation Right or other agreement with the Participant, upon the occurrence of a Change of Control, all Options and Stock Appreciation Rights outstanding at the time of such Change of Control and held by participants at the time of such Change of Control shall become immediately exercisable and, unless the Participant agrees otherwise in writing, remain exercisable for three years (but not beyond the term of the Option or Stock Appreciation Right) after the Participant's termination of employment for any reason other than termination by the Company or a Subsidiary for Cause.

                                  ARTICLE III

                                RESTRICTED STOCK

     SECTION 3.1. Terms and Conditions of Restricted Stock Awards. Subject to the following provisions, all Awards of Restricted Stock under the Plan to an Eligible Participant shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

          (a) Restricted Stock Award. The Restricted Stock Award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the Participant receiving the Restricted Stock Award, and the date or dates on which the Restricted Stock will vest. The vesting and number of shares of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or its Subsidiaries or upon the attainment of any of the following specified performance goals as fixed by the Committee: (i) net income before or after extraordinary items, operating income, income before taxes, earnings before depreciation, interest and taxes, cash flow or revenues of (x) the Company on a consolidated basis, (y) one or more Subsidiaries or (z) one or more operating divisions, departments, units or segments of the Company or one or more of its Subsidiaries; (ii) return on equity; (iii) return on capital employed; (iv) return on net assets; (v) increases in the market price of the Common Stock or other securities of the Company before or after dividends; (vi) the performance of the Company's Common Stock or other securities in comparison to other stocks, stock indexes or groups of stocks or other investments; (vii) increases in sales, margins or profit on a Company, Subsidiary, division, department unit, segment, product or product line basis; or (viii) any combination of the above.

          (b) Restrictions on Transfer. Unless otherwise provided in the grant relating to the Restricted Stock Award, stock certificates representing the Restricted Stock granted to a Participant shall be registered in the Participant's name or at the option of the Committee not issued until such time as the Restricted Stock shall become vested or otherwise determined by the Committee. If certificates are issued prior to the shares of Restricted Stock becoming vested, such certificates shall either be held by the Company on behalf of the Participant, or delivered to the Participant bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested, as determined by the Committee. The Committee shall determine whether the Participant shall have the right to vote and/or receive dividends on the Restricted Stock before it has vested. Except as may otherwise be expressly permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, or pledged by the Participant until such share has vested in accordance with the terms of the Restricted Stock Award. Unless the grant of a Restricted Stock Award specifies otherwise, in the event of a Participant's termination of employment before all the Participant's Restricted Stock has vested, or in the event other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the Award, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the employee shall be returned to the Participant. At the time Restricted Stock vests (and, if the Participant has been issued legend certificates of Restricted Stock, upon the return of such certificates to the Company), a certificate for such vested shares shall be delivered to the Participant (or the beneficiary designated by the Participant in the event of death), free of all restrictions.

          (c) Accelerated Vesting. Notwithstanding the vesting conditions set forth in the Restricted Stock Award unless the Restricted Stock Award grant or other agreement with the Participant thereof specifies otherwise (i) the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of a Restricted Stock Award, and (ii) all shares of Restricted Stock shall vest upon a Change of Control of the Company.

                                   ARTICLE IV

                               PERFORMANCE AWARDS

     SECTION 4.1. Terms and Conditions of Performance Awards. The Committee shall be authorized to grant Awards that are intended to be "performance-based compensation" ("Performance Awards"), which are payable in stock, cash or a combination thereof, at the discretion of the Committee.

          (a) Performance Period. The Committee shall establish with respect to each Performance Award a Performance Period over which the performance of the holder of such Performance Award shall be measured. The Performance Period for a Performance Award shall be established at the time such Performance Award is granted and may overlap with performance periods relating to other Performance Awards granted hereunder to the same Participant.

          (b) Performance Objectives. The Committee shall establish a minimum level of acceptable achievement for the Participant at the time of the grant of each Performance Award. Each Performance Award shall be contingent upon future performance and achievement of the Performance Measures fixed by the Committee. Such Performance Measures shall be based on (i) net income before or after extraordinary items, operating income, income before taxes, earnings before depreciation, interest and taxes, cash flow or revenues of (x) the Company on a consolidated basis, (y) one or more Subsidiaries or (z) one or more operating divisions, departments, units or segments of the Company or one or more of its Subsidiaries; (ii) return on equity; (iii) return on capital employed; (iv) return on net assets; (v) increases in the market price of the Common Stock or other securities of the Company before or after dividends; (vi) the performance of the Company's Common Stock or other securities in comparison to other stocks, stock indexes or groups of stocks or other investments; (vii) increases in sales, margins or profit on a Company, Subsidiary, division, department, unit, segment, product or product line basis; or (viii) any combination of the above. For Awards intended to be "performance-based compensation," the grant of the Performance Award and the establishment of the Performance Measures shall be made during the period required under Section 162(m) of the Code.

          (c) Amount, Frequency of Vesting. The Committee shall have the authority to determine at the time of grant of the Performance Award the maximum value of a Performance Award, the frequency of Performance Awards and the date or dates when Performance Awards vest.

          (d) Payment. Following the end of each Performance Period, the holder of each Performance Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Measures for such Performance Period, as determined by the Committee. If at the end of the Performance Period the specified Performance Measures have been attained, the Participant shall be deemed to have fully earned the Performance Award. Unless otherwise provided in the Performance Award, if the Participant exceeds the specified minimum level of acceptable achievement but does not attain such objectives, the Participant shall be deemed to have partly earned the Performance Award, and shall become entitled to receive a portion of the total award, as determined by the Committee. Unless otherwise provided in the Performance Award, if a Performance Award is granted after the start of a Performance Period, the Performance Award shall be reduced to reflect the portion of the Performance Period during which the Performance Award was in effect. Unless the Performance Award specifies otherwise, the Committee may adjust the payment of Performance Awards or the performance objectives if events occur or circumstances arise which would cause a particular payment or set of performance objectives to be inappropriate, as determined by the Committee.

          (e) Termination of Employment. Unless otherwise provided in the agreement relating to the Performance Award or other agreement with the Participant, a Participant that receives a Performance Award who, by reason of death, Disability or Retirement, terminates employment before the end of the applicable Performance Period shall be entitled to receive, to the extent earned, a portion of the Performance Award that is proportional to the portion of the Performance Period during which the Participant was employed. Unless otherwise provided in the grant relating to the Performance Award or other agreement with the Participant, a Participant who receives a

     Performance Award who terminates employment for any other reason shall not be entitled to any part of the Performance Award unless the Committee determines otherwise.

          (f) Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Performance Award, unless the Performance Award specifies otherwise (i) the Committee may in its discretion at any time accelerate vesting of the Performance Award or otherwise waive or amend any conditions (including but not limited to performance objectives) in respect of a Performance Award, and (ii) all Performance Awards shall vest upon a Change of Control of the Company. In addition, unless a Performance Award specifies otherwise, each Participant shall receive the maximum Performance Award such Participant could have earned for the proportionate part of the Performance Period prior to the Change of Control, and shall retain the right to earn any additional portion of his or her Performance Award if such Participant remains in the Company's employ.

          (g) Stockholder Rights. The holder of a Performance Award shall, as such, have none of the rights of a stockholder.

                                   ARTICLE V

                             ADDITIONAL PROVISIONS

     SECTION 5.1. General Restrictions. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock or Preferred Stock subject or related thereto upon any securities exchange or under any state or Federal law; (ii) the consent or approval of any government regulatory body; or (iii) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock or Preferred Stock, is necessary or desirable (in connection with any requirement or interpretation of any Federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Award or the issuance, purchase or delivery of shares of Common Stock or Preferred Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     SECTION 5.2. Adjustments for Changes in Capitalization. In the event of any stock dividends, stock splits, recapitalization, combinations, exchanges of shares, mergers, consolidation, liquidations, split-ups, split-offs, spin-offs or other similar changes in capitalization, or any distribution to stockholders, including a rights offering, other than regular cash dividends, changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Common Stock or Preferred Stock resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Common Stock or Preferred Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Committee shall make appropriate adjustment in the number and kind of shares authorized by the Plan (including shares available for Incentive Stock Options), in the number, price or kind of shares covered by the Awards and in any outstanding Awards under the Plan; provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award.

     In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

     SECTION 5.3. Amendments.

          (a) The Board may at any time and from time to time and in any respect amend or modify the Plan.

          (b) The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding Award may be revoked or altered in a manner unfavorable to the holder without the written consent of the holder.

     SECTION 5.4. Cancellation of Awards. Any Award granted under the Plan may be canceled at any time with the consent of the holder and a new Award may be granted to such holder in lieu thereof, which award may, in the discretion of the Committee, be on more favorable terms and conditions than the canceled Award.

     SECTION 5.5. Beneficiary. A Participant may file with the Company a written designation of beneficiary, on such form as may be prescribed by the Committee, to receive any Options, Stock Appreciation Rights, shares of Restricted Stock, Common Stock, Preferred Stock and Performance Awards that become deliverable to the Participant pursuant to the Plan after the Participant's death. A Participant may, from time to time, amend or revoke a designation of beneficiary. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's beneficiary.

     SECTION 5.6. Withholding. Whenever the Company proposes or is required to issue or transfer shares of Common Stock or Preferred Stock under the Plan, the Company shall have the right to require the holder to pay an amount in cash or to retain or sell without notice, or demand surrender of, shares of Common Stock or Preferred Stock, as applicable, in value sufficient to satisfy any Withholding Tax prior to the delivery of any certificate for such shares (or remainder of shares if Common Stock or Preferred Stock is retained to satisfy such Withholding Tax). Whenever payments under the Plan are to be made in cash, such payments shall be net of an amount sufficient to satisfy any Withholding Tax liability.

     Whenever Common Stock or Preferred Stock is so retained, sold or surrendered to satisfy Withholding Tax, the value of shares of Common Stock or Preferred Stock so retained, sold or surrendered shall be determined by the Committee, and the value of shares of Common Stock or Preferred Stock so sold shall be the net proceeds (after deduction of commissions) received by the Company from such sale, as determined by the Committee.

     SECTION 5.7. Transferability. Except as expressly provided in the Plan or as may be permitted by the Committee, no Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution. Except as expressly provided in the Plan or as may be permitted by the Committee, during the life of the holder, Awards under the Plan shall be exercisable only by such holder or by the guardian or legal representative of such holder.

     SECTION 5.8. Non-uniform Determinations. Determinations by the Committee under the Plan (including, without limitation, determinations of the persons to receive Awards; the form, amount and timing of such Awards; the terms and provisions of such Awards and the agreements evidencing same; and provisions with respect to termination of employment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

     SECTION 5.9. No Guarantee of Employment. The grant of an Award under the Plan shall not constitute an assurance of continued employment for any period or any obligation of the Board of Directors to nominate any director for reelection by the Company's stockholders.

     SECTION 5.10. Deferred Compensation and Trust Agreements. The Committee may authorize and establish deferred compensation agreements and arrangements in connection with Awards under the Plan and may establish trusts and other arrangements, including "rabbi trusts", with respect to such agreements and appoint one or more trustees for such trusts. Shares of Common Stock or Preferred Stock under the Plan may also be acquired by one or more trustees from the Company, in the open market or otherwise.

     SECTION 5.11. Duration and Termination.

          (a) The Plan shall be of unlimited duration. Notwithstanding the foregoing, no incentive stock option (within the meaning of Section 422 of the Code) shall be granted under the Plan ten (10) years after the approval of the Company's stockholders, but Awards granted prior to such date may extend beyond such date, and the terms of this Plan shall continue to apply to all Awards granted hereunder.

          (b) The Board of Directors may suspend, discontinue or terminate the Plan at any time. Such action shall not impair any of the rights of any holder of any Award outstanding on the date of the Plan's suspension, discontinuance or termination without the holder's written consent.

     SECTION 5.12. Effective Date. The Plan shall be effective as of
  ,1999, subject to approval of a majority of the Company's stockholders present and eligible to vote at a meeting of the stockholders of the Corporation at which a quorum is present.

                                                                      APPENDIX G

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

MARK ONE
[X] ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                          COMMISSION FILE NUMBER 1-8921

                                   ----------

                         HALLWOOD ENERGY PARTNERS, L. P.
             (Exact name of registrant as specified in its charter)

                                   ----------

           DELAWARE                                            84-0987088
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification Number)

    4582 SOUTH ULSTER STREET PARKWAY
              SUITE 1700
           DENVER, COLORADO                                       80237
(Address of principal executive offices)                        (Zip Code)

       Registrant's telephone number, including area code: (303) 850-7373

           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                          NAME OF EACH EXCHANGE
            TITLE OF EACH CLASS                            ON WHICH REGISTERED
            -------------------                            -------------------
CLASS A UNITS OF LIMITED PARTNERSHIP INTERESTS           AMERICAN STOCK EXCHANGE
CLASS C UNITS OF LIMITED PARTNERSHIP INTERESTS           AMERICAN STOCK EXCHANGE

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [x] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the Class A and Class C Units held by nonaffiliates of the registrant as of March 24, 1999 was approximately $30,238,000.

Number of Units outstanding as of March 24, 1999

               Class A                                 10,011,852
               Class B                                    143,773
               Class C                                  2,464,063

                                     PART I


ITEM 1 - BUSINESS

Hallwood Energy Partners, L.P. ("HEP" or the "Partnership") is a publicly traded Delaware limited partnership engaged in the development, acquisition and production of oil and gas properties in the continental United States. HEP's objective is to provide its partners with an attractive return through a combination of cash distributions and capital appreciation. To achieve its objective, HEP utilizes operating cash flow, first, to reinvest in operations to maintain its reserve base and production; second, to make stable cash distributions to Unitholders; and third, to grow HEP's reserve base over time. HEP's future growth will be driven by a combination of development of existing projects, exploration for new reserves and select acquisitions. HEPGP Ltd. ("HEPGP") became the general partner of HEP on November 26, 1996 after the former general partner, Hallwood Energy Corporation ("HEC") merged into The Hallwood Group Incorporated ("Hallwood Group""). HEPGP Ltd. is a limited partnership of which Hallwood Group is the limited partner and Hallwood G.P., Inc. ("Hallwood G.P."), a wholly owned subsidiary of Hallwood Group, is the general partner. HEP commenced operations in August 1985 after completing an exchange offer in which HEP acquired oil and gas properties and operations from HEC, 24 oil and gas limited partnerships, of which HEC was the general partner, and certain working interest owners that had participated in wells with HEC and the limited partnerships.

The activities of HEP are conducted by HEP Operating Partners, L.P. ("HEPO") and EDP Operating Ltd. ("EDPO"). HEP is the sole limited partner and HEPGP Ltd. is the sole general partner of HEPO and of EDPO. Solely for purposes of simplicity herein, unless otherwise indicated, all references to HEP in connection with the ownership, exploration, development or production of oil and gas properties include HEPO and EDPO.

HEP does not engage in any other line of business nor does it have any employees. Hallwood Petroleum, Inc. ("HPI"), an affiliated entity, operates the properties and administers the day to day activities of HEP and its affiliates. On March 24, 1999, HPI has 108 employees.

MARKETING

The oil and gas produced from the properties owned by HEP has typically been marketed through normal channels for such products. The Partnership generally sells its oil at local field prices generally paid by the principal purchasers of crude oil in the areas where the majority of producing properties are located. In response to the volatility in the oil markets, HEP has entered into financial contracts for hedging the price of 2% of its estimated oil production for 1999.

All of HEP's natural gas production is sold on the spot market or in short-term contracts and is transported in intrastate and interstate pipelines. HEP has entered into financial contracts for hedging the price of between 30% and 45% of its estimated gas production for 1999 through 2002.

The purpose of the hedges is to provide protection against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of these contracts are recognized as an increase or decrease in oil or gas revenue at the time the hedged volumes are sold.

Both oil and natural gas are purchased by refineries, major oil companies, public utilities, industrial customers and other users and processors of petroleum products. HEP is not confined to, nor dependent upon, any one purchaser or small group of purchasers. Accordingly, the loss of a single purchaser, or a few purchasers, would not materially affect HEP's business because there are numerous other purchasers in the areas in which HEP sells its production. However, for the years ended December 31, 1998, 1997 and 1996, purchases by the following companies exceeded 10% of the total oil and gas revenues of the Partnership:

                                               1998       1997       1996
                                               ----       ----       ----
        Conoco Inc.                             23%        20%        28%
        El Paso Field Services Company          11%        11%
        Marathon Petroleum Company                         16%        11%

Factors, if they were to occur, which might adversely affect HEP include decreases in oil and gas prices, the reduced availability of a market for production, rising operational costs of producing oil and gas, compliance with, and changes in, environmental control statutes and increasing costs of transportation.

COMPETITION

HEP encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of exploratory prospects and proven properties. The Partnership's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. As described above under "Marketing," production is sold on the spot market, thereby reducing sales competition; however, oil and gas must compete with coal, atomic energy, hydro-electric power and other forms of energy.

REGULATION

Production and sale of oil and gas is subject to federal and state governmental regulation in a variety of ways, including environmental regulations, labor laws, interstate sales, excise taxes and federal and Indian lands royalty payments. Failure to comply with these regulations may result in fines, cancellation of licenses to do business and cancellation of federal, state or Indian leases.

The production of oil and gas is subject to regulation by the state regulatory agencies in the states in which HEP does business. These agencies make and enforce regulations to prevent waste of oil and gas and to protect the rights of owners to produce oil and gas from a common reservoir. The regulatory agencies regulate the amount of oil and gas produced by assigning allowable production rates to wells capable of producing oil and gas.

ENVIRONMENTAL CONSIDERATIONS

The exploration for, and development of, oil and gas involves the extraction, production and transportation of materials which, under certain conditions, can be hazardous or can cause environmental pollution problems. In light of the current interest in environmental matters, the general partner cannot predict what effect possible future public or private action may have on the business of HEP. The general partner is continually taking actions it believes are necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of December 31, 1998, HEP has not been fined or cited for any environmental violations which would have a material adverse effect upon capital expenditures, earnings, cash flows or the competitive position of HEP in the oil and gas industry.

INSURANCE COVERAGE

HEP is subject to all the risks inherent in the exploration for, and development of, oil and gas, including blowouts, fires and other casualties. HEP maintains insurance coverage as is customary for entities of a similar size engaged in operations similar to that of HEP, but losses can occur from uninsurable risks or in amounts in excess of existing insurance coverage. The occurrence of an event which is not insured or not fully insured could have an adverse impact upon HEP's earnings, cash flows and financial position.

ISSUES RELATED TO THE YEAR 2000

General. The following Year 2000 statements constitute a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998. The Year 2000 problem has arisen because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize and process date-sensitive information beyond 1999. In general, there are two areas where Year 2000 problems may exist for the Partnership: information technology such as computers, programs and related systems ("IT") and non-information technology systems such as embedded technology on a silicon chip ("Non IT").

The Plan. The Partnership's Year 2000 Plan (the "Plan") has four phases: (i) assessment, (ii) inventory, (iii) remediation, testing and implementation and
(iv) contingency plans. Approximately twelve months ago, the Partnership began its phase one assessment of its particular exposure to problems that might arise as a result of the new millennium. The assessment and inventory phases have been substantially completed and have identified the Partnership's IT systems that must be updated or replaced in order to be Year 2000 compliant. In particular, the software used by the Partnership for reservoir engineering must be updated or replaced. Remediation, testing and implementation are scheduled to be completed by June 30, 1999, and the contingency plans phase of the Plan is scheduled to be completed by September 30, 1999.

However, the effects of the Year 2000 problem on IT systems are exacerbated because of the interdependence of computer systems in the United States. The Partnership's assessment of the readiness of third parties whose IT systems might have an impact on the Partnership's business has thus far not indicated any material problems; responses have been received to approximately 50% of the 172 inquiries made.

With regard to the Partnership's Non IT systems, the Partnership believes that most of these systems can be brought into compliance on schedule. The Partnership's assessment of third party readiness is not yet completed. Because Non IT systems are embedded chips, it is difficult to determine with complete accuracy where all such systems are located. As part of its Plan, the Partnership is making formal and informal inquiries of its vendors, customers and transporters in an effort to determine the third party systems that might have embedded technology requiring remediation.

Estimated Costs. Although it is difficult to estimate the total costs of implementing the Plan through January 1, 2000 and beyond, the Partnership's preliminary estimate is that such costs will not be material. To date, the Partnership has determined that its IT systems are either compliant or can be made compliant for less than $150,000. However, although management believes that its estimates are reasonable, there can be no assurance, for the reasons stated in the next paragraph, that the actual cost of implementing the Plan will not differ materially from the estimated costs.

Potential Risks. The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. This risk exists both as to the Partnership's IT and Non IT systems, as well as to the systems of third parties. Such failures could materially and adversely affect the Partnership's results of operations, cash flow and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third party suppliers, vendors and transporters, the Partnership is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Partnership's results of operations, cash flow or financial condition. Although the Partnership is not currently able to determine the consequences of Year 2000 failures, its current assessment is that its area of greatest potential risk in its third party relationships is in connection with the transporting and marketing of the oil and gas produced by the Partnership. The Partnership is contacting the various purchasers and pipelines with which it regularly does business to determine their state of readiness for the Year 2000. Although in general the purchasers and pipelines will not guaranty their state of readiness, the responses received to date have indicated no material problems. The Partnership believes that in a worst case scenario, the failure of its purchasers and transporters to conduct business in a normal fashion could have a material adverse effect on cash flow for a period of six to nine months. The Partnership's Year 2000 Plan is expected to significantly reduce the Partnership's level of uncertainty about the compliance and readiness of these material third parties. The evaluation of third party readiness will be followed by the Partnership's development of contingency plans.

Cautionary Statement Regarding Forward-Looking Statements. The dates for completion of the phases of the Year 2000 Plan are based on the Partnership's best estimates, which were derived using numerous assumptions of future events. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-parties and the interconnection of computer systems, the Partnership cannot ensure its ability to timely and cost-effectively resolve problems associated with the Year 2000 issue that may affect its operations and business. Accordingly, partners are cautioned that certain events or circumstances could cause actual results to differ materially from those projected, estimated or predicted.


ITEM 2 - PROPERTIES

EXPLORATION AND DEVELOPMENT PROJECTS AND ACQUISITIONS

In 1998, HEP incurred $40,936,000 in direct property additions, development, exploitation and exploration costs. The costs were comprised of $28,756,000 for property acquisitions and approximately $12,180,000 for domestic exploration and development. The expenditures resulted in the drilling, recompletion, or workover of 44 development wells and 36 exploration wells. HEP completed 39 development wells (89%) and 18 exploration wells (50%) for an overall completion rate of 71%. HEP's 1998 capital program led to the replacement, including revisions to prior year reserves, of 72% of 1998 production using year-end prices of $10.00 per bbl and $1.90 per mcf. Using five-year average prices of $16.75 per bbl and $1.86 per mcf, HEP's reserve replacement for 1998 would have been 136% of 1998 production. Management utilizes average price reserves internally because it believes these prices more accurately reflect the value to be achieved over time. Excluded from these calculations are sales of reserves in place in 1998, which were approximately 2% of 1998 production. In 1998, HEP expended approximately $1,495,000 for land and seismic costs, which HEP anticipates will yield prospects for 1999 and subsequent years.

PROPERTY SALES

During 1998, HEP received approximately $454,000 for the sale of 67 nonstrategic properties located in eight states.

REGIONAL AREA DESCRIPTIONS AND 1998 CAPITAL BUDGET

The following discussion of HEP's properties and capital projects contains forward-looking statements that are based on current expectations, estimates and projections about the oil and gas industry, management's beliefs and assumptions made by management. Words such as "projects," "believes," "expects," "anticipates," "estimates," "plans," "could," variations of such words and similar expressions are intended to identify such forward-looking statements. Please refer to the section entitled "Cautionary Statement Regarding Forward-Looking Statements" for a discussion of factors which could affect the outcome of the forward-looking statements.

GREATER PERMIAN REGION

HEP has significant interests in the Greater Permian Region, which includes West Texas and Southeast New Mexico. In this region, HEP has interests in 537 productive oil and gas wells (423 of which are operated), 38 operated shut-in oil and gas wells and 17 (15 operated) salt water disposal wells or injection wells. In 1998, HEP expended approximately $12,070,000 (29%) of its capital budget on projects in this area. HEP spent approximately $2,598,000 for drilling, recompletion, or workover of 24 development wells and for drilling 18 exploration wells. Seventy-nine percent of the wells drilled or recompleted are producing. The following is a description of the significant areas and 1998 capital projects within the Greater Permian Region.

ARCADIA ACQUISITION. In October 1998, HEP purchased for $8,200,000 oil and gas properties including interests in approximately 570 wells located primarily in Texas, numerous proven and unproven drilling locations, exploration acreage, and 3-D seismic data. HPI operates approximately 85% of the proven property value. The acquisition added estimated proven reserves of approximately 565,000 barrels of oil and 5.3 billion cubic feet of natural gas at five-year average prices, and approximately 465,000 barrels of oil and 5.3 billion cubic feet of natural gas at year-end pricing. HEP's estimated proven reserve addition of 8.7 bcfe represents approximately 47% of HEP's 1998 production at five-year average prices, and 43% of HEP's 1998 production at year-end prices. HEP estimates that gross 1999 production from the properties could be approximately 1.1 bcfe. In 1999, HEP plans to divest approximately 400 of the wells acquired from Arcadia. The wells to be sold are nonstrategic, nonoperated, and represent only 6% of the acquisition's production and 4% of its average price value. During 1999 HEP plans to study the areas for future development project implementation.

CARLSBAD/CATCLAW AREA. HEP's interests in the Carlsbad/Catclaw Area as of December 31, 1998 consisted of 93 producing wells that produce primarily natural gas and are located on the northwestern edge of the Delaware Basin in Lea, Eddy and Chaves Counties, New Mexico. HPI operates 37 of these wells. The wells produce at depths ranging from approximately 2,500 feet to 14,000 feet from the Delaware, Atoka, Bone Springs and Morrow formations. In 1998, HEP spent approximately $886,000 recompleting or drilling nine producing development wells and drilling one unsuccessful exploration well. HEP expects to continue operated development drilling in the Hat Mesa Field.

EAST KEYSTONE AREA. HEP's interest in the East Keystone Area as of December 31, 1998 consisted of 55 producing wells, 37 of which are operated by HPI, in Winkler County, Texas. The primary focus of this area is the development of the Holt and San Andreas formations at a depth of 5,100 feet. During 1998, HEP had eight development projects, of which seven were successful. HEP's future development plans include a total of three projects for this area.

MERKLE AREA. HEP's interest in the Merkle Area as of December 31, 1998 consisted of 29 producing wells, 16 of which are operated by HPI in Taylor and Nolan Counties, Texas. HEP's nonoperated interest in the Merkle Area includes 10 square miles of proprietary seismic data in Jones, Nolan and Taylor Counties, Texas, which was acquired in 1995. Based on its initial success in the nonoperated Merkle Area, HEP acquired 74 additional miles of proprietary 3-D seismic data adjacent to the nonoperated area. HEP's focus in this area is exploration of the Canyon, Strawn, Flippen, Tannehill and Ellenberger formations at depths of 2,500 to 6,500 feet. In 1998, HEP drilled 11 exploration wells and one development well, nine of which were completed. HEP incurred approximately $975,000 in costs in 1998 for the 12 wells drilled. HEP owns an average 28.5% working interest in the wells. Even with current low crude oil prices, continued drilling in this area is economic, and HEP anticipates additional 1999 drilling to continue to exploit the reef structures.

GRIFFIN PROJECT. In 1998, HEP purchased land for $102,000 and incurred costs of approximately $420,000 to drill three exploration wells and one development well in Gaines County, Texas. None of the four nonoperated 7,500 foot Leonardian Sand wells was successful. Due to limited delineation drilling potential in this crude oil focused area and low oil prices, HEP will delay future drilling and evaluate the viability of the remaining exploration projects. HEP owns an average 22% working interest in the prospect area.

SPRABERRY AREA. HEP's interests in the Spraberry Area consist of 360 producing wells, 13 salt water disposal wells and 36 shut-in wells in Dawson, Upton, Reagan and Irion Counties, Texas. HPI operates 380 of these wells. Most of the current production from the wells is from the Upper and Lower Spraberry, Clearfork Canyon, Dean and Fusselman formations at depths ranging from 5,000 feet to 9,000 feet. During 1998, HEP drilled or recompleted three wells, all of which are producing. As a result of low crude oil prices, HEP abandoned twenty-three wells in this area in 1998. During 1999, HEP plans to shut-in 29 uneconomic wells and has scheduled 25 additional wells for abandonment. The wells scheduled for shut-in produce, in total, only 150 mcfe per day, net to HEP, and were operating at a net loss to HEP of $270,000 per year. Future plans for this area include eight development wells and workovers and additional projects contingent upon future evaluation. The price of crude oil must increase before these projects can be considered viable.

GULF COAST REGION

HEP has significant interests in the Gulf Coast Region in Louisiana and South and East Texas. HEP's most significant interest in the Gulf Coast Region consists of 23 producing gas wells and six salt water disposal wells located in Lafayette Parish, Louisiana. The wells produce principally from the Bol Mex formations at 13,500 to 14,500 feet and 11 are operated by HPI. The two most significant wells in the area are the A.L. Boudreaux #1 and the G.S. Boudreaux Estate #1. In South and East Texas, HEP has interests in 203 wells, 65 of which are operated by HPI and produce primarily from the Austin Chalk, Paluxy, Lower Frio and Cotton Valley formations at depths from 7,000 to 13,000 feet. During 1998, HEP expended approximately $5,821,000 (14%) of its capital budget in this region. The following discussion relates to major 1998 capital projects within the region.

BELL PROJECT. HEP has a 30% working interest in an operated project to evaluate the Buda, Carrizo, Woodbine, and Dexter sands in Houston County, Texas. HEP's drilling costs in 1998 for a 9,200-foot horizontal well were approximately $615,000. The well encountered Buda pay and sales of production began in December 1998, after gas processing equipment was installed. The well primarily produces oil. HEP achieved gross sustained production rates of 8.2 mmcfe per day; however, due to current low oil prices, flowing rates have been reduced to approximately 4 mmcfe per day. HEP also incurred $375,000 in 1998 for land and leasehold costs relating to the project. HEP plans additional delineation drilling in 1999. HEP anticipates that single or multi-lateral horizontal drilling will be the principal drilling practice used in this area. The gross targeted potential for the project could be 2.4 bcfe per well. There can be no assurance, however, that any wells drilled will be successful.

BISON PROSPECT. HEP participated in a nonoperated 18,000 foot exploratory well in Lafayette Parish, Louisiana, targeting a large Klump sands structure. Drilling problems prevented the well from reaching total depth and testing the primary target horizon in the prospect; however, the secondary target horizon was tested and found to be non-productive. The well was plugged and abandoned. Total land and drilling costs incurred by HEP during 1998 for its 7.5% working interest were approximately $550,000.

BLUE MOON PROJECT. During 1998, HEP entered into a farmout arrangement under which it contributed acreage to a project drilled in Lafayette Parish, Louisiana. A well was recently completed and tested over 14 mmcfe of gas per day. HEP's after payout working interest in the well depends on unit boundary determinations, but HEP anticipates that its working interest will be between 5% and 7%. HEP paid no capital costs for its interest in the well, and payout is expected to occur during the second quarter of 1999.

EAST SMITH POINT. In 1998, HEP participated in a Frio sand recompletion and a 3-D seismic review of the deep Vicksburg located in Chambers County, Texas. HEP owns a 49% working interest in the project and spent approximately $305,000 for drilling costs and approximately $426,000 for land and geologic and geophysical data. In 1998, the first 14,000-foot recompletion was unsuccessful.
HEP does not plan additional activity in this area.

ESPERANZA PROJECT. HEP owns a 7.9% working interest in a nonoperated 15,400-foot directional exploration discovery in the Wilcox formation in LaVaca County, Texas. The natural gas prospect was developed using proprietary 3-D seismic data, and the prospect could have a gross target of 60 bcf. The initial well has been completed and showed gross production rates of 10 mmcfd at a flowing tubing pressure of 9,000 psi. HEP spent approximately $365,000 in 1998 for its share of costs. HEP plans to participate in additional wells in 1999 to further exploit this discovery.

INTERCOASTAL PROSPECT. In 1998, HPI took over operation of a well in which it did not own an interest in Vermilion Parish, Louisiana. The Planulina sands were faulted out in the original wellbore, and HEP sidetracked the well at a depth of 14,467 feet to test the sands. The well was drilled and logged, and the objective sands, although well-developed, were found to contain water. The well was plugged and abandoned. HEP spent $263,000 to test the concept.

MIRASOLES PROJECT. In 1998, HEP spent approximately $430,000 for land costs related to the Mirasoles project in Kenedy County, Texas. HEP owns an interest in 63 square miles of proprietary 3-D seismic data which defines a large structural prospect that could have a gross potential of 395 bcfe. HEP spent approximately $941,000 in 1998 for its 17.5% working interest share of the cost of drilling a 17,000-foot Frio formation exploration well. The exploratory well is being completed, and depending upon test results, additional delineation and development drilling could be required to properly exploit the structure. There can be no assurance, however, that any well drilled will be successful.

WHITEWATER FIELD. HEP's share of 1998 costs associated with plugging two nonoperated near shore platform wells in Nueces County, Texas was approximately $600,000. HEP has abandoned this field and plans no further activity.

ROCKY MOUNTAIN REGION

HEP has significant interests in the Rocky Mountain Region, which include producing properties in Colorado, Montana, North Dakota and Northwest New Mexico. HEP has interests in 207 producing oil and gas wells, 168 of which are operated by HPI, 27 shut-in wells, 25 of which are operated by HPI, and five salt water disposal wells. HEP expended approximately $21,810,000 (53%) of its 1998 capital budget in this area. Approximately $17,291,000 of the capital budget was used for the purchase of the volumetric production payment discussed below. In 1998, HEP spent approximately $3,125,000 to expand a New Mexico gathering system, to recomplete or drill 12 development wells and to drill three exploration wells. Twelve of the wells were completed. A discussion of the major projects in the region follows.

CAJON LAKE FIELD. In 1998, HEP sidetracked a 6,000-foot Ismay formation exploration well in San Juan County, Utah. HEP developed the prospect from proprietary 3-D seismic data and HPI is the operator of the project. HEP owns an approximate 15% working interest in the project and spent approximately $120,000 to complete the exploration well in 1998. Sales of crude oil production began in November; however, production will be significantly curtailed until a natural gas pipeline is constructed to eliminate flaring. HEP projects that the fully developed prospect could have 6 bcfe gross potential. There can be no assurance, however, that any additional wells drilled will be successful. Despite low oil prices, additional delineation drilling is anticipated in 1999.

COLORADO WESTERN SLOPE PROJECT. HEP drilled and completed two 5,500-foot Dakota Formation wells in the Piceance Basin in western Colorado. HEP owns an average 29% working interest in the wells. The wells had a combined initial production rate of 1.5 mmcf per day, and both wells began sales of production in the third quarter of 1998. In 1998, HEP also recompleted an additional well. Total costs in 1998 for the three wells were approximately $390,000. HEP has identified fourteen additional development locations. HEP projects that the total project area could have gross potential reserves of 0.8 bcfe, which is the typical reserve potential for this area. There can be no assurance, however, that any additional wells drilled will be successful.

TOOLE COUNTY AREA. HEP's interests in the Toole County Area consist of 61 producing wells and 17 shut-in wells, 66 of which are operated by HPI. The oil wells produce from the Nisku formation at depths of approximately 3,000 feet, and the gas wells produce from the Bow Island formation at depths of 900 to 1,200 feet. In 1998, HEP drilled three horizontal wells in the East Kevin Field to the Nisku formation. Two of the oil wells were completed and had combined initial production rates of 1.3 mmcfe per day. HEP has a 50% working interest in the project and spent approximately $728,000 in 1998. Because of current low oil prices in this sour, lower gravity crude area, HEP has halted the drilling of additional development wells and has postponed the re-entry and sidetrack of the remaining well drilled in 1998.

SAN JUAN BASIN PROJECT - COLORADO. In July 1996, HEP and its affiliate Hallwood Consolidate Resources Corporation ("HCRC") acquired interests in 34 wells in LaPlata County, Colorado producing from the Fruitland Coal formation at approximately 3,000 feet. An unaffiliated large East Coast financial institution formed an entity to utilize tax credits generated from the wells. All production from the wells generates an additional payment of approximately $.68 per mcf. An affiliate of Enron Corp. financed the project through a volumetric production payment ("VPP"). During May 1998, a limited liability company owned equally by HEP and HCRC, purchased the VPP from the affiliate of Enron Corp. HEP funded its $17,291,000 share of the acquisition price from operating cash flow and borrowings under its Credit Agreement. As a result of its acquisition HEP replaced the higher cost and administratively burdensome VPP financing with lower cost conventional borrowings under its Credit Agreement. At the time of the purchase, HEP entered into a financial contract to hedge the volumes subject to the production payment at an average price of $2.11 per mmbtu. Under the terms of the original 1996 transaction, HEP and HCRC were already responsible for costs associated with the wells. HPI has managed and operated the wells since July 1996, and has increased the wells' gross production from 14 mmcf to approximately 23.5 mmcf per day through workovers and gas gathering facilities improvement programs. The acquisition increased HEP's current average daily production by 6.25 mmcf per day.

SAN JUAN BASIN PROJECT - NEW MEXICO. HEP's interest in the San Juan Basin consists of 51 producing gas wells and 10 shut-in wells located in San Juan County, New Mexico. HPI operates all 51 producing wells in New Mexico, 31 of which produce from the Fruitland Coal formation at approximately 2,200 feet and 20 of which produce from the Pictured Cliffs, Mesa Verde and Dakota formations at 1,200 to 7,000 feet. Costs associated with expansion of the gathering system for HEP's coalbed methane properties totaled approximately $1,028,000 during 1998. The expansion of the gathering system significantly increased gas gathering, processing and compression capacity for the associated properties, which resulted in gross production increases of 3.0 mmcf per day in 1998. In addition to proceeds from the sale of gas. HEP also receives a payment of $.36 per mcf for tax credits generated by production from the 31 coalbed methane wells.

OTHER

HEP owns various other interests in properties in Kansas, Oklahoma, California and South Central Texas. The remaining $1,235,000 of HEP's 1998 capital expenditures were incurred in this area. The costs include $325,000 for an unsuccessful exploration project in Carter County, Oklahoma, $157,000 for the completion of an exploration well in Canadian County, Oklahoma and for drilling four unsuccessful exploration wells in Yolo County, California and other miscellaneous projects. During 1998, HEP also participated in two nonoperated 3-D seismic projects in nearby Solano and Colusa Counties, California. HEP is in the process of divesting its interests in California projects.

PERU BLOCK Z-3 PROJECT. HEP's partner on the Peruvian offshore Z-3 Block completed 1,200 miles of 2-D seismic data acquisition to supplement existing seismic data. Data interpretation is in progress, and it will be reviewed by HEP in the first quarter of 1999. HEP has a 7.5% working interest in the project, but it will not incur capital costs until actual drilling operations begin. Although the production-sharing contract provides that drilling operations must begin no later than January 2002, it is anticipated that the Peruvian government will enact legislation to extend the period for all drilling commitments by one year.

For 1999, HEP's capital budget, which will be paid from cash generated from operations and cash on hand has been set at $11,848,000. HEP has budgeted continued low oil prices for 1999 which significantly impacts cash generated from operations. Consequently, the capital budget has been set at a lower amount than the budget for past years. The capital budget for 1999 will be reduced if oil and gas prices decrease further.

PARTNERSHIP RESERVES, PRODUCTION AND DISCUSSION BY SIGNIFICANT REGIONS

The following table presents the December 31, 1998 reserve data by significant regions.

                              Proved Reserve Quantities       Present Value of Future Net Cash Flows
                             ---------------------------    ------------------------------------------
                                                              Proved           Proved
                             Mcf of Gas      Bbls of Oil    Undeveloped       Developed        Total
                             ----------      -----------    -----------       ---------       --------
                                                           (In thousands)
Greater Permian Region          18,471           2,774        $ 16,542        $ 16,542
Gulf Coast Region               23,555             988        $  1,791          36,146          37,937
Rocky Mountain Region           50,956             612          42,768          42,768
Other                            1,957             113              19           3,734           3,753
                              --------        --------        --------        --------        --------
                                94,939           4,487        $  1,810        $ 99,190        $101,000
                              ========        ========        ========        ========        ========

The following table presents the oil and gas production for significant regions for the periods indicated.


                                Production for the             Production for the
                           Year Ended December 31, 1998   Year Ended December 31, 1997
                           ----------------------------   ----------------------------
                            Natural Gas    Bbls of Oil     Natural Gas    Bbls of Oil
                            -----------    -----------     -----------    -----------
                               (mcf)          (bbls)          (mcf)         (bbls)
                                                 (In thousands)
Greater Permian Region         2,893             401           2,803           423
Gulf Coast Region              5,291             175           4,859           184
Rocky Mountain Region          5,233             133           3,562           100
Other                            620              78             550            63
                              ------          ------          ------        ------
                              14,037             787          11,774           770
                              ======          ======          ======        ======

The following table presents the Partnership's extensions and discoveries by significant regions.

                           For the Year Ended December 31, 1998    For the Year Ended December 31, 1997
                           ------------------------------------    ------------------------------------
                            Mcf of Gas             Bbls of Oil      Mcf of Gas             Bbls of Oil
                            ----------             -----------      ----------             -----------
                                                            (In thousands)
Greater Permian Region           217                     167           1,423                    232
Gulf Coast Region              1,201                     164           1,527                     75
Rocky Mountain Region             78                      83           1,153                    490
Other                             46                       1             125                     20
                              ------                  ------          ------                 ------
                               1,542                     415           4,228                    817
                              ======                  ======          ======                 ======

AVERAGE SALES PRICES AND PRODUCTION COSTS

The following table presents the average oil and gas sales price and average production costs per equivalent mcf of gas computed at the ratio of six mcf of gas to one barrel of oil.


                                                      1998          1997          1996
                                                    ---------     ---------     ---------
Oil and condensate -
  includes the effects of hedging (per bbl)         $   13.65     $   19.08     $   20.10
Natural gas -
   includes the effects of hedging (per mcf)             2.02          2.31          2.24
Production costs (per equivalent mcf of gas)              .65           .67           .62

PRODUCTIVE OIL AND GAS WELLS

The following table summarizes the productive oil and gas wells as of December 31, 1998 attributable to HEP's direct interests. Productive wells are producing wells and wells capable of production. Gross wells are the total number of wells in which HEP has an interest. Net wells are the sum of HEP's fractional interests owned in the gross wells.

                                           Gross         Net
                                           -----        -----
                   Productive Wells
                     Oil                   1,263          164
                     Gas                     352           69
                                           -----        -----
                       Total               1,615          233
                                           =====        =====

OIL AND GAS ACREAGE

The following table sets forth the developed and undeveloped leasehold acreage held directly by HEP as of December 31, 1998. Developed acres are acres which are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which HEP has a working interest. Net acres are the sum of HEP's fractional interests owned in the gross acres.

                                         Gross             Net
                                        --------        --------
                Developed acreage        101,257          46,771
                Undeveloped acreage      323,108          82,976
                                        --------        --------
                    Total                424,365         129,747
                                        ========        ========

HEP holds undeveloped acreage in Texas, Louisiana, Montana, Wyoming, New Mexico, Kansas, Colorado and North Dakota.

DRILLING ACTIVITY

The following table sets forth the number of wells attributable to HEP's direct interests drilled in the most recent three years.

                                    Year Ended December 31,
                                    -----------------------
                            1998              1997              1996
                           ------            ------            -----
                      Gross      Net    Gross      Net    Gross      Net
                      -----     ----    -----     ----    -----     ----
Development Wells:
   Productive            12      3.6       23      4.5       29      6.6
   Dry                    5      1.5        5       .8        4       .9
                       ----     ----     ----     ----     ----     ----
    Total                17      5.1       28      5.3       33      7.5
                       ====     ====     ====     ====     ====     ====

Exploratory Wells:
   Productive            17      4.3       14      2.2        2       .2
   Dry                   17      3.0       22      5.4        4       .6
                       ----     ----     ----     ----     ----     ----
    Total                34      7.3       36      7.6        6       .8
                       ====     ====     ====     ====     ====     ====

OFFICE SPACE

HPI leases office space in Denver, Colorado under a lease which expires in June 1999, for approximately $600,000 per year. During February 1999, HPI entered into another office lease for approximately $600,000 per year. The new lease commences upon occupancy, which is expected to be in June or July 1999, and terminates in seven and one-half years. The lease payments are included in the allocation of general and administrative expenses to HEP and other affiliated entities. HEP is guarantor of 60% of the lease obligation, and HCRC is guarantor of the remaining 40% of the obligation.


ITEM 3 - LEGAL PROCEEDINGS

See Notes 13 and 14 to the financial statements included in Item 8 - Financial Statements and Supplementary Data.


ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of 1998.


                                     PART II


ITEM 5 - MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED UNITHOLDER MATTERS

HEP's Class A Units are traded on the American Stock Exchange (the "Exchange") under the symbol "HEP." As of March 24, 1999, 10,011,852 Class A Units were outstanding, held by approximately 18,386 unitholders of record and 143,773 Class B Units were outstanding, held by Hallwood Group. The Class B Units are not publicly traded. The following table sets forth, for the periods indicated, the high and low reported sales prices for the Class A Units as reported on the Exchange and the distributions paid per Class A Unit for the corresponding periods.

Class A Units                                 High               Low            Distributions
-------------                              ----------         ---------         -------------
First quarter 1997                         $ 10 3/4           $ 8 1/16             $ .13
Second quarter 1997                           9                 7 1/8                .13
Third quarter 1997                            8 15/16           6 15/16              .13
Fourth quarter 1997                          10 1/4             7 1/2                .13
                                                                                   -----
                                                                                   $ .52
                                                                                   =====

First quarter 1998                         $  8 5/8           $ 6 3/8              $ .13
Second quarter 1998                           7                 6                    .13
Third quarter 1998                            7                 4 11/16              .13
Fourth quarter 1998                           5 7/8             3                    .13
                                                                                   -----
                                                                                   $ .52
                                                                                   =====

On January 17, 1996, HEP's Class C Units began trading on the Exchange under the symbol "HEPC." On February 17, 1998, HEP closed its public offering of 1.8 million Class C Units which were priced at $10.00 per Unit. As of March 24, 1999, 2,464,063 Class C Units were outstanding, held by approximately 13,822 unitholders of record. The following table sets forth, for the periods indicated, the high and low reported sales prices for the Class C Units as reported on the Exchange and distributions paid per Class C Unit for the corresponding periods.

Class C Units                                 High               Low            Distributions
-------------                              ----------         ---------         -------------
First quarter 1997                         $ 10                $ 8 5/8             $  .25
Second quarter 1997                           9 3/8              8 3/4                .25
Third quarter 1997                           10 1/2              8 7/8                .25
Fourth quarter 1997                          14 7/8             10                    .25
                                                                                   ------
                                                                                   $ 1.00

First quarter 1998                         $ 11                $ 9 1/8             $  .25
Second quarter 1998                           9 13/16            8 3/8                .25
Third quarter 1998                            8 1/2              6 3/4                .25
Fourth quarter 1998                           7 15/16            5 7/8                .25
                                                                                   ------
                                                                                   $ 1.00

HEP's debt agreements limit aggregate distributions paid by HEP in any twelve month period to 50% of cash flow from operations before working capital changes and 50% of distributions received from affiliates, if the principal amount of debt of HEP is 50% or more of the borrowing base. Aggregate distributions paid by HEP are limited to 65% of cash flow from operations before working capital changes and 65% of distributions received from affiliates, if the principal amount of debt is less than 50% of the borrowing base.

ITEM 6 - SELECTED FINANCIAL DATA

The following table sets forth selected financial data regarding HEP's financial position and results of operations as of the dates indicated. As a result of the issuance of Class A Units in connection with a litigation settlement, all Unit and per Unit information for periods prior to December 31, 1995 has been retroactively restated.

                                                       As of and For the Year Ended December 31,
                                                       -----------------------------------------
                                         1998             1997            1996           1995            1994
                                       ---------        ---------       ---------      ---------       ---------
                                                            (In thousands except per Unit)
SUMMARY OF OPERATIONS
   Oil and gas revenues and
     pipeline operations               $  43,177        $  44,707       $  50,644      $  43,454       $  43,899
   Total revenue                          43,586           45,103          51,066         43,780          44,482
   Production operating expense           12,175           11,060          11,511         11,298          12,177
   Depreciation, depletion and
     amortization                         15,720           11,961          13,500         15,827          18,168
   Impairment                             14,000                                          10,943           7,345
   General and administrative
     expense                               5,045            5,333           4,540          5,580           5,630
   Net income (loss)                     (13,895)          12,803          15,726         (9,031)        (10,093)
   Basic net income (loss) per
     Class A and Class B Unit              (1.86)            1.09            1.35          (1.07)          (1.20)
   Diluted net income (loss) per
     Class A and Class B Unit              (1.86)            1.07            1.35          (1.07)          (1.20)
   Distributions per Class A Unit            .52              .52             .52            .80             .80
   Distributions per Class B Unit                                                            .80             .80

BALANCE SHEET
   Working capital deficit             $  (8,722)       $    (973)      $  (1,355)     $  (4,363)    $    (9,390)
   Property, plant and equipment,
     net                                 105,005           94,331          88,549         94,926         107,414
   Total assets                          139,091          131,603         122,792        125,152         136,281
   Long-term debt                         40,381           34,986          29,461         37,557          25,898
   Long-term contract settlement
     obligation                                                             2,512          2,397           2,666
   Deferred liability                      1,050            1,180           1,533          1,718           1,931
   Minority interest in affiliates         2,788            3,258           3,336          3,042           2,923
   Partners' capital                      62,632           69,064          64,215         57,572          78,803

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES

During 1998, HEP had a net loss of $13,895,000, compared to net income of $12,803,000 for 1997. The 1998 period includes noncash charges in the second, third and fourth quarters totaling $14,000,000 for property impairments which were taken to lower the capitalized cost of HEP's properties to an amount equal to the present value, discounted at 10%, of the future net revenues attributable to those properties. Also included in the net loss is a noncash charge of $4,888,000 which represents HEP's equity in the loss of HCRC. This amount is largely comprised of HEP's share of HCRC's property impairments.

HEP's 1998 property impairments were recorded pursuant to ceiling test limitations required by the Securities and Exchange Commission for companies using the full cost method of accounting. The total impairment was primarily attributable to the decline in commodity prices and the write-off of certain unproved acreage.

The weighted average prices received by HEP for oil and gas have declined in each of the last four quarters. HEP's hedges mitigated the price reductions, by increasing both the average oil and gas prices by 6%. HEP's weighted average oil and gas prices, when the effects of hedging are considered, were 28% and 13% lower, respectively, for 1998 compared to 1997.

Although HEP's production for 1998 was 14% greater than the prior year, and operating, general and administrative and interest expenses were lower on a unit of production basis, net income was lower because of low commodity prices and costs associated with the resolution of litigation.

In December 1998, HEP announced a proposal to consolidate HEP with HCRC and the energy interests of Hallwood Group into a new corporation called Hallwood Energy Corporation. The consolidation proposal was approved by the Board of Directors of HCRC and the general partner of HEP in December 1998. Because of the larger size of the new corporation, HEP anticipates that the new company will have the ability to take advantage of opportunities that are unavailable to smaller entities such as HEP and will have a better ability to raise capital. Hallwood Energy Corporation will focus on reserve growth. A Joint Proxy Statement/Prospectus for the consolidation was filed with the Securities Exchange Commission on December 30, 1998 and is proceeding through the usual SEC comment process. It is presently anticipated that the Joint Proxy Statement/Prospectus will be mailed to unitholders of HEP and shareholders of HCRC in April and that the consolidation will be concluded in May 1999. There can be no assurance, however, that all conditions to the consolidation will be satisfied by that time.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

HEP generated $26,277,000 of cash flow from operating activities during 1998.

   The other primary cash inflows were:

   o  Proceeds from long-term debt of $33,000,000;

   o Proceeds from the issuance of Class C Units, net of syndication costs of $16,518,000;

   o  Distributions received from affiliate of $1,583,000;

   o  Proceeds from the sale of property of $454,000;

   o  Exercise of Unit Options of $199,000; and

   o  Capital contribution from the general partner of $171,000.

   Cash was used primarily for:

   o  Additions to property, exploration and development costs of $40,936,000;

   o  Payments of long-term debt of $18,286,000;

   o  Distributions to partners of $9,495,000; and

   o  Payment of contract settlement of $2,767,000.

When combined with miscellaneous other cash activity during the year, the result was an increase in HEP's cash and cash equivalents of $5,252,000 from $6,622,000 at December 31, 1997 to $11,874,000 at December 31, 1998.

PROPERTY PURCHASES, SALES AND CAPITAL BUDGET

In 1998, HEP incurred $40,936,000 in direct property additions, development, exploitation and exploration costs. The costs were comprised of $28,756,000 for property acquisitions and approximately $12,180,000 for domestic exploration and development. HEP's 1998 capital program led to the replacement, including revisions to prior year reserves, of 72% of 1998 production. This reserve replacement figure is calculated using year-end prices of $10.00 per barrel of oil and $1.90 per mcf of gas. If five-year average prices of $16.75 per bbl and $1.86 per mcf are used, HEP replaced 136% of 1998 production.

In the Greater Permian Region, HEP expended $8,385,000 acquiring oil and gas properties, including interests in approximately 570 wells, numerous proven and unproven drilling locations, exploration acreage, and 3-D seismic data. Additionally, HEP spent approximately $886,000 to recomplete or drill nine producing development wells and one unsuccessful exploration well in the Carlsbad/Catclaw Draw areas in Lea, Eddy and Chaves Counties, New Mexico. Also, approximately $975,000 was spent to drill 11 exploration wells and one development well, nine of which were completed in the Merkle Project. HEP incurred approximately $420,000 drilling three exploration wells and one development well in the Griffin area, all of which were unsuccessful.

In the Gulf Coast Region, HEP spent approximately $430,000 for land and $941,000 to drill one Mirasoles project exploration well in Kenedy County, Texas which is currently in the completion phase. HEP incurred approximately $365,000 to drill one successful exploration well in LaVaca County, Texas. Approximately $375,000 was incurred by HEP for land and leasehold costs and an additional $615,000 for costs associated with drilling one successful exploration well in Bell County, Texas. 1998 costs relating to the East Smith Point project in Chambers County, Texas were approximately $426,000 for land and geologic and geophysical data, and an additional $305,000 to drill one unsuccessful exploration well in the area. Approximately $550,000 was incurred in 1998 by HEP to drill one well now plugged and abandoned as part of the Bison project in Lafayette Parish, Louisiana, and approximately $600,000 for plugging costs associated with two nonoperated near shore platform wells in the Whitewater Field.

HEP's significant property acquisition in the Rocky Mountain Region was approximately $17,291,000 for the purchase of a volumetric production payment in the Colorado San Juan Basin. Additionally, HEP's significant exploration and development expenditures in the Rocky Mountain Region included approximately $1,028,000 to expand a New Mexico gathering system; approximately $120,000 to complete a successful exploration well within the Cajon Lake Field in Utah; approximately $390,000 to drill three successful wells in the Colorado Western Slope area; approximately $245,000 to drill an unsuccessful exploration well in the West Sioux area of Montana; and approximately $728,000 to drill three horizontal wells in Toole County Montana, two of which were successful.

See Item 2 - Properties, for further discussion of HEP's exploration and development projects.

Long-lived assets, other than oil and gas properties, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. To date, the Partnership has not recognized any impairment losses on long-lived assets other than oil and gas properties.

DISTRIBUTIONS

During 1998, HEP declared distributions of $.52 per Class A Unit and $1.00 per Class C Unit to its Unitholders. Distributions on the Class B Units are suspended if the Class A Units receive a distribution of less than $.20 per Class A Unit per calendar quarter. In any quarter for which distributions of $.20 or more per unit are made on the Class A Units, the Class B Units are entitled to be paid, in whole or in part, suspended distributions. The Class C Units have a distribution preference of $1.00 per year, payable quarterly, which began in the first quarter of 1996. HEP may not declare or make any cash distributions on the Class A or Class B Units unless all accrued and unpaid distributions on the Class C Units have been paid.

The Board of Directors of HEP's General Partner is considering the distribution level for future quarters, taking into account oil and gas prices, cash flow, long-term debt and borrowing base levels, and the capital needs of HEP.

UNIT OPTION PLANS

On January 31, 1995, the Board of Directors of the general partner approved the adoption of the 1995 Class A Unit Option Plan to be used for the motivation and retention of directors, employees and consultants performing services for HEP. The plan authorizes the issuance of options to purchase 425,000 Class A Units. Grants of the total options authorized were made on January 31, 1995, vesting one-third at that time, an additional one-third on January 31, 1996 and the remaining one-third on January 31, 1997. The exercise price of the options is $5.75, which was the closing price of the Class A Units on January 30, 1995. As of December 31, 1998, 34,600 options have been exercised.

During the second quarter of 1998, HEP adopted a Class C Unit Option Plan covering 120,000 Class C Units. Options to purchase all of the Units were granted effective May 5, 1998 at an exercise price of $10.00 per Unit, which was equal to the fair market value of the Units on the date of grant. One-half of the options vested on the date of grant, and the remainder vest on the first anniversary of the date of grant. As of December 31, 1998, no options have been exercised.

On May 5, 1998, HEP granted options to purchase 25,500 Class A Units at an exercise price of $6.625 per Unit, which was equal to the fair market value of the Units on the date of grant. These options were not granted pursuant to a previously existing plan but are subject to terms and conditions identical to those in HEP's 1995 Unit Option Plan. One-third of the options vested on the date of grant, and the remainder vest one-half on the first anniversary of the date of grant and one-half on the second anniversary of the date of grant. As of December 31, 1998, no options have been exercised.

During 1996, HEP adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 requires entities to use the fair value method to either account for, or disclose, stock based compensation in their financial statements. Because the Partnership elected the disclosure only provisions of SFAS 123, the adoption of SFAS 123 did not have a material effect on the financial position or results of operations of HEP.

FINANCING

During the first quarter of 1997, HEP and its lenders amended HEP's Second Amended and Restated Credit Agreement (as amended, the "Credit Agreement") to extend the term date of its Credit Agreement to May 31, 1999. The lenders are Morgan Guaranty Trust Company, First Union National Bank and NationsBank of Texas. Under the Credit Agreement, HEP has a borrowing base of $62,000,000. HEP had amounts outstanding at December 31, 1998 of $49,700,000. HEP's unused borrowing base totaled $12,300,000 at March 24, 1999.

Borrowings against the Credit Agreement bear interest at the lower of the Certificate of Deposit rate plus from 1.375% to 1.875%, prime plus 1/2% or the Euro-Dollar rate plus from 1.25% to 1.75%. The applicable interest rate was 7.125% at December 31, 1998. Interest is payable monthly, and quarterly principal payments of $3,106,500 commence May 31, 1999.

The borrowing base for the Credit Agreement is redetermined semiannually, and the next redetermination is scheduled for the second quarter of 1999. HEP anticipates that, because of low oil and gas prices, its lenders will reduce the borrowing base. HEP does not anticipate that a reduced borrowing base will have a material adverse effect. The Credit Agreement is secured by a first lien on approximately 80% in value of HEP's oil and gas properties. Additionally, aggregate distributions which may be paid by HEP in any 12 month period are limited to 50% of cash flow from operations before working capital changes and distributions received from affiliates, if the principal amount of debt of HEP is 50% or more of the borrowing base. Aggregate distributions which may be paid by HEP are limited to 65% of cash flow from operations before working capital changes and 65% of distributions which may be received from affiliates, if the principal amount of debt is less than 50% of the borrowing base.

As a part of its risk management strategy, HEP enters into financial contracts to hedge the interest payments related to a portion of its outstanding borrowings under its Credit Agreement. HEP does not use the hedges for trading purposes, but rather to protect against the variability of the cash flows under its Credit Agreement, which has a floating interest rate. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

As of March 24, 1999, HEP was a party to six contracts with three counterparties. The following table provides a summary of HEP's financial contracts.

                                                            Average
                                    Amount of               Contract
        Period                     Debt Hedged             Floor Rate
        ------                     -----------             ----------
         1999                      $27,000,000                5.70%
         2000                       30,000,000                5.65%
         2001                       24,000,000                5.23%
         2002                       25,000,000                5.23%
         2003                       25,000,000                5.23%
         2004                        4,000,000                5.23%

GAS BALANCING

HEP uses the sales method for recording its gas balancing. Under this method, HEP recognizes revenue on all of its sales of production, and any over-production or under-production is recovered or repaid at a future date.

As of December 31, 1998, HEP had a net over-produced position of 157,000 mcf ($298,000 valued at year-end gas prices). The general partner believes that this imbalance can be made up from production on existing wells or from wells which will be drilled as offsets to existing wells and that this imbalance will not have a material effect on HEP's results of operations, liquidity and capital resources. The reserves disclosed in Item 8 have been decreased by 157,000 mcf in order to reflect HEP's gas balancing position.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Partnership adopted SFAS 130 on January 1, 1998. The Partnership does not have any items of other comprehensive income for the years ended December 31, 1998, 1997 and 1996. Therefore, total comprehensive income (loss) is the same as net income (loss) for those periods.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting selected information about operating segments and related disclosures about products and services, geographic areas, and major customers. SFAS 131 requires that an entity report financial and descriptive information about its operating segments which are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. HEP adopted FAS 131 in 1998.

The Partnership engages in the development, production and sale of oil and gas, and the acquisition, exploration, development and operation of oil and gas properties in the continental United States. In addition, the Partnership's activities exhibit similar economic characteristics and involve the same products, production processes, class of customers, and methods of distribution. Management of the Partnership evaluates its performance as a whole rather than by product or geographically. As a result, HEP's operations consist of one reportable segment.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains and losses) depends on the intended use of the derivative and the resulting designation. The Partnership is required to adopt SFAS 133 on January 1, 2000. The Partnership has not completed the process of evaluating the impact that will result from adopting SFAS 133.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In the interest of providing the partners with certain information regarding the Partnership's future plans and operations, certain statements set forth in this Form 10-K relate to management's future plans and objectives. Such statements are forward-looking statements. Although any forward-looking statements contained in this Form 10-K or otherwise expressed by or on behalf of the Partnership are, to the knowledge and in the judgment of the officers and directors of the general partner, expected to prove true and come to pass, management is not able to predict the future with absolute certainty. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Partnership's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.

These risks and uncertainties include, among others:

Volatility of oil and gas prices. It is impossible to predict future oil and gas price movements with certainty. Declines in oil and gas prices may materially adversely affect HEP's financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower oil and gas prices may also reduce the amount of oil and gas that HEP can produce economically.

HEP's revenues, profitability, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, will be substantially dependent upon prevailing prices of oil and gas. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond HEP's control.

Competition from larger, more established oil and gas companies. HEP encounters competition from other oil and gas companies in all areas of its operation, including the acquisition of exploratory prospects and proven properties. HEP's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than HEP's and, in many instances, have been engaged in the oil and gas business for a much longer time than HEP. Those companies may be able to pay more for exploratory prospects and productive oil and gas properties, and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than HEP's financial or human resources permit. HEP's ability to explore for oil and gas prospects and to acquire additional properties in the future will be dependent upon its ability to conduct its operations, to evaluate and select suitable properties and to consummate transactions in highly competitive environments.

Risks of drilling activities. HEP's success will be materially dependent upon the continued success of its drilling program. HEP's future drilling activities may not be successful and, if drilling activities are unsuccessful, such failure will have an adverse effect on HEP's future results of operations and financial condition. Oil and gas drilling involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered, even if the reserves targeted are classified as proved. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. Although HEP has identified numerous drilling prospects, there can be no assurance that such prospects will be drilled or that oil or gas will be produced from any such identified prospects or any other prospects.

Risks relating to the acquisition of oil and gas properties. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, HEP will perform a review of the subject properties that it believes to be generally consistent with industry practices. This usually includes on-site inspections and the review of reports filed with various regulatory entities. Such a review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of these problems. There can be no assurances that any acquisition of property interests by HEP will be successful and, if an acquisition is unsuccessful, that the failure will not have an adverse effect on HEP's future results of operations and financial condition.

Hazards relating to well operations and lack of insurance. The oil and gas business involves certain hazards such as well blowouts; craterings; explosions; uncontrollable flows of oil, gas or well fluids; fires; formations with abnormal pressures; pollution; and releases of toxic gas or other environmental hazards and risks, any of which could result in substantial losses to HEP. In addition, HEP may be liable for environmental damages caused by previous owners of property purchased or leased by HEP. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of HEP's properties. While HEP believes that it maintains all types of insurance commonly maintained in the oil and gas industry, it does not maintain business interruption insurance. In addition, HEP cannot predict with certainty the circumstances under which an insurer might deny coverage. The occurrence of an event not fully covered by insurance could have a materially adverse effect on HEP's financial condition and results of operations.

Future oil and gas production depends on continually replacing and expanding reserves. In general, the volume of production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. HEP's future oil and gas production is, therefore, highly dependent upon its ability to economically find, develop or acquire additional reserves in commercial quantities. Except to the extent HEP acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of HEP will decline as reserves are produced. The business of exploring for, developing or acquiring reserves is capital-intensive. To the extent cash flow from operations is reduced, and external reserves of capital become limited or unavailable, HEP's ability to make the necessary capital investments to maintain or expand its asset base of oil and gas reserves would be impaired. In addition, there can be no assurance that HEP's future exploration, development and acquisition activities will result in additional proved reserves or that HEP will be able to drill productive wells at acceptable costs. Furthermore, although HEP's revenues could increase if prevailing prices for oil and gas increase significantly, HEP's finding and development costs could also increase.

Estimates of reserves and future cash flows are imprecise. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies, and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected from them prepared by different engineers, or by the same engineers but at different times, may vary substantially, and such reserve estimates may be subject to downward or upward adjustment based upon such factors. In addition, the status of the exploration and development program of any oil and gas company is ever-changing. Consequently, reserve estimates also vary over time. Actual production, revenues and expenditures with respect to HEP's reserves will likely vary from estimates, and such variances may be material.

INFLATION AND CHANGING PRICES

Prices obtained for oil and gas production depend upon numerous factors that are beyond the control of HEP, including the extent of domestic and foreign production, imports of foreign oil, market demand, domestic and worldwide economic and political conditions, storage capacity and government regulations and tax laws. Prices for both oil and gas have fluctuated from 1996 through 1998, with a distinct downward trend in both oil and gas prices occurring in the calendar year 1998. HEP anticipates that both oil and gas prices will remain low throughout 1999. In preparing its 1999 budget, HEP has estimated that the weighted average oil price (for barrels not hedged) will be $11.00 per barrel, and the weighted average price of natural gas (for mcf not hedged) will be $1.70 per mcf for the year. There can be no assurance that HEP's forecast is accurate. If prices decrease further, it can be expected that the results of operations and cash flow will be affected, and HEP's capital budget will decrease.

The following table presents the weighted average prices received per year by HEP, and the effects of the hedging transactions discussed below.

                         Oil                       Oil                        Gas                       Gas
                 (excluding effects        (including effects         (excluding effects        (including effects
                     of hedging                of hedging                 of hedging                of hedging
                    transactions)             transactions)              transactions)             transactions)
                    -------------             -------------              -------------             -------------
                      (per bbl)                 (per bbl)                  (per mcf)                 (per mcf)
1998                    $12.82                    $13.65                     $1.99                     $2.02
1997                     19.35                     19.08                      2.54                      2.31
1996                     20.85                     20.10                      2.38                      2.24

As part of its risk management strategy, HEP enters into financial contracts to hedge the price of its oil and natural gas. The purpose of the hedges is to provide protection against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of hedge contracts are recognized as oil or gas revenue at the time the hedged volumes are sold. During 1998, HEP did not enter into additional oil price hedges for future years because hedge contracts at prices HEP considers advantageous are not available.

The financial contracts used by HEP to hedge the price of its oil and natural gas production are swaps, collars and participating hedges. Under the swap contracts, HEP sells its oil and gas production at spot market prices and receives or makes payments based on the differential between the contract price and a floating price which is based on spot market indices. As of March 24, 1999, HEP was a party to 26 financial contracts with three different counterparties.

The following table provides a summary of HEP's financial contracts.

                                 Oil
                              ----------
                              Percent of
                              Production               Contract
      Period                    Hedged                Floor Price
      ------                    ------                -----------
                                                       (per bbl)
       1999                       2%                    $14.88

All of the oil volumes hedged are subject to a participating hedge whereby HEP will receive the contract price if the posted futures price is lower than the contract price, and will receive the contract price plus 25% of the difference between the contract price and the posted futures price if the posted futures price is greater than the contract price. All of the volumes hedged are subject to a collar agreement whereby HEP will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap prices range from $16.50 to $18.35 per barrel.

                                 Gas
                              ----------
                              Percent of
                              Production               Contract
      Period                    Hedged                Floor Price
      ------                    ------                -----------
                                                       (per bbl)
       1999                       45%                    $2.02
       2000                       42%                    $2.07
       2001                       38%                    $2.04
       2002                       30%                    $2.09

Between 15% and 25% of the gas volumes hedged in each year are subject to a collar agreement whereby HEP will receive the contract price if the spot price is lower than the contract price, the cap price is the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap prices range from $2.63 per mcf to $2.80 per mcf.

During the first quarter through March 24, 1999, the weighted average oil price (for barrels not hedged) was approximately $10.95 per barrel, and the weighted average price of natural gas (for mcf not hedged) was approximately $1.65 per mcf.

INFLATION

Inflation did not have a material impact on HEP in 1998, 1997 and 1996 and is not anticipated to have a material impact in 1999.

RESULTS OF OPERATIONS

The following tables are presented to contrast HEP's revenue, expense and earnings for discussion purposes. Significant fluctuations are discussed in the accompanying narrative. The "direct owned" column represents HEP's direct royalty and working interests in oil and gas properties. The "Mays" column represents the results of operations of six May Limited Partnerships which are consolidated with HEP. In 1998, HEP owned interests which ranged from 54.8% to 69.1% of the Mays; in 1997 HEP's ownership in the Mays ranged from 54.7% to 68.7%, and in 1996 HEP's ownership in the Mays ranged from 54.5% to 68.5%.

                 TABLE OF HEP EARNINGS FOR MANAGEMENT DISCUSSION
                           (In thousands except price)

                                               For the Year Ended December 31, 1998     For the Year Ended December 31, 1997
                                               ------------------------------------     ------------------------------------
                                                Direct                                   Direct
                                                Owned          Mays        Total         Owned          Mays         Total
                                               --------      --------     --------      --------      --------      --------
Gas production (mcf)                             12,893         1,144       14,037        10,426         1,348        11,774
Oil production (bbl)                                735            52          787           691            79           770

Average gas price                              $   1.99      $   2.38     $   2.02      $   2.23      $   2.91      $   2.31
Average oil price                              $  13.69      $  13.04     $  13.65      $  18.94      $  20.27      $  19.08

Gas revenue                                    $ 25,643      $  2,723     $ 28,366      $ 23,302      $  3,918      $ 27,220
Oil revenue                                      10,063           678       10,741        13,089         1,601        14,690
Pipeline and other revenue                        4,070                      4,070         2,797                       2,797
Interest income                                     346            63          409           324            72           396
                                               --------      --------     --------      --------      --------      --------
     Total revenue                               40,122         3,464       43,586        39,512         5,591        45,103
                                               --------      --------     --------      --------      --------      --------

Production operating                             11,740           435       12,175        10,498           562        11,060
Facilities operating                                498                        498           641                         641
General and administrative                        4,671           374        5,045         4,953           380         5,333
Depreciation, depletion, and amortization        14,500         1,220       15,720        10,630         1,331        11,961
Impairment of oil and gas properties             14,000                     14,000
Interest                                          2,797                      2,797         3,096                       3,096
Equity in (income) loss of HCRC                   4,888                      4,888        (1,348)                     (1,348)
Minority interest                                                 976          976                       1,797         1,797
Litigation                                        1,382                      1,382          (234)           (6)         (240)
                                               --------      --------     --------      --------      --------      --------
     Total expense                               54,476         3,005       57,481        28,236         4,064        32,300
                                               --------      --------     --------      --------      --------      --------
       Net income (loss)                       $(14,354)     $    459     $(13,895)     $ 11,276      $  1,527      $ 12,803
                                               ========      ========     ========      ========      ========      ========

                 TABLE OF HEP EARNINGS FOR MANAGEMENT DISCUSSION
                           (In thousands except price)

                                                    For the Year Ended December 31, 1996
                                                 ------------------------------------------
                                                  Direct
                                                  Owned             Mays            Total
                                                 --------         --------         --------
Gas production (mcf)                               11,003            1,783           12,786
Oil production (bbl)                                  862              110              972

Average gas price                                $   2.11         $   3.05         $   2.24
Average oil price                                $  19.92         $  21.52         $  20.10

Gas revenue                                      $ 23,178         $  5,440         $ 28,618
Oil revenue                                        17,167            2,367           19,534
Pipeline and other revenue                          2,492                             2,492
Interest income                                       356               66              422
                                                 --------         --------         --------
     Total revenue                                 43,193            7,873           51,066
                                                 --------         --------         --------

Production operating                               10,782              729           11,511
Facilities operating                                  726                               726
General and administrative                          4,131              409            4,540
Depreciation, depletion, and amortization          11,729            1,771           13,500
Interest                                            3,878                             3,878
Equity in income of HCRC                           (1,768)                           (1,768)
Minority interest                                                    2,723            2,723
Litigation                                            223                7              230
                                                 --------         --------         --------
     Total expense                                 29,701            5,639           35,340
                                                 --------         --------         --------
       Net income                                $ 13,492         $  2,234         $ 15,726
                                                 ========         ========         ========

1998 COMPARED TO 1997

GAS REVENUE

Gas revenue increased $1,146,000 during 1998 compared with 1997. The increase is comprised of an increase in gas production from 11,774,000 mcf during 1997 to 14,037,000 mcf during 1998, partially offset by a decrease in the average gas price from $2.31 per mcf in 1997 to $2.02 per mcf in 1998. Production increased because two temporarily shut-in wells were back on line. The two wells were temporarily shut-in during the second quarter of 1997 while workover procedures were performed. The increase in gas production is also due to an expansion of the gathering system in San Juan County, New Mexico during 1998.

The effect of HEP's hedging transactions as described under "Inflation and Changing Prices" was to increase HEP's average gas price from $1.99 per mcf to $2.02 per mcf, representing a $421,000 increase in gas revenues for 1998.

OIL REVENUE

Oil revenue decreased $3,949,000 during 1998 compared with 1997. The decrease is comprised of a decrease in the average oil price from $19.08 per barrel in 1997 to $13.65 per barrel in 1998, partially offset by an increase in production, from 770,000 barrels in 1997 to 787,000 barrels in 1998. Production increased slightly because two temporarily shut-in wells were back on line. The two wells were temporarily shut-in during the second quarter of 1997 while workover procedures were performed. The production increase was partially offset by normal production declines.

The effect of HEP's hedging transactions was to increase HEP's average oil price from $12.82 per barrel to $13.65 per barrel, resulting in a $653,000 increase in oil revenue for 1998.

PIPELINE AND OTHER

Pipeline and other revenue consists primarily of facilities income from two gathering systems located in New Mexico, revenues derived from salt water disposal and incentive payments related to certain wells in San Juan County, New Mexico. Pipeline facilities and other revenue increased $1,273,000 during 1998 compared with 1997 primarily due to an increase in incentive payment income resulting from HEP's acquisition of a volumetric production payment during May 1998.

INTEREST INCOME

The increase in interest income of $13,000 during 1998 compared with 1997 resulted from a higher average cash balance during 1998 compared with 1997.

PRODUCTION OPERATING EXPENSE

Production operating expense increased $1,115,000 during 1998 compared with 1997. The increase is due to increased operating costs resulting from the drilling projects completed during 1997 as well as the additional operating expenses related to the properties acquired in the Arcadia acquisition during October 1998.

FACILITIES OPERATING EXPENSE

Facilities operating expense represents operating expenses associated with various smaller gathering systems operating by HEP. The decrease in facilities operating expense of $143,000 is primarily due to decreased maintenance activity during 1998 compared with 1997.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expense includes costs incurred for direct administrative services such as legal, audit and reserve reports, as well as allocated internal overhead incurred by the operating company on behalf of HEP. These expenses decreased $288,000 during 1998 compared with 1997 primarily due to a decrease in performance based compensation during 1998.

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE

Depreciation, depletion and amortization expense increased $3,759,000 during 1998 compared with 1997. The increase is due to a higher depletion rate resulting from the increased production discussed above as well as higher capitalized costs during 1998.

IMPAIRMENT OF OIL AND GAS PROPERTIES

Impairment of oil and gas properties during 1998 represents the property impairments recorded during 1998 because capitalized costs exceeded the present value (discounted at 10%) of estimated future net revenues from proved oil and gas reserves at June 30, 1998, September 30, 1998 and December 31, 1998, based on prices of $13.00 per barrel of oil and $2.00 per mcf of gas, $12.80 per bbl of oil and $1.90 per mcf of gas and $10.00 per bbl of oil and $1.90 per mcf of gas, respectively.

INTEREST EXPENSE

Interest expense decreased $299,000 during 1998 as compared with 1997. The decrease is due to a lower average outstanding debt balance during 1998 as compared to 1997.

EQUITY IN EARNINGS (LOSS) OF HCRC

Equity in earnings (loss) of HCRC represents HEP's share of its equity investment in HCRC. HEP's equity in HCRC's earnings decreased $6,236,000 during 1998 as compared to 1997. The decrease is primarily the result of property impairments recorded by HCRC during 1998.

MINORITY INTEREST IN NET INCOME OF AFFILIATES

Minority interest in net income of affiliates represents unaffiliated partners' interest in the net income of the May Partnerships. The decrease of $821,000 is due to a decrease in the net income of the May Partnerships resulting primarily from lower oil and gas prices and decreased production from their properties.

LITIGATION

Litigation expense during 1998 includes the settlement of the Ellender lawsuit described in Item 8, Note 14, and the costs related to the Arcadia arbitration described in Item 8, Note 13. Litigation income during 1997 is comprised of insurance proceeds which reimbursed a portion of expense incurred in a prior period to settle certain litigation.

1997 COMPARED TO 1996

GAS REVENUE

Gas revenue decreased by $1,398,000 during 1997 as compared with 1996. The decrease is comprised of a decrease in gas production from 12,786,000 mcf during 1996 to 11,774,000 mcf during 1997, partially offset by an increase in the average gas price from $2.24 per mcf in 1996 to $2.31 per mcf in 1997. The decrease in production is due to the temporary shut-in of two wells in Louisiana during the second quarter of 1997 while workover procedures were performed and to normal production declines.

The effect of HEP's hedging transactions as described under "Inflation and Changing Prices" was to decrease HEP's average gas price from $2.54 per mcf to $2.31 per mcf, representing a $2,708,000 decrease in gas revenues for 1997.

OIL REVENUE

Oil revenue decreased $4,844,000 during 1997 as compared with 1996. The decrease is comprised of a decrease in the average oil price from $20.10 per barrel in 1996 to $19.08 per barrel in 1997, and a decrease in production, from 972,000 barrels in 1996 to 770,000 barrels in 1997. The decrease in production is due to the temporary shut-in of two wells in Louisiana during the second quarter of 1997 while workover procedures were performed and to normal production declines.

The effect of HEP's hedging transactions described under "Inflation and Changing Prices" was to decrease HEP's average oil price from $19.35 per barrel to $19.08 per barrel, resulting in a $208,000 decrease in oil revenue for 1997.

PIPELINE AND OTHER

Pipeline and other revenue increased $305,000 during 1997 as compared with 1996 primarily due to increased salt water disposal income.

INTEREST INCOME

The decrease in interest income of $26,000 during 1997 as compared with 1996 resulted from a lower average cash balance during 1997 as compared with 1996.

PRODUCTION OPERATING EXPENSE

Production operating expense decreased $451,000 during 1997 as compared with 1996, primarily as a result of decreased production taxes due to the 13% decrease in oil and gas revenue during 1997 discussed above.

FACILITIES OPERATING EXPENSE

The decrease in facilities operating expense of $85,000 is primarily due to decreased maintenance activity during 1997 as compared with 1996.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expense increased $793,000 during 1997 as compared with 1996 primarily due to an increase in performance based compensation and an increase in bank fees due to the extension of the term date of HEP's line of credit during 1997.

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE

Depreciation, depletion and amortization expense decreased $1,539,000 during 1997 as compared with 1996. The decrease is primarily the result of a lower depletion rate in 1997 as compared with 1996, due to the 13% decrease in production discussed above.

INTEREST EXPENSE

Interest expense decreased $782,000 during 1997 as compared with 1996. The decrease is due to a lower average outstanding debt balance during 1997 as compared to 1996.

EQUITY IN EARNINGS (LOSS) OF HCRC

HEP's equity in HCRC's earnings (loss) decreased $420,000 during 1997 as compared to 1996. The decrease is primarily the result of lower oil and gas revenues during 1997 caused primarily by HCRC's decreased oil and gas production.

MINORITY INTEREST IN NET INCOME OF AFFILIATES

Minority interest in net income of affiliates represents unaffiliated partners' interest in the net income of the May Partnerships. The decrease of $926,000 is due to a decrease in the net income of the May Partnerships resulting primarily from decreased production from their properties.

LITIGATION

Litigation settlement income during 1997 is comprised of insurance proceeds which reimbursed a portion of expense incurred in a prior period to settle certain litigation. Litigation settlement expense during 1996 consists primarily of expenses incurred to settle various individually insignificant claims against HEP.

ITEM 7A - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

HEP's primary market risks relate to changes in interest rates and in the prices received from sales of oil and natural gas. HEP's primary risk management strategy is to partially mitigate the risk of adverse changes in its cash flows caused by increases in interest rates on its variable rate debt and decreases in oil and natural gas prices, by entering into derivative financial and commodity instruments, including swaps, collars and participating commodity hedges. By hedging only a portion of its market risk exposures, HEP is able to participate in the increased earnings and cash flows associated with decreases in interest rates and increases in oil and natural gas prices; however, it is exposed to risk on the unhedged portion of its variable rate debt and oil and natural gas production.

Historically, HEP has attempted to hedge the exposure related to its variable rate debt and its forecasted oil and natural gas production in amounts which it believes are prudent based on the prices of available derivatives and, in the case of production hedges, the Partnership's deliverable volumes. HEP attempts to manage the exposure to adverse changes in the fair value of its fixed rate debt agreements by issuing fixed rate debt only when business conditions and market conditions are favorable.

HEP does not use or hold derivative instruments for trading purposes nor does it use derivative instruments with leveraged features. HEP's derivative instruments are designated and effective as hedges against its identified risks, and do not of themselves expose HEP to market risk because any adverse change in the cash flows associated with the derivative instrument is accompanied by an offsetting change in the cash flows of the hedged transaction.

Notes 1 and 5 to the financial statements provide further disclosure with respect to derivatives and related accounting policies.

All derivative activity is carried out by personnel who have appropriate skills, experience and supervision. The personnel involved in derivative activity must follow prescribed trading limits and parameters that are regularly reviewed by the Board of Directors of the general partner and by senior management. HEP uses only well-known, conventional derivative instruments and attempts to manage its credit risk by entering into financial contracts with reputable financial institutions.

Following are disclosures regarding HEP's market risk sensitive instruments by major category. Investors and other users are cautioned to avoid simplistic use of these disclosures. Users should realize that the actual impact of future interest rate and commodity price movements will likely differ from the amounts disclosed below due to ongoing changes in risk exposure levels and concurrent adjustments to hedging positions. It is not possible to accurately predict future movements in interest rates and oil and natural gas prices.

Interest Rate Risks (non trading) - HEP uses both fixed and variable rate debt to partially finance operations and capital expenditures. As of December 31, 1998, HEP's debt consists of borrowings under its Credit Agreement which bears interest at a variable rate. HEP hedges a portion of the risk associated with this variable rate debt through derivative instruments, which consist of interest rate swaps and collars. Under the swap contracts, HEP makes interest payments on its Credit Agreement as scheduled and receives or makes payments based on the differential between the fixed rate of the swap and a floating rate plus a defined differential. These instruments reduce HEP's exposure to increases in interest rates on the hedged portion of its debt by enabling it to effectively pay a fixed rate of interest or a rate which only fluctuates within a predetermined ceiling and floor. A hypothetical increase in interest rates of two percentage points would cause a loss in income and cash flows of $995,000 during 1999, assuming that outstanding borrowings under the Credit Agreement remain at current levels. This loss in income and cash flows would be offset by a $520,000 increase in income and cash flows associated with the interest rate swap and collar agreements that are in effect for 1999.

Commodity Price Risk (non trading) - HEP hedges a portion of the price risk associated with the sale of its oil and natural gas production through the use of derivative commodity instruments, which consist of swaps, collars and participating hedges. These instruments reduce HEP's exposure to decreases in oil and natural gas prices on the hedged portion of its production by enabling it to effectively receive a fixed price on its oil and gas sales or a price that only fluctuates between a predetermined floor and ceiling. HEP's participating hedges also enable HEP to receive 25% of any increase in prices over the fixed prices specified in the contracts. As of March 24, 1999, HEP has entered into derivative commodity hedges covering an aggregate of 16,000 barrels of oil and 18,308,000 mcf of gas that extend through 2002. Under the these contracts, HEP sells its oil and natural gas production at spot market prices and receives or makes payments based on the differential between the contract price and a floating price which is based on spot market indices. The amount received or paid upon settlement of these contracts is recognized as oil or natural gas revenues at the time the hedged volumes are sold. A hypothetical decrease in oil and natural gas prices of 10% from the prices in effect as of December 31, 1998 would cause a loss in income and cash flows of $3,800,000 during 1999, assuming that oil and gas production remain at 1998 levels. This loss in income and cash flows would be offset by a $1,220,000 increase in income and cash flows associated with the oil and natural gas derivative contracts that are in effect for 1999.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                                                           PAGE NO.
                                                                                                           --------
FINANCIAL STATEMENTS:
Independent Auditors' Report                                                                                     33

Consolidated Balance Sheets at December 31, 1998 and 1997                                                     34-35

Consolidated Statements of Operations for the years ended
   December 31, 1998, 1997 and 1996                                                                              36

Consolidated Statements of Partners' Capital for the years
   ended December 31, 1998, 1997 and 1996                                                                        37

Consolidated Statements of Cash Flows for the years ended
   December 31, 1998, 1997 and 1996                                                                              38

Notes to Consolidated Financial Statements                                                                    39-55

SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)                                                      56-59

                          INDEPENDENT AUDITORS' REPORT


TO THE PARTNERS OF HALLWOOD ENERGY PARTNERS, L.P.:

We have audited the consolidated financial statements of Hallwood Energy Partners, L.P. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, listed in the index at Item 8. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hallwood Energy Partners, L.P. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Denver, Colorado
March 24, 1999

                         HALLWOOD ENERGY PARTNERS, L.P.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                             December 31,
                                                      ---------------------------
                                                        1998              1997
                                                      ---------         ---------
CURRENT ASSETS
   Cash and cash equivalents                          $  11,874         $   6,622
   Accounts receivable:
     Oil and gas revenues                                 5,911             8,772
     Trade                                                4,040             5,069
   Due from affiliates                                      119               588
   Prepaid expenses and other current assets              1,338             1,091
   Net working capital of affiliate                         236
                                                      ---------         ---------
       Total                                             23,518            22,142
                                                      ---------         ---------

PROPERTY, PLANT AND EQUIPMENT, at cost
   Oil and gas properties (full cost method):
     Proved mineral interests                           664,799           624,621
     Unproved mineral interests - domestic                2,694             2,315
   Furniture, fixtures and other                          3,411             3,513
                                                      ---------         ---------
       Total                                            670,904           630,449

   Less accumulated depreciation, depletion,
     amortization and property impairment              (565,899)         (536,118)
                                                      ---------         ---------
       Total                                            105,005            94,331
                                                      ---------         ---------
OTHER ASSETS
   Investment in common stock of HCRC                    10,160            15,048
   Deferred expenses and other assets                       408                82
                                                      ---------         ---------
       Total                                             10,568            15,130
                                                      ---------         ---------
TOTAL ASSETS                                          $ 139,091         $ 131,603
                                                      =========         =========

                        (Continued on the following page)

                         HALLWOOD ENERGY PARTNERS, L.P.
                           CONSOLIDATED BALANCE SHEETS
                          (In thousands, except Units)

                                                                 December 31,
                                                         ---------------------------
                                                           1998               1997
                                                         ---------         ---------
CURRENT LIABILITIES
   Accounts payable and accrued liabilities              $  22,921         $  19,915
   Current portion of long-term debt                         9,319
   Net working capital deficit of affiliate                                      448
   Current portion of contract settlement                                      2,752
                                                         ---------         ---------
       Total                                                32,240            23,115
                                                         ---------         ---------
NONCURRENT LIABILITIES
   Long-term debt                                           40,381            34,986
   Deferred liability                                        1,050             1,180
                                                         ---------         ---------
       Total                                                41,431            36,166
                                                         ---------         ---------
         Total liabilities                                  73,671            59,281
                                                         ---------         ---------
MINORITY INTEREST IN AFFILIATES                              2,788             3,258
                                                         ---------         ---------

COMMITMENTS AND CONTINGENCIES (NOTE 16)

PARTNERS' CAPITAL
   Class A Units - 10,011,854 and 9,977,254 Units
     issued in 1998 and 1997, respectively;
     9,121,612 and 9,077,949 Units outstanding in
     1998 and 1997, respectively                            44,198            66,184
   Class B Subordinated Units - 147,773 Units
     outstanding in 1998 and 1997                            1,143             1,411
   Class C Units - 2,464,063 and 664,063 Units
     outstanding in 1998 and 1997, respectively             21,386             4,868
   General Partner                                           2,814             3,580
   Treasury Units - 890,242 and 899,305 Units in
     1998 and 1997, respectively                            (6,909)           (6,979)
                                                         ---------         ---------
         Partners' capital - net                            62,632            69,064
                                                         ---------         ---------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                  $ 139,091         $ 131,603
                                                         =========         =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                         HALLWOOD ENERGY PARTNERS, L.P.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         (In thousands except per Unit)

                                                             For the Year Ended December 31,
                                                             -------------------------------
                                                         1998             1997             1996
                                                       --------         --------         --------
REVENUES:
  Gas revenue                                          $ 28,366         $ 27,220         $ 28,618
  Oil revenue                                            10,741           14,690           19,534
  Pipeline and other                                      4,070            2,797            2,492
  Interest                                                  409              396              422
                                                       --------         --------         --------
                                                         43,586           45,103           51,066
                                                       --------         --------         --------

EXPENSES:
  Production operating                                   12,175           11,060           11,511
  Facilities operating                                      498              641              726
  General and administrative                              5,045            5,333            4,540
  Depreciation, depletion and amortization               15,720           11,961           13,500
  Impairment of oil and gas properties                   14,000
  Interest                                                2,797            3,096            3,878
                                                       --------         --------         --------
                                                         50,235           32,091           34,155
                                                       --------         --------         --------

OTHER INCOME (EXPENSES):
  Equity in earnings (loss) of HCRC                      (4,888)           1,348            1,768
  Minority interest in net income of affiliates            (976)          (1,797)          (2,723)
  Litigation                                             (1,382)             240             (230)
                                                       --------         --------         --------
                                                         (7,246)            (209)          (1,185)
                                                       --------         --------         --------

NET INCOME (LOSS)                                       (13,895)          12,803           15,726

CLASS C UNIT DISTRIBUTIONS ($1.00 PER UNIT)               2,464              664              664
                                                       --------         --------         --------

NET INCOME (LOSS) ATTRIBUTABLE TO
  GENERAL PARTNER, CLASS A AND
  CLASS B LIMITED PARTNERS                             $(16,359)        $ 12,139         $ 15,062
                                                       ========         ========         ========

ALLOCATION OF NET INCOME (LOSS):

General partner                                        $    886         $  2,097         $  2,569
                                                       ========         ========         ========
Class A and Class B Limited partners                   $(17,245)        $ 10,042         $ 12,493
                                                       ========         ========         ========
  Per Class A Unit and Class B Unit - basic            $  (1.86)        $   1.09         $   1.35
                                                       ========         ========         ========
  Per Class A Unit and Class B Unit - diluted          $  (1.86)        $   1.07         $   1.35
                                                       ========         ========         ========
  Weighted average Class A Units and Class B
     Units outstanding                                    9,258            9,222            9,240
                                                       ========         ========         ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                         HALLWOOD ENERGY PARTNERS, L.P.
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (In thousands)

                                      General       Class A       Class B       Class C       Treasury
                                      Partner        Units         Units         Units         Units         Total
                                      --------      --------      --------      --------      --------      --------
BALANCE, DECEMBER 31, 1995            $  2,981      $ 59,614      $  1,062                    $ (6,085)     $ 57,572
Increase in Treasury Units                                                                        (894)         (894)
Syndication costs                                        (12)                                                    (12)
Issuance of Class C Units                             (5,146)                   $  5,146
Distributions                           (2,243)       (5,270)                       (664)                     (8,177)
Net income                               2,569        12,301           192           664                      15,726
                                      --------      --------      --------      --------      --------      --------

BALANCE, DECEMBER 31, 1996               3,307        61,487         1,254         5,146        (6,979)       64,215
Syndication costs                                                                   (278)                       (278)
Distributions                           (1,824)       (5,188)                       (664)                     (7,676)
Net income                               2,097         9,885           157           664                      12,803
                                      --------      --------      --------      --------      --------      --------

BALANCE, DECEMBER 31, 1997               3,580        66,184         1,411         4,868        (6,979)       69,064
Issuance of Class C Units, net of
  syndication costs                                                               16,518                      16,518
General Partner contribution               171                                                                   171
Exercise of Unit Options                                 199                                                     199
Decrease in Treasury Units                                                                          70            70
Distributions                           (1,823)       (5,208)                     (2,464)                     (9,495)
Net income (loss)                          886       (16,977)         (268)        2,464                     (13,895)
                                      --------      --------      --------      --------      --------      --------
BALANCE, DECEMBER 31, 1998            $  2,814      $ 44,198      $  1,143      $ 21,386      $ (6,909)     $ 62,632
                                      ========      ========      ========      ========      ========      ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                         HALLWOOD ENERGY PARTNERS, L.P.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                          For the Year Ended December 31,
                                                                          -------------------------------
                                                                      1998             1997             1996
                                                                    --------         --------         --------
OPERATING ACTIVITIES:
  Net income (loss)                                                 $(13,895)        $ 12,803         $ 15,726
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
       Depreciation, depletion and amortization                       15,720           11,961           13,500
       Impairment of oil and gas properties                           14,000
       Depreciation charged to affiliates                                249              221              265
       Asset disposals                                                  (188)
       Amortization of deferred loan costs and other assets               82               81              167
       Noncash interest expense                                           15              241              219
       Minority interest in net income                                   976            1,797            2,723
       Take-or-pay recoupment                                           (130)            (126)            (376)
       Equity in (earnings) loss of HCRC                               4,888           (1,348)          (1,768)
       Undistributed (earnings) loss of affiliates                    (1,319)             197             (187)

  Changes in operating assets and liabilities provided
    (used) cash net of noncash activity:
         Oil and gas revenues receivable                               2,861              633           (2,638)
         Trade receivables                                             1,029             (562)          (1,647)
         Due from affiliates                                            (362)          (2,948)           2,808
         Prepaid expenses and other current assets                      (247)            (163)             163
         Deferred expenses and other assets                             (408)
         Accounts payable and accrued liabilities                      3,006            4,730           (2,159)
         Due to affiliates                                                               (133)            (373)
                                                                    --------         --------         --------
           Net cash provided by operating activities                  26,277           27,384           26,423
                                                                    --------         --------         --------

INVESTING ACTIVITIES:
  Additions to property, plant and equipment                         (28,756)          (3,233)          (3,148)
  Exploration and development costs incurred                         (12,180)         (12,983)          (9,467)
  Proceeds from sales of property, plant and equipment                   454              133            5,294
  Distributions received from affiliate                                1,583
  Investment in affiliates                                               (20)             (76)            (449)
  Investment in Spraberry properties                                                                    (4,715)
  Other investing activities                                                              (29)
                                                                    --------         --------         --------
           Net cash used in investing activities                     (38,919)         (16,188)         (12,485)
                                                                    --------         --------         --------

FINANCING ACTIVITIES:
  Payments of long-term debt                                         (18,286)          (7,285)         (11,373)
  Proceeds from the issuance of Class C Units, net
    of syndication costs                                              16,518
  Proceeds from long-term debt                                        33,000            7,000            9,000
  Distributions paid                                                  (9,495)          (7,676)          (8,177)
  Distributions paid by consolidated affiliates
    to minority interest                                              (1,446)          (1,875)          (2,429)
  Payment of contract settlement                                      (2,767)                             (305)
  Exercise of Unit Options                                               199
  Capital contribution from the general partner                          171
  Other financing activities                                                             (278)             (91)
                                                                    --------         --------         --------
           Net cash provided by (used in) financing activities        17,894          (10,114)         (13,375)
                                                                    --------         --------         --------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                          5,252            1,082              563

CASH AND CASH EQUIVALENTS:

  BEGINNING OF YEAR                                                    6,622            5,540            4,977
                                                                    --------         --------         --------
  END OF YEAR                                                       $ 11,874         $  6,622         $  5,540
                                                                    ========         ========         ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                         HALLWOOD ENERGY PARTNERS, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Hallwood Energy Partners, L.P. ("HEP" or the "Partnership") is a publicly traded Delaware limited partnership engaged in the development, acquisition and production of oil and gas properties in the continental United States. HEP's objective is to provide its partners with an attractive return through a combination of cash distributions and capital appreciation. To achieve its objective, HEP utilizes operating cash flow, first, to reinvest in operations to maintain its reserve base and production; second to make stable cash distributions to Unitholders; and third, to grow HEP's reserve base over time. HEP's future growth will be driven by a combination of development of existing projects, exploration for new reserves and select acquisitions. HEPGP Ltd. became the general partner of HEP on November 26, 1996 after its former general partner, Hallwood Energy Corporation ("HEC") merged into The Hallwood Group Incorporated ("Hallwood Group"). HEPGP Ltd. is a limited partnership of which Hallwood Group is the limited partner and Hallwood G.P., Inc. ("Hallwood G.P."), a wholly owned subsidiary of Hallwood Group, is the general partner. HEP commenced operations in August 1985 after completing an exchange offer in which HEP acquired oil and gas properties and operations from HEC, 24 oil and gas limited partnerships of which HEC was the general partner, and certain working interest owners that had participated in wells with HEC and the limited partnerships.

The activities of HEP are conducted through HEP Operating Partners, L.P. ("HEPO") and EDP Operating, Ltd. ("EDPO"). HEP is the sole limited partner and HEPGP Ltd. is the sole general partner of HEPO and EDPO. Solely for purposes of simplicity herein, unless otherwise indicated, all references to HEP in connection with the ownership, exploration, development or production of oil and gas properties include HEPO and EDPO.

ACCOUNTING POLICIES

CONSOLIDATION

HEP fully consolidates entities in which it owns a greater than 50% equity interest and reflects a minority interest in the consolidated financial statements. HEP accounts for its interest in 50% or less owned affiliated oil and gas partnerships and limited liability companies using the proportionate consolidation method of accounting. HEP's investment in approximately 46% of the common stock of its affiliate, Hallwood Consolidated Resources Corporation ("HCRC"), is accounted for under the equity method.

The accompanying financial statements include the activities of HEP, its subsidiaries, Hallwood Petroleum, Inc. ("HPI") and Hallwood Oil and Gas, Inc. ("Hallwood Oil") and majority owned affiliates, the May Limited Partnerships 1983-1, 1983-2, 1983-3, 1984-1, 1984-2, 1984-3 ("Mays").

DERIVATIVES

As of March 24, 1999, HEP was a party to 26 financial contracts to hedge the price of its oil and natural gas. The purpose of the hedges is to provide protection against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of these contracts are recognized as oil or gas revenue at the time the hedged volumes are sold.

As of March 24 1999, HEP was a party to six financial contracts to hedge the interest payments under its Credit Agreement. The purpose of the hedges is the protect against the variability of the cash flows under its Credit Agreement which has a floating interest rate. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

GAS BALANCING

HEP uses the sales method for recording its gas balancing. Under this method, HEP recognizes revenue on all of its sales of production, and any over-production or under-production is recovered at a future date.

As of December 31, 1998, HEP had a net over-produced position of 157,000 mcf ($298,000 valued at year-end gas prices). The general partner believes that this imbalance can be made up with production on existing wells or from wells which will be drilled as offsets to existing wells and that this imbalance will not have a material effect on HEP's results of operations, liquidity and capital resources. HEP's oil and gas reserves as of December 31, 1998 have been decreased by 157,000 mcf in order to reflect HEP's gas balancing position.

ALLOCATIONS

Partnership costs and revenues are allocated to Class A and Class B Unitholders and the general partner pursuant to the partnership agreement as set forth below.

                                           Unitholders          General Partner
                                           -----------          ---------------
Property Costs and Revenues
  Initial acquisition costs -
    Acreage other than exploratory            100%                     0%
    Exploratory acreage                        98%                     2%
  Producing wells -
    Costs and revenues                         98%                     2%
  Development wells (1) -
    Costs through completion                  100%                     0%
    All other costs and revenues               95%                     5%
  Exploratory wells (1) -
    Costs through completion                   90%                    10%
     All other costs and revenues              75%                    25%
All other costs and revenues                   98%                     2%

(1) These percentages are for wells drilled under the EDPO partnership agreement. The majority of wells drilled under the HEPO partnership agreement share costs through completion in a ratio of 7.5% to the general partner and 92.5% to the Unitholders and share all other costs and revenues in a ratio of 18.75% to the general partner and 81.25% to the Unitholders.

PROPERTY, PLANT AND EQUIPMENT

HEP follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized in a single cost center ("full cost pool") and are amortized over the productive life of the underlying proved reserves using the units of production method. Proceeds from property sales are generally credited to the full cost pool.

Capitalized costs of oil and gas properties may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair market value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of year end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming continuation of existing economic conditions. During the second, third and fourth quarters of 1998, using oil and gas prices of $13.00 per barrel of oil and $2.00 per mcf of gas, $12.80 per barrel of oil and $1.90 per mcf of gas and $10.00 per barrel of oil and $1.90 per mcf of gas, respectively, HEP recorded oil and gas property impairments totaling $14,000,000.

HEP does not accrue costs for future site restoration, dismantlement and abandonment costs related to proved oil and gas properties because the Partnership estimates that such costs will be offset by the salvage value of the equipment sold upon abandonment of such properties. The Partnership's estimates are based upon its historical experience and upon review of current properties and restoration obligations.

Unproved properties are withheld from the amortization base until such time as they are either developed or abandoned. The properties are evaluated periodically for impairment.

Long-lived assets, other than oil and gas properties which are evaluated for impairment as described above, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. To date, HEP has not recognized any impairment losses on long-lived assets other than oil and gas properties.

DEFERRED LIABILITY

The deferred liability as of December 31, 1998 and 1997 consists primarily of HEP's share of the unrecouped portion of a 1989 take-or-pay settlement, which is recoupable in gas volumes.

DISTRIBUTIONS

HEP paid a $.13 per Class A Unit and a $.25 per Class C Unit distribution on February 12, 1999 to Unitholders of record on December 31, 1998. This amount and the general partner distribution were accrued as of year end. At December 31, 1998 and 1997, distributions payable of $2,423,000 and $2,093,000, respectively were included in accounts payable and accrued liabilities. HEP declared distributions of $.52 per Class A Unit and $1.00 per Class C Unit for 1998, 1997 and 1996.

INCOME TAXES

No provision for federal income taxes is included in HEP's financial statements because, as a partnership, it is not subject to federal income tax and the tax effects of its activities accrue to the partners. In certain circumstances, partnerships may be held to be associations taxable as corporations. The Internal Revenue Service has issued regulations specifying circumstances under current law when such a finding may be made, and management has obtained an opinion of counsel based on those regulations that HEP is not an association taxable as a corporation. A finding that HEP is an association taxable as a corporation could have a material adverse effect on the financial position, cash flows and results of operations of HEP.

As a result of differences between the accounting treatment of certain items for income tax purposes and financial reporting purposes, primarily depreciation, depletion and amortization of oil and gas properties and the recognition of intangible drilling costs as an expense or capital item, the income tax basis of oil and gas properties differs from the basis used for financial reporting purposes. At December 31, 1998 and 1997, the income tax bases of the Partnership's oil and gas properties were approximately $94,100,000 and $94,000,000, respectively.

CASH AND CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

COMPUTATION OF NET INCOME PER UNIT

Basic income (loss) per Class A and Class B Unit is computed by dividing net income (loss) attributable to the Class A and Class B limited partners' interest (net income excluding income (loss) attributable to the general partner and Class C Units) by the weighted average number of Class A Units and Class B Units outstanding during the periods. Diluted income per Class A and Class B Unit includes the potential dilution that could occur upon exercise of the options to acquire Class A Units described in Note 10, computed using the treasury stock method which assumes that the increase in the number of Units is reduced by the number of Units which could have been repurchased by the Partnership with the proceeds from the exercise of the options (which were assumed to have been made at the average market price of the Class A Units during the reporting period). Unit options have been ignored in the computation of diluted loss per share in 1998 because their inclusion would be anti-dilutive.

The following table reconciles the number of Units outstanding used in the calculation of basic and diluted income (loss) per Class A and Class B Unit.

                                                                     Income
                                                                     (Loss)           Units          Per Unit
                                                                    --------         --------        --------
                                                                           (In thousands except per Unit)
FOR THE YEAR ENDED DECEMBER 31, 1998
   Net loss per Class A Unit and Class B Unit - basic               $(17,245)           9,258        $  (1.86)
                                                                    --------         --------        ========
     Net Loss per Class A Unit and Class B Unit - diluted           $(17,245)           9,258        $  (1.86)
                                                                    ========         ========        ========

FOR THE YEAR ENDED DECEMBER 31, 1997
   Net income per Class A Unit and Class B Unit - basic             $ 10,042            9,222        $   1.09
                                                                                                     ========
   Effect of Unit Options                                                                 137
                                                                    --------         --------
     Net Income per Class A Unit and Class B Unit - diluted         $ 10,042            9,359        $   1.07
                                                                    ========         ========        ========

FOR THE YEAR ENDED DECEMBER 31, 1996
   Net income per Class A Unit and Class B Unit - basic             $ 12,493            9,240        $   1.35
                                                                                                     ========
   Effect of Unit Options                                                                 13
                                                                    --------         --------
     Net Income per Class A Unit and Class B Unit - diluted         $ 12,493            9,253        $   1.35
                                                                    ========         ========        ========

TREASURY UNITS

HEP owns approximately 46% of the outstanding common stock of HCRC, while HCRC owns approximately 19% of HEP's Class A Units. Consequently, HEP has an interest in 890,242 and 899,305 of its own Units at December 31, 1998 and 1997, respectively. The Units are treated as Treasury Units in the accompanying financial statements.

USE OF ESTIMATES

The preparation of the financial statements for the Partnership in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

SIGNIFICANT CUSTOMERS

Although the Partnership sells the majority of its oil and gas production to a few purchasers, there are numerous other purchasers in the area in which HEP sells its production; therefore, the loss of its significant customers would not adversely affect HEP's operations. For the years ended December 31, 1998, 1997 and 1996, purchases by the following companies exceeded 10% of the total oil and gas revenues of the Partnership:

                                                      1998             1997              1996
                                                      ----             ----              ----

Conoco Inc.                                           23%               20%              28%
El Paso Field Services Company                        11%               11%
Marathon Petroleum Company                                              16%              11%

ENVIRONMENTAL CONCERNS

HEP is continually taking actions it believes are necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of December 31, 1998, HEP has not been fined or cited for any environmental violations which would have a material adverse effect upon capital expenditures, earnings or the competitive position of HEP in the oil and gas industry.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Partnership adopted SFAS 130 on January 1, 1998. The Partnership does not have any items of other comprehensive income for the years ended December 31, 1998, 1997 and 1996. Therefore, total comprehensive income (loss) is the same as net income (loss) for those periods.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting selected information about operating segments and related disclosures about products and services, geographic areas, and major customers. SFAS 131 requires that an entity report financial and descriptive information about its operating segments which are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. HEP adopted FAS 131 in 1998.

The Partnership engages in the development, production and sale of oil and gas, and the acquisition, exploration, development and operation of oil and gas properties in the continental United States. In addition, the Partnership's activities exhibit similar economic characteristics and involve the same products, production processes, class of customers, and methods of distribution. Management of the Partnership evaluates its performance as a whole rather than by product or geographically. As a result, HEP's operations consist of one reportable segment.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains and losses) depends on the intended use of the derivative and the resulting designation. The Partnership is required to adopt SFAS 133 on January 1, 2000. The Partnership has not completed the process of evaluating the impact that will result from adopting SFAS 133.

RECLASSIFICATIONS

Certain reclassifications have been made to prior years' amounts to conform to the classifications used in the current year.

NOTE 2 - OIL AND GAS PROPERTIES

The following table summarizes cost information related to HEP's oil and gas activities:

                                                          For the Year Ended December 31,
                                                          -------------------------------
                                                       1998             1997              1996
                                                      -------          -------           -------
                                                                  (In thousands)
Property acquisition costs:
  Proved                                              $28,397          $ 1,942           $ 2,321
  Unproved                                                379            1,071               560
Development costs                                       8,087            7,607             8,218
Exploration costs                                       6,043            6,950             2,200
                                                      -------          -------           -------
      Total                                           $42,906          $17,570           $13,299
                                                      =======          =======           =======

Depreciation, depletion, amortization and impairment expense related to proved oil and gas properties per equivalent mcf of production for the years ended December 31, 1998, 1997 and 1996, was $1.57, $.73 and $.73, respectively.

At December 31, unproved properties consist of the following:

                                                                       1998             1997
                                                                      ------           ------
                                                                          (In thousands)
Texas                                                                 $1,857           $  982
North Dakota                                                             499              314
California                                                                                447
Other                                                                    338              572
                                                                      ------           ------
                                                                      $2,694           $2,315
                                                                      ======           ======


NOTE 3 - PRINCIPAL ACQUISITIONS AND SALES

As a result of the arbitration discussed in Note 13, HEP completed an $8,200,000 acquisition of properties located primarily in Texas during October 1998. The acquisition included interests in 570 wells, numerous proven and unproven drilling locations, exploration acreage and 3-D seismic data.

In July 1996, HEP and its affiliate, HCRC, acquired interests in 38 wells located primarily in LaPlata County, Colorado. An unaffiliated large East Coast financial institution formed an entity to utilize the tax credits generated from the wells. The project was financed by an affiliate of Enron Corp. through a volumetric production payment. During May 1998, a limited liability company owned equally by HEP and HCRC purchased the volumetric production payment from the affiliate of Enron Corp. HEP funded its $17,257,000 share of the acquisition price from operating cash flow and borrowings under its Credit Agreement.

During 1997, HEP had no individually significant property acquisitions or sales.


NOTE 4 - CLASS C UNIT ISSUANCE

On February 17, 1998, HEP closed its public offering of 1.8 million Class C Units, priced at $10.00 per Unit. Proceeds to HEP, net of underwriting expenses, were approximately $16,518,000. HEP used $14,000,000 of the net proceeds to repay borrowings under its Credit Agreement and applied the remaining proceeds toward the repayment of HEP's outstanding contract settlement obligation at December 31, 1997 of $2,752,000.

NOTE 5 - DERIVATIVES

As part of its risk management strategy, HEP enters into financial contracts to hedge the price of its oil and natural gas. HEP does not use these hedges for trading purposes, but rather for the purpose of providing protection against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of these contracts is recognized as oil or gas revenue at the time the hedged volumes are sold.

The financial contracts used by HEP to hedge the price of its oil and natural gas production are swaps, collars and participating hedges. Under the swap contracts, HEP sells its oil and gas production at spot market prices and receives or makes payments based on the differential between the contract price and a floating price which is based on spot market indices. As of March 24, 1999, HEP was a party to 26 financial contracts with three different counterparties.

The following table provides a summary of HEP's financial contracts:

                                   Oil
                         ----------------------
                         Quantity of Production
      Period                     Hedged                     Contract Floor Price
      ------             ----------------------             --------------------
                                 (bbls)                           (per bbl)
       1996                       300,000                             $18.33
       1997                       346,000                              17.78
       1998                       175,000                              16.62
       1999                        16,000                              14.88

All of the oil volumes hedged in 1999 are subject to a participating hedge whereby HEP will receive the contract price if the posted futures price is lower than the contract price, and will receive the contract price plus 25% of the difference between the contract price and the posted futures price if the posted futures price is greater than the contract price. All of the volumes hedged in 1999 are subject to a collar agreement whereby HEP will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap prices range from $16.50 to $18.35 per barrel.

                                   Gas
                         ----------------------
                         Quantity of Production
      Period                     Hedged                     Contract Floor Price
      ------             ----------------------             --------------------
                                  (mcf)                           (per mcf)
       1996                     5,479,000                              $1.94
       1997                     5,386,000                               1.97
       1998                     7,101,000                               2.09
       1999                     6,655,000                               2.02
       2000                     5,037,000                               2.07
       2001                     3,892,000                               2.04
       2002                     2,724,000                               2.09

From 1999 forward, between 15% and 25% of the gas volumes hedged in each year are subject to a collar agreement whereby HEP will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap price ranges from $2.63 per mcf to $2.80 per mcf.

In the event of nonperformance by the counterparties to the financial contracts, HEP is exposed to credit loss, but has no off-balance sheet risk of accounting loss. The Partnership anticipates that the counterparties will be able to satisfy their obligations under the contracts because the counterparties consist of well-established banking and financial institutions which have been in operation for many years. Certain of HEP's hedges are secured by the lien on HEP's oil and gas properties which also secures HEP's Credit Agreement described in Note 7.


NOTE 6 - INVESTMENT IN AFFILIATED CORPORATION

HEP accounts for its approximate 46% interest in HCRC using the equity method of accounting. The following presents summarized financial information for HCRC at December 31, 1998, 1997 and 1996.

                                1998             1997            1996
                              --------         --------        --------
                                            (In thousands)
Current assets                $ 12,566         $ 15,145        $ 10,802
Noncurrent assets               88,601           77,226          67,666
Current liabilities             18,262           11,007          10,849
Noncurrent liabilities          53,316           32,678          24,558
Revenue                         32,410           32,411          34,445
Net income (loss)              (20,279)           5,585           8,210

No other individual entity in which HEP owns an interest comprises in excess of 10% of the revenues, net income or assets of HEP.

HCRC repurchased approximately 99,000 and 78,000 shares of its common stock in odd lot repurchase offers which were completed January 26, 1996 and May 3, 1996, respectively. HCRC resold 38,895 of these shares to HEP at the price paid by HCRC for such shares. As a result of these transactions, HEP's ownership in HCRC increased from 40% to 46% at the end of May 1996.

The following amounts represent HEP's share of the property related costs and reserve quantities and values of its equity investee HCRC (in thousands):

CAPITALIZED COSTS RELATING TO OIL AND GAS ACTIVITIES:

                                                             As of December 31,
                                                             ------------------
                                                 1998               1997               1996
                                              ----------         ----------         ----------
Unproved properties                           $    1,286         $    1,040         $      573
Proved properties                                147,600            118,966            113,085
Accumulated depreciation, depletion,
  amortization and property impairment          (100,890)           (92,511)           (89,175)
                                              ----------         ----------         ----------
Net property                                  $   47,996         $   27,495         $   24,483
                                              ==========         ==========         ==========

COSTS INCURRED IN OIL AND GAS ACTIVITIES:

                                                 For the Year Ended of December 31,
                                              ----------------------------------------
                                                1998            1997            1996
                                              --------        --------        --------
Acquisition costs                             $ 12,879        $  1,303        $  1,008
Development costs                                2,636           2,060           3,670
Exploration costs                                2,606           2,851             382
                                              --------        --------        --------
     Total                                    $ 18,121        $  6,214        $  5,060
                                              ========        ========        ========

                                                               For the Year Ended December 31,
                                                               -------------------------------
                                                            1998             1997             1996
                                                          --------         --------         --------
Oil and gas revenue                                       $ 10,372         $ 10,889         $ 11,690
Production operating expense                                (4,272)          (3,746)          (3,790)
Depreciation, depletion, amortization
  and property impairment expense                          (13,773)          (3,336)          (3,257)
Income tax benefit (expense)                                                   (761)              23
                                                          --------         --------         --------
     Net income (loss) from oil and gas activities        $ (7,673)        $  3,046         $  4,666
                                                          ========         ========         ========

PROVED OIL AND GAS RESERVE QUANTITIES:

                                                     Gas                Oil
                                                     Mcf                Bbl
                                                    ------             -----
                                                           (unaudited)
Balance, December 31, 1998                          32,000             1,470
                                                    ======             =====
Balance, December 31, 1997                          27,268             2,065
                                                    ======             =====
Balance, December 31, 1996                          22,786             2,680
                                                    ======             =====

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS:

                                                          (unaudited)
December 31, 1998                                          $ 30,134
                                                           ========
December 31, 1997                                          $ 31,245
                                                           ========
December 31, 1996                                          $ 47,701
                                                           ========

NOTE 7 - DEBT

HEP's long-term debt at December 31, 1998 and 1997 consists of the following:

                                                 1998            1997
                                               --------        --------
                                                    (In thousands)
Credit Agreement                               $ 49,700        $ 30,700
Note Purchase Agreement                                           4,286
                                               --------        --------
Total                                            49,700          34,986
Less current maturities                           9,319
                                               --------        --------
Long-term debt                                 $ 40,381        $ 34,986
                                               ========        ========

During the first quarter of 1997, HEP and its lenders amended HEP's Second Amended and Restated Credit Agreement (as amended, the "Credit Agreement") to extend the term date of its Credit Agreement to May 31, 1999. The lenders are Morgan Guaranty Trust Company, First Union National Bank and NationsBank of Texas. Under the Credit Agreement HEP has a borrowing base of $62,000,000. HEP had amounts outstanding at December 31, 1998 of $49,700,000. HEP's unused borrowing base totaled $12,300,000 at March 24, 1999.

Borrowings against the Credit Agreement bear interest at the lower of the Certificate of Deposit rate plus from 1.375% to 1.875%, prime plus 1/2% or the Euro-Dollar rate plus from 1.25% to 1.75%. At December 31, 1998, the applicable interest rate was 7.125%. Interest is payable monthly, and quarterly principal payments of $3,106,500 commence May 31, 1999.

The borrowing base for the Credit Agreement is redetermined semiannually. The Credit Agreement is secured by a first lien on approximately 80% in value of HEP's oil and gas properties. Additionally, aggregate distributions which may be paid by HEP in any 12 month period are limited to 50% of cash flow from operations before working capital changes and distributions received from affiliates, if the principal amount of debt of HEP is 50% or more of the borrowing base. Aggregate distributions which may be paid by HEP are limited to 65% of cash flow from operations before working capital changes and 65% of distributions which may be received from affiliates, if the principal amount of debt is less than 50% of the borrowing base.

At December 31, 1998, HEP's debt maturity schedule is as follows.

                                                    (In thousands)
                 1999                                  $ 9,319
                 2000                                   12,425
                 2001                                   12,425
                 2002                                   12,425
                 2003                                    3,106
                                                       -------
                   Total                               $49,700
                                                       =======

As part of its risk management strategy, HEP enters into financial contracts to hedge the interest rate payments under its Credit Agreement. HEP does not use the hedges for trading purposes, but rather to protect against the volatility of the cash flows under its Credit Agreement, which has a floating interest rate. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

Approximately one third of the debt hedged in 1998 was subject to a collar agreement with a floor rate of 7.55% and a ceiling rate of 9.85%. All other contracts are interest rate swaps with fixed rates. As of March 24, 1999, HEP was a party to six contracts with three different counterparties.

The following table provides a summary of HEP's financial contracts.

                                                             Average
                                      Amount of              Contract
          Period                     Debt Hedged            Floor Rate
          ------                     -----------            ----------
           1996                      $10,000,000              6.65%
           1997                       15,000,000              6.56%
           1998                       15,000,000              6.84%
           1999                       27,000,000              5.70%
           2000                       30,000,000              5.65%
           2001                       24,000,000              5.23%
           2002                       25,000,000              5.23%
           2003                       25,000,000              5.23%
           2004                        4,000,000              5.23%

NOTE 8 - CONTRACT SETTLEMENT OBLIGATION

In the first quarter of 1989, HEP settled a take-or-pay contract claim on its Bethany-Longstreet field. In accordance with the settlement, HEP received $7,623,000 in cash. This amount was recoupable in cash or gas volumes from April 1992 through March 1996, with a cash balloon payment due during the first quarter of 1998. A liability was recorded equal to the present value of this amount discounted at 10.68%, HEP's estimated borrowing rate at the time of settlement. At December 31, 1997, the current contract settlement balance consisted of a payment of $2,767,000 net of unaccreted discount of $15,000, which was paid during February 1998.


NOTE 9 - PARTNERS' CAPITAL

HEP Units that trade on the American Stock Exchange under the symbol "HEP" are referred to as "Class A Units," and Units that trade under the symbol "HEPC" are referred to as "Class C Units."

CLASS B SUBORDINATED UNITS

The Class B Units have equal liquidation rights and identical tax allocation rights and provisions to the Class A Units. However, the Class B Units have the following subordinated distribution provisions:

1. Distribution rights equal to Class A Units while the Class A Units receive distributions of $.20 or more per Class A Unit per calendar quarter.

2. No current distribution right should Class A Units receive distributions less than $.20 per Class A Unit for any calendar quarter.

3. An accumulated distribution deficit account is maintained for the benefit of the Class B Units for any distributions suspended under 2 above. The amount in the deficit account is payable in whole or in part to the Class B Unitholders in any quarter in which distributions are equal to or greater than $.20 per Class A Unit.

The Class B Units may be converted into Class A Units on a 1:1 ratio at the option of the holder or holders thereof. Upon conversion, any amount remaining unpaid in the accumulated distribution deficit account relating to Class B Units converted is waived.

The Class B Units vote as a separate class on all matters required or otherwise brought for a vote of the Unitholders of HEP.

CLASS C UNITS

The Class C Units were issued on January 19, 1996 to Class A Unitholders in the ratio of one Class C Unit for every 15 Class A Units outstanding. In connection with the issuance of the Class C Units, HEP transferred $5,146,000 of partners capital from the Class A Unitholders to the Class C Unitholders based on the initial trading price of the Class C Units.

The Class C Units have a distribution preference of $1.00 per year, payable quarterly, commencing in the first quarter of 1996. HEP may not declare or make any cash distributions on the Class A or Class B Units unless all accrued and unpaid distributions on the Class C Units have been paid.

Class C Units vote as a separate class on all matters submitted to the Unitholders of HEP for a vote.

RIGHTS PLAN

On February 6, 1995 the Board of Directors of the general partner approved the adoption of a rights plan designed to protect Unitholders in the event of a takeover action that would otherwise deny them the full value of their investment.

Under the terms of the rights plan, one right was distributed for each Class A Unit of HEP to holders of record at the close of business on February 17, 1995. The rights trade with the Class A Units. The rights will become exercisable only in the event, with certain exceptions, that an acquiring party accumulates 15% or more of HEP's Class A Units, or if a party announces an offer to acquire 30% or more of HEP. The rights will expire on February 6, 2005. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase, for $24, either HEP Class A Units or shares in an "acquiring entity," with a market value at that time of $48.

HEP will generally be entitled to redeem the rights at one cent per right at any time until the tenth day following the acquisition of a 15% position in its Units.


NOTE 10 - EMPLOYEE INCENTIVE PLANS

Every year beginning in 1992, the Board of Directors of the general partner has adopted an incentive plan. Each year the Board of Directors determines the percentage of HEP's interest in the cash flow from certain wells drilled, recompleted or enhanced during the year allocated to the incentive plan for that year. The specified percentage was 2.75% for 1998, and 2.40% for 1997 and 1996. The specified percentage of cash flow is then allocated among certain key employees who are participants in the Plan for that year. Each award under the plan (with regard to domestic properties) represents the right to receive for five years a portion of the specified share of the cash award, at the conclusion of which the participants are each paid a share of an amount equal to a specified percentage (80% for 1998, 1997 and 1996) of the remaining net present value of the qualifying wells, and the award for that year terminates. The expenses attributable to the plans were $125,000 in 1998, $277,000 in 1997 and $148,000 in 1996 and are included in general and administrative expense in the accompanying financial statements.

On January 31, 1995, the Board of Directors of the general partner approved the adoption of the Class A Unit Option Plan to be used for the motivation and retention of directors, employees and consultants performing services for HEP. The plan authorizes the issuance of options to purchase 425,000 Class A Units. Grants of the total options authorized were made on January 31, 1995, vesting one-third at that time, an additional one-third on January 31, 1996 and the remaining one-third on January 31, 1997. The exercise price of the options is $5.75, which was the closing price of the Class A Units on January 30, 1995.

On May 5, 1998, HEP granted options to purchase 25,500 Class A Units at an exercise price of $6.625 per Unit, which was equal to the fair market value of the Units on the date of grant. These options were not granted pursuant to a previously existing plan but are subject to terms and conditions identical to those in HEP's 1995 Class A Unit Option Plan. One-third of the options vested on the date of grant, and the remainder vest one-half on the first anniversary of the date of grant and one-half on the second anniversary of the date of grant.

During the second quarter of 1998, HEP adopted a Class C Unit Option Plan covering 120,000 Class C Units. Options to purchase all of the Units were granted effective May 5, 1998 at an exercise price of $10.00 per Unit, which was equal to the fair market value of the Units on the date of grant. One-half of the options vested on the date of grant, and the remainder vest on the first anniversary of the date of grant.

A summary of options granted to purchase Class A Units and the changes therein during the years ended December 31, 1998, 1997, and 1996 is presented below:

                                            1998                        1997                        1996
                                           ------                      ------                      ------
                                                 Weighted                     Weighted                    Weighted
                                                  Average                      Average                     Average
                                                 Exercise                     Exercise                    Exercise
                                     Units         Price          Units         Price         Units         Price
                                    -------       -------        -------        -----        -------        -----
Outstanding at beginning
   of year                          425,000       $  5.75        425,000        $5.75        425,000        $5.75
Granted                              25,500         6.625
 Exercised                          (34,600)         5.75
                                    -------       -------        -------        -----        -------        -----
 Outstanding at end of  year        415,900       $  5.80        425,000        $5.75        425,000        $5.75
                                    =======       =======        =======        =====        =======        =====

 Options exercisable at year end    398,900       $  5.80        425,000        $5.75        283,330        $5.75
                                    =======       =======        =======        =====        =======        =====

A summary of options granted under the Class C Unit Option Plan and the changes therein during the year ended December 31, 1998 is presented below:

                                                                Weighted
                                                                 Average
                                                                Exercise
                                                  Units          Price
                                                --------        --------
Outstanding at beginning of year                    --          $   --
 Granted                                         120,000           10.00
                                                --------        --------
Outstanding at end of  year                      120,000        $  10.00
                                                ========        ========
Options exercisable at year end                   60,000        $  10.00
                                                ========        ========

The Partnership has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation cost has been recognized for options granted to purchase Class A and Class C Units. Had compensation expense for options granted been determined based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, HEP's net income (loss) and net income (loss) per Unit would have been reduced to the pro forma amounts indicated below:

                                                       1998                   1997                   1996
                                                   ------------            -----------            -----------
Net income (loss):           as reported           $(13,895,000)           $12,803,000            $15,726,000
                             pro forma              (14,022,000)            12,730,000             15,544,000
Net income (loss)
  per Class A and B Unit - basic:
                             as reported           $      (1.86)           $      1.09            $      1.35
                             pro forma             $      (1.88)           $      1.08            $      1.33
Net income (loss)
  per Class A and B Unit - diluted:
                             as reported           $      (1.86)           $      1.07            $      1.35
                             pro forma             $      (1.88)           $      1.07            $      1.33

The fair value of the Unit options for disclosure purposes was estimated on the date of the grant using the Binomial Option Pricing Model with the following assumptions:

                                  1995 Class A       1998 Class A        1998 Class C
                                  Option Plan          Options           Option Plan
                                  ------------       ------------        ------------
Expected dividend yield                  6%                  8%                 11%
Expected price volatility               28%                 27%                 29%
Risk-free interest rate                7.6%                6.4%                6.4%
Expected life of options           10 years            10 years            10 years


NOTE 11 - RELATED PARTY TRANSACTIONS

HPI manages and operates certain oil and gas properties on behalf of independent joint interest owners, HEP and its affiliates. In such capacity, HPI pays all costs and expenses of operations and distributes all revenues associated with such properties. HPI has receivables from affiliates of HEP of $119,000 and $588,000 at December 31, 1998 and 1997, respectively, which represent net revenues net of operating costs and expenses. The intercompany balances are settled monthly. During 1998, HEPGP had a payable balance to HPI which ranged from $182,000 to $729,000.

HPI is reimbursed by HEP for costs and expenses which include office rent, salaries and associated overhead for personnel of HPI engaged in the acquisition and evaluation of oil and gas properties (technical expenditures which are capitalized as costs of oil and gas properties) and lease operating and general and administrative expenses necessary to conduct the business of HEP (nontechnical expenditures which are expensed as general and administrative or production operating expenses). Reimbursements during 1998, 1997, and 1996 were as follows:

                                           1998            1997           1996
                                           ----            ----           ----
                                                     (In thousands)
Technical                                 $1,398           $966          $1,249
Nontechnical                                 924            896           1,110

Included in the nontechnical allocation attributable to HEP's direct interest for 1998, 1997 and 1996 is approximately $274,000, $275,000, and $152,000, respectively, of consulting fees under a consulting agreement with Hallwood Group. Also included in the nontechnical allocation is $317,000, $301,000 and $309,000 in 1998, 1997 and 1996, respectively, representing costs incurred by Hallwood Group and its affiliates on behalf of the Partnership.

During the third quarter of 1994, HPI entered into a consulting agreement with its Chairman of the Board to provide advisory services regarding the activities of its affiliates. The agreement was terminated effective December 1996. The amount of consulting fees allocated to the Partnership under this agreement was $125,000 in 1996.


NOTE 12 - STATEMENT OF CASH FLOWS

Cash paid during 1998, 1997 and 1996 for interest totaled $2,700,000, $2,775,000 and $3,492,000, respectively.

NOTE 13 - ARBITRATION

In connection with the Demand for Arbitration filed by Arcadia Exploration and Production Company ("Arcadia") with the American Arbitration Association against Hallwood Energy Partners, L.P., Hallwood Consolidated Resources Corporation, E.M. Nominee Partnership Company and Hallwood Consolidated Partners, L.P. (collectively referred to as "Hallwood"), the arbitrators ruled that the original agreement entered into in August 1997 to purchase oil and gas properties should proceed, with a reduction in the total purchase price of approximately $2,500,000 for title defects. The arbitrators also ruled that Arcadia was not entitled to enforce its claim that Hallwood was required to purchase an additional $8,000,000 in properties and denied Arcadia's claim for attorneys fees. The arbitrators granted Arcadia prejudgment interest on the adjusted purchase price, but an issue exists between Hallwood and Arcadia as to the proper calculation of the limitation which the panel placed on the amount of prejudgment interest. The parties plan to ask the arbitrators to rule on this issue. The Partnership has accrued $452,000 in its financial statements as of December 31, 1998 in connection with this dispute.

In October 1998, HEP and its affiliate, HCRC, closed the acquisition of oil and gas properties from Arcadia pursuant to the ruling which included interests in approximately 570 wells, numerous proven and unproven drilling locations, exploration acreage, and 3-D seismic data. HEP's share of the purchase price was $8,200,000.


NOTE 14 - LITIGATION SETTLEMENTS

Concise Oil and Gas Partnership ("Concise"), a wholly owned subsidiary of the Partnership, was a defendant in a lawsuit styled Dr. Allen J. Ellender, Jr. et al. vs. Goldking Production Company, et al., filed in the Thirty-Second Judicial District Court, Terrebonne Parish, Louisiana on May 30, 1996. The portion of the lawsuit against Concise was settled in consideration of the payment by Concise of $600,000. This amount was recorded as litigation settlement expense in the second quarter of 1998. Concise has been dismissed with prejudice from the lawsuit.

In June 1996, HEP and the other parties to the lawsuits styled Lamson Petroleum Corporation v. Hallwood Petroleum, Inc. et al. settled the lawsuits. The plaintiffs in the lawsuits claimed they had valid leases covering streets and roads in the units of the A. L. Boudreaux #1 well, G. S. Boudreaux #1 well, Paul Castille #1 well, Evangeline Shrine Club #1 well and Duhon #1 well, which represented approximately .4% to 2.3% of HEP's interest in these properties, and they were entitled to a portion of the production from the wells dating from February 1990. In the settlement, HEP and the plaintiffs agreed to cross-convey interests in certain leases to one another, and HEP agreed to pay the plaintiffs $728,000. HEP had not recognized revenue attributable to the contested leases since January 1993. These revenues plus accrued interest, totaling $506,000, had been placed in escrow pending the resolution of the lawsuits. The excess of the cash paid over the escrowed amounts is reflected as litigation settlement expense in the accompanying financial statements. The cross-conveyance of the interests in the leases resulted in a decrease in HEP's reserves of $374,000 in future net revenues, discounted at 10% based on oil and gas prices in effect as of December 31, 1996.

NOTE 15 - COMMITMENTS

HPI currently leases office facilities under an operating lease which expires in June 1999. During February 1999, HPI entered into another office lease for approximately $600,000 per year. The new lease commences upon occupancy, which is expected to be in June or July 1999, and terminates in seven and one-half years. The lease payments are included in the allocation of general and administrative expenses to HEP and other affiliated entities. HEP is guarantor of 60% of the lease obligation, and HCRC is guarantor of the remaining 40% of the obligation. Rent expense under these leases is allocated to HEP and its affiliates. Remaining commitments under these leases mature as follows:

                  Year Ending
                  December 31,               Annual Rentals
                  ------------               --------------
                                             (In thousands)
                      1999                      $   316
                      2000                          601
                      2001                          601
                      2002                          601
                      2003                          601
                   Thereafter                     1,979
                                                 ------
                                                 $4,699
                                                 ======

Rent expense allocated to HEP was $287,000, $288,000 and $304,000 for the years ended December 31, 1998, 1997 and 1996, respectively.


NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Partnership, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Partnership could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                           December 31, 1998
                                                           -----------------
                                                   Carrying                 Estimated Fair
                                                    Amount                      Value
                                                   --------                 --------------
                                                            (In thousands)
ASSETS (LIABILITIES):
   Oil and gas hedge contracts                     $    --                    $  4,254
   Interest rate hedge contracts                        --                        (812)
   Long-term debt                                   (49,700)                   (49,700)

The estimated fair value of the interest rate hedge contracts is computed by multiplying the difference between the quoted contract termination interest rate and the contract interest rate by the amounts under contract. This amount has been discounted using an interest rate that could be available to the Partnership.

The estimated fair value of the oil and gas hedge contracts is determined by multiplying the difference between the quoted termination prices for oil and gas and the hedge contract prices by the quantities under contract. This amount has been discounted using an interest rate that could be available to the Partnership.

Long-term debt is carried in the accompanying balance sheet at an amount which is a reasonable estimate of its fair value.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively reevaluated for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                         HALLWOOD ENERGY PARTNERS, L.P.
                  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION
                                DECEMBER 31, 1998
                                   (Unaudited)


The following reserve quantity and future net cash flow information for HEP represents proved reserves which are located in the United States. The reserves have been estimated by HPI's in-house engineers. A majority of these reserves has been reviewed by independent petroleum engineers. The determination of oil and gas reserves is based on estimates which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

The standardized measure of discounted future net cash flows provides a comparison of HEP's proved oil and gas reserves from year to year. No consideration has been given to future income taxes for HEP as it is not a tax paying entity. Under the guidelines set forth by the Securities and Exchange Commission (SEC), the calculation is performed using year end prices. The oil and gas prices used at December 31, 1998, 1997 and 1996 were $10.00 per bbl and $1.90 per mcf, $16.90 per bbl and $2.30 per mcf and $24.18 per bbl and $3.76 per mcf, respectively, for HEP, including its indirect interests in affiliated partnerships and the Mays. Future production costs are based on year end costs and include severance taxes. The present value of future cash inflows is based on a 10% discount rate. The reserve calculations using these December 31, 1998 prices result in 4.5 million bbls of oil, and 94.9 billion cubic feet of gas and a standardized measure of $101,000,000. The Mays are included on a consolidated basis, and 28,000 bbls of oil and 1.1 billion cubic feet of gas, representing a discounted present value of $2,100,000 are attributable to the minority ownership of these entities. This standardized measure is not necessarily representative of the market value of HEP's properties. The portion of the reserves attributable to the general partner's interest totaled 203,000 bbls of oil and 5 billion cubic feet of gas with a standardized measure of $7,000,000 at December 31, 1998.

HEP's standardized measure of future net cash flows has been increased by $2,771,000 at December 31, 1998 for the effects of its hedge contracts. This amount represents the difference between year end oil and gas prices and the hedge contract prices multiplied by the quantities subject to contract, discounted at 10%.

                         HALLWOOD ENERGY PARTNERS, L.P.
                               RESERVE QUANTITIES
                                 (In thousands)
                                   (Unaudited)


                                                  Gas              Oil
                                                  Mcf              Bbls
                                                --------         --------
PROVED RESERVES:
   Balance, December 31, 1995                     83,112            8,098

   Extensions and discoveries                      1,683              484
   Revisions of previous estimates                10,552              385
   Sales of reserves in place                     (3,369)            (481)
   Purchases of reserves in place                  9,350               17
   Production                                    (12,786)            (972)
                                                --------         --------
   Balance, December 31, 1996                     88,542            7,531

   Extensions and discoveries                      4,228              817
   Revisions of previous estimates                11,578           (1,930)
   Sales of reserves in place                       (140)              (9)
   Purchases of reserves in place                    619              128
   Production                                    (11,774)            (770)
                                                --------         --------
   Balance, December 31, 1997                     93,053            5,767

   Extensions and discoveries                      1,542              415
   Revisions of previous estimates                (9,369)          (1,385)
   Sales of reserves in place                       (244)             (35)
   Purchases of reserves in place                 23,994              512
   Production                                    (14,037)            (787)
                                                --------         --------
   Balance, December 31, 1998                     94,939            4,487
                                                ========         ========
PROVED DEVELOPED RESERVES:
   Balance, December 31, 1996                     85,848            7,056
                                                ========         ========
   Balance, December 31, 1997                     89,816            5,181
                                                ========         ========
   Balance, December 31, 1998                     90,915            3,577
                                                ========         ========

                         HALLWOOD ENERGY PARTNERS, L.P.
            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                  December 31,
                                                                  ------------
                                                   1998               1997               1996
                                                ----------         ----------         ----------
Future cash flows                               $  245,000         $  293,000         $  509,000
Future production and development costs           (102,000)          (115,000)          (175,000)
                                                ----------         ----------         ----------
Future net cash flows before discount              143,000            178,000            334,000
10% discount to present value                      (42,000)           (49,000)          (128,000)
                                                ----------         ----------         ----------
Standardized measure of discounted
   future net cash flows                        $  101,000         $  129,000         $  206,000
                                                ==========         ==========         ==========

                         HALLWOOD ENERGY PARTNERS, L.P.
     CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                 (In thousands)
                                   (Unaudited)


                                                                        For the Year Ended December 31,
                                                                        -------------------------------
                                                                  1998               1997               1996
                                                               ----------         ----------         ----------
Standardized measure of discounted future net
   cash flows at beginning of year                             $  129,000         $  206,000         $  124,000

Sales of oil and gas produced, net of production costs            (26,932)           (30,209)           (35,915)

Net changes in prices and production costs                        (21,211)           (78,965)            75,085

Extensions and discoveries, net of future production
  and development costs                                             3,546              9,592              7,144

Changes in estimated future development costs                      (9,738)           (10,012)            (6,515)

Development costs incurred                                          8,087              7,607              8,218

Revisions of previous quantity estimates                          (15,547)                (8)            20,032

Purchases of reserves in place                                     23,802              1,457             14,721

Sales of reserves in place                                           (399)              (204)            (9,742)

Accretion of discount                                              12,936             20,600             12,400

Changes in production rates and other                              (2,544)             3,142             (3,428)
                                                               ----------         ----------         ----------
Standardized measure of discounted future net
  cash flows at end of year                                    $  101,000         $  129,000         $  206,000
                                                               ==========         ==========         ==========

ITEM 9 - DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.


                                    PART III


ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The registrant is a limited partnership managed by the general partner and has no officers or directors. The general partner is HEPGP Ltd., a Colorado limited partnership. The general partner of HEPGP Ltd. is Hallwood G.P., Inc., a Delaware corporation, which is a wholly owned subsidiary of Hallwood Group.

The principal duties and powers of the general partner are arranging financing for HEP, seeking out, negotiating and acquiring for HEP suitable leases and other prospects, managing properties owned by HEP, generally dealing for HEP with third parties and attending to the general administration of HEP and its relations with the limited partners.

Hallwood Petroleum, Inc. ("HPI") performs duties related to the management of HEP, including the operations of various properties in which HEP owns an interest.

DIRECTORS, OFFICERS AND KEY EMPLOYEES

Neither the Partnership nor its general partner has any employees. Following are brief biographies of the directors, officers and key employees of Hallwood G.P. and HPI.

ANTHONY J. GUMBINER, 54, has served as a director and Chief Executive Officer of Hallwood G.P. since March 1997. He was Chairman of the Board of Hallwood Energy Corporation ("HEC") from May 1984 until HEC's merger into The Hallwood Group Incorporated ("Hallwood Group") in November 1996. He was Chief Executive Officer of HEC from February 1987 to November 1996. He has also served as Chairman of the Board of Directors of Hallwood Group, a diversified holding company with energy, real estate, textile products and hotel operations, since 1981 and as Chief Executive Officer of Hallwood Group since April 1984. Mr. Gumbiner has been a director and Chief Executive Officer of Hallwood Consolidated Resources Corporation ("HCRC") since February 1992. Mr. Gumbiner has also served as Chairman of the Board of Directors and as a director of Hallwood Holdings S.A., a Luxembourg real estate investment company, since March 1984. He has been a director of Hallwood Realty Corporation ("Hallwood Realty"), which is the general partner of Hallwood Realty Partners, L.P., since November 1990. He is a Solicitor of the Supreme Court of Judicature of England.

WILLIAM L. GUZZETTI, 55, has been President of Hallwood G.P. and HPI since October 1989, and a director of Hallwood G.P. and HPI since August 1989. He was President, Chief Operating Officer and a director of HEC from February 1985 until November 1996. Mr. Guzzetti joined HEC in February 1976 as Vice President, Secretary and General Counsel and served in these positions until November 1980. He served as Senior Vice President, Secretary and General Counsel of HEC from November 1980 until February 1985, when he became President of HEC. Mr. Guzzetti has been President, Chief Operating Officer and a director of HCRC since May 1991. Mr. Guzzetti is also an Executive Vice President of Hallwood Group and in that capacity may devote a portion of his time to the activities of Hallwood Group, including the management of real estate investments, acquisitions and restructurings of entities controlled by Hallwood Group. He is a director and President of Hallwood Realty and in that capacity may devote a portion of his time to the activities of Hallwood Realty.

RUSSELL P. MEDUNA, 44, has served as Executive Vice President of Hallwood G.P. and HPI since October 1989. He was Executive Vice President of HEC from June 1991 until November 1996. He was Vice President of HEC from May 1990 until June 1991. Mr. Meduna became Executive Vice President of HCRC in June 1992. Mr. Meduna was Vice President of Hallwood G.P. and HPI from April 1989 to October 1989 and Manager of Operations from January 1989 to April 1989. He joined HPI in 1984 as Production Manager. Prior to joining HPI, he was employed by both major and independent oil companies. Mr. Meduna is a registered professional engineer in the States of Colorado and Texas.

CATHLEEN M. OSBORN, 46, has served as Vice President, Secretary and General Counsel of Hallwood G.P. and HPI since September 1986. She was Vice President, Secretary and General Counsel of HEC from June 1991 until November 1996. Ms. Osborn became Secretary and General Counsel of HCRC in May 1992 and Vice President in June 1992. She joined Hallwood G.P. and HPI in 1985 as senior staff attorney. Ms. Osborn is a member of the Colorado Bar Association.

THOMAS J. JUNG, 50, has served as Vice President and Chief Financial Officer of Hallwood G.P., HCRC and HPI since May 1998. From January 1997 until April 1998, he was a Senior Financial Associate with Trinity Petroleum Management, and during that period, he also provided consulting services to other companies involved in the development, financing, management and monetization of tax credits for alternative energy projects. From 1994 to 1996, he was Chief Executive Officer of FAR Gas Acquisitions Corp. From 1986 to 1994, he was Vice President and Chief Financial Officer of NICOR Exploration & Production Company and Reliance Pipeline Company.

BETTY J. DIETER, 51, has been Vice President of HPI responsible for domestic operations since January 1995. Her previous positions with HPI have included Operations Manager, Rocky Mountain and Mid-Continent District Manager and Manager for Operations Accounting and Administration. She joined HPI in 1985, and has 26 years experience in accounting and operations, 19 of which are in the oil and gas industry. Ms. Dieter is a Certified Public Accountant.

GEORGE BRINKWORTH, 57, has been Vice President-Exploration and International Division of HPI since August 1994. He became associated with HPI in 1987 when he was President of a joint venture program funded by HPI and two other domestic oil companies. Mr. Brinkworth has 34 years experience with various exploration and production companies, including previous responsibility for operations in the United Kingdom, Spain, Morocco, Egypt and Indonesia. He is a registered geophysicist in the State of California.

WILLIAM H. MARBLE, 48, has served as Vice President of HPI since December 1990. His previous positions with HPI have included Texas/Gulf Coast District Manager, Manager of Nonoperated Properties and Chief Engineer. He joined a predecessor general partner of the Partnership in 1984. Mr. Marble is a registered engineer in the State of Colorado and has 24 years oil and gas engineering experience.

BRIAN M. TROUP, 51, has served as a director of Hallwood G.P. since March 1997. Mr. Troup was a director of HEC from May 1984 until November 1996. He has been President and Chief Operating Officer of Hallwood Group since April 1986, and he is a director of Hallwood Group. He has been a director of HCRC since February 1992. Mr. Troup is a director of Hallwood Holdings S.A. and of Hallwood Realty. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom.

HANS-PETER HOLINGER, 56, has served as a director of Hallwood G.P. since March 1997. He was a director of HEC from May 1984 until November 1996. Mr. Holinger served as Managing Director of Interallianz Bank Zurich A.G. from 1977 to February 1993. Since February 1993, he has been the majority owner of Holinger Asset Management AG, Zurich. Mr. Holinger is a citizen of Switzerland.

REX A. SEBASTIAN, 69, has served as a director of Hallwood G.P. since March 1997. He was a director of HEC from January 1993 until November 1996. Mr. Sebastian is a member of the board of directors of Ferro Corporation. He served as Senior Vice President--Operations of Dresser Industries, Inc. from January 1975 until his retirement in July 1985. He joined Dresser in 1966. Mr. Sebastian is now a private investor.

NATHAN C. COLLINS, 64, has served as a director of Hallwood G.P. since March 1997. He was a director of HEC from March 1995 until November 1996. Since February 1999, he has been a consultant in banking products development for Nordstrom, Inc. He is also a director of First State Bank of Flagstaff. From March 1, 1995 to March 1, 1996, he was President, Chief Executive Officer and a director of Flemington National Bank & Trust Co. in Flemington, New Jersey. From November 1987 until December 1994, he was Chairman of the Board of Directors, President and Chief Executive Officer of BancTexas Group Inc. He began his banking career in August 1964 with the Valley National Bank in Phoenix, Arizona and held various positions there, finally becoming Executive Vice President, Senior Credit Officer and Manager of Asset/Liability Group of the bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of Hallwood G.P., Inc., and persons who own more than ten percent of HEP's Units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent owners are required by SEC regulation to furnish HEP with copies of all
Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, HEP believes that, during the year ended December 31, 1998, all officers and directors of Hallwood G.P., Inc. and greater than ten-percent beneficial owners complied with applicable filing requirements, except that Mr. Thomas Jung filed his initial statement of beneficial ownership late. Mr. Jung did not beneficially own any Units of HEP.


ITEM 11 - EXECUTIVE COMPENSATION

GENERAL

Neither the Partnership nor its general partner has any employees. Management services are provided to the Partnership by HPI, a subsidiary of the Partnership. Employees of HPI perform all duties related to the management of the Partnership on behalf of the General Partner. Since HPI also performs services for HCRC, the Partnership is charged for management services by HPI based on an allocation procedure that takes into account the amount of time spent on management, the number of properties owned by the Partnership and the Partnership's performance relative to HCRC and other related entities. The allocation procedure is applied consistently to all related entities for which HPI performs services. In 1998 the Partnership reimbursed HPI for approximately $2,322,000 of expenses, of which $548,000 was attributable to compensation paid to executive officers of Hallwood G.P.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation to the Chief Executive Officer of Hallwood G.P. and each of the four other most highly compensated officers of Hallwood G.P. whose compensation paid by HPI exceeded $100,000 (determined for the year ended December 31, 1998) for services to the Partnership, its subsidiaries and its General Partner for the years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long Term
                                                      Annual Compensation        Compensation
                                                    ---------------------        ------------
                                                                                  Securities
                                                                                  Underlying          LTIP           All Other
Name & Principal Position               Year        Salary         Bonus         Options/SARs        Payouts        Compensation
-------------------------               ----        ------         -----         ------------        -------        ------------
                                                                                      (#)                                (1)
                                                                                      ---                                ---
Anthony J. Gumbiner (2)                 1998       $      0       $      0            (5)            $    (6)          $    0
   Chief Executive                      1997              0              0            (3)                 (6)               0
   Officer                              1996        250,000              0             0                  (6)               0

William L. Guzzetti                     1998        204,811        162,800            (5)             30,523            4,800
   President and Chief                  1997        204,294        143,870            (3)             42,854            4,750
   Operating Officer                    1996        204,294        131,500             0              33,170            5,699

Russell P. Meduna                       1998        163,664         99,000            (5)             30,523            4,800
   Executive Vice                       1997        163,664        111,520            (3)             42,854            4,750
   President                            1996        163,664        101,900             0              33,170            4,500

 Thomas J. Jung                         1998         82,850         60,000          (4)(5)                 0            1,922
   Vice President and
   Chief Financial Officer

Cathleen M. Osborn                      1998        119,614         74,500            (5)             21,458            4,800
   Vice President and                   1997        105,685        100,000            (3)             30,124            4,750
   General Counsel                      1996        105,685         62,400             0              23,092            4,500

(1) Employer contribution to 401(k) and a service award of $1,199 paid to Mr. Guzzetti in 1996.

(2) For 1996, Mr. Gumbiner had a Compensation Agreement with HPI. $250,000 was paid under this agreement in 1996. The Compensation Agreement terminated effective December 1996. In addition to compensation listed in the table, HPI had a consulting agreement with Hallwood Group for 1996, pursuant to which Hallwood Group received an annual consulting fee of $300,000 from affiliates of HPI. During 1997 and 1998, the Partnership participated in a new financial consulting agreement between HPI and Hallwood Group, pursuant to which Hallwood Group received a fee of $550,000 from the Partnership and its affiliates. The consulting services were provided by HSC Financial Corporation ("HSC Financial"), through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial.

(3) Consists of the following HCRC options granted in 1997, which have been adjusted for a 3-for-1 split effective in 1997.

                                                   Securities Underlying
                                                   ---------------------
                  Name                                Options/SARs (#)
                  ----                             ---------------------
           Anthony J. Gumbiner                             47,700
           William L. Guzzetti                             23,850
           Russell P. Meduna                               22,260
           Cathleen M. Osborn                               9,540

(4)     Consists of the following options granted in 1998.

                                                        Securities Underlying
            Name                    Company                Options/SARs (#)
            ----                    -------                ----------------
       Thomas J. Jung                 HEP                       25,500
                                      HCRC                       9,540

(5)     Consists of the following HEP Class C Unit options granted in 1998.

                                                       Securities Underlying
                             Name                         Options/SARs (#)
                             ----                         ----------------
                     Anthony J. Gumbiner                       34,588
                     William L. Guzzetti                       16,588
                     Russell P. Meduna                         14,118
                     Cathleen M. Osborn                        10,024
                     Thomas J. Jung                            10,024

(6) Payments were made to HSC Financial, with which Mr. Gumbiner is associated, in the amount of $67,977 for 1998, $54,750 for 1997 and $9,943 for 1996.

OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

The following table sets forth the options to purchase Class C Units of HEP granted to executive officers during 1998. No options to purchase Class C Units granted to executive officers were exercised in 1998.

                      Option/SAR Grants in Last Fiscal Year

                                                                                         Potential Realized Value at
                                                                                         Assumed Annual Rates of
                                                                                         Unit Price Appreciation
                                                Individual Grants                        for Option Term (2)
                                                -----------------                        ---------------------------
                           Number of         % of Total
                           Securities       Options/SARs
                           Underlying         Granted       Exercise or                      5%             10%
                          Options/SARs      Employees in     Base Price    Expiration      $16.29         $25.94
       Name                Granted (1)       Fiscal Year      ($/Unit)        Date       Unit Price      Unit Price
       ----                -----------      -------------   -----------    ----------    ----------      ----------
Anthony J Gumbiner            34,588             24           $10.00        05/05/08      $217,522        $551,244
William L. Guzzetti           16,588             11            10.00        05/05/08       104,321         264,370
Russell P. Meduna             14,118             10            10.00        05/05/08        88,787         225,005
Cathleen M. Osborn            10,024              7            10.00        05/05/08        63,040         159,757
Thomas J. Jung                10,024              7            10.00        05/05/08        63,040         159,757

(1) Options have a ten-year term and vest cumulatively 1/2 on the grant date and 1/2 on first anniversary of the grant date. All Options vest immediately in the event of certain changes in control of HEP.

(2) Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the Class C Units appreciates in value at 5% and 10% annualized rates. At a 5% annualized rate of appreciation, the Class C Unit price would be $16.29 at the end of ten years. At a 10% annualized rate of appreciation, the Class C Unit price would be $25.94 at the end of ten years. No gain to an executive officer is possible without an appreciation in Class C Unit value, which will benefit all holders of Class C Units. The actual value an executive officer may receive depends on market prices for the Class C Units, and there can be no assurance that the amounts reflected will actually be realized.

The following table sets forth the options to purchase Class A Units of HEP granted to an executive officer during 1998. None of these options were exercised in 1998.

                      Option/SAR Grants in Last Fiscal Year

                                                                                         Potential Realized Value at
                                                                                         Assumed Annual Rates of
                                                                                         Unit Price Appreciation
                                                Individual Grants                        for Option Term (2)
                                                -----------------                        ---------------------------
                           Number of         % of Total
                           Securities       Options/SARs
                           Underlying         Granted       Exercise or                      5%             10%
                          Options/SARs      Employees in     Base Price    Expiration      $10.79          $17.18
       Name                Granted (1)       Fiscal Year     ($/Share)        Date       Unit Price      Unit Price
       ----                -----------      -------------   -----------    ----------    ----------      ----------
  Thomas J. Jung              25,500              18           $6.625       05/05/08      $106,244        $269,243

(1) Options have a ten-year term and vest cumulatively over three years at the rate of 1/3 on the grant date and the first two anniversaries of the grant date. All Options vest immediately in the event of certain changes in control of HEP.

(2) Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the Class A Units appreciates in value at 5% and 10% annualized rates. At a 5% annualized rate of appreciation, the Class A Unit price would be $10.79 at the end of ten years. At a 10% annualized rate of appreciation, the Class A Unit price would be $17.18 at the end of ten years. No gain to an executive officer is possible without an appreciation in Class A Unit value, which will benefit all holders of Class A Units. The actual value an executive officer may receive depends on market prices for the Class A Units, and there can be no assurance that the amounts reflected will actually be realized.

The following table shows exercises of options to purchase Units and shares of common stock during 1998 and the value of unexercised options on December 31, 1998.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                         Number of Securities
                                                                            Underlying             Value of Unexercised
                                                                            Unexercised                In-the-Money
                                                                            Options/SARs               Options/SARs
                                                                           at FY - End (#)             at FY -End ($)
                                       Units Acquired       Value            Exercisable/               Exercisable/
       Name                           on Exercise (#)    Realized ($)    Unexercisable (1)(3)       Unexercisable (2)(4)
       ----                           ---------------    ------------    --------------------       --------------------
Anthony J. Gumbiner          HEP                                           144,794 / 17,294                     0 / 0
                             HCRC          4,000            33,820          75,500 / 15,900               189,221 / 0
William L. Guzzetti          HEP                                            72,044 /  8,294                     0 / 0
                             HCRC                                           39,750 /  7,950               103,271 / 0
Russell P. Meduna            HEP                                            66,559 /  7,059                     0 / 0
                             HCRC          2,500            21,700          34,600 /  7,420                85,561 / 0
Cathleen M. Osborn           HEP           9,100            11,497          21,412 /  5,012                     0 / 0
                             HCRC          5,000            42,900          10,900 /  3,180                19,658 / 0
Thomas J. Jung               HEP                                            13,512 / 22,012                     0 / 0
                             HCRC                                            6,360 / 12,720                     0 / 0


(1) The HEP Class A Unit Options have a ten year term and vest cumulatively over three years at the rate of 1/3 on each of the date of grant and the first two anniversaries of the grant date. The HEP Class C Unit Options have a ten year term and vest 1/2 on the date of grant and 1/2 on the first anniversary of the grant date. All options vest immediately in the event of certain changes in control of the Partnership.

(2) The exercise price of the HEP Class A Unit Options granted in 1995 and in 1998 is $5.75 and $6.625 per Class A Unit, respectively. The exercise price of the HEP Class C Unit Options granted in 1998 is $10.00 per Class C Unit. The closing price of the Class A Units was $3.625 on December 31, 1998 and the closing price of the Class C Units was $6.625 on December 31, 1998.

(3) The HCRC options have a ten-year term and vest cumulatively over three years at the rate of 1/3 on each of the date of grant and the first two anniversaries of the grant date. All options vest immediately in the event of certain changes in control of the Company. The number of options has been adjusted to reflect a 3-for-1 stock split effective in 1997.

(4) The exercise price of the HCRC options granted in 1995 is $6.67 per share, and the exercise price of the HCRC options granted in 1997 is $20.33 per share. The closing price of the common stock was $11.00 on December 31, 1998. The exercise prices have been adjusted to reflect a 3-for-1 stock split effective in 1997.

LONG-TERM INCENTIVE PLAN

The following table describes performance units awarded to the executive officers of Hallwood G.P. for 1998 under the incentive Plan (as described below) for the Partnership and affiliated entities. The value of awards under each plan depends primarily on the Partnership's success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells.

               Long-Term Incentive Plan Awards in Last Fiscal Year

                                                  Performance or         Estimated Future
                                  Number of        Other Period       Payouts under Non-Stock
         Name                       Units          Unit Payout         Price-Based Plans (1)
         ----                    -----------     ---------------      -----------------------
Anthony J. Gumbiner(2)                 --                --                 $     --
William L. Guzzetti                0.0727              2003                   18,176
Russell P. Meduna                  0.0727              2003                   18,176
Cathleen M. Osborn                 0.0545              2003                   13,625

(1) The amount represents an award under the Incentive Plan. There are no minimum, maximum or target amounts payable under the Incentive Plan. Payments under the awards will be equal to the indicated percentage of Plan net cash flow from certain wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% of the remaining net percent value of estimated future production from the wells allocated to the Plan. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.

(2) In addition, an award of .3818 units, with an estimated future payout of $95,453, was made to HSC Financial, with which Mr. Gumbiner is associated. The payout period ends in 2003.

The Incentive Plan for the Partnership and its affiliated entities, including HCRC, is intended to provide incentive and motivation to HPI's key employees to increase the oil and gas reserves of the various affiliated entities for which HPI provides services and to enhance those entities' ability to attract, motivate and retain key employees and consultants upon whom, in large measure, those entities' success depends.

Under the Incentive Plan, the Board of Directors of Hallwood G.P. (the "Board") annually determines the portion of the Partnership's collective interests in the cash flow from certain international projects and from domestic wells drilled, recompleted or enhanced during that year (the "Plan Year") which will be allocated to participants in the plan and the participants will receive payment in the sixth year of an award. The portion allocated to participants in the plan is referred to as the Plan Cash Flow. The Board then determines which key employees and consultants may participate in the plan for the Plan Year and allocates the Plan Cash Flow among the participants. Awards under the plan do not represent any actual ownership interest in the wells. Awards are made in the Board's discretion.

Each award under the Incentive Plan represents the right to receive for five years a specified share of the Plan Cash Flow attributable to certain domestic wells drilled, recompleted or enhanced during the Plan Year. In the sixth year afterward, the participant is paid an amount equal to a specified percentage of the remaining net present value of estimated future production from the wells and the award is terminated. Cash flow from international projects, if any, allocated to the Incentive Plan is paid to participants for a 10-year period, with no buy-out for estimated future production.

The awards for the 1998 Plan Year were made in January 1998. No other awards were made in 1998. For the 1998 Plan Year, the Compensation Committee of Hallwood G.P. determined that the total Plan Cash Flow would be equal to 2.75% of the cash flow of the domestic wells completed, recompleted or enhanced during the Plan Year. Accordingly, the value of awards for each Plan Year depends primarily on the Partnership's success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The Compensation Committee also determined that the participants' interests in eligible domestic wells for the 1998 Plan Year would be purchased in the sixth year at 80% of the remaining net present value of the wells completed in the Plan Year. The Compensation Committee also determined that the total award would be allocated among key employees primarily on the basis of salary and, to a lesser extent, on the basis of contribution to HEP's drilling activity.

DIRECTOR COMPENSATION

Each director of Hallwood G.P. who is not an officer of Hallwood G.P. or HCRC or an employee of HPI, is paid an annual fee of $20,000 that is proportionately reduced if the director attends fewer than four regularly scheduled meetings of the Board during the year. During 1998, Messrs. Holinger, Sebastian and Collins were each paid $20,000. In addition, all directors are reimbursed for their expenses in attending meetings of the Board and committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of directors of Hallwood G.P. makes compensation decisions for the Partnership during the first quarter of each year. Mr. Gumbiner is Chief Executive Officer of Hallwood G.P. and serves on the compensation committee of Hallwood Group, of which Mr. Troup is President and Mr. Guzzetti is Executive Vice President. Mr. Gumbiner is also Chief Executive Officer and a director of HCRC, of which Mr. Troup is a director and Mr. Guzzetti is a director and President. Messrs. Gumbiner, Troup and Guzzetti served on HCRC's Board of Directors which made compensation decisions for HCRC in January 1998. Mr. Gumbiner is Chief Executive Officer and a director, and Mr. Guzzetti is President and a director, of Hallwood Realty. During 1998, Mr. Gumbiner and Mr. Guzzetti served on the compensation committee of Hallwood Realty.

The Partnership participates in a financial consulting agreement between HPI and Hallwood Group, pursuant to which Hallwood Group furnishes consulting and advisory services to HPI, the Partnership and their affiliates. Under the terms of this agreement, HPI and its affiliates are obligated to pay Hallwood Group $550,000 per year until June 30, 2000. The agreement automatically renews for successive three year terms; either party may terminate the agreement on not less than 30 days written notice prior to the expiration of any three year term. The financial consulting agreement replaced both a previous financial consulting agreement and a compensation agreement with Mr. Gumbiner. Under the terms of the previous financial consulting agreement, HPI and its affiliates were obligated to pay Hallwood Group three annual payments of $300,000 beginning June 30, 1994, and Hallwood group was obligated to furnish consulting and advisory services to HPI and its affiliates through June 30, 1997. In 1997, the consulting services were provided by HSC Financial Corporation, through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. A fee of approximately $274,000 and $275,000 was paid in 1998 and 1997, respectively by the Partnership pursuant to this arrangement. For 1996, Mr. Gumbiner had a compensation agreement with HPI pursuant to which Mr. Gumbiner was paid $250,000 by HPI, the Partnership and their affiliates. This agreement was terminated effective December 31, 1996. See "Summary Compensation Table" and footnotes for additional discussion of this arrangement.

The Partnership reimburses Hallwood Group for expenses incurred on behalf of the Partnership. In 1998, 1997 and 1996 the Partnership reimbursed Hallwood Group for approximately $317,000, $301,000 and $309,000 of expenses, respectively.

ITEM 12 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information, as of March 24, 1999, about any individual, partnership or corporation that is known to the Partnership to be the beneficial owner of more than 5% of each class of Units issued and outstanding and each executive officer and director of Hallwood G.P. and all executive officers and directors as a group.

                                                                                Amount
                                                            Title of         Beneficially
                    Name                                 Class of Units         Owned         Percent of Class
                    ----                                 --------------      ------------     ----------------
The Hallwood Group Incorporated (1)                          Class A           657,260(5)              6.5
                                                             Class B           143,773               100.0
                                                             Class C            43,816                 1.8

Hallwood Consolidated Resources Corporation (2)              Class A         1,948,189                19.5
                                                             Class C           129,877                 5.3

Heartland Advisors, Inc. (3)                                 Class A           803,760(6)              8.0

Estate of William Baxter Lee, III (4)                        Class A           715,000(7)              7.1
                                                             Class C            40,033(8)              1.6

Anthony J. Gumbiner                                          Class A           127,500(9)              1.3
                                                             Class C            17,294(10)               *

William L. Guzzetti                                          Class A            63,850(9)                *
                                                             Class C             8,300(10)               *

Russell P. Meduna                                            Class A            59,500(9)                *
                                                             Class C             7,059(10)               *

Cathleen M. Osborn                                           Class A            16,400(9)                *
                                                             Class C             5,112(10)               *

Thomas J. Jung                                               Class A             8,500(9)                *
                                                             Class C             5,012(10)               *

Brian M. Troup                                               Class A            85,000(9)                *
                                                             Class C            11,294(10)               *

Hans-Peter Holinger                                          Class A              --                   --
                                                             Class C              --                   --

Rex A. Sebastian                                             Class A               400                   *
                                                             Class C                26                   *

Nathan C. Collins                                            Class A              --                   --
                                                             Class C              --                   --

Bill M. Van Meter                                            Class A              --                   --
                                                             Class C              --                   --

All directors and executive officers of                      Class A           361,150(11)             3.7
Hallwood G.P. as a group (9 persons)                         Class C            54,097(12)               *

----------------------

*       Less than 1%

(1) The address of Hallwood Group is 3710 Rawlins Street, Suite 1500, Dallas, Texas 75219.

(2) The address of Hallwood Consolidated Resources is 4582 S. Ulster Street Parkway, Suite 1700, Denver, Colorado 80237.

(3) The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, WI 53202.

(4) The address of the Estate of William Baxter Lee, III, is c/o Glankler Brown, PLLC, 1700 One Commerce Sq., Memphis, TN 38103.

(5) Includes 143,773 Class B Units (100% of the Class B Units) that are convertible into Class A Units one-for-one.

(6) According to the Amendment No. 4 to Schedule 13G filed January 26, 1999 by Heartland Advisors, Inc., the Units to which the schedule relates are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. No such account is known to have an interest relating to more than 5% of the class.

(7)     According to Schedule 13G dated February 23, 1999.

(8)     According to Schedule 13G dated February 23, 1999.

(9) The following numbers of Class A Units issuable upon the exercise of currently exercisable options are included in the amounts shown: Mr. Gumbiner, 127,500; Mr. Troup, 85,000; Mr. Guzzetti, 63,750; Mr. Meduna, 59,500; Ms. Osborn, 16,400; Mr. Jung 8,500.

(10) The following numbers of Class C Units issuable upon the exercise of currently exercisable options are included in the amounts shown: Mr. Gumbiner, 17,294; Mr. Troup, 11,294; Mr. Guzzetti, 8,294; Mr. Meduna, 7,059; Ms. Osborn, 5,012; Mr. Jung, 5,012.

(11) Consists of 500 Class A Units and currently exercisable options to purchase 360,650 Class A Units.

(12) Consists of 132 Class C Units and currently exercisable options to purchase 53,965 Class C Units.

See Item 8 - Financial Statements and Supplementary Data (Note 10 to the Financial Statements) for a description of HEP's Unit Option Plans.


ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See Item 8 - Financial statements and Supplementary Data (Note 11 to the Financial Statements).


                                     PART IV


ITEM 14 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)     Financial Statements and Financial Statement Schedules. (See Index at
        Item 8).

(b)     Reports on Form 8-K.
        HEP filed no current reports on Form 8-K during the last quarter of the period covered by this report.

(c)     Exhibits.

(1)     4.1    - Third Amended and Restated Agreement of Limited Partnership
                 of Hallwood Energy Partners, L.P.
(4)     4.2    - Unit Purchase Rights Agreement dated as of February 6, 1995 between HEP and The First National Bank of Boston.
(7)     4.3    - First Amendment to the Third Amended and Restated Agreement
                 of Limited Partnership of Hallwood Energy Partners, L. P.
(8)     4.4    - Amendment to the Third Amended and Restated Agreement of
                 Limited Partnership of Hallwood Energy Partners, L.P.

 (12)    4.5     - Correction to the First Amendment to the Third Amended and
                   Restated Limited Partnership Agreement of Hallwood Energy Partners, L.P.
  (3)   10.1     - Third Amended and Restated Agreement of Limited Partnership
                   of HEP Operating Partners, L.P.
  (5)   10.3     - Second Amended and Restated Credit Agreement dated March 31,
                   1995
  (2)   10.4     - Amended and Restated Note Purchase Agreement dated May 7,
                   1990. (Exhibit 10.2)
  (3)   10.5     - Amended and Restated Agreement of Limited Partnership of
                   EDP Operating, Ltd.
 *(5)   10.9     - Domestic Incentive Plan between the Partnership and Hallwood
                   Petroleum, Inc. dated January 14, 1993
 *(6)   10.10    - 1995 Unit Option Plan
 *(5)   10.11    - 1995 Unit Option Plan Loan Program
  (8)   10.12    - Amendment to the Third Amended and Restated Agreement of
                   Limited Partnership of HEP Operating Partners, L.P.
  (8)   10.13    - Second Amendment to the Second Amended and Restated Agreement
                   of Limited Partnership of HEP Operating Partners, L.P.
 *(9)   10.14    - Financial Consulting Agreement dated as of December 31, 1996
 (10)   10.15    - Third Amended and Restated Credit Agreement dated as of
                   May 31, 1997
 (11)   10.16    - Amendment No. 1 to Third Amended and Restated Credit
                   Agreement dated as of October 31, 1997
*(13)   10.17    - 1998 Class C Unit Option Plan dated May 5, 1998
*(13)   10.18    - 1998 Class C Unit Option Loan Program dated May 5, 1998
*(13)   10.19    - Class A Unit Option letter to Thomas Jung dated May 5, 1998
 (13)   10.20    - Extension of Management Agreement between Hallwood Petroleum,
                   Inc. and HEP dated May 5, 1998.
 (14)   10.21    - Merger and Asset Contribution Agreement By and Among Hallwood
                   Energy Corporation, and HEC Acquisition Corp., Hallwood Energy Partners, L.P. and HCRC Acquisition Corp., Hallwood Consolidated Resources Corporation and HEPGP Ltd. dated as of December 15, 1998.
  (7)   21       - Subsidiaries of Registrant
        23.1     - Consent of Deloitte & Touche LLP
        23.2     - Consent of Deloitte & Touche LLP
        27       - Financial Data Schedule
------------

(1) Incorporated by reference to Prospectus/Proxy Statement dated February 14, 1990 as supplemented March 22, 1990, March 30, 1990 and April 5, 1990, of Hallwood Energy Partners, L.P., filed as part of Registration Statement No. 33-33452.

(2) Incorporated by reference to the exhibit shown in parentheses filed with current report on Form 8-K dated May 9, 1990 of Hallwood Energy Partners, L.P.

(3) Incorporated by reference to the same exhibit number filed with the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1990.

(4) Incorporated by reference to Exhibit 1 filed with the Registrant's Form 8-A for Limited Partner Unit Purchase Rights filed with the SEC on February 8, 1995.

(5) Incorporated by reference to the same exhibit number filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

(6) Incorporated by reference to the same exhibit number filed with the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994.

(7) Incorporated by reference to the same exhibit number filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(8) Incorporated by reference to the same exhibit number filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(9) Incorporated by reference to the same exhibit number filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

(10) Incorporated by reference to the same exhibit number filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

(11) Incorporated by reference to the same exhibit number filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

(12) Incorporated by reference to same exhibit number filed with the Registrant's Quarterly Report on Form 10-Q ended March 31, 1998.

(13) Incorporated by reference to same exhibit number filed with the Registrant's Quarterly Report on Form 10-Q ended June 30, 1998.

(14)    Incorporated by reference to Schedule 14A of HEP dated December 30,1998.


        *Designates management contracts or compensatory plans or arrangements.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      HALLWOOD ENERGY PARTNERS, L.P.
                                      BY: HEPGP LTD
                                          GENERAL PARTNER

                                      BY: HALLWOOD G.P., INC.
                                          GENERAL PARTNER


Date:  March 24, 1999                 By: /s/ William L. Guzzetti
     ------------------------------       ---------------------------------
                                              William L. Guzzetti
                                              President and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

       Signature                                 Capacity                          Date
       ---------                                 --------                          ----
/s/ Anthony J. Gumbiner               Chairman of the Board and                March 24, 1999
--------------------------------      Director (Chief Executive Officer)
Anthony J. Gumbiner


/s/ Brian M. Troup                    Director                                 March 24, 1999
--------------------------------
Brian M. Troup


/s/ Hans-Peter Holinger               Director                                 March 24, 1999
--------------------------------
Hans-Peter Holinger


/s/ Rex A. Sebastian                  Director                                 March 24, 1999
--------------------------------
Rex A. Sebastian


/s/ Nathan C. Collins                 Director                                 March 24, 1999
--------------------------------
Nathan C. Collins


/s/ Thomas J. Jung                    Principal Accounting Officer             March 24, 1999
--------------------------------
Thomas J. Jung

                                                                      APPENDIX H

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

MARK ONE
[X]   ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

[ ]    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-19931

                                   ----------

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

                                   ----------

           DELAWARE                                            84-1176750
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

4582 SOUTH ULSTER STREET PARKWAY
         SUITE 1700
       DENVER, COLORADO                                           80237
(Address of principal executive offices)                        (Zip Code)

       Registrant's telephone number, including area code: (303) 850-7373

           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                           Name of each exchange
Title of each class                                          on which registered
-------------------                                        ---------------------
      NONE                                                          NONE

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                          Common Stock, $.01 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the voting stock held by nonaffiliates of the registrant as of March 24, 1999 was approximately $17,249,000.

     Shares of Common Stock outstanding at March 24, 1999:     3,007,852 shares.

                                     PART 1


ITEM 1 - BUSINESS

Hallwood Consolidated Resources Corporation ("HCRC" or the "Company") is a Delaware corporation engaged in the development, production and sale of oil and gas, and in the acquisition, exploration, development and operation of oil and gas properties. The principal objective of HCRC is to maximize shareholder value by increasing its reserves, production and cash flow through a balanced program of development and high potential exploration drilling, as well as selective acquisitions. The Company's properties are primarily located in West Texas, South Louisiana, New Mexico and Kansas. HCRC does not engage in any other line of business.

HCRC does not have any employees. Hallwood Petroleum, Inc. ("HPI"), an affiliate of HCRC, operates the properties and administers the day to day activities of HCRC and its affiliates. On March 24, 1999, HPI had 108 employees.

MARKETING

The oil and gas produced from the properties owned by HCRC has typically been marketed through normal channels for such products. Oil is generally sold to purchasers at field prices posted by the principal purchasers of crude oil in the areas where the producing properties are located. In response to the volatility in the oil markets, HCRC has entered into financial contracts for hedging the price of 4% of its estimated oil production for 1999.

All of HCRC's gas production is sold on the spot market or in short-term contracts and is transported in intrastate and interstate pipelines. HCRC has entered into financial contracts for hedging the price of between 32% and 42% of its estimated gas production for 1999 through 2002.

The purpose of the hedges is to provide protection against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of these contracts are recognized as increases or decreases in revenue at the time the hedged volumes are sold.

Both oil and natural gas are purchased by refineries, major oil companies, public utilities, industrial customers and other users and processors of petroleum products. HCRC is not confined to, nor dependent upon, any one purchaser or small group of purchasers. Accordingly, the loss of a single purchaser, or a few purchasers, would not materially affect HCRC's business because there are numerous other purchasers in the areas in which HCRC sells it production. However, for the years ended December 31, 1998, 1997 and 1996, purchases by the following companies exceeded 10% of the total oil and gas revenues of HCRC.

                                         1998              1997             1996
                                         ----              ----             ----
El Paso Field Services                    17%              17%               11%
Williams Gas Marketing                    13%              13%
Koch Oil Company                          12%                                23%
Conoco Inc.                               12%                                13%
Scurlock Permian Corporation                                                 14%

Factors, if they were to occur, which might adversely affect HCRC include decreases in oil and gas prices, the reduced availability of a market for production, rising operating costs of producing oil and gas, compliance with and changes in environmental control statutes and increasing costs and difficulties of transportation.

COMPETITION

HCRC encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of exploratory prospects and proven properties. The Company's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling income programs. As described under "Marketing," production is sold on the spot market, thereby reducing sales competition. Moreover, oil and gas must compete with coal, atomic energy, hydro-electric power and other forms of energy.

REGULATION

Production and sale of oil and gas are subject to federal and state governmental regulations in a variety of ways including environmental regulations, labor laws, interstate sales, excise taxes and federal and Indian lands royalty payments. Failure to comply with these regulations may result in fines, cancellation of licenses to do business and cancellation of federal, state or Indian leases.

The production of oil and gas is subject to regulation by the state regulatory agencies in the states in which HCRC does business. These agencies make and enforce regulations to prevent waste of oil and gas and to protect the rights of owners to produce oil and gas from a common reservoir. The regulatory agencies regulate the amount of oil and gas produced by assigning allowable production rates to wells capable of producing oil and gas.

ENVIRONMENTAL CONSIDERATIONS

The exploration for, and development of, oil and gas involves the extraction, production and transportation of materials which, under certain conditions, can be hazardous or can cause environmental pollution problems. In light of the current interest in environmental matters, HCRC cannot predict the effect of possible future public or private action on its business. HCRC is continually taking actions it believes are necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of December 31, 1998, HCRC has not been fined or cited for any environmental violations which would have a material adverse effect upon capital expenditures, earnings or the competitive position of HCRC in the oil and gas industry.

INSURANCE COVERAGE

HCRC is subject to all the risks inherent in the exploration for, and development of, oil and gas, including blowouts, fires and other casualties. HCRC maintains insurance coverage as is customary for entities of a similar size engaged in operations similar to that of HCRC, but losses can occur from uninsurable risks or in amounts in excess of existing insurance coverage. The occurrence of an event which is not insured or not fully insured could have an adverse impact upon HCRC's earnings, cash flows and financial position.

ISSUES RELATED TO THE YEAR 2000

General. The following Year 2000 statements constitute a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998. The Year 2000 problem has arisen because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize and process date-sensitive information beyond 1999. In general, there are two areas where Year 2000 problems may exist for the Company: information technology such as computers, programs and related systems ("IT") and non-information technology systems such as embedded technology on a silicon chip ("Non IT").

The Plan. The Company's Year 2000 Plan (the "Plan") has four phases: (i) assessment, (ii) inventory, (iii) remediation, testing and implementation and
(iv) contingency plans. Approximately twelve months ago, the Company began its phase one assessment of its particular exposure to problems that might arise as a result of the new millennium. The assessment and inventory phases have been substantially completed and have identified the Company's IT systems that must be updated or replaced in order to be Year 2000 compliant. In particular, the software used by the Company for reservoir engineering must be updated or replaced. Remediation, testing and implementation are scheduled to be completed by June 30, 1999, and the contingency plans phase of the Plan is scheduled to be completed by September 30, 1999.

However, the effects of the Year 2000 problem on IT systems are exacerbated because of the interdependence of computer systems in the United States. The Company's assessment of the readiness of third parties whose IT systems might have an impact on the Company's business has thus far not indicated any material problems; responses have been received to approximately 50% of the 172 inquiries made.

With regard to the Company's Non IT systems, the Company believes that most of these systems can be brought into compliance on schedule. The Company's assessment of third party readiness is not yet completed. Because the potential problem with Non IT systems involves embedded chips, it is difficult to determine with complete accuracy where all such systems are located. As part of its Plan, the Company is making formal and informal inquiries of its vendors, customers and transporters in an effort to determine the third party systems that might have embedded technology requiring remediation.

Estimated Costs. Although it is difficult to estimate the total costs of implementing the Plan through January 1, 2000 and beyond, the Company's preliminary estimate is that such costs will not be material. To date, the Company has determined that its IT systems are either compliant or can be made compliant for less than $150,000. However, although management believes that its estimates are reasonable, there can be no assurance, for the reasons stated in the next paragraph, that the actual cost of implementing the Plan will not differ materially from the estimated costs.

Potential Risks. The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. This risk exists both as to the Company's IT and Non IT systems, as well as to the systems of third parties. Such failures could materially and adversely affect the Company's results of operations, cash flow and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third party suppliers, vendors and transporters, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, cash flow or financial condition. Although the Company is not currently able to determine the consequences of Year 2000 failures, its current assessment is that its area of greatest potential risk in its third party relationships is in connection with the transporting and marketing of the oil and gas produced by the Company. The Company is contacting the various purchasers and pipelines with which it regularly does business to determine their state of readiness for the Year 2000. Although the purchasers and pipelines will not guaranty their state of readiness, the responses received to date have indicated no material problems. The Company believes that in a worst case scenario, the failure of its purchasers and transporters to conduct business in a normal fashion could have a material adverse effect on cash flow for a period of six to nine months. The Company's Year 2000 Plan is expected to significantly reduce the Company's level of uncertainty about the compliance and readiness of these material third parties. The evaluation of third party readiness will be followed by the Company's development of contingency plans.

Cautionary Statement Regarding Forward-Looking Statements. In addition, the dates for completion of the phases of the Year 2000 Plan are based on the Company's best estimates, which were derived using numerous assumptions of future events. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-parties and the interconnection of computer systems, the Company cannot ensure its ability to timely and cost-effectively resolve problems associated with the Year 2000 issue that may affect its operations and business. Accordingly, shareholders and potential investors are cautioned that certain events or circumstances could cause actual results to differ materially from those projected, estimated or predicted.


ITEM 2 - PROPERTIES

EXPLORATION AND DEVELOPMENT PROJECTS AND ACQUISITIONS

In 1998, HCRC incurred $37,565,000 in direct property additions, development, exploitation and exploration costs. The costs were comprised of $28,182,000 for property acquisitions and approximately $9,383,000 for domestic exploration and development. The expenditures resulted in the drilling, recompletion, or workover of 41 development wells and 34 exploration wells. HCRC completed 37 development wells (90%) and 18 exploration wells (53%) for an overall completion rate of 73%. HCRC's 1998 capital program led to the replacement, including revisions to prior year reserves, of 120% of 1998 production using year-end prices of $10.00 per bbl and $1.85 per mcf. Using five year average price of $16.64 per bbl and $1.78 per mcf, HCRC's reserve replacement for 1998 would have been 200% of 1998 production. Management utilizes average price reserves internally because it believes these prices more accurately reflect the value to be achieved over time. Excluded from these calculations are sales of reserves in place in 1998, which were approximately 3% of 1998 production. In 1998, HCRC expended approximately $1,672,000 for land and seismic costs, which HCRC anticipates will yield prospects for 1999 and subsequent years.

PROPERTY SALES

During 1998, HCRC received approximately $107,000 for the sale of 67 nonstrategic properties located in eight states.

REGIONAL AREA DESCRIPTIONS AND 1998 CAPITAL BUDGET

The following discussion of HCRC's properties and capital projects contains forward-looking statements that are based on current expectations, estimates and projections about the oil and gas industry, management's beliefs and assumptions made by management. Words such as "projects," "believes," "expects," "anticipates," "estimates," "plans," "could," variations of such words and similar expressions are intended to identify such forward-looking statements. Please refer to the section entitled "Cautionary Statement Regarding Forward-Looking Statements" for a discussion of factors which could affect the outcome of the forward-looking statements.

GREATER PERMIAN REGION

HCRC has significant interests in the Greater Permian Region, which includes West Texas and Southeast New Mexico. In this region, HCRC has interests in 537 productive oil and gas wells (423 of which are operated), 38 operated shut-in oil and gas wells and 17 (15 operated) salt water disposal wells or injection wells. In 1998, HCRC expended approximately $11,685,000 (31%) of its capital budget on projects in this area. HCRC spent approximately $2,200,000 for drilling, recompletion, or workover of 23 development wells and for drilling 18 exploration wells. Seventy-eight percent of the wells drilled or recompleted are producing. The following is a description of the significant areas and 1998 capital projects within the Greater Permian Region.

ARCADIA ACQUISITION. In October 1998, HCRC purchased for $8,200,000 oil and gas properties, including interests in approximately 570 wells located primarily in Texas, numerous proven and unproven drilling locations, exploration acreage, and 3-D seismic data. HPI operates approximately 85% of the proven property value. The acquisition added estimated proven reserves of approximately 576,000 barrels of oil and 5.5 billion cubic feet of natural gas at five-year average prices, and approximately 473,000 barrels of oil and 5.5 billion cubic feet of natural gas at year-end pricing. HCRC's estimated proven reserve addition of 9.0 bcfe represents approximately 61% of HCRC's 1998 production at five-year average prices, and 56% of HCRC's 1998 production at year-end prices. HCRC estimates that gross 1999 production from the properties could be approximately 1.1 bcfe. In 1999, HCRC plans to divest approximately 400 of the wells acquired from Arcadia. The wells to be sold are nonstrategic, nonoperated, and represent only 6% of the acquisition's production and 4% of its average price value. During 1999 HCRC plans to study areas for future development project implementation.

CARLSBAD/CATCLAW AREA. HCRC's interests in the Carlsbad/Catclaw Area as of December 31, 1998 consisted of 93 producing wells that produce primarily natural gas and are located on the northwestern edge of the Delaware Basin in Lea, Eddy and Chaves Counties, New Mexico. HPI operates 37 of these wells. The wells produce at depths ranging from approximately 2,500 feet to 14,000 feet from the Delaware, Atoka, Bone Springs and Morrow formations. In 1998, HCRC spent approximately $488,000 recompleting or drilling eight producing development wells and drilling one unsuccessful exploration well. HCRC expects to continue operated development drilling in the Hat Mesa Field.

EAST KEYSTONE AREA. HCRC's interest in the East Keystone Area as of December 31, 1998 consisted of 55 producing wells, 37 of which are operated by HPI, in Winkler County, Texas. The primary focus of this area is the development of the Holt and San Andreas formations at a depth of 5,100 feet. During 1998, HCRC had eight development projects, of which seven were successful. HCRC's future development plans include a total of three projects for this area.

MERKLE AREA. HCRC's interest in the Merkle Area as of December 31, 1998 consists of 29 producing wells, 16 of which are operated by HPI in Taylor and Nolan Counties, Texas. HCRC's nonoperated interest in the Merkle Area includes 10 square miles of proprietary seismic data in Jones, Nolan and Taylor Counties, Texas, which was acquired in 1995. Based on its initial success in the nonoperated Merkle Area, HCRC acquired 74 additional miles of proprietary 3-D seismic data adjacent to the nonoperated area. HCRC's focus in this area is exploration of the Canyon, Strawn, Flippen, Tannehill and Ellenberger formations at depths of 2,500 to 6,500 feet. In 1998, HCRC drilled 11 exploration wells and one development well, nine of which were completed. HCRC incurred approximately $1,054,000 in costs in 1998 for the 12 wells drilled. HCRC owns an average 28.5% working interest in the wells. Even with current low crude oil prices, continued drilling in this area is economic, and HCRC anticipates additional 1999 drilling to continue to exploit the reef structures.

GRIFFIN PROJECT. In 1998, HCRC purchased land for $105,000 and incurred costs of approximately $452,000 to drill three exploration wells and one development well in Gaines County, Texas. None of the four nonoperated 7,500 foot Leonardian sand wells was successful. Due to limited delineation drilling potential in this area and low oil prices, HCRC will delay future drilling and evaluate the viability of the remaining exploration projects. HCRC owns an average 25% working interest in the prospect area.

SPRABERRY AREA. HCRC's interests in the Spraberry Area consist of 360 producing wells, 13 salt water disposal wells and 36 shut-in wells in Dawson, Upton, Reagan and Irion Counties, Texas. HPI operates 380 of these wells. Most of the current production from the wells is from the Upper and Lower Spraberry, Clearfork Canyon, Dean and Fusselman formations at depths ranging from 5,000 feet to 9,000 feet. During 1998, HCRC drilled or recompleted three wells, all of which are producing. As a result of low crude oil prices, HCRC abandoned twenty-three wells in this area in 1998. During 1999, HCRC plans to shut-in 29 uneconomic wells and has scheduled 25 additional wells for abandonment. The wells scheduled for shut-in produce, in total, only 40 mcfe per day, net to HCRC, and were operating at a net loss to HCRC of $65,000 per year. Future plans for this area include eight development wells and workovers and additional projects contingent upon future evaluation. The price of crude oil must increase before these projects can be considered viable.

GULF COAST REGION

HCRC has significant interests in the Gulf Coast Region in Louisiana and South and East Texas. HCRC's most significant interest in the Gulf Coast Region consists of 23 producing gas wells and six salt water disposal wells located in Lafayette Parish, Louisiana. The wells produce principally from the Bol Mex formations at 13,500 to 14,500 feet and 11 are operated by HPI. The two most significant wells in the area are the A.L. Boudreaux #1 and the G.S. Boudreaux Estate #1. In South and East Texas, HCRC has interests in 203 wells, 65 of which are operated by HPI and produce primarily from the Austin Chalk, Paluxy, Lower Frio and Cotton Valley formations at depths from 7,000 to 13,000 feet. During 1998, HCRC expended approximately $4,240,000 (11%) of its capital budget in this region in Louisiana and South and East Texas. The following discussion relates to major 1998 capital projects within the region.

BELL PROJECT. HCRC has a 30% working interest in an operated project to evaluate the Buda, Carrizo, Woodbine, and Dexter sands in Houston County, Texas. HCRC's drilling costs in 1998 for a 9,200-foot horizontal well were approximately $615,000. The well encountered Buda pay and sales of production began in December 1998, after gas processing equipment was installed. The well primarily produces oil. HCRC achieved gross sustained production rates of 8.2 mmcfe per day; however, due to current low oil prices, flowing rates have been reduced to approximately 4 mmcfe per day. HCRC also incurred $375,000 in 1998 for land and leasehold costs relating to the project. HCRC plans additional delineation drilling in 1999. HCRC anticipates that single or multi-lateral horizontal drilling will be the principal drilling practice used in this area. The gross targeted potential for the project could be 2.4 bcfe per well. There can be no assurance, however, that any well drilled will be successful.

BISON PROSPECT. HCRC participated in a nonoperated 18,000 foot exploratory well in Lafayette Parish, Louisiana targeting a large Klump sands structure. Drilling problems prevented the well from reaching total depth and testing the primary target horizon in the prospect; however, the secondary target horizon was tested and found to be non-productive. The well was plugged and abandoned. Total land and drilling costs incurred by HCRC during 1998 for its 2.5% working interest were approximately $217,000.

BLUE MOON PROJECT. During 1998, HCRC entered into a farmout arrangement under which it contributed acreage to a project drilled in Lafayette Parish, Louisiana. A well was recently completed and tested over 14 mmcfe of gas per day. HCRC's after payout working interest in the well depends on unit boundary determinations, but HEP anticipates that its working interest will be between 5% and 7%. HCRC paid no capital costs for its interest in the well, and payout is expected to occur during the second quarter of 1999.

EAST SMITH POINT. In 1998, HCRC participated in a Frio sand recompletion and a 3-D seismic review of the deep Vicksburg in Chambers County, Texas. HCRC owns a 49% working interest in the project and spent approximately $305,000 for drilling costs and approximately $426,000 for land and geologic and geophysical data. In 1998, the first 14,000-foot recompletion was unsuccessful. HCRC does not plan additional activity in this area.

ESPERANZA PROJECT. HCRC owns a 7.9% working interest in a nonoperated 15,400-foot directional exploration discovery in the Wilcox formation in LaVaca County, Texas. The natural gas prospect was developed using proprietary 3-D seismic data, and the prospect could have a gross target of 60 bcf. The initial well has been completed and showed gross production rates of 10 mmcfd at a flowing tubing pressure of 9,000 psi. HCRC spent approximately $365,000 in 1998 for its share of costs. HCRC plans to participate in additional wells in 1999 to further exploit this discovery. There can be no assurance, however, that any well drilled will be successful.

INTERCOASTAL PROSPECT. In 1998, HPI took over operation of a well in which it did not own an interest in Vermilion Parish, Louisiana. The Planulina sands were faulted out in the original wellbore, and HCRC sidetracked the well at a depth of 14,467 feet to test the sands. The well was drilled and logged, and the objective sands, although well-developed, were found to contain water. The well was plugged and abandoned. HCRC spent $263,000 to test the concept.

MIRASOLES PROJECT. In 1998, HCRC spent approximately $430,000 for land costs related to the Mirasoles project in Kenedy County, Texas. HCRC owns an interest in 63 square miles of proprietary 3-D seismic data which defines a large structural prospect that could have a gross potential of 395 bcfe. HCRC spent approximately $941,000 in 1998 for its 17.5% working interest share of the cost of drilling a 17,000-foot Frio formation exploration well. The exploratory well is being completed, and depending upon test results, additional delineation and development drilling could be required to properly exploit the structure. There can be no assurance, however, that any well drilled will be successful.

ROCKY MOUNTAIN REGION

HCRC has significant interests in the Rocky Mountain Region, which include producing properties in Colorado, Montana, North Dakota and Northwest New Mexico. HCRC has interests in 207 producing oil and gas wells, 168 of which are operated by HPI, 27 shut-in wells, 25 of which are operated by HPI, and five salt water disposal wells. HCRC expended approximately $20,669,000 (55%) of its 1998 capital budget in this area. Approximately $17,291,000 of the capital budget was used for the purchase of the volumetric production payment discussed below. In 1998, HCRC spent approximately $2,215,000 to recomplete or drill 13 development wells and to drill three exploration wells. Thirteen of the wells were completed. A discussion of the major projects in the region follows.

CAJON LAKE FIELD. In 1998, HCRC sidetracked a 6,000-foot Ismay formation exploration well in San Juan County, Utah. HCRC developed the prospect from proprietary 3-D seismic data and HPI is the operator of the project. HCRC owns an approximate 15% working interest in the project and spent approximately $120,000 to complete the exploration well in 1998. Sales of crude oil production began in November; however, production will be significantly curtailed until a natural gas pipeline is constructed to eliminate flaring. HCRC projects that the fully developed prospect could have 6 bcfe gross potential. There can no assurance, however, that any well drilled will be successful. Despite low oil prices, additional delineation drilling is anticipated in 1999.

COLORADO WESTERN SLOPE PROJECT. HCRC drilled and completed two 5,500 foot Dakota formation wells in the Piceance Basin in Western Colorado. HCRC owns an average 51% working interest in the wells. The wells had a combined initial production rate of 1.5 mmcf per day, and both wells began sales of production in the third quarter of 1998. In 1998, HCRC also recompleted an additional well. Total costs in 1998 for the three wells were approximately $565,000. HCRC has identified fourteen additional development locations. HCRC projects that the total project area could have gross potential reserves of 0.8 bcfe, which is the typical reserve potential for this area. There can no assurance, however, that any well drilled will be successful.

TOOLE COUNTY AREA. HCRC's interests in the Toole County Area consist of 61 producing wells and 17 shut-in wells, 66 of which are operated by HPI. The oil wells produce from the Nisku formation at depths of approximately 3,000 feet, and the gas wells produce from the Bow Island formation at depths of 900 to 1,200 feet. In 1998, HCRC drilled three horizontal wells in the East Kevin Field to the Nisku formation. Two of the oil wells were completed and had combined initial production rates of 1.3 mmcfe per day. HCRC has a 50% working interest in the project and spent approximately $728,000 in 1998. Because of current low oil prices in this sour, lower gravity crude area, HCRC has halted the drilling of additional development wells and has postponed the re-entry and sidetrack of the remaining well drilled in 1998.

SAN JUAN BASIN PROJECT - COLORADO. In July 1996, HCRC and its affiliate Hallwood Energy Partners, L.P. ("HEP") acquired interests in 34 wells in LaPlata County, Colorado producing from the Fruitland Coal formation at approximately 3,000 feet. An unaffiliated large East Coast financial institution formed an entity to utilize tax credits generated from the wells. All production from the wells generates an additional payment of approximately $.68 per mcf. An affiliate of Enron Corp. financed the project through a volumetric production payment ("VPP"). During May 1998, a limited liability company owned equally by HCRC and HEP, purchased the VPP from the affiliate of Enron Corp. HCRC funded its $17,291,000 share of the acquisition price from operating cash flow and borrowings under its Credit Agreement. As a result of the acquisition, HCRC replaced the higher cost and administratively burdensome VPP financing with lower cost conventional borrowings under its line of credit. At the time of the purchase, HCRC entered into a financial contract to hedge the volumes subject to the production payment at an average price of $2.11 per mmbtu. Under the terms of the original 1996 transaction, HCRC and HEP were already responsible for costs associated with the wells. HPI has managed and operated the wells since July 1996, and has increased the wells' gross production from 14 mmcf to approximately 23.5 mmcf per day through workovers and gas gathering facilities improvement programs. The acquisition increased HCRC's current average daily production by 6.25 mmcf per day.

SAN JUAN BASIN PROJECT - NEW MEXICO. HCRC's interest in the San Juan Basin consists of 51 producing gas wells and 10 shut-in wells located in San Juan County, New Mexico. HPI operates all 51 producing wells in New Mexico, 31 of which produce from the Fruitland Coal formation at approximately 2,200 feet and 20 of which produce from the Pictured Cliffs, Mesa Verde and Dakota formations at 1,200 to 7,000 feet. The expansion of the gathering system significantly increased gas gathering, processing and compression capacity for the associated properties, which resulted in gross production increases of 3.0 mmcf per day in 1998. In addition to proceeds from the sale of gas, HCRC also receives a payment of $.36 per mcf for tax credits generated by production from the coalbed methane wells.

OTHER

HCRC owns various other interests in properties in Kansas, Oklahoma, California and South Central Texas. The remaining $971,000 of HCRC's 1998 capital expenditures were incurred in this area. The costs include $325,000 for an unsuccessful exploration project in Carter County, Oklahoma, $157,000 for the completion of an exploration well in Canadian County, Oklahoma and for drilling four unsuccessful exploration wells in Yolo County, California and other miscellaneous projects. During 1998, HCRC also participated in two nonoperated 3-D seismic projects in nearby Solano and Colusa Counties, California. HCRC is in the process of divesting its interests in California projects. As a result of low oil prices and high lifting costs, HCRC plan to shut-in 35 uneconomic wells and to outsource its field workforce in 1999. These cost reduction measures are projected to save $230,000 per year in net operating expenses.

PERU BLOCK Z-3 PROJECT. HCRC's partner on the Peruvian offshore Z-3 Block completed 1,200 miles of 2-D seismic data acquisition to supplement existing seismic data. Data interpretation is in progress, and it will be reviewed by HCRC in the first quarter of 1999. HCRC has a 7.5% working interest in the project, but it will not incur capital costs until actual drilling operations begin. Although the production-sharing contract provides that drilling operations must begin no later than January 2002, it is anticipated that the Peruvian government will enact legislation to extend the period for all drilling commitments by one year.

For 1999, HCRC's capital budget, which will be paid from cash generated from operations and cash on hand, has been set at $5,152,000. HCRC has budgeted continued low oil prices for 1999 which significantly impacts cash generated from operations. Consequently, the capital budget has been set at a lower amount than the budget for past years. The capital budget for 1999 will be reduced if HCRC is required to make a principal payment on its debt and if oil and gas prices decrease further.

COMPANY RESERVES, PRODUCTION AND DISCUSSION BY SIGNIFICANT REGIONS

The following table presents the December 31, 1998 reserve data by significant regions.

                                                                    Present Value of
                                                             Estimated Future Net Cash Flows
                             Proved Reserve Quantities       -------------------------------
                             -------------------------      Proved         Proved
                             Mcf of Gas    Bbls of Oil    Undeveloped     Developed        Total
                             ----------    -----------    -----------     ---------        -----
                                                        (In thousands)
Greater Permian Region         10,980          1,950                       $11,480        $11,480
Gulf Coast Region              14,574            840        $ 1,735         19,027         20,762
Rocky Mountain Region          60,226            706                        48,009         48,009
Mid-Continent Region            1,087            517                         1,710          1,710
Other                             140             20             45          1,994          2,039
                              -------        -------        -------        -------        -------
                               87,007          4,033        $ 1,780        $82,220        $84,000
                              =======        =======        =======        =======        =======

The following table presents the oil and gas production for significant regions.

                                 Production for the       Production for the
                                  Year Ended 1998           Year Ended 1997
                                 ------------------       ------------------
                             Mcf of Gas   Bbls of Oil   Mcf of Gas   Bbls of Oil
                             ----------   -----------   ----------   -----------
                                                (In thousands)
Greater Permian Region         1,705           318         1,719           308
Gulf Coast Region              2,481            75         1,875            64
Rocky Mountain Region          5,983           104         3,977           107
Mid-Continent Region             214           201           234           214
Other                            172            18           158            18
                              ------        ------        ------        ------
                              10,555           716         7,963           711
                              ======        ======        ======        ======

The following table presents the Company's extensions and discoveries by significant regions.

                                  Year Ended 1998           Year Ended 1997
                                 ------------------       ------------------
                             Mcf of Gas   Bbls of Oil   Mcf of Gas   Bbls of Oil
                             ----------   -----------   ----------   -----------
                                                (In thousands)
Greater Permian Region          217          207           529          238
Gulf Coast Region               998          186           295           21
Rocky Mountain Region            91           96         1,756          234
Mid-Continent Region             53            1                         43
Other                             4                        314           26
                              -----        -----         -----        -----
                              1,363          490         2,894          562
                              =====        =====         =====        =====

AVERAGE SALES PRICES AND PRODUCTION COSTS

The following table presents the average oil and gas sales price and average production costs per equivalent mcf computed at the ratio of six mcf of gas to one barrel of oil.

                                                             1998       1997        1996
                                                             ----       ----        ----
Average sales price (including effects of hedging):
     Oil and condensate (per bbl)                          $ 13.12    $ 18.87     $ 20.13
     Natural gas (per mcf)                                    1.91       2.17        1.99
Production costs (per equivalent mcf)                          .78        .84         .78

PRODUCTIVE OIL AND GAS WELLS

The following table summarizes the productive oil and gas wells as of December 31, 1998 attributable to HCRC's direct interests. Productive wells are producing wells and wells capable of production. Gross wells are the total number of wells in which HCRC has an interest. Net wells are the sum of HCRC's fractional interests owned in the gross wells.

                                          Gross                Net
                                          -----                ---
Productive Wells
  Oil                                     1,209                104
  Gas                                       319                 65
                                          -----                ---
                                          1,528                169
                                          =====                ===

OIL AND GAS ACREAGE

The following table sets forth the developed and undeveloped leasehold acreage held directly by HCRC as of December 31, 1998. Developed acres are acres which are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which HCRC has a working interest. Net acres are the sum of HCRC's fractional interest owned in the gross acres.

                                          Gross              Net
                                          -----              ---
Developed acreage                         91,436            28,728
Undeveloped acreage                      306,437            73,727
                                         -------           -------
   Total                                 397,873           102,455
                                         =======           =======

HCRC holds undeveloped acreage in Texas, Louisiana, Montana, Wyoming, New Mexico, Kansas, Colorado and North Dakota.

DRILLING ACTIVITY

The following table sets forth the number of wells attributable to HCRC's direct interest drilled in the most recent three years.


                                           Year Ended December 31,
                                           -----------------------
                              1998                   1997                  1996
                              ----                   ----                  ----
                         Gross       Net        Gross      Net       Gross       Net
                         -----       ---        -----      ---       -----       ---
DEVELOPMENT WELLS:
   Productive              11        3.4         23        4.0         29        6.2
   Dry                      5        1.5          4        1.0          4        1.0
                          ---        ---        ---        ---        ---        ---
     Total                 16        4.9         27        5.0         33        7.2
                          ===        ===        ===        ===        ===        ===
EXPLORATORY WELLS:
   Productive              17        4.9         14        2.7          1         .1
   Dry                     16        3.3         22        4.2          4         .6
                          ---        ---        ---        ---        ---        ---
     Total                 33        8.2         36        6.9          5         .7
                          ===        ===        ===        ===        ===        ===

OFFICE SPACE

HCRC is guarantor of 40% of the obligation under the Denver, Colorado office leases which are in the name of HPI. Hallwood Energy Partners, L.P. ("HEP") is guarantor of the remaining 60% of the obligation. HPI's current lease, for approximately $600,000 per year, expires in June 1999. During February 1999, HPI entered into another office lease for approximately $600,000 per year. The new lease commences upon occupancy, which is expected to be in June or July 1999, and terminates in seven and one-half years.


ITEM 3 - LEGAL PROCEEDINGS

See Notes 14 and 15 to the financial statements included in Item 8 - Financial Statements and Supplementary Data.


ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of 1998.


                                     PART II


ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

HCRC's common stock has traded over the counter on the NASDAQ National Market System under the symbol "HCRC," since June 4, 1992. As of March 24, 1999, there were 2,123 holders of record of HCRC's common stock. The following table sets forth, for the periods indicated, the high and low closing bid quotations for the common stock as reported by the National Quotation Bureau. HCRC did not pay a dividend during the periods shown. During the third quarter of 1997, the stockholders of HCRC approved a three-for-one split of HCRC's common stock. The stock split was effected by issuing, as a stock dividend, two additional shares of Common Stock for each share outstanding. The stock dividend was paid on August 11, 1997 to shareholders of record on August 4, 1997. The stockholders also approved an increase in the number of authorized shares of common stock from 2,000,000 shares to 10,000,000 shares.

HCRC Common Stock                                   High             Low
-----------------                                   ----             ---
First quarter 1997                                 30 1/6           22 3/4
Second quarter 1997                                25               15
Third quarter 1997                                 30 1/2           20
Fourth quarter 1997                                26               21 1/4

First quarter 1998                                 21 9/16          14 1/4
Second quarter 1998                                16 15/16         14 3/8
Third quarter 1998                                 17 3/8           12
Fourth quarter 1998                                15                9 1/2

All share and per share information has been retroactively restated for the three-for-one stock split effective August 11, 1997.

ITEM 6 - SELECTED FINANCIAL DATA

The following table sets forth selected financial data regarding HCRC's financial position and results of operations as of the dates indicated. All per share information has been restated to reflect the three-for-one stock split, which was effective August 11, 1997.


                                                                 Hallwood Consolidated Resources Corporation
                                                                 -------------------------------------------
                                                                  As of and for the Year Ended December 31,
                                                                 -------------------------------------------
                                                  1998              1997            1996               1995               1994
                                                  ----              ----            ----               ----               ----
                                                                  (In thousands except per share)
Summary of Operations
---------------------
   Oil and gas revenues and
     pipeline operations                        $  32,230         $  32,258        $  34,308         $  25,349         $  20,459
   Total revenue                                   32,410            32,411           34,445            25,484            20,644
   Production operating expense                    11,642            10,218           10,383             8,514             8,367
   Depreciation, depletion and
     amortization                                  11,463             8,605            9,246             8,206             7,340
   Impairment                                      19,600                                                9,277             4,721
   General and administrative expense               4,451             4,884            4,011             4,630             3,842
   Net income (loss)                              (20,279)            5,585            8,210            (4,670)           (2,974)
   Net income (loss) per share - basic              (7.38)             2.05             3.00             (1.48)             (.93)
   Net income (loss) per share - diluted            (7.38)             1.97             2.91             (1.48)             (.93)

Balance Sheet
-------------
   Working capital (deficit)                    $  (5,696)        $   4,867        $     (47)        $  (7,202)        $     430
   Property, plant and equipment, net              87,322            76,031           67,285            65,433            55,011
   Total assets                                   101,167            92,371           78,468            73,939            62,125
   Noncurrent liabilities                          53,316            32,678           24,558            21,790            11,890
   Stockholders' equity                            29,589            48,686           43,061            36,635            43,589

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

During 1998, HCRC had a net loss of $20,279,000, compared to a net income of $5,585,000 for 1997. The 1998 period includes noncash charges in the second, third and fourth quarters totaling $19,600,000 for property impairments which were taken to lower the capitalized cost of HCRC's properties to an amount equal to the present value, discounted at 10%, of the future net revenues attributable to those properties.

HCRC's 1998 property impairments were recorded pursuant to ceiling test limitations required by the Securities and Exchange Commission for companies using the full cost method of accounting. The total impairment was primarily attributable to the decline in commodity prices and the write-off of certain unproved acreage.

The weighted average prices received by HCRC for oil and gas have declined in each of the last four quarters. HCRC's hedges mitigated the price reductions by increasing the average oil and gas prices by 3% and 2%, respectively. HCRC's weighted average oil and gas prices, when the effects of hedging are considered, were 30% and 12% lower, respectively, for 1998 compared to 1997.

Although HCRC's production for 1998 was 21% greater than the prior year, and operating and general and administrative expenses were lower on a unit of production basis, net income was lower because of low commodity prices and costs associated with the resolution of litigation.

In December 1998 HCRC announced a proposal to consolidate HCRC with HEP and the energy interests of Hallwood Group into a new corporation called Hallwood Energy Corporation. The consolidation proposal was approved by the Board of Directors of HCRC and the general partner of HEP in December 1998. Because of the larger size of the new corporation, HCRC anticipates that the new company will have the ability to take advantage of opportunities that are unavailable to smaller entities such as HCRC and will have a better ability to raise capital. Hallwood Energy Corporation will focus on reserve growth. A Joint Proxy Statement/Prospectus for the consolidation was filed with the Securities Exchange Commission on December 30, 1998 and is proceeding through the usual SEC comment process. It is presently anticipated that the Joint Proxy Statement/Prospectus will be mailed to shareholders of HCRC and unitholders of HEP in April and that the consolidation will be concluded in May 1999. There can be no assurance, however, that all conditions to the consolidation will be satisfied by that time.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

HCRC generated $6,130,000 of cash flow from operating activities during 1998.

The other primary cash inflows were:

   o     $25,500,000 from borrowings under long-term debt and

   o     $2,792,000 in distributions received from affiliates.

Cash was primarily used for:

   o $37,565,000 for property additions, exploration and development costs and

   o     $1,045,000 for payments on contract settlement obligation.

When combined with miscellaneous other cash activity during the year, the result was a decrease in HCRC's cash and cash equivalents of $3,941,000 for the year, from $4,492,000 at December 31, 1997 to $551,000 at December 31, 1998.

PROPERTY PURCHASES, SALES AND CAPITAL BUDGET

In 1998, HCRC incurred $37,565,000 in direct property additions, development, exploitation and exploration costs. The costs were comprised of $28,182,000 for property acquisitions and approximately $9,383,000 for domestic exploration and development. HCRC's 1998 capital program led to the replacement, including revisions to prior year reserves, of 120% of 1998 production using year-end prices of $10.00 per bbl and $1.85 per mcf.

In the Greater Permian Region, HCRC expended $8,385,000 acquiring oil and gas properties, including interests in approximately 570 wells, numerous proven and unproven drilling locations, exploration acreage, and 3-D seismic data. Additionally, HCRC spent approximately $488,000 to recomplete or drill nine producing development wells and one unsuccessful exploration well in the Carlsbad/Catclaw Draw areas in Lea, Eddy and Chaves Counties, New Mexico. Also, approximately $1,066,000 was spent to drill 11 exploration wells and one development well, nine of which were completed in the Merkle Project. HCRC incurred approximately $452,000 drilling three exploration wells and one development well in the Griffin area, all of which were unsuccessful.

In the Gulf Coast Region, HCRC spent approximately $430,000 for land and $941,000 to drill one Mirasoles exploration well in Kenedy County, Texas, which is currently in the completion phase. HCRC incurred approximately $365,000 to drill one successful exploration well relating to the Esperanza project in LaVaca County, Texas. Approximately $375,000 was incurred by HCRC for land and leasehold costs and an additional $615,000 for costs associated with drilling one successful exploration well in Bell County, Texas. 1998 costs relating to the East Smith Point project in Chambers County, Texas were approximately $426,000 for land and geologic and geophysical data and an additional $305,000 to drill one unsuccessful exploration well in the area. In addition approximately $217,000 was incurred in 1998 by HCRC to drill one well now plugged and abandoned as part of the Bison project in Lafayette Parish, Louisiana.

HCRC's significant property acquisition in the Rocky Mountain Region was approximately $17,291,000 for the purchase of a volumetric production payment in the Colorado San Juan Basin. Additionally, HCRC's significant exploration and development expenditures in the Rocky Mountain Region included approximately $120,000 to complete a successful exploration well within the Cajon Lake Field in Utah; approximately $565,000 to drill three successful wells in the Colorado Western Slope area; approximately $245,000 to drill an unsuccessful exploration well in the West Sioux area of Montana; and approximately $728,000 to drill three horizontal wells in Toole County, Montana, two of which were successful.

See Item 2 - Properties, for further discussion of HCRC's exploration and development projects.

Long-lived assets, other than oil and gas properties, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. To date, the Company has not recognized any impairment losses on long-lived assets other than oil and gas properties.

The Company made an offer to repurchase odd lot holdings of 99 or fewer shares from its stockholders of record as of November 30, 1995. The offer was initially for the period from November 30, 1995 through January 5, 1996 and was subsequently extended through January 26, 1996. The Company repurchased a total of 296,607 shares through the January 26, 1996 closing date for $2,382,000 at a purchase price of $8.03 per share, of which $1,312,000 was expended during 1996.

On April 1, 1996, HCRC made another offer to purchase holding of 99 or fewer shares from its stockholders of record as of March 25, 1996. The offer was for the period from April 1, 1996 through May 3, 1996. The Company repurchased a total of 77,790 shares at a price of $11.33 per share. HCRC resold 38,895 of these shares to HEP at the price paid by HCRC for such shares, resulting in a net repurchase cost to HCRC of $438,000.

FINANCING

On December 23, 1997, HCRC sold $25,000,000 of 10.32% Senior Subordinated Notes ("Subordinated Notes") due December 23, 2007 to The Prudential Insurance Company of America ("Prudential"). HCRC also sold Warrants to Prudential to purchase 98,599 shares of Common Stock at an exercise price of $28.99 per share. The Subordinated Notes bear interest at the rate of 10.32% per annum on the unpaid balance, payable quarterly. Annual principal payments of $5,000,000 are due on each of December 23, 2003 through December 23, 2007.

The proceeds from the Subordinated Notes were allocated to the Subordinated Notes and to the Warrants based upon the relative fair values of the Subordinated Notes without the Warrants and of the Warrants themselves at the time of issuance. The allocated value of the Warrants of $1,032,000 was recorded as paid-in-capital. The discount on the Subordinated Notes is being amortized over the term of the Subordinated Notes using the interest method of amortization.

Because of the substantial property impairments taken in 1998, HCRC's net worth at December 31, 1998, was less than the amount required under the terms of its Subordinated Note agreement. At December 31, 1998, HCRC was not in compliance with the net worth covenant under the Subordinated Note agreement and under its Credit Agreement. HCRC has obtained a waiver of compliance with the covenants from both the Subordinated Note holder and HCRC's lenders under its Credit Agreement. In March 1999, the Subordinated Note agreement was amended to reduce the net worth requirement to $25,000,000 until the earlier of March 31, 2000 or the last day of the fiscal quarter immediately before the consolidation with HEP.

During 1997, the Company and its banks amended their Credit Agreement to extend the term date of the line of credit to May 31, 1999. The banks are Morgan Guaranty Trust Company, First Union National Bank and NationsBank of Texas. Under the Credit Agreement, HCRC has a borrowing base of $26,500,000. As of December 31, 1998, the Company had amounts outstanding of $25,500,000. HCRC's unused borrowing base totaled $1,000,000 at March 24, 1999.

Borrowings against the Credit Agreement bear interest, at the option of the Company, at either (i) the banks' Certificate of Deposit rate plus from 1.375% to 1.875%, (ii) the Euro-Dollar rate plus from 1.25% to 1.75% or (iii) the higher of the prime rate of Morgan Guaranty Trust or the sum of one-half of 1% and the Federal funds rate, plus .75%. The applicable interest rate was 6.75% at December 31, 1998. Interest is payable at least quarterly, and quarterly principal payments of $1,594,000 commence May 31, 1999. The Credit Agreement is secured by a first lien on approximately 80% in value of the Company's oil and gas properties.

The borrowing base for the Credit Agreement is redetermined semiannually, and the next redetermination is scheduled for the second quarter of 1999. HCRC anticipates that, because of low oil and gas prices, its lenders will reduce the borrowing base and that HCRC will be required to make a principal payment on its debt. Any required principal payment will reduce the amount available for HCRC's capital budget.

As part of its risk management strategy, HCRC enters into financial contracts to hedge the interest payments related to a portion of its outstanding borrowings under its Credit Agreement. HCRC does not use the hedges for trading purposes, but rather to protect against the variability of cash flows under its Credit Agreement, which has a floating interest rate. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

As of March 24, 1999, HCRC was a party to six contracts with three counterparties. The following table provides a summary of the Company's financial contracts.

                                                  Average
                           Amount of              Contract
      Period              Debt Hedged            Floor Rate
      ------              -----------            ----------
       1999               $13,000,000               5.70%
       2000                15,000,000               5.65%
       2001                12,000,000               5.23%
       2002                12,500,000               5.23%
       2003                12,500,000               5.23%
       2004                 2,000,000               5.23%

STOCK SPLIT

During July 1997, the stockholders of HCRC approved an increase in the number of authorized shares of its Common Stock from 2,000,000 shares to 10,000,000 shares. HCRC also declared a three-for-one split of its outstanding, Common Stock. The stock split was effected by issuing, as a stock dividend, two additional shares of Common Stock for each share outstanding. The stock dividend was paid on August 11 to shareholders of record on August 4. All share and per share information has been restated to reflect the three-for-one stock split.

STOCK OPTION PLANS

During 1995, the Company adopted a stock option plan covering 159,000 shares of Common Stock and granted options for all of the shares under the plan. The options were granted effective July 1, 1995 at an exercise price of $6.67 per share, which was equal to the fair market value of the Common Stock on the date of grant. The options expire on July 1, 2005, unless sooner terminated pursuant to the provisions of the plan. During 1997, options to purchase 9,200 shares were exercised, and during 1998 options to purchase 21,040 shares were exercised.

During the second quarter of 1997, the Company adopted a stock option plan covering 159,000 shares of Common Stock and granted options for all of the shares under the plan. The terms of this plan are generally consistent with the terms of the Company's existing 1995 Stock Option Plan. The options were granted effective June 17, 1997 at an exercise price of $20.33 per share, which was equal to the fair market value of the Common Stock on the date of grant. The options expire on June 17, 2007, unless sooner terminated pursuant to the provisions of the plan. The options are exercisable one-third on June 17, 1997, an additional one-third June 17, 1998, and the remaining one-third on June 17, 1999. In addition, the plan provides that vesting of the options may be accelerated under certain conditions.

On May 5, 1998, HCRC granted options to purchase 9,540 shares of Common Stock under its 1997 Stock Option Plan at an exercise price of $15.75 which was equal to the fair market value of the Common Stock on the date of grant. One-third of the options vest immediately, and the remainder vest one-half on the first anniversary of the date of grant and one-half on the second anniversary of the date of grant.

On May 5, 1998, HCRC also granted options to purchase 9,540 shares of Common Stock at an exercise price of $15.75 per share which was equal to the fair market value of the Common Stock on the date of grant. These options were not granted pursuant to a previously existing plan, but are subject to terms and conditions identical to those in HCRC's 1995 Stock Option Plan. One-third of the options vest immediately, and the remainder vest one-half on the first anniversary of the date of grant and one-half on the second anniversary of the date of grant.

GAS BALANCING

HCRC uses the sales method to account for gas balancing. Under this method, HCRC recognizes revenue on all of its sales of production, and any over-production or under-production is recovered at a future date.

As of December 31, 1998, HCRC had a net over-produced position of 347,000 mcf ($642,000 valued at year-end prices). The management of HCRC believes that this imbalance can be made up with production from existing wells or from wells which will be drilled as offsets to current producing wells and that this imbalance will not have a material effect of HCRC's results of operations, liquidity and capital resources. The reserves discussed in Item 2 and Item 8 have been reduced by 347,000 mcf in order to reflect HCRC's gas balancing position.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company adopted SFAS 130 on January 1, 1998. The Company does not have any items of other comprehensive income for the years ended December 31, 1998, 1997 and 1996. Therefore, total comprehensive income (loss) is the same as net income
(loss) for those years.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting selected information about operating segments and related disclosures about products and services, geographic areas, and major customers. SFAS 131 requires that an entity report financial and descriptive information about its operating segments which are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. HCRC adopted FAS 131 in 1998.

The Company engages in the development, production and sale of oil and gas, and the acquisition, exploration, development and operation of oil and gas properties in the continental United States. These activities exhibit similar economic characteristics and involve the same products, production processes, class of customers, and methods of distribution. Management of the Company evaluates its performance as a whole rather than by product or geographically. As a result, HCRC's operations consist of one reportable segment.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains and losses) depends on the intended use of the derivative and the resulting designation. The Company is required to adopt SFAS 133 on January 1, 2000. The Company has not completed the process of evaluating the impact that will result from adopting SFAS 133.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In the interest of providing the shareholders with certain information regarding the Company's future plans and operations, certain statements set forth in this Form 10-K relate to management's future plans and objectives. Such statements are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although any forward-looking statements contained in this Form 10-K or otherwise expressed by or on behalf of the Company are, to the knowledge and in the judgment of the officers and directors of the Company, expected to prove true and come to pass, management is not able to predict the future with absolute certainty. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.

These risks and uncertainties include, among others:

Volatility of oil and gas prices. It is impossible to predict future oil and gas price movements with certainty. Declines in oil and gas prices may materially adversely affect HCRC's financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower oil and gas prices may also reduce the amount of oil and gas that HCRC can produce economically.

HCRC's revenues, profitability, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, will be substantially dependent upon prevailing prices of oil and gas. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond HCRC's control.

Competition from larger, more established oil and gas companies. HCRC encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of exploratory prospects and proven properties. HCRC's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than HCRC's and, in many instances, have been engaged in the oil and gas business for a much longer time than HCRC. Those companies may be able to pay more for exploratory prospects and productive oil and gas properties, and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than HCRC's financial or human resources permit. HCRC's ability to explore for oil and gas prospects and to acquire additional properties in the future will be dependent upon its ability to conduct its operations, to evaluate and select suitable properties and to consummate transactions in highly competitive environments.

Risks of drilling activities. HCRC's success will be materially dependent upon the continued success of its drilling program. HCRC's future drilling activities may not be successful and, if drilling activities are unsuccessful, such failure will have an adverse effect on HCRC's future results of operations and financial condition. Oil and gas drilling involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered, even if the reserves targeted are classified as proved. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. Although HCRC has identified numerous drilling prospects, there can be no assurance that such prospects will be drilled or that oil or gas will be produced from any such identified prospects or any other prospects.

Risks relating to the acquisition of oil and gas properties. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, HCRC will perform a review of the subject properties that it believes to be generally consistent with industry practices. This usually includes on-site inspections and the review of reports filed with various regulatory entities. Such a review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of these problems. There can be no assurances that any acquisition of property interests by HCRC will be successful and, if an acquisition is unsuccessful, that the failure will not have an adverse effect on HCRC's future results of operations and financial condition.

Hazards relating to well operations and lack of insurance. The oil and gas business involves certain hazards such as well blowouts; craterings; explosions; uncontrollable flows of oil, gas or well fluids; fires; formations with abnormal pressures; pollution; and releases of toxic gas or other environmental hazards and risks, any of which could result in substantial losses to HCRC. In addition, HCRC may be liable for environmental damages caused by previous owners of property purchased or leased by HCRC. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of HCRC's properties. While HCRC believes that it maintains all types of insurance commonly maintained in the oil and gas industry, it does not maintain business interruption insurance. In addition, HCRC cannot predict with certainty the circumstances under which an insurer might deny coverage. The occurrence of an event not fully covered by insurance could have a materially adverse effect on HCRC's financial condition and results of operations.

Future oil and gas production depends on continually replacing and expanding reserves. In general, the volume of production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. HCRC's future oil and gas production is, therefore, highly dependent upon its ability to economically find, develop or acquire additional reserves in commercial quantities. Except to the extent HCRC acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of HCRC will decline as reserves are produced. The business of exploring for, developing or acquiring reserves is capital-intensive. To the extent cash flow from operations is reduced, and external reserves of capital become limited or unavailable, HCRC's ability to make the necessary capital investments to maintain or expand its asset base of oil and gas reserves would be impaired. In addition, there can be no assurance that HCRC's future exploration, development and acquisition activities will result in additional proved reserves or that HCRC will be able to drill productive wells at acceptable costs. Furthermore, although HCRC's revenues could increase if prevailing prices for oil and gas increase significantly, HCRC's finding and development costs could also increase.

Estimates of reserves and future cash flows are imprecise. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies, and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected from them prepared by different engineers, or by the same engineers but at different times, may vary substantially, and such reserve estimates may be subject to downward or upward adjustment based upon such factors. In addition, the status of the exploration and development program of any oil and gas company is ever-changing. Consequently, reserve estimates also vary over time. Actual production, revenues and expenditures with respect to HCRC's reserves will likely vary from estimates, and such variances may be material.

INFLATION AND CHANGING PRICES

Prices obtained for oil and gas production depend upon numerous factors that are beyond the control of HCRC, including the extent of domestic and foreign production, imports of foreign oil, market demand, domestic and worldwide economic and political conditions and government regulations and tax laws. Prices for both oil and gas have fluctuated from 1996 through 1998, with a distinct downward trend in both oil and gas prices occurring in the calendar year 1998. HCRC anticipates that both oil and gas prices will remain low throughout 1999. In preparing its 1999 budget, HCRC has estimated that the weighted average oil price (for barrels not hedged) will be $11.00 per barrel, and the weighted average price of natural gas (for mcf not hedged) will be $1.70 per mcf for the year. There can be no assurance that HCRC's forecast is accurate. If prices decrease further, it can be expected that the results of operations and cash flow will be affected, and HCRC's capital budget will decrease.

The following table presents the weighted average prices received per year by HCRC, and the effects of the hedging transactions discussed below.


                      Oil                        Oil                        Gas                        Gas
             (excluding the effects     (including the effects     (excluding the effects     (including the effects
                  of hedging                 of hedging                  of hedging                 of hedging
                 transactions)              transactions)               transactions)              transactions)
             ----------------------     ----------------------      ---------------------     ----------------------
                     (Bbl)                      (Bbl)                      (Mcf)                      (Mcf)
  1998               $12.75                    $13.12                      $1.87                       $1.91
  1997                19.13                     18.87                       2.39                        2.17
  1996                20.96                     20.13                       2.11                        1.99

As part of its risk management strategy, HCRC enters into financial contracts to hedge the price of its oil and natural gas. The purpose of the hedges is to provide protection against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of the hedge contracts are recognized as increases or decreases in oil or gas revenue at the time the hedged volumes are sold. During 1998, HCRC did not enter into additional oil price hedges for future years because hedge contracts at prices HCRC considers advantageous are not available.

The financial contracts used by HCRC to hedge the price of its oil and natural gas production are swaps, collars and participating hedges. Under the swap contracts, HCRC sells its oil and gas production at spot market prices and receives or makes payments based on the differential between the contract price and a floating price which is based on spot market indices. As of March 24, 1999, HCRC was a party to 18 financial contracts with three different counterparties.

The following table provides a summary of the Company's financial contracts:

                          Oil
                   ---------------
              Percent of Direct Production       Contract
  Period                Hedged                 Floor Price
  ------           ---------------             -----------
                                                (per bbl)
   1999                    4%                      $14.88


All of the oil volumes hedged are subject to participating hedges whereby HCRC will receive the contract price if the posted futures price is lower than the contract price, and will receive the contract price plus 25% of the difference between the contract price and the posted futures price if the posted futures price is greater than the contract price. All of the volumes hedged are subject to a collar agreement whereby HCRC will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap prices range from $16.50 to $18.35 per barrel.

                          Oil
                   ---------------
              Percent of Direct Production       Contract
  Period                Hedged                 Floor Price
  ------           ---------------             -----------
                                                (per mcf)
   1999                    42%                     $1.95
   2000                    33%                      1.95
   2001                    33%                      1.92
   2002                    32%                      1.98

During the first quarter through March 24, 1999, the weighted average oil price (for barrels not hedged) was approximately $10.95 per barrel, and the weighted average price of natural gas (for mcfs not hedged) was approximately $1.65 per mcf.

INFLATION

Inflation did not have a material impact on the Company in 1998, 1997 and 1996 and is not anticipated to have a material impact in 1999.

RESULTS OF OPERATIONS

The following tables are presented to contrast HCRC's revenue, expense and earnings for discussion purposes. Significant fluctuations are discussed in the accompanying narrative.

The "direct owned" column represents HCRC's direct royalty and working share interests in oil and gas properties. The "HEP" column represents HCRC's share of the results of operations of HEP; HCRC owned approximately 19% of the outstanding limited partner units of HEP during 1996, 1997 and 1998.

                TABLE OF HCRC EARNINGS FOR MANAGEMENT DISCUSSION
                           (In thousands except price)

                                          For the Year Ended December 31, 1998     For the Year Ended December 31, 1997
                                          ------------------------------------     ------------------------------------
                                           Direct                                  Direct
                                           Owned          HEP          Total        Owned          HEP          Total
                                           ------         ---          -----       -------         ---          -----
                                          C>
Gas production (mcf)                         8,139         2,416       10,555        5,951         2,012         7,963
Oil production (bbl)                           576           140          716          576           135           711

Average gas price                         $   1.87      $   2.04     $   1.91     $   2.14      $   2.25      $   2.17
Average oil price                         $  12.97      $  13.71     $  13.12     $  18.84      $  19.00      $  18.87

Gas revenue                               $ 15,222      $  4,920     $ 20,142     $ 12,719      $  4,532      $ 17,251
Oil revenue                                  7,473         1,919        9,392       10,851         2,565        13,416
Pipeline and other                           1,947           749        2,696        1,035           556         1,591
Interest income                                112            68          180           84            69           153
                                          --------      --------     --------     --------      --------      --------
         Total revenue                      24,754         7,656       32,410       24,689         7,722        32,411

Production operating                         9,349         2,293       11,642        8,108         2,110        10,218
General and administrative                   3,535           916        4,451        3,908           976         4,884
Interest                                     3,634           526        4,160        1,675           583         2,258
Depreciation, depletion, and amortization    8,948         2,515       11,463        6,621         1,984         8,605
Impairment of oil and gas properties        19,600                     19,600
Litigation                                     827           260        1,087
                                          --------      --------     --------     --------      --------      --------
                                            45,893         6,510       52,403       20,312         5,653        25,965
INCOME (LOSS) BEFORE INCOME
     TAXES                                 (21,139)        1,146      (19,993)       4,377         2,069         6,446
                                          --------      --------     --------     --------      --------      --------

PROVISION (BENEFIT) FOR
     INCOME TAXES:
         Current                              (164)                      (164)         961                         961
         Deferred                              450                        450         (100)                       (100)
                                          --------                   --------     --------                    --------
                                               286                        286          861                         861
                                          --------                   --------     --------                    --------

NET INCOME (LOSS)                         $(21,425)     $  1,146     $(20,279)    $  3,516      $  2,069      $  5,585
                                          ========      ========     ========     ========      ========      ========

                TABLE OF HCRC EARNINGS FOR MANAGEMENT DISCUSSION
                           (In thousands except price)

                                                     For the Year Ended December 31, 1996
                                                 -------------------------------------------
                                                   Direct
                                                   Owned             HEP             Total
                                                   ------            ---             -----
Gas production (mcf)                                6,134            2,146            8,280
Oil production (bbl)                                  668              169              837

Average gas price                                $   1.93         $   2.15         $   1.99
Average oil price                                $  20.17         $  19.98         $  20.13

Gas revenue                                      $ 11,826         $  4,620         $ 16,446
Oil revenue                                        13,476            3,376           16,852
Pipeline and other                                    510              500            1,010
Interest income                                        28              109              137
                                                 --------         --------         --------
         Total revenue                             25,840            8,605           34,445

Production operating                                8,203            2,180           10,383
General and administrative                          3,186              825            4,011
Interest                                            1,800              730            2,530
Depreciation, depletion, and amortization           7,050            2,196            9,246
Other                                                  24               90              114
                                                 --------         --------         --------
                                                   20,263            6,021           26,284

INCOME BEFORE INCOME TAXES                          5,577            2,584            8,161
                                                 --------         --------         --------

PROVISION (BENEFIT) FOR
     INCOME TAXES:
         Current                                      301                               301
         Deferred                                    (350)                             (350)
                                                 --------                           --------
                                                      (49)                              (49)
                                                 --------                           --------

NET INCOME                                       $  5,626         $  2,584         $  8,210
                                                 ========         ========         ========

1998 COMPARED TO 1997

GAS REVENUE

Gas revenue increased $2,891,000 during 1998 compared with 1997. The increase is comprised of an increase in production from 7,963,000 mcf in 1997 to 10,555,000 mcf in 1998 partially offset by a decrease in the average gas price from $2.17 per mcf in 1997 to $1.91 per mcf in 1998. Production increased because two temporarily shut-in wells were back on line. The two wells were temporarily shut-in during the second quarter of 1997 while workover procedures were performed. The increase in gas production is also due to an expansion of the gathering system in San Juan County, New Mexico during 1998.

The effect of HCRC's hedging activity was to increase HCRC's average price from $1.87 per mcf to $1.91 per mcf, resulting in a $422,000 increase in revenue.

OIL REVENUE

Oil revenue decreased $4,024,000 during 1998 compared with 1997. The decrease in revenue is primarily due to a decrease in price from $18.87 per barrel in 1997 to $13.12 per barrel in 1998, partially offset by an increase in production from 711,000 barrels in 1997 to 716,000 barrels in 1998. Production increased slightly because two temporarily shut-in wells were back on line. The two wells were temporarily shut-in during the second quarter of 1997 while workover procedures were performed. This increase in production was partially offset by normal production declines.

The effect of HCRC's hedging transactions was to increase HCRC's average oil price from $12.75 per barrel to $13.12 per barrel, resulting in a $265,000 increase in revenue.

PIPELINE AND OTHER

Pipeline and other revenue consists of revenue derived from saltwater disposal, incentive and tax credit payments from certain coalbed methane wells, and other miscellaneous revenue. Pipeline and other revenue increased $1,105,000 during 1998 compared to 1997, primarily due to increased incentive payment income resulting from HCRC's acquisition of a volumetric production payment during May 1998.

INTEREST INCOME

Interest income increased $27,000 during 1998 compared with 1997 primarily due to an increase in the average cash balance during 1998.

PRODUCTION OPERATING EXPENSE

Production operating expense increased $1,424,000 during 1998 compared to 1997. The increase is due to increased operating costs resulting from the drilling projects completed during 1997 as well as the additional operating expenses related to the properties acquired in the Arcadia acquisition during October 1998.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expense includes costs incurred for direct administrative services such as legal, audit and reserve reports as well as allocated internal overhead incurred by HPI on behalf of the Company. These costs decreased $433,000 during 1998 compared to 1997, primarily as a result of decreased performance based compensation during 1998.

INTEREST EXPENSE

Interest expense increased $1,902,000 in 1998 compared to 1997, primarily as a result of a higher average debt balance during 1998.

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE

Depreciation, depletion and amortization expense associated with proved oil and gas properties increased $2,858,000 during 1998 compared with 1997. This increase is due to a higher depletion rate resulting from the increased production discussed above, as well as higher capitalized costs during 1998.

IMPAIRMENT OF OIL AND GAS PROPERTIES

Impairment of oil and gas properties during 1998 represents the impairments recorded during 1998 because capitalized costs exceeded the present value (discounted at 10%) of estimated future net revenues from proved oil and gas reserves at June 30, 1998, September 30, 1998 and December 31, 1998, based on prices of $13.00 per barrel of oil and $1.90 per mcf of gas, $12.75 per barrel of oil and $1.80 per mcf of gas and $10.00 per barrel of oil and $1.85 per mcf of gas, respectively.

LITIGATION

Litigation expense during 1998 is comprised of the costs related to the Arcadia arbitration described in Item 8, Note 14.

1997 COMPARED TO 1996

GAS REVENUE

Gas revenue increased $805,000 during 1997 as compared with 1996. The increase is comprised of an increase in the average gas price from $1.99 per mcf in 1996 to $2.17 per mcf in 1997, partially offset by a decrease in production from 8,280,000 mcf in 1996 to 7,963,000 mcf in 1997. The decrease in production is due to the temporary shut-in of two wells in Louisiana during the second quarter of 1997 while workover procedures were performed and to normal production declines.

The effect of HCRC's hedging activity was to decrease HCRC's average gas price from $2.39 per mcf to $2.17 per mcf, resulting in a $1,752,000 decrease in revenue.

OIL REVENUE

Oil revenue decreased $3,436,000 during 1997 as compared with 1996. The decrease in revenue is comprised of a decrease in price from $20.13 per barrel in 1996 to $18.87 per barrel in 1997 and a 15% decrease in oil production from 837,000 barrels in 1996 to 711,000 barrels in 1997. The decrease in production is due to the temporary shut-in of two wells in Louisiana during the second quarter of 1997 while workover procedures were performed and to normal production declines.

The effect of HCRC's hedging transactions was to decrease HCRC's average oil price from $19.13 per barrel to $18.87 per barrel, resulting in a $185,000 decrease in revenue.

PIPELINE AND OTHER

Pipeline and other revenue increased $581,000 during 1997 as compared to 1996, primarily due to the receipt of insurance proceeds during 1997, which reimbursed a portion of expense incurred in a prior period to settle certain litigation.

PRODUCTION OPERATING EXPENSE

Production operating expense decreased $165,000 during 1997 as compared to 1996. The decrease is the result of lower production taxes due to the decrease in production discussed above.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expense increased $873,000 during 1997 as compared to 1996, primarily as a result of increased performance based compensation during 1997.

INTEREST EXPENSE

Interest expense decreased $272,000 in 1997 as compared to 1996, primarily as a result of a lower average debt balance during 1997.

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE

Depreciation, depletion and amortization expense decreased $641,000 during 1997 as compared with 1996. This decrease is due to a lower depletion rate resulting from the decreased production discussed above.

OTHER

Other expense for 1996 is comprised of numerous miscellaneous items, none of which is individually significant.

ITEM 7A - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

HCRC's primary market risks relate to changes in interest rates and in the prices received from sales of oil and natural gas. HCRC's primary risk management strategy is to partially mitigate the risk of adverse changes in its cash flows caused by increases in interest rates on its variable rate debt, and decreases in oil and natural gas prices, by entering into derivative financial and commodity instruments, including swaps, collars and participating commodity hedges. By hedging only a portion of its market risk exposures, HCRC is able to participate in the increased earnings and cash flows associated with decreases in interest rates and increases in oil and natural gas prices; however, it is exposed to risk on the unhedged portion of its variable rate debt and oil and natural gas production.

Historically, HCRC has attempted to hedge the exposure related to its variable rate debt and its forecasted oil and natural gas production in amounts which it believes are prudent based on the prices of available derivatives and, in the case of production hedges, the Company's deliverable volumes. HCRC attempts to manage the exposure to adverse changes in the fair value of its fixed rate debt agreements by issuing fixed rate debt only when business conditions and market conditions are favorable.

HCRC does not use or hold derivative instruments for trading purposes nor does it use derivative instruments with leveraged features. HCRC's derivative instruments are designated and effective as hedges against its identified risks, and do not of themselves expose HCRC to market risk because any adverse change in the cash flows associated with the derivative instrument is accompanied by an offsetting change in the cash flows of the hedged transaction.

Notes 1 and 4 to the financial statements provide further disclosure with respect to derivatives and related accounting policies.

All derivative activity is carried out by personnel who have appropriate skills, experience and supervision. The personnel involved in derivative activity must follow prescribed trading limits and parameters that are regularly reviewed by the Board of Directors and by senior management. HCRC uses only well-known, conventional derivative instruments and attempts to manage its credit risk by entering into financial contracts with reputable financial institutions.

Following are disclosures regarding HCRC's market risk sensitive instruments by major category. Investors and other users are cautioned to avoid simplistic use of these disclosures. Users should realize that the actual impact of future interest rate and commodity price movements will likely differ from the amounts disclosed below due to ongoing changes in risk exposure levels and concurrent adjustments to hedging positions. It is not possible to accurately predict future movements in interest rates and oil and natural gas prices.

Interest Rate Risks (non trading) - HCRC uses both fixed and variable rate debt to partially finance operations and capital expenditures. As of December 31, 1998, HCRC's debt consists of $25.5 million in borrowings under its Credit Agreement which bear interest at a variable rate, and $25 million in borrowings under its 10.32% Senior Subordinated Notes which bear interest at a fixed rate. HCRC hedges a portion of the risk associated with its variable rate debt through derivative instruments, which consist of interest rate swaps and collars. Under the swap contracts, HCRC makes interest payments on its Credit Agreement as scheduled and receives or makes payments based on the differential between the fixed rate of the swap and a floating rate plus a defined differential. These instruments reduce HCRC's exposure to increases in interest rates on the hedged portion of its debt by enabling it to effectively pay a fixed rate of interest or a rate which only fluctuates within a predetermined ceiling and floor. A hypothetical increase in interest rates of two percentage points would cause a loss in income and cash flows of $510,000 during 1999, assuming that outstanding borrowings under the Credit Agreement remain at current levels. This loss in income and cash flows would be offset by a $201,500 increase in income and cash flows associated with the interest rate swap and collar agreements that are in effect for 1999.

A hypothetical decrease in interest rates of two percentage points would cause an increase in the fair value of $2,282,000 in HCRC's Senior Subordinated Notes from their fair value at December 31, 1998.

Commodity Price Risk (non trading) - HCRC hedges a portion of the price risk associated with the sale of its oil and natural gas production through the use of derivative commodity instruments, which consist of swaps, collars and participating hedges. These instruments reduce HCRC's exposure to decreases in oil and natural gas prices on the hedged portion of its production by enabling it to effectively receive a fixed price on its oil and natural gas sales or a price that only fluctuates between a predetermined floor and ceiling. HCRC's participating hedges also enable HCRC to receive 25% of any increase in prices over the fixed prices specified in the contracts. As of March 24, 1999, HCRC had entered into derivative commodity hedges covering an aggregate of 23,000 barrels of oil and 11,787,000 mcf of gas that extend through 2002. Under the these contracts, HCRC sells its oil and natural gas production at spot market prices and receives or makes payments based on the differential between the contract price and a floating price which is based on spot market indices. The amount received or paid upon settlement of these contracts is recognized as oil or natural gas revenues at the time the hedged volumes are sold. A hypothetical decrease in oil and natural gas prices of 10% from the prices in effect as of December 31, 1998 would cause a loss in income and cash flows of $2,890,000 during 1999, assuming that oil and gas production remain at 1998 levels. This loss in income and cash flows would be offset by a $705,000 increase in income and cash flows associated with the oil and natural gas derivative contracts that are in effect for 1999.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                           PAGE
                                                                           ----
FINANCIAL STATEMENTS:

Independent Auditors' Report                                                  31

Consolidated Balance Sheets at December 31, 1998 and 1997                  32-33

Consolidated Statements of Operations for the years ended
   December 31, 1998, 1997 and 1996                                           34

Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1998, 1997 and 1996                                           35

Consolidated Statements of Cash Flows for the years ended
   December 31, 1998, 1997 and 1996                                           36

Notes to Consolidated Financial Statements                                 37-49

SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)                   50-53

                          INDEPENDENT AUDITORS' REPORT


TO THE STOCKHOLDERS OF HALLWOOD CONSOLIDATED RESOURCES CORPORATION:

We have audited the consolidated financial statements of Hallwood Consolidated Resources Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, listed in the accompanying index at
Item 8. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hallwood Consolidated Resources Corporation at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Denver, Colorado
March 24, 1999

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                          (In thousands except shares)


                                                             December 31,
                                                             ------------
                                                       1998               1997
                                                       ----               ----
CURRENT ASSETS
  Cash and cash equivalents                          $     551         $   4,492
  Accrued oil and gas revenue                            3,053             4,266
  Due from affiliates                                    4,246             2,418
  Prepaid and other assets                                 285               115
  Current assets of affiliates                           4,431             3,854
                                                     ---------         ---------
       Total current assets                             12,566            15,145
                                                     ---------         ---------

PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
    Proved oil and gas properties                      336,713           294,922
    Unproved mineral interests - domestic                2,813             2,250
                                                     ---------         ---------
       Total                                           339,526           297,172

  Less - accumulated depreciation, depletion,
     amortization and impairment                      (252,204)         (221,141)
                                                     ---------         ---------
       Net property, plant and equipment                87,322            76,031
                                                     ---------         ---------

OTHER ASSETS
  Deferred expenses                                      1,201               729
  Deferred tax asset                                                         450
  Noncurrent assets of affiliate                            78                16
                                                     ---------         ---------
       Total other assets                                1,279             1,195
                                                     ---------         ---------

TOTAL ASSETS                                         $ 101,167         $  92,371
                                                     =========         =========



                        (Continued on the following page)

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                          (In thousands except shares)


                                                                                      December 31,
                                                                                      ------------
                                                                                 1998               1997
                                                                                 ----               ----
CURRENT LIABILITIES
   Accounts payable and accrued liabilities                                    $   3,886         $   3,087
   Current portion of long-term debt                                               4,781
   Current portion of contract settlement obligation                                                 1,039
   Current liabilities of affiliates                                               9,595             6,881
                                                                               ---------         ---------
       Total current liabilities                                                  18,262            11,007
                                                                               ---------         ---------

NONCURRENT LIABILITIES
   Long-term debt                                                                 44,774            25,000
   Long-term obligations of affiliates                                             8,482             7,589
   Deferred liability                                                                 60                89
                                                                               ---------         ---------
       Total noncurrent liabilities                                               53,316            32,678
                                                                               ---------         ---------

       Total liabilities                                                          71,578            43,685
                                                                               ---------         ---------

COMMITMENTS AND CONTINGENCIES (NOTE 11)

STOCKHOLDERS' EQUITY
   Common stock, par value $.01 per share; 10,000,000 shares authorized;
     3,007,852 shares issued in 1998 and 2,986,812 shares
     issued in 1997                                                                   30                30
   Additional paid-in capital                                                     81,283            80,111
   Accumulated deficit                                                           (47,860)          (27,581)
   Treasury stock - 258,395 shares in 1998 and 259,278
     shares in 1997                                                               (3,864)           (3,874)
                                                                               ---------         ---------
       Stockholders' equity - net                                                 29,589            48,686
                                                                               ---------         ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 101,167         $  92,371
                                                                               =========         =========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         (In thousands except per share)


                                                         For the Year Ended December 31,
                                                         -------------------------------
                                                     1998             1997              1996
                                                     ----             ----              ----
REVENUES:
   Gas revenue                                     $ 20,142         $ 17,251         $ 16,446
   Oil revenue                                        9,392           13,416           16,852
   Pipeline and other                                 2,696            1,591            1,010
   Interest                                             180              153              137
                                                   --------         --------         --------
                                                     32,410           32,411           34,445
                                                   --------         --------         --------

EXPENSES:
   Production operating                              11,642           10,218           10,383
   General and administrative                         4,451            4,884            4,011
   Interest                                           4,160            2,258            2,530
   Depreciation, depletion and amortization          11,463            8,605            9,246
   Impairment of oil and gas properties              19,600
   Litigation                                         1,087
   Other                                                                                  114
                                                   --------         --------         --------
                                                     52,403           25,965           26,284
                                                   --------         --------         --------

INCOME (LOSS) BEFORE INCOME TAXES                   (19,993)           6,446            8,161
                                                   --------         --------         --------

PROVISION (BENEFIT) FOR INCOME TAXES:
   Current                                             (164)             961              301
   Deferred                                             450             (100)            (350)
                                                   --------         --------         --------
                                                        286              861              (49)
                                                   --------         --------         --------

NET INCOME (LOSS)                                  $(20,279)        $  5,585         $  8,210
                                                   ========         ========         ========

NET INCOME (LOSS) PER SHARE - BASIC                $  (7.38)        $   2.05         $   3.00
                                                   ========         ========         ========

NET INCOME (LOSS) PER SHARE - DILUTED              $  (7.38)        $   1.97         $   2.91
                                                   ========         ========         ========
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                        2,747            2,719            2,733
                                                   ========         ========         ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)


                                                          Additional
                                          Common            Paid-in        Accumulated      Treasury
                                           Stock            Capital          Deficit          Stock            Total
                                          ------          ----------       -----------      ---------          -----
BALANCE, DECEMBER 31, 1995                $     30         $ 81,811         $(41,376)        $ (3,830)        $ 36,635

  Repurchase and retirement
     of common stock                                         (1,750)                                            (1,750)
  Exercise of common stock options                               10                                                 10
  Increase in treasury shares                                                                     (44)             (44)
  Net income                                                                   8,210                             8,210
                                          --------         --------         --------         --------         --------

BALANCE, DECEMBER 31, 1996                      30           80,071          (33,166)          (3,874)          43,061

  Exercise of common stock options                               61                                                 61
  Other                                                         (21)                                               (21)
  Net income                                                                   5,585                             5,585
                                          --------         --------         --------         --------         --------

BALANCE, DECEMBER 31, 1997                      30           80,111          (27,581)          (3,874)          48,686

  Exercise of common stock options                              140                                                140
  Allocated value of common
     stock warrants                                           1,032                                              1,032
  Decrease in treasury shares                                                                      10               10
  Net loss                                                                   (20,279)                          (20,279)
                                          --------         --------         --------         --------         --------

BALANCE, DECEMBER 31, 1998                $     30         $ 81,283         $(47,860)        $ (3,864)        $ 29,589
                                          ========         ========         ========         ========         ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                                   For the Year Ended December 31,
                                                                                   -------------------------------
                                                                               1998             1997             1996
                                                                               ----             ----             ----
OPERATING ACTIVITIES:
  Net income (loss)                                                          $(20,279)        $  5,585         $  8,210
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Depreciation, depletion and amortization                                11,463            8,605            9,246
       Impairment of oil and gas properties                                    19,600
       Amortization of deferred loan costs and debt
         discount                                                                 203
       Deferred income tax (benefit) expense                                      450             (100)            (350)
       Noncash interest expense                                                     6               91               83
       Recoupment of take-or-pay liability                                        (29)             (28)            (110)
       Undistributed earnings of affiliates                                    (5,040)          (3,843)          (5,173)

  Changes in operating assets and liabilities provided (used)
     cash net of noncash activity:
       Accrued oil and gas revenue                                              1,213              542           (2,134)
       Due from affiliates                                                     (1,498)          (1,569)          (1,071)
       Prepaid and other assets                                                  (286)             378             (382)
       Deferred expenses                                                         (472)            (729)
       Accounts payable and accrued liabilities                                   799              814           (1,402)
                                                                             --------         --------         --------
         Net cash provided by operating activities                              6,130            9,746            6,917
                                                                             --------         --------         --------

INVESTING ACTIVITIES:
  Additions to oil and gas properties                                         (28,182)          (2,822)          (2,182)
  Exploration and development costs incurred                                   (9,383)          (9,284)          (7,578)
  Proceeds from oil and gas property sales                                        107               40            1,368
  Distributions received from affiliates                                        2,792            1,144            1,144
  Investment in Spraberry properties                                                                             (6,338)
                                                                             --------         --------         --------
         Net cash used in investing activities                                (34,666)         (10,922)         (13,586)
                                                                             --------         --------         --------

FINANCING ACTIVITIES:
  Proceeds from long-term debt                                                 25,500           29,000           10,000
  Payments of long-term debt                                                                   (24,000)          (2,000)
  Repurchase and retirement of common stock                                                                      (1,750)
  Payments on contract settlement obligation                                   (1,045)                             (118)
  Exercise of stock options                                                       140               61               10
  Other financing activities                                                                       (21)              16
                                                                             --------         --------         --------
         Net cash provided by financing activities                             24,595            5,040            6,158
                                                                             --------         --------         --------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                  (3,941)           3,864             (511)

CASH AND CASH EQUIVALENTS:

  BEGINNING OF YEAR                                                             4,492              628            1,139
                                                                             --------         --------         --------

  END OF YEAR                                                                $    551         $  4,492         $    628
                                                                             ========         ========         ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1  - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Hallwood Consolidated Resources Corporation ("HCRC" or the "Company") is a Delaware corporation engaged in the development, production, and sale of oil and gas, and in the acquisition, exploration, development and operation of oil and gas properties. The Company's properties are primarily located in the Rocky Mountain, Mid-Continent, Greater Permian and Gulf Coast regions of the United States. The principal objective of the Company is to maximize shareholder value by increasing its reserves, production and cash flow through a balanced program of development and high potential exploration drilling, as well as selective acquisitions.

ACCOUNTING POLICIES

CONSOLIDATION

HCRC accounts for its interest in affiliated oil and gas partnerships and limited liability companies using the proportionate consolidation method of accounting. The accompanying financial statements include the activities of HCRC and its pro rata share of the activities of Hallwood Energy Partners, L.P. ("HEP").

PROPERTY, PLANT AND EQUIPMENT

The Company follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized in a single cost center ("full cost pool") and are amortized over the productive life of the underlying proved reserves using the units of production method. Proceeds from property sales are generally credited to the full cost pool.

Capitalized costs of oil and gas properties may not exceed an amount equal to the present value discounted at 10% of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair market value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying year-end prices of oil and gas to estimated future production of proved oil and gas reserves as of year end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions. During the second, third and fourth quarters of 1998, using oil and gas prices of $13.00 per barrel of oil and $1.90 per mcf of gas, $12.75 per barrel of oil and $1.80 per mcf of gas and $10.00 per barrel of oil and $1.85 per mcf of gas, respectively, HCRC recorded oil and gas property impairment expense totaling $19,600,000.

The Company does not accrue costs for future site restoration, dismantlement and abandonment costs related to proved oil and gas properties because the Company estimates that such costs will be offset by the salvage value of the equipment sold upon abandonment of such properties. The Company's estimates are based upon its historical experience and upon review of current properties and restoration obligations.

Unproved properties are withheld from the amortization base until such time as they are either developed or abandoned. These properties are evaluated periodically for impairment.

Long-lived assets other than oil and gas properties which are evaluated for impairment as described above, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. To date, the Company has not recognized any impairment losses on long-lived assets other than oil and gas properties.

DERIVATIVES

As of March 24, 1999, HCRC was a party to 18 financial contracts to hedge the price of its oil and natural gas. The purpose of the hedges is to provide protection against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of these contracts are recognized as increases or decreases in oil or gas revenue at the time the hedged volumes are sold.

As of March 24, 1999, HCRC was a party to six financial contracts to hedge the interest payments under its Credit Agreement. The purpose of the hedges is to protect against the variability of the cash flows under its Credit Agreement which has a floating interest rate. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

GAS BALANCING

HCRC uses the sales method to account for gas balancing. Under this method, HCRC recognizes revenue on all of its sales of production and any over-production or under-production is recovered or repaid at a future date.

As of December 31, 1998, HCRC had a net over-produced position of 347,000 mcf ($642,000 valued at year-end prices). Current imbalances can be made up with production from existing wells or from wells which will be drilled as offsets to current producing wells. HCRC's oil and gas reserves as of December 31, 1998 have been reduced by 347,000 mcf in order to reflect HCRC's gas balancing position.

STOCK SPLIT

During July 1997, the stockholders of HCRC approved an increase in the number of authorized shares of its Common Stock from 2,000,000 shares to 10,000,000 shares. HCRC also declared a three-for-one split of its outstanding Common Stock. The stock split was effected by issuing, as a stock dividend, two additional shares of Common Stock for each share outstanding. The stock dividend was paid on August 11, 1997 to shareholders of record on August 4, 1997. All share and per share information has been restated to reflect the three-for-one stock split.

CASH AND CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

USE OF ESTIMATES

The preparation of the financial statements for the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

COMPUTATION OF NET INCOME (LOSS) PER SHARE

Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares. Diluted income per share includes the potential dilution that could occur upon exercise of the options to acquire common stock described in Note 10, computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options (which were assumed to have been made at the average market price of the common shares during the reporting period). The warrants described in Note 6 have been ignored in the computation of diluted net income (loss) per share in all periods and the stock options have been ignored in the computation of diluted loss per share in 1998 because their inclusion would be antidilutive. All share and per share information has been restated to reflect the three-for-one stock split.

The following table reconciles the number of shares outstanding used in the calculation of basic and diluted income (loss) per share.

                                             Income
                                             (Loss)           Shares        Per Share
                                             ------           ------        ---------
                                                  (In thousands except per Share)
FOR THE YEAR ENDED DECEMBER 31, 1998
   Net loss per share - basic               $(20,279)           2,747        $(7.38)
                                            --------         --------        ======
     Net loss per share - diluted           $(20,279)           2,747        $(7.38)
                                            ========         ========        ======

FOR THE YEAR ENDED DECEMBER 31, 1997
   Net income per share - basic             $  5,585            2,719        $ 2.05
                                                                             ======
   Effect of Options                                              116
                                            --------         --------
     Net income per share - diluted         $  5,585            2,835        $ 1.97
                                            ========         ========        ======

FOR THE YEAR ENDED DECEMBER 31, 1996
   Net income per share - basic             $  8,210            2,733        $ 3.00
                                                                             ======
   Effect of Options                                               87
                                            --------         --------
     Net income per share - diluted         $  8,210            2,820        $ 2.91
                                            ========         ========        ======

TREASURY STOCK

At December 31, 1998 and 1997, the Company owns approximately 19% of the outstanding units of HEP, which owns approximately 46% of the Company's shares; consequently, the Company has an interest in 258,395 and 259,278 of its own shares at December 31, 1998 and 1997, respectively. These shares are treated as treasury stock in the accompanying financial statements.

SIGNIFICANT CUSTOMERS

Both oil and natural gas are purchased by refineries, major oil companies, public utilities, industrial customers and other users and processors of petroleum products. HCRC is not confined to, nor dependent upon, any one purchaser or small group of purchasers. Accordingly, the loss of a single purchaser, or a few purchasers, would not materially affect HCRC's business because there are numerous other purchasers in the areas in which HCRC sells it production. However, for the years ended December 31, 1998, 1997 and 1996, purchases by the following companies exceeded 10% of the total oil and gas revenues of the Company:

                                         1998          1997          1996
                                         ----          ----          ----
El Paso Field Services                    17%           17%           11%
Williams Gas Marketing                    13%           13%
Koch Oil Company                          12%                         23%
Conoco Inc.                               12%                         13%
Scurlock Permian Corporation                                          14%


ENVIRONMENTAL CONCERNS

The Company is continually taking actions it believes are necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of December 31, 1998, the Company has not been fined or cited for any environmental violations which would have a material adverse effect upon capital expenditures, earnings, cash flows or the competitive position of the Company in the oil and gas industry.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company adopted SFAS 130 on January 1, 1998. The Company does not have any items of other comprehensive income for the years ended December 31, 1998, 1997 and 1996. Therefore, total comprehensive income (loss) is the same as net income
(loss) for those years.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting selected information about operating segments and related disclosures about products and services, geographic areas, and major customers. SFAS 131 requires that an entity report financial and descriptive information about its operating segments which are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. HCRC adopted FAS 131 in 1998.

The Company engages in the development, production and sale of oil and gas, and the acquisition, exploration, development and operation of oil and gas properties in the continental United States. These activities exhibit similar economic characteristics and involve the same products, production processes, class of customers, and methods of distribution. Management of the Company evaluates its performance as a whole rather than by product or geographically. As a result, HCRC's operations consist of one reportable segment.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains and losses) depends on the intended use of the derivative and the resulting designation. The Company is required to adopt SFAS 133 on January 1, 2000. The Company has not completed the process of evaluating the impact that will result from adopting SFAS 133.

RECLASSIFICATIONS

Certain reclassifications have been made to prior years' amounts to conform to the classifications used in the current year.

NOTE 2 - OIL AND GAS PROPERTIES

The following table summarizes cost information related to the Company's oil and gas activities, including its pro rata share of HEP's oil and gas activities. The Company has no material long-term supply agreements, and all reserves are located within the United States.


                                                       For the Year Ended December 31,
                                                       -------------------------------
                                                    1998              1997           1996
                                                    ----              ----           ----
                                                                (In thousands)
Property acquisition costs                        $32,172          $  3,350         $  2,830
Development costs                                   6,904             6,531            8,617
Exploration costs                                   6,552             8,064            2,206
                                                  -------           -------          -------
  Total                                           $45,628           $17,945          $13,653
                                                  =======           =======          =======

Depreciation, depletion, amortization and property impairment related to proved oil and gas properties per equivalent mcf of production for the years ended December 31, 1998, 1997 and 1996 was $2.09, $.70 and $.70, respectively.

At December 31, unproved properties consist of the following:

                                                    1998              1997
                                                    ----              ----
                                                       (In thousands)
Texas                                              $2,004            $  935
North Dakota                                          499               314
California                                                              447
Other                                                 310               554
                                                   ------            ------
                                                   $2,813            $2,250
                                                   ======            ======


NOTE 3 - PRINCIPAL ACQUISITIONS AND SALES

As a result of the arbitration discussed in Note 14, HCRC completed an $8,200,000 acquisition of properties located primarily in Texas during October 1998. The acquisition included interests in 570 wells, numerous proven and unproven drilling locations, exploration acreage and 3-D seismic data.

In July 1996, HCRC and its affiliate, HEP, acquired interests in 38 wells located primarily in LaPlata County, Colorado. An unaffiliated large East Coast financial institution formed an entity to utilize the tax credits generated from the wells. The project was financed by an affiliate of Enron Corp. through a volumetric production payment. During May 1998, a limited liability company owned equally by HCRC and HEP purchased the volumetric production payment from the affiliate of Enron Corp. HCRC funded its $17,257,000 share of the acquisition price from operating cash flow and borrowings under its Credit Agreement.

During 1997, HCRC had no individually significant property acquisitions or sales.


NOTE 4 - DERIVATIVES

As part of its risk management strategy, HCRC enters into financial contracts to hedge the price of its oil and natural gas. HCRC does not use these hedges for trading purposes, but rather for the purpose of providing protection against price decreases and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of these contracts is recognized as oil or gas revenue at the time the hedged volumes are sold.

The financial contracts used by HCRC to hedge the price of its oil and natural gas production are swaps, collars and participating hedges. Under the swap contracts, HCRC sells its oil and gas production at spot market prices and receives or makes payments based on the differential between the contract price and a floating price which is based on spot market indices. As of March 24, 1999, HCRC was a party to 18 financial contracts with three different counterparties.

The following table provides a summary of HCRC's financial contracts:

                                Oil
                            ------------
                       Quantity of Production        Contract
      Period                   Hedged               Floor Price
      ------                ------------            -----------
                               (bbls)                (per bbl)
       1996                    219,000                 $18.47
       1997                    262,000                  17.88
       1998                     82,000                  14.07
       1999                     23,000                  14.88

All of the oil volumes hedged in 1999 are subject to participating hedges whereby HCRC will receive the contract price if the posted futures price is lower than the contract price, and will receive the contract price plus 25% of the difference between the contract price and the posted futures price if the posted futures price is greater than the contract price. All of the volumes hedged in 1999 are subject to a collar agreement whereby HCRC will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap prices range from $16.50 to $18.35 per barrel.

                                Oil
                            ------------
                       Quantity of Production        Contract
      Period                   Hedged               Floor Price
      ------                ------------            -----------
                               (mcf)                 (per mcf)
       1996                   2,429,000                 $1.77
       1997                   2,413,000                  1.89
       1998                   3,545,000                  1.96
       1999                   4,237,000                  1.95
       2000                   2,923,000                  1.95
       2001                   2,503,000                  1.92
       2002                   2,124,000                  1.98

In the event of nonperformance by the counterparties to the financial contracts, HCRC is exposed to credit loss, but has no off-balance sheet risk of accounting loss. The Company anticipates that the counterparties will be able to satisfy their obligations under the contracts because the counterparties consist of well-established banking and financial institutions which have been in operation for many years. Certain of HCRC's hedges are secured by the lien on HCRC's oil and gas properties which also secures HCRC's Credit Agreement described in
Note 6.


NOTE 5 - RELATED PARTY TRANSACTIONS

Hallwood Petroleum, Inc. ("HPI"), an affiliated entity, manages and operates certain oil and gas properties on behalf of other joint interest owners and the Company. In such capacity, HPI pays all costs and expenses of operations and distributes all revenues associated with such properties. The Company had receivables from HPI of $4,246,000 and $2,418,000 and as of December 31, 1998 and 1997, respectively. The amounts consist primarily of revenues net of operating costs and expenses.

The Company reimburses HPI for actual costs and expenses, which include office rent, salaries and associated overhead for personnel of HPI engaged in the acquisition and evaluation of oil and gas properties (technical expenditures which are capitalized as costs of oil and gas properties) and general and administrative and lease operating expenditures necessary to conduct the business of the Company (nontechnical expenditures which are expensed as general and administrative or production operating expense). Reimbursements during 1998, 1997 and 1996 were as follows (in thousands):

              Technical         Nontechnical
             Expenditures       Expenditures
             ------------       ------------
1998             $984              $1,392
1997              856               1,225
1996              823               1,293

Included in the nontechnical allocation from HPI attributable to the Company's direct interest is approximately $241,000 during the years ended December 31, 1998 and 1997 and $115,000 during the year ended December 31, 1996 of consulting fees under a contract with The Hallwood Group Incorporated ("Hallwood"), an affiliated company. Also included in the nontechnical allocation is $246,000, $232,000 and $234,000 in 1998, 1997 and 1996, respectively, representing costs incurred by Hallwood and its affiliates on behalf of the Company.

During the third quarter of 1994, HPI entered into a consulting agreement with its Chairman of the Board to provide advisory services regarding the international activities of its affiliates. The amount of consulting fees allocated to the Company under this agreement was $125,000 in 1996. The agreement terminated effective December 31, 1996.


NOTE 6 - DEBT

On December 23, 1997, HCRC sold $25,000,000 of 10.32% Senior Subordinated Notes ("Subordinated Notes") due December 23, 2007 to The Prudential Insurance Company of America ("Prudential"). HCRC also sold Warrants to Prudential to purchase 98,599 shares of Common Stock at an exercise price of $28.99 per share. The Subordinated Notes bear interest at the rate of 10.32% per annum on the unpaid balance, payable quarterly. Annual principal payments of $5,000,000 are due on each of December 23, 2003 through December 23, 2007.

The proceeds from the Subordinated Notes were allocated to the Subordinated Notes and to the Warrants based upon the relative fair values of the Subordinated Notes without the Warrants and of the Warrants themselves at the time of issuance. The allocated value of the Warrants of $1,032,000 was recorded as paid-in-capital. The discount on the Subordinated Notes is being amortized over the term of the Subordinated Notes using the interest method of amortization.

At December 31, 1998, HCRC was not in compliance with one of the debt covenants in its Subordinated Note agreement which requires HCRC to maintain a minimum level of consolidated net worth. This also resulted in noncompliance with a covenant under HCRC's Credit Agreement. HCRC received waivers of compliance with this covenant as of December 31, 1998 from the Subordinated Note holder and from HCRC's lenders under its Credit Agreement. The Subordinated Note agreement was amended to reduce the required level of net worth. As a result, the obligations under these agreements have been classified as noncurrent liabilities as of December 31, 1998.

During 1997, the Company and its banks amended their Credit Agreement to extend the term date of the line of credit to May 31, 1999. The banks are Morgan Guaranty Trust Company, First Union National Bank and NationsBank of Texas. Under the Credit Agreement, HCRC has a borrowing base of $26,500,000. As of December 31, 1998, the Company had amounts outstanding of $25,500,000. HCRC's unused borrowing base totaled $1,000,000 at March 24, 1999.

Borrowings against the Credit Agreement bear interest, at the option of the Company, at either (i) the banks' Certificate of Deposit rate plus from 1.375% to 1.875%, (ii) the Euro-Dollar rate plus from 1.25% to 1.75% or (iii) the higher of the prime rate of Morgan Guaranty Trust or the sum of one-half of 1% and the Federal funds rate, plus .75%. The applicable interest rate was 6.75% at December 31, 1998. Interest is payable at least quarterly, and quarterly principal payments of $1,594,000 commence May 31, 1999. The Credit Agreement is secured by a first lien on approximately 80% in value of the Company's oil and gas properties.

The borrowing base for the Credit Agreement is redetermined semiannually, and the next redetermination is scheduled for the second quarter of 1999. HCRC anticipates that, because of low oil and gas prices, its lenders will reduce the borrowing base and that HCRC will be required to make a principal payment on its debt. Any required principal payment will reduce the amount available for HCRC's capital budget.

At December 31, 1998, HCRC's debt maturity schedule is as follows.

                         (In thousands)
1999                        $  4,781
2000                           6,375
2001                           6,375
2002                           6,375
2003                           6,594
Thereafter                    19,055
                              ------
  Total                      $49,555
                             =======

As part of its risk management strategy, HCRC enters into contracts to hedge its interest rate payments related to a portion of its outstanding borrowings under its Credit Agreement. HCRC does not use the hedges for trading purposes, but rather to protect against the volatility of the cash flows under its Credit Agreement, which has a floating interest rate. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

Approximately one third of the debt hedged in 1998 was subject to a collar agreement with a floor rate of 7.55% and a ceiling rate of 9.85%. All other contracts are interest rate swaps with fixed rates. As of March 24, 1999, HCRC was a party to six contracts with three different counterparties.

The following table provides a summary of HCRC's financial contracts.

                      Amount of             Contract
Period               Debt Hedged           Floor Rate
------               -----------           ----------
1996                 $ 7,000,000               7.00%
1997                  10,000,000               6.84%
1998                  10,000,000               7.00%
1999                  13,000,000               5.70%
2000                  15,000,000               5.65%
2001                  12,000,000               5.23%
2002                  12,500,000               5.23%
2003                  12,500,000               5.23%
2004                   2,000,000               5.23%

NOTE 7 - CONTRACT SETTLEMENT OBLIGATION

In March 1989, the Company received $2,877,000 as a recoupable take-or-pay settlement on a contract with a gas pipeline. The settlement was recoupable monthly in cash or gas volumes, from April 1992 through March 1996 with a balloon payment due during the first quarter of 1998. A liability was recorded equal to the present value of the settlement discounted at 10.68%, HCRC's estimated borrowing rate at the time of the settlement. At December 31, 1997, the current portion of contract settlement balance consisted of a payment of $1,045,000 net of unaccreted discount of $6,000, which was paid during February 1998.


NOTE 8 - STATEMENT OF CASH FLOWS

Cash paid for interest during 1998, 1997 and 1996 was $3,292,000, $1,434,000 and $1,374,000, respectively. A net cash refund of income tax expense of $336,000 was received during 1998. Cash paid for income taxes during 1997 and 1996 was $1,416,000 and $185,000, respectively.


NOTE 9 - INCOME TAXES

The following is a summary of the income tax provision (benefit):

                                     For the Year
                                  Ended December 31,
                                  ------------------
                           1998          1997          1996
                           ----          ----          ----
                                     (In thousands)
State                     $  13         $ 369         $ 236
Federal - Current          (177)          592            65
          Deferred          450          (100)         (350)
                          -----         -----         -----
            Total         $ 286         $ 861         $ (49)
                          =====         =====         =====

Reconciliations of the expected tax at the statutory tax rate to the effective tax are as follows:

                                                          For the Year
                                                        Ended December 31,
                                                        ------------------
                                               1998            1997            1996
                                               ----            ----            ----
                                                          (In thousands)
Expected tax expense (benefit) at the
  statutory rate                             $(6,797)        $ 2,192         $ 2,775
State taxes net of federal benefit                 8             243             156
Change in valuation allowance                  6,859          (1,444)         (3,739)
Other                                            216            (130)            759
                                             -------         -------         -------
     Effective tax expense (benefit)         $   286         $   861         $   (49)
                                             =======         =======         =======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of significant items comprising the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                              1998             1997
                                              ----             ----
Deferred tax assets:
    Net operating loss carryforward         $  5,187         $ 2,835
    Capital loss carryforward                  1,763           1,889
    Temporary differences between
      book and tax basis of property           4,110             461
    Minimum tax credit carryforward              534
                                            --------         -------
        Total                                 11,594           5,185

    Valuation allowance                      (11,594)         (4,735)
                                            --------         -------

Net deferred tax asset                      $    -0-         $   450
                                            ========         =======

The Company's net operating loss carryforwards expire between 2008 and 2013.


NOTE 10 - EMPLOYEE INCENTIVE PLANS

Every year beginning in 1992, the Company's Board of Directors has adopted an incentive plan. Each year the Board of Directors determines the percentage of HCRC's interest in the cash flow from certain wells drilled, recompleted or enhanced during the year allocated to the incentive plan for that year. The specified percentage was 2.75% for 1998 and 2.4% for 1997 and 1996. The specified percentage of cash flow is allocated among certain key employees who are participants in the plan for that year. Each award under the plan (with regard to domestic properties) represents the right to receive for five years a portion of the specified share of the cash flow attributable to qualifying wells included in the plan for that year. In the sixth year after the award, the participants are each paid a share of an amount equal to a specified percentage (80% for 1998, 1997 and 1996) of the remaining net present value of the qualifying wells, and the award for that year terminates. The expenses attributable to the plans were $123,000 in 1998, $400,000 in 1997 and $119,000 in 1996 and are included in general and administrative expense in the accompanying financial statements.

During 1995, the Company adopted a stock option plan covering 159,000 shares of Common Stock and granted options for all of the shares under the plan. The options were granted effective July 1, 1995 at an exercise price of $6.67 per share, which was equal to the fair market value of the Common Stock on the day preceding the date of grant. The options expire on July 1, 2005, unless sooner terminated pursuant to the provisions of the plan. During the years ended December 31, 1998, 1997 and 1996, options to purchase 21,040, 9,270 and 1,500 shares, respectively, were exercised.

During the second quarter of 1997, the Company adopted a stock option plan covering 159,000 shares of Common Stock and granted options for all of the shares under the plan. The terms of this plan are generally consistent with the terms of the Company's existing 1995 Stock Option Plan. The options were granted effective June 17, 1997 at an exercise price of $20.33 per share, which was equal to the fair market value of the Common Stock on the date of grant. The options expire on June 17, 2007, unless sooner terminated pursuant to the provisions of the plan. The options are exercisable one-third on June 17, 1997, an additional one-third June 17, 1998, and the remaining one-third on June 17, 1999. In addition, the Plan provides that vesting of the options may accelerate under certain conditions.

On May 5, 1998, HCRC granted options to purchase 9,540 shares of Common Stock under its 1997 Stock Option Plan at an exercise price of $15.75 which was equal to the fair market value of the Common Stock on the date of grant. One-third of the options vest immediately, and the remainder vest one-half on the first anniversary of the date of grant and one-half on the second anniversary of the date of grant.

On May 5, 1998, HCRC also granted options to purchase 9,540 shares of Common Stock at an exercise price of $15.75 per share which was equal to the fair market value of the Common Stock on the date of grant. These options were not granted pursuant to a previously existing plan, but are subject to terms and conditions identical to those in HCRC's 1995 Stock Option Plan. One-third of the options vest immediately, and the remainder vest one-half on the first anniversary of the date of grant and one-half on the second anniversary of the date of grant.

A summary of options to purchase HCRC's common stock and the changes therein for the years ended December 31, 1998, 1997 and 1996 follows:

                                     1998                            1997                            1996
                                     ----                            ----                            ----
                                            Weighted                         Weighted                         Weighted
                                            Average                          Average                          Average
                                            Exercise                         Exercise                         Exercise
                            Shares           Price           Shares           Price           Shares           Price
                            ------         ---------         ------          --------         ------          --------
Outstanding at
  beginning of year         307,230         $  13.74         157,500         $   6.67         159,000         $   6.67
Granted                      19,080            15.75         159,000            20.33
Expired                      (9,540)           20.33
Exercised                   (21,040)            6.67          (9,270)            6.67          (1,500)            6.67
                           --------         --------        --------         --------        --------         --------
Outstanding at
  end of year               295,730         $  10.54         307,230         $  13.74         157,500         $   6.67
                           ========         ========        ========         ========        ========         ========

Options exercisable
   at year end              233,190         $  19.40         201,230         $  10.26         104,500         $   6.67
                           ========         ========        ========         ========        ========         ========

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation cost has been recognized for options granted by the Company. Had compensation expense for the options granted been determined based on the fair value at the grant dates, consistent with the provisions of SFAS 123, HCRC's net income (loss) and net income (loss) per share would have been changed to the pro forma amounts indicated below:

                                                            1998           1997          1996
                                                            ----           ----          ----
Net income (loss):                      as reported    $(20,279,000)    $5,585,000    $8,210,000
                                         pro forma      (20,789,000)     4,627,000     8,025,000

Net income (loss) per share - basic:
                                        as reported    $      (7.38)    $     2.05    $     3.00
                                         pro forma            (7.57)          1.70          2.94

Net income (loss) per share - diluted:
                                        as reported    $      (7.38)    $     1.97    $     2.91
                                         pro forma            (7.57)          1.63          2.85

The fair value of the options for disclosure purposes was estimated on the date of the grant using the Black-Scholes Model with the following assumptions:

                                       1995 Options      1997 Options     1998 Options
                                       ------------      ------------     ------------
Expected dividend yield                      0%                0%               0%
Expected price volatility                   40%               33%              29%
Risk-free interest rate                      6.2%              6.35%            6.4%
Expected life of options                    10 years           6 years         10 years

NOTE 11 - COMMITMENTS

The Company is a guarantor of 40% of the obligation under the Denver, Colorado office leases which are in the name of HPI. HEP is guarantor of the remaining 60% of the obligation. HPI leases office facilities under an operating lease which expires in June 1999 for approximately $600,000 per year. During February 1999, HPI entered into another lease, for approximately $600,000 per year. The new lease commences upon occupancy, which is expected to be in June or July 1999, and terminates in seven and one-half years.


NOTE 12 - ODD LOT REPURCHASE

The Company made an offer to repurchase odd lot holdings of 99 or fewer shares from its stockholders of record as of November 30, 1995. The offer was initially for the period from November 30, 1995 through January 5, 1996 and was subsequently extended through January 26, 1996. The Company repurchased a total of 296,607 shares through the January 26, 1996 closing date. The repurchase price was $8.03 per share.

On April 1, 1996, HCRC made another offer to purchase holdings of 99 or fewer shares from its stockholders of record as of March 25, 1996. The offer was for the period from April 1, 1996 through May 3, 1996. The Company repurchased a total of 77,790 shares at a purchase price of $11.33 per share. HCRC resold 38,895 of these shares to HEP at the price paid by HCRC for such shares.


NOTE 13 - INVESTMENT IN AFFILIATED ENTITIES

HCRC accounts for its 19% investment in HEP using the pro rata method of accounting. The following presents summarized financial information for HEP as of and for the years ended December 31, 1998, 1997 and 1996.

     HEP                                1998              1997             1996
     ---                                ----              ----             ----
                                                     (In thousands)
Current assets                      $  23,518         $  22,142        $  20,380
Noncurrent assets                     115,573           109,461          102,412
Current liabilities                    32,240            23,115           21,735
Noncurrent liabilities                 41,431            36,166           33,506
Minority interest                       2,788             3,258            3,336
Revenue                                43,586            45,103           51,066
Net income (loss)                     (13,895)           12,803           15,726

No other individual entity in which HCRC owns an interest comprises in excess of 10% of the revenues, net income (loss) or assets of HCRC.


NOTE 14 - ARBITRATION

In connection with the Demand for Arbitration filed by Arcadia Exploration and Production Company ("Arcadia") with the American Arbitration Association against Hallwood Consolidated Resources Corporation, Hallwood Energy Partners, L.P., E.M. Nominee Partnership Company and Hallwood Consolidated Partners, L.P. (collectively referred to as "Hallwood"), the arbitrators ruled that the original agreement entered into in August 1997 to purchase oil and gas properties should proceed, with a reduction in the total purchase price of approximately $2,500,000 for title defects. The arbitrators also ruled that Arcadia was not entitled to enforce its claim that Hallwood was required to purchase an additional $8,000,000 in properties and denied Arcadia's claim for attorneys fees. The arbitrators granted Arcadia prejudgment interest on the adjusted purchase price, but an issue exists between Hallwood and Arcadia as to the proper calculation of the limitation which the panel placed on the amount of prejudgment interest. The parties plan to ask the arbitrators to rule on this issue. The Company has accrued $452,000 in its financial statements as of December 31, 1998 in connection with this dispute.

In October 1998, HCRC and its affiliate, HEP, closed the acquisition of oil and gas properties from Arcadia pursuant to the ruling, which included interests in approximately 570 wells, numerous proven and unproven drilling locations, exploration acreage, and 3-D seismic data. HCRC's share of the purchase price was $8,200,000.


NOTE 15 - LEGAL PROCEEDINGS

On April 23, 1992, a lawsuit was filed in the Chancery Court for New Castle County, Delaware, styled Tappe v. Hallwood Consolidated Resources Corporation, Hallwood Consolidated Partners, L. P., Hallwood Oil and Gas, Inc., Hallwood Energy Partners, L. P., and Hallwood Petroleum, Inc. (C. A. No 12536). The lawsuit sought to rescind the conversion of Hallwood Consolidated Partners, L.P. ("HCP") into the Company ("Conversion") and to recover damages in unspecified amounts. In January 1999, the plaintiff and the defendants entered into a joint stipulation of dismissal, with prejudice as to the plaintiff only. The court approved the dismissal.

The Company is involved in other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. The Company believes that its liability, if any, as a result of such proceedings and claims will not materially affect its financial condition or operations.


NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                      December 31, 1998
                                                      -----------------
                                              Carrying               Estimated Fair
                                               Amount                    Value
                                              --------               --------------
                                                       (In thousands)
Assets (Liabilities):
  Oil and gas hedge contracts                 $     -0-                 $  1,921
  Interest rate hedge contracts                     -0-                     (404)
  Long-term debt                               (49,555)                  (47,659)

The estimated fair value of the oil and gas hedge contracts is determined by multiplying the difference between contract termination prices for oil and gas and the hedge contract price by the quantities under contract. This amount has been discounted using an interest rate that could be available to the Company.

The estimated fair value of the interest rate hedge contracts is computed by the difference between the quoted contract termination interest rate and the contract interest rate by the amounts under contract. This amount has been discounted using an interest rate that could have been available to the Company.

The estimated fair value of long-term debt is computed using interest rates that could be available to the Company for similar instruments with similar terms.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION
                                   (Unaudited)


The following reserve quantity and future net cash flow information for the Company represents proved reserves which are located in the United States. The reserve estimates presented have been prepared by in-house petroleum engineers, and a majority of these reserves has been reviewed by independent petroleum engineers. The determination of oil and gas reserves is based on estimates which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

The standardized measure of discounted future net cash flows provides a comparison of the Company's proved oil and gas reserves from year to year. No consideration has been given to future income taxes as of December 31, 1998 because the tax basis of HCRC's oil and gas properties and net operating loss carryforwards exceed future net cash flows. Under the guidelines set forth by the Securities and Exchange Commission, the calculation is performed using year end prices. The oil and gas prices used at December 31, 1998, 1997 and 1996 were $10.00 per bbl and $1.85 per mcf, $16.77 per bbl and $2.20 per mcf and $23.96 per bbl and $3.75 per mcf, respectively, for the Company, including its interest in HEP. Future production costs are based on year end costs and include severance taxes. The present value of future cash inflows is based on a 10% discount rate. The reserve calculations using these December 31, 1998 prices result in 4 million bbls of oil, 87 billion cubic feet of gas and a standardized measure of $84,000,000. This standardized measure is not necessarily representative of the market value of the Company's properties.

HCRC's standardized measure of future net cash flows has been increased by $2,717,000 at December 31, 1998 for the effect of its hedge contracts. This amount represents the difference between year end oil and gas prices and the hedge contract prices multiplied by the quantities under contract, discounted at 10%.

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                               RESERVE QUANTITIES
                                   (Unaudited)
                                 (In thousands)


                                              Gas              Oil
                                             (Mcf)            (Bbls)
                                             -----            ------
PROVED RESERVES:
  Balance, December 31, 1995                 53,672           7,645
     Extensions and discoveries               1,947             491
     Revisions of previous estimates          7,701             (28)
     Sales of reserves in place              (1,627)           (160)
     Purchases of reserves in place          11,488              70
     Production                              (8,280)           (837)
                                            -------         -------

  Balance, December 31, 1996                 64,901           7,181

     Extensions and discoveries               2,894             562
     Revisions of previous estimates         15,261          (1,672)
     Sales of reserves in place                (163)             (3)
     Purchases of reserves in place             645             168
     Production                              (7,963)           (711)
                                            -------         -------

  Balance, December 31, 1997                 75,575           5,525

     Extensions and discoveries               1,363             490
     Revisions of previous estimates         (8,515)         (1,858)
     Sales of reserves in place                (297)            (35)
     Purchases of reserves in place          29,436             627
     Production                             (10,555)           (716)
                                            -------         -------

  Balance, December 31, 1998                 87,007           4,033
                                            =======         =======

Proved Developed Reserves:

  Balance, December 31, 1996                 63,044           6,431
                                            =======         =======
  Balance, December 31, 1997                 73,250           5,080
                                            =======         =======
  Balance, December 31, 1998                 83,717           3,173
                                            =======         =======

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                   (Unaudited)
                                 (In thousands)


                                                                 December 31,
                                                                 ------------
                                                    1998             1997              1996
                                                    ----             ----              ----
Future sales                                     $ 215,000         $ 227,000         $ 413,000
Future production and development costs            (94,000)         (100,000)         (158,000)
Provision for income tax*                           (8,000)          (30,000)
                                                 ---------         ---------         ---------
Future cash flows                                  121,000           119,000           225,000
10% discount to present value                      (37,000)          (31,000)          (91,000)
                                                 ---------         ---------         ---------
Standardized measure of discounted future
  net cash flows                                 $  84,000         $  88,000         $ 134,000
                                                 =========         =========         =========


*No consideration has been given to future income taxes as of December 31, 1998 since the tax basis of HCRC's oil and gas properties and net operating loss carryforwards exceed future net cash flows.

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
     CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                   (Unaudited)
                                 (In thousands)


                                                                      For the Year Ended December 31,
                                                                      -------------------------------
                                                                  1998             1997              1996
                                                                  ----             ----              ----
Standardized measure of discounted future net cash
  flows at beginning of year                                  $  88,000         $ 134,000         $  85,000

Sales of oil and gas produced, net of production costs          (17,892)          (20,449)          (22,915)

Net changes in prices and production costs                      (10,359)          (71,933)           46,516

Extensions and discoveries net of future production
  and development costs                                           3,411             5,616             7,011

Changes in estimated future development costs                    (9,542)           (6,480)           (7,292)

Development costs incurred                                        6,904             6,531             8,617

Revisions of previous quantity estimates                        (15,587)            4,688            10,802

Purchases of reserves in place                                   26,316             1,482            17,061

Sales of reserves in place                                         (402)             (162)           (3,707)

Accretion of discount                                             8,818            13,439             8,513

Net change in income taxes                                        5,825            16,206           (15,332)

Changes in production rates and other                            (1,492)            5,062              (274)
                                                              ---------         ---------         ---------

Standardized measure of discounted future
  net cash flows at end of year                               $  84,000         $  88,000         $ 134,000
                                                              =========         =========         =========

ITEM 9 - DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.


                                    PART III


ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS, OFFICERS AND KEY EMPLOYEES

HCRC does not have any employees. Hallwood Petroleum, Inc. ("HPI"), an affiliate of HCRC, operates the properties and administers the day to day activities of HCRC and its affiliates. On March 24, 1999, HPI had 108 employees. Following are brief biographies of the directors, officers and key employees of HCRC and HPI.

ANTHONY J. GUMBINER, 54, has served as a director of the HCRC since February 1992. He has also served as Chairman of the Board of Directors of The Hallwood Group Incorporated ("Hallwood Group"), a diversified holding company with real estate, textile products, hotel and energy operations, since 1981 and as Chief Executive Officer of Hallwood Group since April 1984. He has been Chairman of the Board since 1984 and Chief Executive Officer since 1987 of the general partner of HEP. Mr. Gumbiner has also served as Chairman of the Board of Directors and as a director of Hallwood Holdings S.A., a Luxembourg real estate investment company, since March 1984. He has been a director of Hallwood Realty Corporation ("Hallwood Realty"), which is the general partner of Hallwood Realty Partners, L.P., since November 1990. He is a Solicitor of the Supreme Court of Judicature of England.

WILLIAM L. GUZZETTI, 55, has been President and a director of HCRC since May 1991 and of HPI since October 1989, and a director of HPI since August 1989. Mr. Guzzetti is also an Executive Vice President of Hallwood Group and in that capacity may devote a portion of his time to the activities of Hallwood Group, including the management of real estate investments, acquisitions and restructurings of entities controlled by Hallwood Group. He is a director and President of Hallwood Realty and in that capacity may devote a portion of his time to the activities of Hallwood Realty.

RUSSELL P. MEDUNA, 44, has served as Executive Vice President of HCRC since June 1992 and of HPI since October 1989. Mr. Meduna was Vice President of HPI from April 1989 to October 1989 and Manager of Operations from January 1989 to April 1989. He joined HPI in 1984 as Production Manager. Prior to joining HPI, he was employed by both major and independent oil companies. Mr. Meduna is a registered professional engineer in the States of Colorado and Texas.

CATHLEEN M. OSBORN, 46, has served as Secretary and General Counsel of HCRC since May 1992 and as Vice President since June 1992. She has been Vice President, Secretary and General Counsel of HPI since September 1986. She joined HPI in 1985 as senior staff attorney. Ms. Osborn is a member of the Colorado Bar Association.

THOMAS J. JUNG, 50, has served as Vice President and Chief Financial Officer of Hallwood G.P., HCRC and HPI since May 1998. From January 1997 until April 1998, he was a Senior Financial Associate with Trinity Petroleum Management, and during that period, he also provided consulting services to other companies involved in the development, financing, management and monetization of tax credits for alternative energy projects. From 1994 to 1996, he was Chief Executive Officer of FAR Gas Acquisitions Corp. From 1986 to 1994, he was Vice President and Chief Financial Officer of NICOR Exploration & Production Company and Reliance Pipeline Company.

BETTY J. DIETER, 51, has been Vice President of HPI responsible for domestic operations since January 1995. Her previous positions with HPI have included Operations Manager, Rocky Mountain and Mid-Continent District Manager and Manager for Operations Accounting and Administration. She joined HPI in 1985, and has 26 years experience in accounting and operations, 19 of which are in the oil and gas industry. Ms. Dieter is a Certified Public Accountant.

GEORGE BRINKWORTH, 57, has been Vice President-Exploration and International Division of HPI since August 1994. He became associated with HPI in 1987 when he was President of a joint venture program funded by HPI and two other domestic oil companies. Mr. Brinkworth has 34 years experience with various exploration and production companies, including previous responsibility for operations in the United Kingdom, Spain, Morocco, Egypt and Indonesia. He is a registered geophysicist in the State of California.

WILLIAM H. MARBLE, 48, has served as Vice President of HPI since December 1990. His previous positions with HPI have included Texas/Gulf Coast District Manager, Manager of Nonoperated Properties and Chief Engineer. He joined a predecessor general partner of the Partnership in 1984. Mr. Marble is a registered engineer in the State of Colorado and has 24 years oil and gas engineering experience.

BRIAN M. TROUP, 51, has served as a director of HCRC since February 1992. He has been President and Chief Operating Officer of Hallwood Group since April 1986, and he is a director. Mr. Troup has been a director of the general partner of HEP since May 1984. Mr. Troup is a director of Hallwood Holdings S.A. and of Hallwood Realty. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom.

JOHN R. ISAAC, JR., 49, has served as a director of HCRC since June 1992. Since October 1997, Mr. Isaac has been Chief Executive Officer and President of Ideas, Inc., a retail consulting company. From February 1996 to October 1997, Mr. Isaac was President and Chief Executive Office of Thorn Americas, Inc., parent of Rent-A-Center USA. From March 1995 until February 1996, Mr. Isaac was President and Chief Operating Officer of Rent-A-Center USA. From February 1991 to February 1995, Mr. Isaac was President and Chief Operating Officer of Everything's A Dollar, a division of Value Merchants, Inc. He was President and Chief Executive Officer of Hallwood Industries Incorporated from August 1987 to October 1991. He was President of Tradevest, Inc., a mail order catalog retailer, from 1986 to 1987, and a Vice President of Service Merchandise Co., Inc., a catalog showroom retailer, from 1981 to 1986.

JERRY A. LUBLINER, 43, has served as a director of HCRC since June 1992. Dr. Lubliner is a medical doctor who has been in private practice since 1986. From 1986 to 1988, he was Associate Chief-Sports Medicine at the Hospital for Joint Diseases-Orthopedic Institute in New York. Dr. Lubliner is a Fellow of the American Academy of Orthopedic Surgeons. He is also a director of New York Orthopedics and Sports Medicine, P.C.

HAMILTON P. SCHRAUFF, 62, has served as a director of HCRC since September 1996. From March 1997 until June 1998, he was Chief Financial Officer of Burns Controls Company. From March 1996 to January 1997 he was Vice President of Capital Alliance. From August 1995 to February 1996 he was an independent financial consultant. From October 1991 to August 1995 he was Vice President and Chief Financial Officer of Basic Capital Management, Inc., Syntek Asset Management, Inc., American Realty Trust Investors, Inc., Income Opportunity Realty Trust and Transcontinental Realty Investors, Inc. From October 1991 to February 1994 he was Executive Vice President and Chief Financial Officer of National Income Realty Trust and Vinland Property Trust. From December 1990 to October 1991 he was Vice President Finance-Partnership Investments of Hallwood Group. From October 1980 to October 1990 he was Vice President Finance and Treasurer, and from November 1976 to September 1980 he was Vice President Finance of Texas Oil and Gas Corporation. Mr. Schrauff is a Certified Public Accountant and a Certified Financial Planner. He is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the Financial Executives Institute.

BILL M. VAN METER, 65, has served as a director of HCRC since September 1996. From 1986 until May 1996, Mr. Van Meter was President of the Energy Companies of ONEOK division of ONEOK Inc. From 1958 to 1996, Mr. Van Meter was employed by both major and independent oil companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of HCRC and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent owners are required by SEC regulation to furnish HCRC with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, HCRC believes that, during the year ended December 31, 1998, all officers and directors of the Company and greater than ten-percent beneficial owners complied with applicable filing requirements, except that Mr. Thomas Jung filed his initial statement of beneficial ownership late. Mr. Jung did not beneficially own any Common Stock of HCRC.


ITEM 11 - EXECUTIVE COMPENSATION

GENERAL

The Company has no employees. Management services are provided to the Company by HPI, an affiliate of the Company. Employees of HPI perform all duties related to the management of the Company, including the operations of various properties in which the Company owns an interest. The Company is charged for management services by HPI based on an allocation procedure that takes into account the amount of time spent on management, the number of properties owned by the Company and the Company's performance relative to its affiliates. The allocation procedure is applied consistently to all related entities for which HPI performs services. In 1998 the Company reimbursed HPI for approximately $2,376,000 of expenses, of which $442,000 was attributable to compensation paid to executive officers of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation to the Chief Executive Officer and each of the four other most highly compensated officers whose compensation paid by HPI exceeded $100,000 (determined for the year ended December 31, 1998).

                           SUMMARY COMPENSATION TABLE


                                                                              Long Term
                                               Annual Compensation           Compensation
                                               -------------------           ------------
                                                                             Securities
                                                                              Underlying         LTIP           All Other
Name & Principal Position         Year         Salary          Bonus         Options/SARs       Payouts        Compensation
-------------------------         ----         ------          -----         ------------       -------        ------------
                                                                                  (#)                              (1)
Anthony J. Gumbiner (2)           1998        $      0        $      0               0         $     (5)        $      0
   Chief Executive                1997               0               0              (3)              (5)               0
   Officer                        1996         125,000               0               0               (5)               0

William L. Guzzetti               1998          79,038          71,876               0           15,032            1,852
   President and Chief            1997          82,535          65,677              (3)          24,855            1,919
   Operating Officer              1996          82,943          60,490               0           14,927            2,314

Russell P. Meduna                 1998          63,159          43,709               0           15,032            1,852
   Executive Vice                 1997          66,120          50,909              (3)          24,855            1,919
   President                      1996          66,448          46,874               0           14,927            1,827

Thomas J. Jung                    1998          31,972          26,490              (4)               0              742
   Vice President and
   Chief Financial Officer

Cathleen M. Osborn                1998          46,160          32,892               0           10,568            1,852
   Vice President and             1997          42,697          45,650              (3)          17,472            1,919
   General Counsel                1996          42,908          28,704               0           10,391            1,827

(1) Employer contribution to 401(k) and a service award of $487 paid to Mr. Guzzetti in 1996.

(2) For 1996, Mr. Gumbiner had a Compensation Agreement with HPI. $125,000 of his compensation was allocated to the Company in 1996. The Compensation Agreement terminated effective December 1996. In addition to compensation listed in the table, HPI had a consulting agreement with Hallwood Group for 1996, pursuant to which Hallwood Group received an annual consulting fee of $300,000 from affiliates of HPI. The Company paid approximately $122,000 in 1996 pursuant to this arrangement. During 1997 and 1998, the Company participate in a new financial consulting agreement between HPI and Hallwood Group, pursuant to which Hallwood Group received a fee of $550,000 from affiliates of HPI. The Company paid Hallwood Group approximately $241,000 in 1998 and 1997 for the Company's share of the consulting agreement. The consulting services were provided by HSC Financial Corporation ("HSC Financial"), through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial.

(3) Consists of the following options granted in 1997, which have been adjusted for a 3-for-1 split effective in 1997.

                                       Securities Underlying
       Name                               Options/SARs (#)
       ----                            ---------------------
Anthony J. Gumbiner                            47,700
William L. Guzzetti                            23,850
Russell P. Meduna                              22,260
Cathleen M. Osborn                              9,540

(4)  Consists of the following options granted in 1998.

                                       Securities Underlying
       Name                               Options/SARs (#)
       ----                            ---------------------
Thomas J. Jung                                 19,080


(5) Payments were made to HSC Financial, with which Mr. Gumbiner is associated, in the amount of $33,479 for 1998, $31,755 in 1997 and $4,474 for 1996.

OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

The following table sets forth the options to purchase Common Stock of the Company granted to executive officers during 1998.

                     Option/SAR Grants in Last Fiscal Year

                                                                                    Potential Realized Value at
                                                                                    Assumed Annual Rates of
                                                                                    Stock Price Appreciation
                                              Individual Grants                     for Option Term (2)
                                              -----------------                     ---------------------------
                        Number of        % of Total
                        Securities      Options/SARs
                        Underlying         Granted      Exercise or                      5%            10%
                       Options/SARs     Employees in     Base Price    Expiration      $25.66         $40.85
       Name            Granted (1)       Fiscal Year     ($/Share)        Date      Share Price    Share Price
       ----            -----------      -------------   -----------    ----------   -----------    -----------
Thomas J. Jung             19,080            100          $15.75        05/05/08      $189,989       $478,936


(1) Options have a ten-year term and vest cumulatively over two years at the rate of 1/3 on the grant date and the 1/3 on first two anniversaries of the grant date. All options vest immediately in the event of certain changes in control of HCRC.

(2) Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the Common Stock appreciates in value at 5% and 10% annualized rates. At a 5% annualized rate of appreciation, the Common Stock price would be $25.66 at the end of ten years. At a 10% annualized rate of appreciation, the Common Stock price would be $40.85 at the end of ten years. No gain to an executive officer is possible without an appreciation in Common Stock value, which will benefit all holders of Common Stock. The actual value an executive officer may receive depends on market prices for the Common Stock, and there can be no assurance that the amounts reflected will actually be realized.

The following table shows exercises of options to purchase Common Stock during 1998 and the value of the unexercised options on December 31, 1998.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                  Number of Securities
                                                                       Underlying           Value of Unexercised
                                                                       Unexercised               In-the-Money
                                                                      Options/SARs               Options/SARs
                                                                     at FY - End (#)            at FY -End ($)
                              Stock Acquired        Value             Exercisable/               Exercisable/
            Name             on Exercise (#)    Realized ($)        Unexercisable (1)          Unexercisable (2)
            ----             ---------------    ------------        -----------------          -----------------
Anthony J. Gumbiner               4,000           $33,820            75,500 / 15,900               189,221 / 0
William L. Guzzetti                                                  39,750 /  7,950               103,271 / 0
Russell P. Meduna                 2,500            21,700            34,600 /  7,420                85,561 / 0
Cathleen M. Osborn                5,000            42,900            10,900 /  3,180                19,658 / 0
Thomas J. Jung                                                        6,360 / 12,720                     0 / 0

--------------

(1) The options have a ten-year term and vest cumulatively over three years at the rate of 1/3 on each of the date of grant and the first two anniversaries of the grant date. All options vest immediately in the event of certain changes in control of the Company. The number of options has been adjusted to reflect a 3-for-1 stock split effective in 1997.

(2) The exercise price of the options granted in 1995 is $6.67 per share, the exercise price of the options granted in 1997 is $20.33 per share and the exercise price of the options granted in 1998 is $15.75 per share. The closing price of the common stock was $11.00 on December 31, 1998. The exercise prices have been adjusted to reflect a 3-for-1 stock split effective in 1997.

LONG-TERM INCENTIVE PLAN

The following table describes performance units awarded to the executive officers of the Company for 1998 under the incentive Plan (as described below) for the Company and affiliated entities. The value of awards under each plan depends primarily on the Company's success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The amounts shown below are the portion of awards under the plan allocated to the Company.

               Long-Term Incentive Plan Awards in Last Fiscal Year

                                                             Performance or                Estimated Future
                                          Number of           Other Period             Payouts under Non-Stock
            Name                            Units             Unit Payout               Price-Based Plans (1)
            ----                          ---------          --------------            -----------------------
Anthony J. Gumbiner(2)                        --                     --                      $       --
William L. Guzzetti                       0.0727                   2003                           8,951
Russell P. Meduna                         0.0727                   2003                           8,951
Cathleen M. Osborn                        0.0545                   2003                           6,710

----------

(1) The amount represents an award under the Incentive Plan. There are no minimum, maximum or target amounts payable under the Incentive Plan. Payments under the awards will be equal to the indicated percentage of Plan net cash flow from certain wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% of the remaining net percent value of estimated future production from the wells allocated to the Plan. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.

(2) In addition, an award of .3818 units, with an estimated future payout of $47,010, was made to HSC Financial, with which Mr. Gumbiner is associated. The payout period ends in 2003.

The Incentive Plan for the Company is intended to provide incentive and motivation to HPI's key employees to increase the oil and gas reserves of the various affiliated entities for which HPI provides services and to enhance those entities' ability to attract, motivate and retain key employees and consultants upon whom, in large measure, those entities' success depends.

Under the Incentive Plan, the Board of Directors of the Company (the "Board") annually determines the portion of the Company's collective interests in the cash flow from certain international projects and from domestic wells drilled, recompleted or enhanced during that year (the "Plan Year") which will be allocated to participants in the plan and the participants will receive payment in the sixth year of an award. The portion allocated to participants in the plan is referred to as the Plan Cash Flow. The Board then determines which key employees and consultants may participate in the plan for the Plan Year and allocates the Plan Cash Flow among the participants. Awards under the plan do not represent any actual ownership interest in the wells. Awards are made in the Board's discretion.

Each award under the Incentive Plan represents the right to receive for five years a specified share of the Plan Cash Flow attributable to certain domestic wells drilled, recompleted or enhanced during the Plan Year. In the sixth year afterward, the participant is paid an amount equal to a specified percentage of the remaining net present value of estimated future production from the wells and the award is terminated. Cash flow from international projects, if any, allocated to the Incentive Plan is paid to participants for a 10-year period, with no buy-out for estimated future production.

The awards for the 1998 Plan Year were made in January 1998. No other awards were made in 1998. For the 1998 Plan Year, the Compensation Committee of Hallwood G.P. determined that the total Plan Cash Flow would be equal to 2.75% of the cash flow of the domestic wells completed, recompleted or enhanced during the Plan Year. Accordingly, the value of awards for each Plan Year depends primarily on the Company's success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The Compensation Committee also determined that the participants' interests in eligible domestic wells for the 1998 Plan Year would be purchased in the sixth year at 80% of the remaining net present value of the wells completed in the Plan Year. The Compensation Committee also determined that the total award would be allocated among key employees primarily on the basis of salary, and, to a lesser extent, on the basis of contribution to HCRC's drilling activity.

DIRECTOR COMPENSATION

Each director of the Company who is not an officer of HCRC or an employee of HPI, is paid an annual fee of $20,000 that is proportionately reduced if the director attends fewer than four regularly scheduled meetings of the Board during the year. During 1998, Messrs. Lubliner, Van Meter and Schrauff were each paid $20,000. In addition, all directors are reimbursed for their expenses in attending meetings of the Board and committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors of HCRC makes compensation decisions for the Company during the first quarter of each year. Mr. Gumbiner is Chief Executive Officer and serves on the compensation committee of Hallwood Group, of which Mr. Troup is President and Mr. Guzzetti is Executive Vice President. Mr. Gumbiner is Chief Executive Officer and a director, and Mr. Guzzetti is President and a director, of Hallwood Realty. During 1998, Mr. Gumbiner and Mr. Guzzetti served on the compensation committee of Hallwood Realty.

The Company participates in a financial consulting agreement between HPI and Hallwood Group, pursuant to which Hallwood Group furnishes consulting and advisory services to HPI, the Company and their affiliates. Under the terms of this agreement, HPI and its affiliates are obligated to pay Hallwood Group $550,000 per year until June 30, 2000. The agreement automatically renews for successive three year terms; either party may terminate the agreement on not less than 30 days written notice prior to the expiration of any three year term. The financial consulting agreement replaced both a previous financial consulting agreement and a compensation agreement with Mr. Gumbiner. Under the terms of the previous financial consulting agreement, HPI and its affiliates were obligated to pay Hallwood Group three annual payments of $300,000 beginning June 30, 1994, and Hallwood group was obligated to furnish consulting and advisory services to HPI and its affiliates through June 30, 1997. In 1997, the consulting services were provided by HSC Financial Corporation, through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. A fee of approximately $241,000 was paid in 1998 and 1997 and $122,000 was paid in 1996, by the Company pursuant to this arrangement. For 1996, Mr. Gumbiner had a compensation agreement with HPI under which the Company was allocated $125,000 in consulting fees. This agreement was terminated effective December 31, 1996.

The Company reimburses Hallwood Group for expenses incurred on behalf of the Company. The Company reimbursed Hallwood Group for approximately $246,000, $232,000 and $234,000 of expenses during 1998, 1997 and 1996, respectively.

ITEM 12 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information, as of March 24, 1999, about any individual, partnership or corporation that is known to Hallwood Consolidated Resources to be the beneficial owner of more than 5% of Hallwood Consolidated Resources Common Stock issued and outstanding and each executive officer and director of Hallwood Consolidated Resources and all executive officers and directors of Hallwood Consolidated Resources as a group.


                                                                  Amount
                                                               Beneficially
               Name                                                Owned                 Percent of Class
               ----                                            ------------              ----------------
Hallwood Energy Partners, L.P. (1)                              1,374,465(5)                      45.7

Heartland Advisors, Inc. (2)                                      476,500(6)                      15.8

Estate of William Baxter Lee, III (3)                             293,800(7)                       9.8

FMR Corp. (4)                                                     241,550(8)                       8.0

Anthony J. Gumbiner                                              1,449,965(9)(10)                 47.0

William L. Guzzetti                                              1,414,215(9)(10)                 46.4

Russell P. Meduna                                                  34,879(10)                      1.2

Cathleen M. Osborn                                                 10,990(10)                        *

Thomas J. Jung                                                      6,360(10)                        *

Brian M. Troup                                                     53,000(10)                      1.7

Jerry A. Lubliner                                                       -                            -

Hamilton P. Schrauff                                                    -                            -

Bill M. Van Meter                                                       -                            -

John R. Isaac, Jr.                                                      -                            -

All directors and executive officers of                         1,594,944(11)                     49.4
HCRC as a group (10 persons)

----------------------

*    Less than 1%

(1) The address of Hallwood Energy Partners is 4582 S. Ulster Street Parkway, Suite 1700, Denver, Colorado 80237.

(2) The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, WI 53202.

(3) The address of the Estate of William Baxter Lee, III, is c/o Glankler Brown, PLLC, 1700 One Commerce Sq., Memphis, TN 38103.

(4)  The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(5) Includes 40,323 shares held by Hallwood Oil and Gas, Inc., a subsidiary of Hallwood Energy Partners. Hallwood Energy Partners has sole voting and investment power with respect to the shares reported. The general partner of Hallwood Energy Partners is HEPGP Ltd., a limited partnership, the general partner of which is Hallwood G.P. The executive officers of Hallwood G.P. and Hallwood Consolidated Resources are the same individuals:
     Anthony J. Gumbiner, William L. Guzzetti, Russell R. Meduna, Cathleen M. Osborn and Thomas J. Jung.

(6) Information is from Amendment No. 6 to the Schedule 13G of Heartland Advisors dated January 26, 1999. The Schedule 13G states that the shares are held in investment advisory accounts of Heartland Advisors, Inc. and that the interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the Common Stock.

(7)  Information is from Schedule 13G filed February 23, 1999.

(8) According to Schedule 13G filed February 12, 1999, Fidelity Management & Research Company is the beneficial owner of the shares and acts as investment adviser to Fidelity Low-Price Stock Fund which owns the shares. Edward C. Johnson 3d, FMR Corp. and Fidelity Low-Price Stock Fund each has sole power to dispose of the shares. The power to vote the shares resides with the Board of Trustees of Fidelity Low-Price Stock Fund.

(9) Includes 1,374,465 shares beneficially owned by Hallwood Energy Partners. Mr. Gumbiner is Chief Executive Officer and Mr. Guzzetti is President and a director of the general partner of the general partner of Hallwood Energy Partners.

(10) The following numbers of shares issuable upon the exercise of currently exercisable options are included in the amounts shown: Mr. Troup, 53,000 shares; Mr. Gumbiner, 75,500 shares; Mr. Guzzetti, 39,750 shares; Mr. Meduna, 34,600 shares; Ms. Osborn, 10,900 shares and Mr. Jung 6,360 shares.

(11) Consists of 1,374,465 shares beneficially owned by Hallwood Energy Partners, currently exercisable options to purchase 220,110 shares and 369 shares owned by directors and executive officers.


ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See Item 8 - Financial Statements and Supplementary Data (Note 5 to the Financial Statements).



                                    PART IV


ITEM 14 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

Financial Statements and Financial Statement Schedules
See Index at Item 8

Reports on Form 8-K
No reports on Form 8-K were filed during the quarter ended December 31, 1998.

EXHIBITS

     (1) 3.1 Restated Certificate of Incorporation of HCRC, as amended through January 21, 1992

     (1) 3.2      Bylaws of HCRC

     (2) 3.3      Amendment to Bylaws of HCRC

     (3) 3.4 Certificate of Amendment of Restated Certificate of Incorporation dated November 9, 1995.

     (7) 3.5 Certificate of Amendment of Restated Certificate of Incorporation, effective August 1, 1997.

     (9) 4.1      Common Stock Purchase Warrant dated December 23, 1997.

     (9) 4.2      Registration Rights Agreement dated as of December 23, 1997.

     (1) 10.1 Agreement of Limited Partnership of Hallwood Consolidated Partners, L.P.(originally, agreement of HCP Acquisition, L.P.)

     (1) 10.5     Management Agreement between Hallwood Petroleum, Inc. and HCRC

     (4) 10.7 Amended and Restated Credit Agreement dated as of March 31, 1995 among HCRC and the Banks listed therein.

     (7) 10.8 Extension of Management Agreement between HCRC and Hallwood Petroleum, Inc. dated May 1, 1997.

*    (4) 10.9     Domestic Incentive Plan between HCRC and Hallwood Petroleum,
                  Inc. dated January 14, 1993.

*    (5) 10.10    1995 Stock Option Plan

*    (5) 10.11    1995 Stock Option Loan Program

     (7) 10.13    Second Amended and Restated Credit Agreement dated as of
                  May 31, 1997.

*    (7) 10.14    1997 Stock Option Plan

*    (8) 10.15    1997 Stock Option Plan Loan Program

     (8) 10.16    Amendment No. 1 to Second Amended and Restated Credit
                  Agreement dated as of October 31, 1997.

     (9) 10.17    Subordinated Note and Warrant Purchase Agreement dated as of
                  December 23, 1997.

     (9) 10.18    Amendment No. 2 to Second Amended and Restated Credit
                  Agreement dated as of December 23, 1997.

*    (10)10.19    Option Letter to Thomas Jung dated May 5, 1998

     (10)10.20 Extension of Management Agreement between Hallwood Petroleum, Inc., and HCRC dated May 5, 1998.

     (11)10.21 Merger and Asset Contribution Agreement By and Among Hallwood Energy Corporation, and HEC Acquisition Partnership, L.P., HEC Acquisition Corp., Hallwood Consolidated Resources Corporation and HEPGP Ltd. dated as of December 15, 1998.

         10.22 Letter Amendment No. 1 to Subordinated Note and Warrant Purchase Agreement.

     (6) 21       Subsidiaries of Registrant

         23.1     Consent of Deloitte & Touche LLP

         23.2     Consent of Deloitte & Touche LLP

         27       Financial Data Schedule

------------------

                  (1) Incorporated by reference to the Registrant's Registration Statement No. 33-45729 on Form S-4 filed on February 14, 1992.

                  (2) Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1992.

                  (3) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

                  (4) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

                  (5) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

                  (6) Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1995.

                  (7) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

                  (8) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

                  (9) Incorporated by reference to the Annual Report of Form 10-K for the year ended December 31, 1997.

                  (10) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

                  (11) Incorporated by reference to Schedule 14A of HCRC dated December 30, 1998.

         *   Designates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION


Date:  March 24, 1999               By: /s/ William L. Guzzetti
       ---------------                  ----------------------
                                            William L. Guzzetti
                                            President and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                                 Capacity                         Date
---------                                 --------                         ----
/s/ Anthony J. Gumbiner            Chairman of the Board and           March 24, 1999
-----------------------------      Director                            -------------------
Anthony J. Gumbiner



/s/ Brian M.Troup                  Director                           March 24, 1999
-----------------------------                                         -------------------
Brian M. Troup



/s/ John R. Isaac, Jr.             Director                           March 24, 1999
-----------------------------                                         -------------------
John R. Isaac, Jr.



/s/ Jerry A. Lubliner              Director                           March 24, 1999
-----------------------------                                         -------------------
Jerry A. Lubliner



/s/ Hamilton P. Schrauff           Director                           March 24, 1999
-----------------------------                                         -------------------
Hamilton P. Schrauff



/s/ Bill M. Van Meter              Director                           March 24, 1999
-----------------------------                                         -------------------
Bill M. Van Meter



/s/ Thomas J. Jung                 Vice President                     March 24, 1999
-----------------------------      Chief Financial Officer            -------------------
Thomas J. Jung                     (Principal Accounting Officer)


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) The Certificate of Incorporation of the Registrant provides that each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether formal or informal, whether of a civil, criminal, administrative or investigative nature (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent permissible under Delaware law, as the same exists or may hereafter exist in the future (but, in the case of any future change, only to the extent that such change permits the Registrant to provide broader indemnification rights than the law permitted prior to such change), against all costs, charges, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

     (b) The Registrant shall pay expenses actually incurred by a director or officer in connection with any proceeding in advance of its final disposition; provided, however, that if Delaware law then requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

     (c) If a claim under paragraph (a) of this Section is not paid in full by the Registrant within 30 days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of the claimant is permissible in the circumstances because the claimant has met the applicable standard of conduct, if any, nor an actual determination by the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met the standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the standard of conduct.

     (d) The Registrant has also adopted provisions in its Certificate of Incorporation that limit the liability of its directors and officers. Under the Certificate of Incorporation, and as permitted the laws of the State of Delaware, a director is not liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty, except for liability for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders;
(ii) acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) the payment of any unlawful dividend, stock purchase or redemption; or (iv) any transaction from which the director derived any improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

        EXHIBIT                                   SEQUENTIAL
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         *2.1            -- Merger and Asset Contribution Agreement, dated December
                            15, 1998, by and among Hallwood Energy Corporation, HEC
                            Acquisition Partnership, HEC Acquisition Corp., Hallwood
                            Energy Partners, L.P., HCRC Acquisition Corp., Hallwood
                            Consolidated Resources Corporation and HEPGP Ltd.,
                            included as Appendix A to the Joint Proxy
                            Statement/Prospectus forming part of this Registration
                            Statement
         *2.2            -- First Amendment to Merger and Asset Contribution
                            Agreement, dated March 9, 1999, by and among Hallwood
                            Energy Corporation, HEC Acquisition Partnership, HEC
                            Acquisition Corp., Hallwood Energy Partners, L.P., HCRC
                            Acquisition Corp., Hallwood Consolidated Resources
                            Corporation and HEPGP Ltd.
         *2.3            -- Second Amendment to Merger and Asset Contribution
                            Agreement, dated April 29, 1999, by and among Hallwood
                            Energy Corporation, HEC Acquisition Partnership, HEC
                            Acquisition Corp., Hallwood Energy Partners, L.P., HCRC
                            Acquisition Corp., Hallwood Consolidated Resources
                            Corporation and HEPGP Ltd.
         *3.1            -- Certificate of Incorporation of Hallwood Energy
                            Corporation
         *3.2            -- Bylaws of Hallwood Energy Corporation
         *4.1            -- Certificate of Designations of the Series A Cumulative
                            Preferred Stock of Hallwood Energy Corporation
         *4.2            -- Form of Certificate of Designations of Series A Junior
                            Participating Preferred Stock of Hallwood Energy
                            Corporation included as Exhibit A to Exhibit 10.1 filed
                            herewith
         *5.1            -- Opinion of Jenkens & Gilchrist, a Professional
                            Corporation
         *8.1            -- Opinion of PriceWaterhouseCoopers LLP
        *10.1            -- Form of Rights Agreement
       +*10.2            -- 1999 Long-Term Incentive Plan of Hallwood Energy
                            Corporation included as Appendix F to the Joint Proxy
                            Statement/Prospectus forming part of this Registration
                            Statement
       +*10.3            -- 1999 Long-Term Incentive Plan Loan Program of Hallwood
                            Energy Corporation
        *10.4            -- Form of Option Cancellation Agreement
        *21              -- Subsidiaries of the Registrant
        *23.1            -- Consent of Deloitte and Touche LLP
        *23.2            -- Consent of Dain Rauscher Wessels
        *23.3            -- Consent of Kirkpatrick Energy Associates
        *23.4            -- Consent of Williamson Petroleum Consultants
        *23.5            -- Consent of Jenkens & Gilchrist, included in Exhibit 5.1
        *23.6            -- Consent of PricewaterhouseCoopers LLP, included in
                            Exhibit 8.1
        *23.7            -- Consent to be named director of Nathan C. Collins
        *23.8            -- Consent to be named director of Jerry A. Lubliner
        *23.9            -- Consent to be named director of John R. Isaac, Jr.
        *23.10           -- Consent to be named director of Rex A. Sebastian
        *23.11           -- Consent to be named director of Brian M. Troup

        EXHIBIT                                   SEQUENTIAL
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        *23.12           -- Consent to be named director of Anthony J. Gumbiner
        *23.13           -- Consent to be named director of Hamilton P. Schrauff
        *23.14           -- Consent to be named director of Hans-Peter Holinger
        *23.15           -- Consent to be named director of Bill M. Van Meter
        *24              -- Power of Attorney, included on signature page
        *99.1            -- Form of Proxy Card of Hallwood Energy Partners, L.P.
        *99.2            -- Form of Proxy Card of Hallwood Consolidated Resources
                            Corporation

---------------

 * Filed herewith.

 + Compensation plan, benefit plan or employment contract or arrangement.

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes:

          (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (5) The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph 3 immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on April 29, 1999.

                                            HALLWOOD ENERGY CORPORATION

                                            By:   /s/ WILLIAM L. GUZZETTI
                                              ----------------------------------
                                                     William L. Guzzetti
                                                President and Chief Operating
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints William L. Guzzetti and Cathleen M. Osborn, his true and lawful attorneys-in-fact, and each of them with full power of substitution, for each of them in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ WILLIAM L. GUZZETTI                 President, Principal Executive    April 29, 1999
-----------------------------------------------------    Officer, Director
                 William L. Guzzetti

                 /s/ THOMAS J. JUNG                    Vice President, Principal         April 29, 1999
-----------------------------------------------------    Financial Officer
                   Thomas J. Jung

                               INDEX TO EXHIBITS

        EXHIBIT                                   SEQUENTIAL
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         *2.1            -- Merger and Asset Contribution Agreement, dated December
                            15, 1998, by and among Hallwood Energy Corporation, HEC
                            Acquisition Partnership, HEC Acquisition Corp., Hallwood
                            Energy Partners, L.P., HCRC Acquisition Corp., Hallwood
                            Consolidated Resources Corporation and HEPGP Ltd.,
                            included as Appendix A to the Joint Proxy
                            Statement/Prospectus forming part of this Registration
                            Statement
         *2.2            -- First Amendment to Merger and Asset Contribution
                            Agreement, dated March 9, 1999, by and among Hallwood
                            Energy Corporation, HEC Acquisition Partnership, HEC
                            Acquisition Corp., Hallwood Energy Partners, L.P., HCRC
                            Acquisition Corp., Hallwood Consolidated Resources
                            Corporation and HEPGP Ltd.
         *2.3            -- Second Amendment to Merger and Asset Contribution
                            Agreement, dated April 29, 1999, by and among Hallwood
                            Energy Corporation, HEC Acquisition Partnership, HEC
                            Acquisition Corp., Hallwood Energy Partners, L.P., HCRC
                            Acquisition Corp., Hallwood Consolidated Resources
                            Corporation and HEPGP Ltd.
         *3.1            -- Certificate of Incorporation of Hallwood Energy
                            Corporation
         *3.2            -- Bylaws of Hallwood Energy Corporation
         *4.1            -- Certificate of Designations of the Series A Cumulative
                            Preferred Stock of Hallwood Energy Corporation
         *4.2            -- Form of Certificate of Designations of Series A Junior
                            Participating Preferred Stock of Hallwood Energy
                            Corporation included as Exhibit A to Exhibit 10.1 filed
                            herewith
         *5.1            -- Opinion of Jenkens & Gilchrist, a Professional
                            Corporation
         *8.1            -- Opinion of PriceWaterhouseCoopers LLP
        *10.1            -- Form of Rights Agreement
       +*10.2            -- 1999 Long-Term Incentive Plan of Hallwood Energy
                            Corporation included as Appendix F to the Joint Proxy
                            Statement/Prospectus forming part of this Registration
                            Statement
       +*10.3            -- 1999 Long-Term Incentive Plan Loan Program of Hallwood
                            Energy Corporation
        *10.4            -- Form of Option Cancellation Agreement
        *21              -- Subsidiaries of the Registrant
        *23.1            -- Consent of Deloitte and Touche LLP
        *23.2            -- Consent of Dain Rauscher Wessels
        *23.3            -- Consent of Kirkpatrick Energy Associates
        *23.4            -- Consent of Williamson Petroleum Consultants
        *23.5            -- Consent of Jenkens & Gilchrist, included in Exhibit 5.1
        *23.6            -- Consent of PricewaterhouseCoopers LLP, included in
                            Exhibit 8.1
        *23.7            -- Consent to be named director of Nathan C. Collins
        *23.8            -- Consent to be named director of Jerry A. Lubliner
        *23.9            -- Consent to be named director of John R. Isaac, Jr.
        *23.10           -- Consent to be named director of Rex A. Sebastian
        *23.11           -- Consent to be named director of Brian M. Troup
        *23.12           -- Consent to be named director of Anthony J. Gumbiner
        *23.13           -- Consent to be named director of Hamilton P. Schrauff
        *23.14           -- Consent to be named director of Hans-Peter Holinger

        EXHIBIT                                   SEQUENTIAL
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        *23.15           -- Consent to be named director of Bill M. Van Meter
        *24              -- Power of Attorney, included on signature page
        *99.1            -- Form of Proxy Card of Hallwood Energy Partners, L.P.
        *99.2            -- Form of Proxy Card of Hallwood Consolidated Resources
                            Corporation

---------------

 * Filed herewith.

 + Compensation plan, benefit plan or employment contract or arrangement.